Exhibit 10.09

NOT SPECIFIED / OTHER

ASSISTANCE AGREEMENT
1. Award No.	2. Modification No.	3. Effective Date	4. CFDA No.
DE-EE0002869		12/28/2009	81.087

5. Awarded To	6. Sponsoring Office	7. Period of Performance
AMYRIS BIOTECHNOLOGIES, INC. Attn: KINKEAD REILING 5885 HOLLIS STREET SUITE 100 EMERYVILLE CA 94608-2059	Golden Field Office U.S. Department of Energy Golden Field Office 1617 Cole Blvd. Golden CO 80401	12/28/2009 through 06/30/2012

8. Type of Agreement	9. Authority	10. Purchase Request or Funding Document No.
☐ Grant ☒ Cooperative Agreement ☐ Other	109-58 energy Policy Act (2005) 111-5 Recovery Act 2009	10EE001851

11. Remittance Address	12. Total Amount	13. Funds Obligated
AMYRIS BIOTECHNOLOGIES, INC. Attn: KINKEAD REILING 5885 HOLLIS STREET SUITE 100 EMERYVILLE CA 94608-2059	Govt. Share: $24,341,409.00 Cost Share : $10,489,762.00 Total : $34,381,171.00	This action : $24,341,409.00 Total : $24,341,409.00

14. Principal Investigator	15. Program Manager	16. Administrator
Todd Pray 510-740-7441	Renae Viki Binstock Phone: 303-275-6020	Golden Field Office U.S. Department of Energy Golden Field Office 1617 Cole Blvd. Golden CO 80401-3393

17. Submit Payment Requests To	18. Paying Office	19. Submit Reports To
OR for Golden U.S. Department of Energy Oak Ridge Financial Service Center P.O. Box 4517 Oak Ridge TN 37831

20. Accounting and Appropriation Data

21. Research Title and/or Description of Project
RECOVERY ACT: SCALE-UP & MOBILIZATION OF RENEWABLE DIESEL & CHEMICAL PRODUCTION FROM COMMON INTERMEDIATE USING US-BASED FERMENTABLE SUGAR FEEDSTOCKS

For the Recipient		For the United States of America
22. Signature of Person Authorized to Sign		25. Signature of Grants/Agreements Officer

/s/ Michael A. Schledorn
23. Name and Title	24. Date Signed	26. Name of Officer	27. Date Signed

		Michael A. Schledorn	12/30/2009

NOT SPECIFIED / OTHER

NOT SPECIFIED / OTHER
CONTINUATION SHEET	REFERENCE NO. OF DOCUMENT BEING CONTINUED	PAGE OF
	DE-EE0002869	2	3

NAME OF OFFEROR OR CONTRACTOR
AMYRIS BIOTECHNOLOGIES, INC.
ITEM NO. (A)	SUPPLIES/SERVICES (B)	QUANTITY (C)	UNIT (D)	UNIT PRICE (E)	AMOUNT (F)

DUNS Number: 185930182

“Electronic signature or signatures as used in this document means a method of signing an electronic message that—

(A) Identifies and authenticates a particular person as the source of the electronic message;

(B) Indicates such person’s approval of the information contained in the electronic message; and,

(C) Submission via FedConnect constitutes electronically signed documents.”

1. This is a conditional award, comprised of this Assistance Agreement and the Special Terms and Conditions. Upon successful completion of negotiations, this award will be modified to lift its conditional status, to revise the Special Terms and Conditions, and to add additional attachments, such as Attachment 1, Intellectual Property Provisions; Attachment 2, Statement of Project Objectives; Attachment 3, Federal Assistance Reporting Requirements; and Attachment 4, Budget Information - Non Construction Program

2. The award was prepared using the proposed budget information in the Recipient’s application. The Special Terms and Conditions, Provision 1 of the award states DOE will not release the funding obligated by this award until the Awardee submits a full application and subsequently requested supplemental information, the Contracting Officer reviews and approves the Awardee’s application and supplemental information, and completion of negotiations. Performance against this award is, therefore, at the Recipient’s own risk, and payments for costs incurred for the Recipient’s project will not be made until completion of negotiations.

3. The administrative office for this award is 03601. The administrative office (administrative contracting activity) code is needed by the recipient for reporting to FederalReporting.gov concerning awards made with funding from the American Recovery and Reinvestment Act of 2009 (ARRA or Recovery Act). Recipients must report to FederalReporting.gov by the 10th day of each quarter.

Continued ...

NOT SPECIFIED / OTHER

NOT SPECIFIED / OTHER
CONTINUATION SHEET	REFERENCE NO. OF DOCUMENT BEING CONTINUED	PAGE OF
	DE-EE0002869/001	3	3

NAME OF OFFEROR OR CONTRACTOR
AMYRIS BIOTECHNOLOGIES, INC.
ITEM NO. (A)	SUPPLIES/SERVICES (B)		QUANTITY (C)	UNIT (D)	UNIT PRICE (E)	AMOUNT (F)

4. A representative of the DOE office will contact the Recipient to request additional and/or revised information needed to supplement and clarify the Recipient’s application, to complete the negotiations of an amended award.

DOE Award Administrator: Brenda Dias

	E-mail:	brenda.dias@go.doe.gov
	Phone:	(303) 275-6043

Recipient Business Officer: Karin Walker
	E-mail:	walker@amyris.com
	Phone:	(510) 597-4734

ASAP: NO Extent competed: COMPETED Davis-Bacon

Act: YES

Delivery Location Code: 03601

Golden Field Office

U.S. Department of Energy

Golden Field Office

1617 Cole Blvd.

Golden CO 80401-3393

Payment:

OR for Golden

U.S. Department of Energy

Oak Ridge Financial Service Center

P.O. Box 4517

Oak Ridge TN 37831

Fund: 05794 Appr Year: 2009 Allottee: 31 Report Entity: 200835 Object Class: 41000 Program: 1004173 Project: 2004000 WFO: 0000000 Local Use: 0000000 TAS Agency: 89 TAS Account: 0331

JULY 2004

NOT SPECIFIED / OTHER

NOT SPECIFIED / OTHER

ASSISTANCE AGREEMENT
1. Award No.	2. Modification No.	3. Effective Date	4. CFDA No.
DE-EE0002869	001	12/28/2009	81.087

5. Awarded To	6. Sponsoring Office	7. Period of Performance
AMYRIS BIOTECHNOLOGIES, INC. Attn: KINKEAD REILING 5885 HOLLIS STREET SUITE 100 EMERYVILLE CA 946082059	Golden Field Office U.S. Department of Energy Golden Field Office 1617 Cole Blvd. Golden CO 80401	12/28/2009 through 04/21/2010

8. Type of Agreement	9. Authority	10. Purchase Request or Funding Document No.
☐ Grant ☒ Cooperative Agreement ☐ Other	109-58 energy Policy Act (2005) 111-5 Recovery Act 2009	10EE003166

11. Remittance Address	12. Total Amount	13. Funds Obligated
AMYRIS BIOTECHNOLOGIES, INC. Attn: KINKEAD REILING SUITE 100 EMERYVILLE CA 946082059	Govt. Share: $24,341,409.00 Cost Share : $10,591,590.00 Total : $34,932,999.00	This action: $0.00 Total : $24,341,409.00

14. Principal Investigator	15. Program Manager	16. Administrator
Neil Renninger Phone: 510-740-7414	Renae Viki Binstock Phone: 303-275-6020	Golden Field Office U.S. Department of Energy Golden Field Office 1617 Cole Blvd. Golden CO 80401-3393

17. Submit Payment Requests To	18. Paying Office	19. Submit Reports To
OR for Golden U.S. Department of Energy Oak Ridge Financial Service Center P.O. Box 4517 Oak Ridge TN 37831	OR for Golden U.S. Department of Energy Oak Ridge Financial Service Center P.O. Box 4517 Oak Ridge TN 37831	See Attachment 3

20. Accounting and Appropriation Data See Schedule

21. Research Title and/or Description of Project
RECOVERY ACT: SCALE-UP & MOBILIZATION OF RENEWABLE DIESEL & CHEMICAL PRODUCTION FROM COMMON INTERMEDIATE USING US-BASED FERMENTABLE SUGAR FEEDSTOCKS

For the Recipient		For the United States of America
22. Signature of Person Authorized to Sign		25. Signature of Grants/Agreements Officer

Signature on File
23. Name and Title	24. Date Signed	26. Name of Officer	27. Date Signed

		Michael A. Schledom	3/26/2010

NOT SPECIFIED / OTHER
CONTINUATION SHEET	REFERENCE NO. OF DOCUMENT BEING CONTINUED	PAGE OF
	DE-EE0002869/001	2	3

NAME OF OFFEROR OR CONTRACTOR
AMYRIS BIOTECHNOLOGIES, INC.
ITEM NO. (A)	SUPPLIES/SERVICES (B)	QUANTITY (C)	UNIT (D)	UNIT PRICE (E)	AMOUNT (F)

DUNS Number: 185930182

The administrative office (administrative contracting activity) for this modification is 03601 from STRIPES.

The administrative office (administrative contracting activity) code is needed by the contractor/recipient for reporting to FederalReporting.gov concerning awards made with funding from the American Recovery and Reinvestment Act of 2009 (ARRA or Recovery Act).

The purposes of this modification are to:

1) delete and replace the Special Terms and Conditions;

2) add the Intellectual Property Provisions, CDSB-1003 (Attachment 1);

3) add the Statement of Project Objectives (Attachment 2);

4) add the Federal Assistance Reporting Checklist and Instructions, DOE F 4600.2 (Attachment 3);

5) add the Budget Information, SF-424A (Attachment 4);

6) add the Requirements For Contingency Funds for Integrated Biorefinery Projects, Appendix (Attachment 5);

7) update the Recipient Contacts as shown below and in Block 14 of this Assistance Agreement; and

8) this modification approved both Budget Period 1 and Budget Period 2 of the project.

All other terms and conditions remain unchanged.

In Block 7 of the Assistance Agreement, the Period of Performance reflects the beginning of the Project Period through the end of the current Budget Period, shown as 12/28/2010 through 4/21/2010. For multiple Budget Periods, see Special Terms and Conditions, Provision 4, “Award Project Period and Budget Periods.”

DOE Award Administrator: Brenda Dias

E-mail: brenda.dias@go.doe.gov

Continued ...

Phone: (303) 275-6043

NOT SPECIFIED / OTHER

NOT SPECIFIED / OTHER
CONTINUATION SHEET		REFERENCE NO. OF DOCUMENT BEING CONTINUED			PAGE OF
		DE-EE0002869/001			3	3
NAME OF OFFEROR OR CONTRACTOR
AMYRIS BIOTECHNOLOGIES, INC.
ITEM NO. (A)	SUPPLIES/SERVICES (B)	QUANTITY (C)	UNIT (D)	UNIT PRICE (E)	AMOUNT (F)

DOE Project Officer: Renae Binstock

E-mail: renae.binstock@go.doe.gov

Phone: (303) 275-6020

Recipient Business Officer: Todd Pray

E-mail: pray@amyris.com

Phone: (510) 740-7441

Recipient Principal Investigator: Neil Renninger

E-mail: renninger@amyris.com

Phone: (510) 740-7414

“Electronic signature or signatures as used in this document means a method of signing an electronic message that —

(A) Identifies and authenticates a particular person as the source of the electronic message;

(B) Indicates such person’s approval of the information contained in the electronic message; and,

(C) Submission via FedConnect constitutes electronically signed documents.”

ASAP: NO Extent Competed: COMPETED Davis-Bacon

Act: YES

				JULY 2004

NOT SPECIFIED / OTHER

DE-EE0002869/001

Attachment 1

CDSB-1003

Intellectual Property Provisions (CDSB-1003)

Cooperative Agreement - Special Data Statute

Research, Development, or Demonstration

Domestic Small Businesses

01. FAR 52.227-1	Authorization and Consent (JUL 1995) – Alternate I (APR 1984)

02. FAR 52.227-2	Notice and Assistance Regarding Patent and Copyright Infringement (AUG 1996)

This clause is not applicable if the award is for less than $100,000, in aggregate

03. 10 CFR 600.325 Appendix A	Rights in Data - Programs Covered Under Special Data Statutes (OCT 2003)

If the contracting officer, in consultation with DOE patent counsel and the DOE program official, determines that delivery of limited rights data or restricted computer software is necessary, Alternates I and II may be inserted into the clause after negotiations with the applicant.

04. FAR 52.227-23	Rights to Proposal Data (Technical) (JUN 1987)

05. 10 CFR 600.325 Appendix A	Patent Rights (Small Business Firms and Nonprofit Organizations (OCT 2003)

NOTE: In reading these provisions, any reference to “contractor” shall mean “recipient,” and any reference to “contract” or “subcontract” shall mean “award” or “subaward.”

01.	FAR 52.227-1 Authorization and Consent (JUL 1995)-Alternate I (APR 1984)

(a)        The Government authorizes and consents to all use and manufacture of any invention described in and covered by a United States patent in the performance of this contract or any subcontract at any tier.

(b)        The Contractor agrees to include, and require inclusion of, this clause, suitably modified to identify the parties, in all subcontracts at any tier for research and development expected to exceed the simplified acquisition threshold; however, omission of this clause from any subcontract, including those at or below the simplified acquisition threshold, does not affect this authorization and consent.

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(End of clause)

02.	FAR 52.227-2 Notice and Assistance Regarding Patent and Copyright Infringement (AUG 1996)

(a)        The Contractor shall report to the Contracting Officer, promptly and in reasonable written detail, each notice or claim of patent or copyright infringement based on the performance of this contract of which the Contractor has knowledge.

(b)        In the event of any claim or suit against the Government on account of any alleged patent or copyright infringement arising out of the performance of this contract or out of the use of any supplies furnished or work or services performed under this contract, the Contractor shall furnish to the Government, when requested by the Contracting Officer, all evidence and information in possession of the Contractor pertaining to such suit or claim. Such evidence and information shall be furnished at the expense of the Government except where the Contractor has agreed to indemnify the Government.

(c)        The Contractor agrees to include, and require inclusion of, this clause in all subcontracts at any tier for supplies or services (including construction and architect-engineer subcontracts and those for material, supplies, models, samples, or design or testing services) expected to exceed the simplified acquisition threshold at FAR 2.101.

(End of clause)

03.    10 CFR 600.325 Appendix A, Rights in Data - Programs Covered Under Special Data Statutes (OCT 2003)

(a)        Definitions

Computer Data Bases, as used in this clause, means a collection of data in a form capable of, and for the purpose of, being stored in, processed, and operated on by a computer. The term does not include computer software.

Computer software, as used in this clause, means (i) computer programs which are data comprising a series of instructions, rules, routines, or statements, regardless of the media in which recorded, that allow or cause a computer to perform a specific operation or series of operations and (ii) data comprising source code listings, design details, algorithms, processes, flow charts, formulae and related material that would enable the computer program to be produced, created or compiled. The term does not include computer data bases.

Data, as used in this clause, means recorded information, regardless of form or the media on which it may be recorded. The term includes technical data and computer software. The term does not include information incidental to administration, such as financial, administrative, cost or pricing or management information.

Form, fit, and function data, as used in this clause, means data relating to items, components, or processes that are sufficient to enable physical and functional interchangeability

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as well as data identifying source, size, configuration, mating and attachment characteristics, functional characteristics, and performance requirements except that for computer software it means data identifying source, functional characteristics, and performance requirements but specifically excludes the source code, algorithm, process, formulae, and flow charts of the software.

Limited rights data, as used in this clause, means data (other than computer software) developed at private expense that embody trade secrets or are commercial or financial and confidential or privileged.

Restricted computer software, as used in this clause, means computer software developed at private expense and that is a trade secret; is commercial or financial and confidential or privileged; or is published copyrighted computer software; including modifications of such computer software.

Protected data, as used in this clause, means technical data or commercial or financial data first produced in the performance of the award which, if it had been obtained from and first produced by a non-federal party, would be a trade secret or commercial or financial information that is privileged or confidential under the meaning of 5 U.S.C. 552(b)(4) and which data is marked as being protected data by a party to the award.

Protected rights, as used in this clause, mean the rights in protected data set forth in the Protected Rights Notice of paragraph (g) of this clause.

Technical data, as used in this clause, means that data which are of a scientific or technical nature. Technical data does not include computer software, but does include manuals and instructional materials and technical data formatted as a computer data base.

Unlimited rights, as used in this clause, means the right of the Government to use, disclose, reproduce, prepare derivative works, distribute copies to the public, and perform publicly and display publicly, in any manner and for any purpose whatsoever, and to have or permit others to do so.

(b)	Allocation of Rights

(1)        Except as provided in paragraph (c) of this clause regarding copyright, the Government shall have unlimited rights in—

(i)        Data specifically identified in this agreement as data to be delivered without restriction;

(ii)       Form, fit, and function data delivered under this agreement;

(iii)      Data delivered under this agreement (except for restricted computer software) that constitute manuals or instructional and training material for installation, operation, or routine maintenance and repair of items, components, or processes delivered or furnished for use under this agreement; and

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(iv)      All other data delivered under this agreement unless provided otherwise for protected data in accordance with paragraph (g) of this clause or for limited rights data or restricted computer software in accordance with paragraph (h) of this clause.

(2)        The Recipient shall have the right to—

(i)        Protect rights in protected data delivered under this agreement in the manner and to the extent provided in paragraph (g) of this clause;

(ii)       Withhold from delivery those data which are limited rights data or restricted computer software to the extent provided in paragraph (h) of this clause;

(iii)      Substantiate use of, add, or correct protected rights or copyrights notices and to take other appropriate action, in accordance with paragraph (e) of this clause; and

(iv)      Establish claim to copyright subsisting in data first produced in the performance of this agreement to the extent provided in subparagraph (c)(1) of this clause.

(c)	Copyright

(1)        Data first produced in the performance of this agreement. Except as otherwise specifically provided in this agreement, the Recipient may establish, without the prior approval of the Contracting Officer, claim to copyright subsisting in any data first produced in the performance of this agreement. If claim to copyright is made, the Recipient shall affix the applicable copyright notice of 17 U.S.C. 401 or 402 and acknowledgment of Government sponsorship (including agreement number) to the data when such data are delivered to the Government, as well as when the data are published or deposited for registration as a published work in the U.S. Copyright Office. For such copyrighted data, including computer software, the Recipient grants to the Government, and others acting on its behalf, a paid-up nonexclusive, irrevocable, worldwide license to reproduce, prepare derivative works, distribute copies to the public, and perform publicly and display publicly, by or on behalf of the Government, for all such data.

(2)        Data not first produced in the performance of this agreement. The Recipient shall not, without prior written permission of the Contracting Officer, incorporate in data delivered under this agreement any data that are not first produced in the performance of this agreement and that contain the copyright notice of 17 U.S.C. 401 or 402, unless the Recipient identifies such data and grants to the Government, or acquires on its behalf, a license of the same scope as set forth in subparagraph (c)(1) of this clause; provided, however, that if such data are computer software, the Government shall acquire a copyright license as set forth in subparagraph (h)(3) of this clause if included in this agreement or as otherwise may be provided in a collateral agreement incorporated or made a part of this agreement.

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(3)        Removal of copyright notices. The Government agrees not to remove any copyright notices placed on data pursuant to this paragraph (c), and to include such notices on all reproductions of the data.

(d)	Release, Publication and Use of Data

(1)        The Recipient shall have the right to use, release to others, reproduce, distribute, or publish any data first produced or specifically used by the Recipient in the performance of this contract, except to the extent such data may be subject to the Federal export control or national security laws or regulations, or unless otherwise provided in this paragraph of this clause or expressly set forth in this contract.

(2)        The Recipient agrees that to the extent it receives or is given access to data necessary for the performance of this agreement which contain restrictive markings, the Recipient shall treat the data in accordance with such markings unless otherwise specifically authorized in writing by the Contracting Officer.

(e)	Unauthorized Marking of Data

(1)        Notwithstanding any other provisions of this agreement concerning inspection or acceptance, if any data delivered under this agreement bears any restrictive or limiting markings or notices not authorized by this agreement, the Contracting Officer may at any time either return the data to the Recipient or cancel or ignore the markings. However, the following procedures shall apply prior to canceling or ignoring the markings.

(i)        The Contracting Officer shall make written inquiry to the Recipient affording the Recipient 30 days from receipt of the inquiry to provide written justification to substantiate the propriety of the markings;

(ii)       If the Recipient fails to respond or fails to provide written justification to substantiate the propriety of the markings within the 30-day period (or a longer time not exceeding 90 days approval in writing by the Contracting Officer for good cause shown), the Government shall have the right to cancel or ignore the markings at any time after said period and the data will no longer be made subject to any disclosure prohibitions.

(iii)      If the Recipient provides written justification to substantiate the propriety of the markings within the period set in subdivision (e)(1)(i) of this clause, the Contracting Officer shall consider such written justification and determine whether or not the markings are to be cancelled or ignored. If the Contracting Officer determines that the markings are authorized, the Recipient shall be so notified in writing. If the Contracting Officer determines, with concurrence of the head of the contracting activity, that the markings are not authorized, the Contracting Officer shall furnish the Recipient a written determination, which determination shall become the final agency decision regarding the appropriateness of the markings unless the Recipient files suit in a court of competent jurisdiction within 90 days of receipt of the Contracting

5

Officer’s decision. The Government shall continue to abide by the markings under this subdivision (e)(1)(iii) until final resolution of the matter either by the Contracting Officer’s determination become final (in which instance the Government shall thereafter have the right to cancel or ignore the markings at any time and the data will no longer be made subject to any disclosure prohibitions), or by final disposition of the matter by court decision if suit is filed.

(2)        The time limits in the procedures set forth in subparagraph (e)(1) of this clause may be modified in accordance with agency regulations implementing the Freedom of Information Act (5 U.S.C. 552) if necessary to respond to a request thereunder.

(f)	Omitted or Incorrect Markings

(1)        Data delivered to the Government, without any restrictive or limiting markings or notices authorized by this agreement, shall be deemed to have been furnished with unlimited rights, and the Government assumes no liability for the disclosure, use, or reproduction of such data. However, to the extent the data has not been disclosed without restriction outside the Government, the Recipient may request, within 6 months (or a longer time approved by the Contracting Officer for good cause shown) after delivery of such data, permission to have notices placed on qualifying data at the Recipient’s expense, and the Contracting Officer may agree to do so if the Recipient—

(i)        Identifies the data to which the omitted notice is to be applied;

(ii)       Demonstrates that the omission of the notice was inadvertent;

(iii)      Establishes that the use of the proposed notice is authorized; and

(iv)      Acknowledges that the Government has no liability with respect to the disclosure, use, or reproduction of any such data made prior to the addition of the notice or resulting from the omission of the notice.

(2)        The Contracting Officer may also:

(i)        Permit correction at the Recipient’s expense of incorrect notices if the Recipient identifies the data on which correction of the notice is to be made, and demonstrates that the correct notice is authorized; or

(ii)       Correct any incorrect notices.

(g)	Rights to Protected Data:

(1)        The Recipient may, with the concurrence of DOE, claim and mark as protected data, any data first produced in the performance of this award that would have been treated as a trade secret if developed at private expense. Any such claimed “Protected Data” will be clearly marked with the following Protected Rights Notice, and

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will be treated in accordance with such Notice, subject to the provisions of paragraphs (e) and (f) of this clause.

PROTECTED RIGHTS NOTICE

These protected data were produced under Agreement No. DE-EE0002869 with the U.S. Department of Energy and may not be published, disseminated, or disclosed to others outside the Government until unless express written authorization is obtained from the recipient. Upon expiration of the period of protection set forth in this Notice, the Government shall have unlimited rights in this data. This Notice shall be marked on any reproduction of this data, in whole or in part. (End of notice).

(2)        Any such marked Protected Data may be disclosed under obligations of confidentiality for the following purposes:

(a)        For internal DOE evaluation and planning purposes under the restriction that the Protected Data be retained in confidence and not be further disclosed; or

(b)        To DOE staff members or authorized DOE contractors or subcontractors performing work under the Government’s program under the restriction that the Protected Data be retained in confidence and not be further disclosed.

(3)        The obligations of confidentiality and restrictions on publication and dissemination shall end for any Protected Data:

(a)        At the end of the protected period;

(b)        If the data become publicly known or available from other sources without a breach of the obligation of confidentiality with respect to the Protected Data;

(c)        If the same data are independently developed by someone who did not have access to the Protected Data and such data are made available without obligations of confidentiality; or

(d)        If the Recipient disseminates or authorizes another to disseminate such data without obligations of confidentiality.

(4)        However, the Recipient agrees that the following types of data are not considered to be protected and shall be provided to the Government when required by this award without any claim that the data are Protected Data: General test results and data that demonstrate progress toward meeting DOE’s technical goals to design, construct, build, and operate a demonstration- or pilot-scale integrated biorefinery employing lignocellulosic or algal feedstocks, and in certain special cases starch feedstocks, for the production of (i) liquid transportation fuels, (ii) biobased chemicals, products or co-products, or (iii) substitutes for petroleum-based feedstocks and products. These results and data will be made available to the public and included in the final project report, and in other reports and presentations, as appropriate. The parties agree that notwithstanding the data enumerated above, nothing precludes the Government from

7

seeking delivery of additional data in accordance with this award, or from making publicly available additional nonprotected data, nor does the preceding enumerated data constitute any admission by the Government that technical data not so enumerated are Protected Data. The general data described above shall not include the following types of data, which Recipient intends, without limitation, to claim and mark as Protected Data:

(a)        Process Flow Diagrams

(b)        Mass & Energy Balances

(c)        Process Performance Parameters and Costs by Unit Operation, including the quality of the data used for those performance parameters, (e.g., scale, replication, degree of integration, range of values, etc.)

(d)        Capital Cost Estimate and Basis thereof: e.g. factored, vendor quotes, actual purchase prices, etc.

(e)        Pro Forma with best reproducible results to date with all assumptions listed and the basis/rationale behind all pro forma input parameters explained, including but not necessarily limited to:

(i)        Production cost parameters: e.g. consumables, utilities, labor, etc.

(ii)       Water consumption requirements and costs

(iii)      Waste disposal requirements and costs

(f)        Any additional financial and technical project information necessary and sufficient to validate the current and actual conversion costs associated with the facility or system as constructed and projected to be operated for converting lignocellulosic or algal feedstocks, and in certain special cases starch feedstocks, into (i) liquid transportation fuels, or (ii) biobased chemicals, products or co-products, or (iii) substitutes for petroleum-based feedstocks and products.

(g)        Technical results based on data collected, to enable the analysis, assessment and evaluation of other areas of interest, including but not necessarily limited to life cycle assessments, green house gas emissions, and sustainability metrics.

(5)        The Government’s sole obligation with respect to any protected data shall be as set forth in this paragraph (g).

(h)        Protection of Limited Rights Data

(1)        When data other than that listed in subparagraphs (b)(1)(i), (ii), and (iii) of this clause are specified to be delivered under this agreement and such data qualify as either limited rights data or restricted computer software, the Recipient, if the Recipient desires to continue protection of such data, shall withhold such data and not furnish them to the Government under this agreement. As a condition to this withholding the

8

Recipient shall identify the data being withheld and furnish form, fit, and function data in lieu thereof.

(2)        Notwithstanding subparagraph (h)(1) of this clause, the agreement may identify and specify the delivery of limited rights data, or the Contracting Officer may require by written request the delivery of limited rights data that has been withheld or would otherwise be withholdable. If delivery of such data is so required, the Recipient may affix the following “Limited Rights Notice” to the data and the Government will thereafter treat the data, in accordance with such Notice:

LIMITED RIGHTS NOTICE

(a)        These data are submitted with limited rights under Government Agreement No. DE-EE0002869 (and subaward/contract No.             , if appropriate). These data may be reproduced and used by the Government with the express limitation that they will not, without written permission of the Recipient, be used for purposes of manufacture nor disclosed outside the Government; except that the Government may disclose these data outside the Government for the following purposes, if any, provided that the Government makes such disclosure subject to prohibition against further use and disclosure:

(1)        Use (except for manufacture) by Federal support services contractors within the scope of their contracts;

(2)        These “limited rights data” may be disclosed for evaluation purposes under the restriction that the “limited rights data” be retained in confidence and not be further disclosed;

(3)        These “limited rights data” may be disclosed to other contractors participating in the Government’s program, of which this Recipient is a part, for information or use (except for manufacture) in connection with the work performed under their awards, and under the restriction that the “limited rights data” be retained in confidence and not be further disclosed;

(4)        These “limited rights data” may be used by the Government or others on its behalf for emergency repair or overhaul work under the restriction that the “limited rights data” be retained in confidence and not be further disclosed; and

(5)        Release to a foreign government, or instrumentality thereof, as the interests of the United States Government may require, for information or evaluation, or for emergency repair or overhaul work by such government.

(b)        This Notice shall be marked on any reproduction of these data, in whole or in part.

(End of notice)

(i) Subaward/Contract

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The Recipient has the responsibility to obtain from its subrecipients/contractors all data and rights therein necessary to fulfill the Recipient’s obligations to the Government under this agreement. If a subrecipient/contractor refuses to accept terms affording the Government such rights, the Recipient shall promptly bring such refusal to the attention of the Contracting Officer and not proceed with subaward/contract award without further authorization.

(j)        Additional Data Requirements

In addition to the data specified elsewhere in this agreement to be delivered, the Contracting Officer may, at anytime during agreement performance or within a period of 3 years after acceptance of all items to be delivered under this agreement, order any data first produced or specifically used in the performance of this agreement. This clause is applicable to all data ordered under this subparagraph. Nothing contained in this subparagraph shall require the Recipient to deliver any data the withholding of which is authorized by this clause or data which are specifically identified in this agreement as not subject to this clause. When data are to be delivered under this subparagraph, the Recipient will be compensated for converting the data into the prescribed form, for reproduction, and for delivery.

(k)       The Recipient agrees, except as may be otherwise specified in this agreement for specific data items listed as not subject to this paragraph, that the Contracting Officer or an authorized representative may, up to 3 years after acceptance of all items to be delivered under this contract, inspect at the Recipient’s facility any data withheld pursuant to paragraph (h) of this clause, for purposes of verifying the Recipient’s assertion pertaining to the limited rights or restricted rights status of the data or for evaluating work performance. Where the Recipient whose data are to be inspected demonstrates to the Contracting Officer that there would be a possible conflict of interest if the inspection were made by a particular representative, the Contracting Officer shall designate an alternate inspector.

(End of clause)

04.	FAR 52.227-23 Rights to Proposal Data (Technical) (JUN 1987)

Except for data contained on pages 1-15 of the Project Narrative, it is agreed that as a condition of award of this contract, and notwithstanding the conditions of any notice appearing thereon, the Government shall have unlimited rights (as defined in the “Rights in Data—General” clause contained in this contract) in and to the technical data contained in the proposal dated June 30, 2009, upon which this contract is based.

05.    10 CFR 600.325 Appendix A, Patent Rights (Small Business Firms and Nonprofit Organizations) (OCT 2003)

(a)        Definitions

Invention means any invention or discovery which is or may be patentable or otherwise protectable under title 35 of the United States Code, or any novel variety of plant which is or may be protected under the Plant Variety Protection Act (7 U.S.C. 2321 et seq.).

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Made when used in relation to any invention means the conception or first actual reduction to practice of such invention.

Nonprofit organization means a university or other institution of higher education or an organization of the type described in section 501(c)(3) of the Internal Revenue Code of 1954 (26 U.S.C. 501(c)) and exempt from taxation under section 501(a) of the Internal Revenue Code (26 U.S.C. 501(a)) or any nonprofit scientific or educational organization qualified under a State nonprofit organization statute.

Practical application means to manufacture in the case of a composition or product, to practice in the case of a process or method, or to operate in the case of a machine or system; and, in each case, under such conditions as to establish that the invention is being utilized and that its benefits are to the extent permitted by law or Government regulations available to the public on reasonable terms.

Small business firm means a small business concern as defined at section 2 of Public Law 85-536 (16 U.S.C. 632) and implementing regulations of the Administrator of the Small Business Administration. For the purpose of this clause, the size standards for small business concerns involved in Government procurement and subcontracting at 13 CFR 121.3 through 121.8 and 13 CFR 121.3 through 121.12, respectively, will be used.

Subject invention means any invention of the Recipient conceived or first actually reduced to practice in the performance of work under this award, provided that in the case of a variety of plant, the date of determination (as defined in section 41(d) of the Plant Variety Protection Act, 7 U.S.C. 2401(d) must also occur during the period of award performance.

(b)        Allocation of Principal Rights

The Recipient may retain the entire right, title, and interest throughout the world to each subject invention subject to the provisions of this Patent Rights clause and 35 U.S.C. 203. With respect to any subject invention in which the Recipient retains title, the Federal Government shall have a non-exclusive, nontransferable, irrevocable, paid-up license to practice or have practiced for or on behalf of the U.S. the subject invention throughout the world.

(c)        Invention Disclosure, Election of Title and Filing of Patent Applications by Recipient

(1)        The Recipient will disclose each subject invention to DOE within two months after the inventor discloses it in writing to Recipient personnel responsible for the administration of patent matters. The disclosure to DOE shall be in the form of a written report and shall identify the award under which the invention was made and the inventor(s). It shall be sufficiently complete in technical detail to convey a clear understanding to the extent known at the time of disclosure, of the nature, purpose, operation, and the physical, chemical, biological or electrical characteristics of the invention. The disclosure shall also identify any publication, on sale or public use of the invention and whether a manuscript describing the invention has been submitted for publication and, if so, whether it has been accepted for publication at the time of disclosure. In addition, after disclosure to DOE, the Recipient will promptly notify DOE

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of the acceptance of any manuscript describing the invention for publication or of any on sale or public use planned by the Recipient.

(2)        The Recipient will elect in writing whether or not to retain title to any such invention by notifying DOE within two years of disclosure to DOE. However, in any case where publication, on sale, or public use has initiated the one year statutory period wherein valid patent protection can still be obtained in the U.S., the period for election of title may be shortened by the agency to a date that is no more than 60 days prior to the end of the statutory period.

(3)        The Recipient will file its initial patent application on an invention to which it elects to retain title within one year after election of title or, if earlier, prior to the end of any statutory period wherein valid patent protection can be obtained in the U.S. after a publication, on sale, or public use. The Recipient will file patent applications in additional countries or international patent offices within either ten months of the corresponding initial patent application, or six months from the date when permission is granted by the Commissioner of Patents and Trademarks to file foreign patent applications when such filing has been prohibited by a Secrecy Order.

(4)        Requests for extension of the time for disclosure to DOE, election, and filing under subparagraphs (c)(1), (2), and (3) of this clause may, at the discretion of DOE, be granted.

(d)        Conditions When the Government May Obtain Title

The Recipient will convey to DOE, upon written request, title to any subject invention:

(1)        If the Recipient fails to disclose or elect the subject invention within the times specified in paragraph (c) of this patent rights clause, or elects not to retain title; provided that DOE may only request title within 60 days after learning of the failure of the Recipient to disclose or elect within the specified times;

(2)        In those countries in which the Recipient fails to file patent applications within the times specified in paragraph (c) of this Patent Rights clause; provided, however, that if the Recipient has filed a patent application in a country after the times specified in paragraph (c) of this Patent Rights clause, but prior to its receipt of the written request of DOE, the Recipient shall continue to retain title in that country; or

(3)        In any country in which the Recipient decides not to continue the prosecution of any application for, to pay the maintenance fees on, or defend in a reexamination or opposition proceeding on, a patent on a subject invention.

(e)        Minimum Rights to Recipient and Protection of the Recipient Right to File

(1)        The Recipient will retain a non-exclusive royalty-free license throughout the world in each subject invention to which the Government obtains title, except if the Recipient fails to disclose the subject invention within the times specified in paragraph (c) of this Patent Rights clause. The Recipient’s license extends to its

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domestic subsidiaries and affiliates, if any, within the corporate structure of which the Recipient is a party and includes the right to grant sublicenses of the same scope of the extent the Recipient was legally obligated to do so at the time the award was awarded. The license is transferable only with the approval of DOE except when transferred to the successor of that part of the Recipient’s business to which the invention pertains.

(2)        The Recipient’s domestic license may be revoked or modified by DOE to the extent necessary to achieve expeditious practical application of the subject invention pursuant to an application for an exclusive license submitted in accordance with applicable provisions at 37 CFR part 404 and the agency’s licensing regulation, if any. This license will not be revoked in that field of use or the geographical areas in which the Recipient has achieved practical application and continues to make the benefits of the invention reasonably accessible to the public. The license in any foreign country may be revoked or modified at discretion of the funding Federal agency to the extent the Recipient, its licensees, or its domestic subsidiaries or affiliates have failed to achieve practical application in that foreign country.

(3)        Before revocation or modification of the license, the funding Federal agency will furnish the Recipient a written notice of its intention to revoke or modify the license, and the Recipient will be allowed thirty days (or such other time as may be authorized by DOE for good cause shown by the Recipient) after the notice to show cause why the license should not be revoked or modified. The Recipient has the right to appeal, in accordance with applicable regulations in 37 CFR part 404 and the agency’s licensing regulations, if any, concerning the licensing of Government-owned inventions, any decision concerning the revocation or modification of its license.

(f)        Recipient Action to Protect Government’s Interest

(1)        The Recipient agrees to execute or to have executed and promptly deliver to DOE all instruments necessary to:

(i)        Establish or confirm the rights the Government has throughout the world in those subject inventions for which the Recipient retains title; and

(ii)        Convey title to DOE when requested under paragraph (d) of this Patent Rights clause, and to enable the government to obtain patent protection throughout the world in that subject invention.

(2)        The Recipient agrees to require, by written agreement, its employees, other than clerical and non-technical employees, to disclose promptly in writing to personnel identified as responsible for the administration of patent matters and in a format suggested by the Recipient each subject invention made under this award in order that the Recipient can comply with the disclosure provisions of paragraph (c) of this Patent Rights clause, and to execute all papers necessary to file patent applications on subject inventions and to establish the Government’s rights in the subject inventions. The disclosure format should require, as a minimum, the information requested by paragraph (c)(1) of this Patent Rights clause. The Recipient shall instruct such

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employees through the employee agreements or other suitable educational programs on the importance of reporting inventions in sufficient time to permit the filing of patent applications prior to U.S. or foreign statutory bars.

(3)        The Recipient will notify DOE of any decision not to continue prosecution of a patent application, pay maintenance fees, or defend in a reexamination or opposition proceeding on a patent, in any country, not less than 30 days before the expiration of the response period required by the relevant patent office.

(4)        The Recipient agrees to include, within the specification of any U.S. patent application and any patent issuing thereon covering a subject invention, the following statement: “This invention was made with Government support under (identify the award) awarded by (identify DOE). The Government has certain rights in this invention.”

(g)        Subaward/Contract

(1)        The Recipient will include this Patent Rights clause, suitably modified to identify the parties, in all subawards/contracts, regardless of tier, for experimental, developmental or research work to be performed by a small business firm or nonprofit organization. The subrecipient/contractor will retain all rights provided for the Recipient in this Patent Rights clause, and the Recipient will not, as part of the consideration for awarding the subcontract, obtain rights in the subcontractors’ subject inventions.

(2)        The Recipient will include in all other subawards/contracts, regardless of tier, for experimental, developmental or research work, the patent rights clause required by 10 CFR 600.325(c).

(3)        In the case of subawards/contracts at any tier, DOE, the Recipient, and the subrecipient/contractor agree that the mutual obligations of the parties created by this clause constitute a contract between the subrecipient/contractor and DOE with respect to those matters covered by the clause.

(h)        Reporting on Utilization of Subject Inventions

The Recipient agrees to submit on request periodic reports no more frequently than annually on the utilization of a subject invention or on efforts at obtaining such utilization that are being made by the Recipient or its licensees or assignees. Such reports shall include information regarding the status of development, date of first commercial sale or use, gross royalties received by the Recipient and such other data and information as DOE may reasonably specify. The Recipient also agrees to provide additional reports in connection with any march-in proceeding undertaken by DOE in accordance with paragraph (j) of this Patent Rights clause. As required by 35 U.S.C. 202(c)(5), DOE agrees it will not disclose such information to persons outside the Government without the permission of the Recipient.

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(i)        Preference for United States Industry.

Notwithstanding any other provision of this Patent Rights clause, the Recipient agrees that neither it nor any assignee will grant to any person the exclusive right to use or sell any subject invention in the U.S. unless such person agrees that any products embodying the subject invention or produced through the use of the subject invention will be manufactured substantially in the U.S. However, in individual cases, the requirement for such an agreement may be waived by DOE upon a showing by the Recipient or its assignee that reasonable but unsuccessful efforts have been made to grant licenses on similar terms to potential licensees that would be likely to manufacture substantially in the U.S. or that under the circumstances domestic manufacture is not commercially feasible.

(j)        March-in-Rights

The Recipient agrees that with respect to any subject invention in which it has acquired title, DOE has the right in accordance with procedures at 37 CFR 401.6 and any supplemental regulations of the Agency to require the Recipient, an assignee or exclusive licensee of a subject invention to grant a non-exclusive, partially exclusive, or exclusive license in any field of use to a responsible applicant or applicants, upon terms that are reasonable under the circumstances and if the Recipient, assignee, or exclusive licensee refuses such a request, DOE has the right to grant such a license itself if DOE determines that:

(1)        Such action is necessary because the Recipient or assignee has not taken or is not expected to take within a reasonable time, effective steps to achieve practical application of the subject invention in such field of use;

(2)        Such action is necessary to alleviate health or safety needs which are not reasonably satisfied by the Recipient, assignee, or their licensees;

(3)        Such action is necessary to meet requirements for public use specified by Federal regulations and such requirements are not reasonably satisfied by the Recipient, assignee, or licensee; or

(4)        Such action is necessary because the agreement required by paragraph (i) of this Patent Rights clause has not been obtained or waived or because a licensee of the exclusive right to use or sell any subject invention in the U.S. is in breach of such agreement.

(k)        Special Provisions for Awards with Nonprofit Organizations

If the Recipient is a nonprofit organization, it agrees that:

(1)        Rights to a subject invention in the U.S. may not be assigned without the approval of DOE, except where such assignment is made to an organization which has as one of its primary functions the management of inventions, provided that such assignee will be subject to the same provisions as the Recipient;

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(2)        The Recipient will share royalties collected on a subject invention with the inventor, including Federal employee co-inventors (when DOE deems it appropriate) when the subject invention is assigned in accordance with 35 U.S.C. 202(e) and 37 CFR 401.10;

(3)        The balance of any royalties or income earned by the Recipient with respect to subject inventions, after payment of expenses (including payments to inventors) incidental to the administration of subject inventions, will be utilized for the support of scientific or engineering research or education; and

(4)        It will make efforts that are reasonable under the circumstances to attract licensees of subject inventions that are small business firms and that it will give preference to a small business firm if the Recipient determines that the small business firm has a plan or proposal for marketing the invention which, if executed, is equally likely to bring the invention to practical application as any plans or proposals from applicants that are not small business firms; provided that the Recipient is also satisfied that the small business firm has the capability and resources to carry out its plan or proposal.

The decision whether to give a preference in any specific case will be at the discretion of the Recipient. However, the Recipient agrees that the Secretary of Commerce may review the Recipient’s licensing program and decisions regarding small business applicants, and the Recipient will negotiate changes to its licensing policies, procedures or practices with the Secretary when the Secretary’s review discloses that the Recipient could take reasonable steps to implement more effectively the requirements of this paragraph (k)(4).

(l)        Communications

All communications required by this Patent Rights clause should be sent to the DOE Patent Counsel address listed in the Award Document.

(m)      Electronic Filing

Unless otherwise Specified in the award, the information identified in paragraphs (f)(2) and (f)(3) may be electronically filed.

[End of clause]

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DE-EE0002869/001

Attachment 2

STATEMENT OF PROJECT OBJECTIVES

Amyris Biotechnologies, Inc.

Recovery Act: Scale-up and Mobilization of Renewable Diesel and Chemical Production from Common

Intermediate using US-based Fermentable Sugar Feedstocks

A.    PROJECT OBJECTIVES

The Amyris pilot-scale Integrated Biorefinery (IBR) will leverage and upgrade Amyris’s existing Emeryville, California pilot plant and support labs to develop US-based production capabilities for No Compromise® renewable diesel fuel and petrochemical substitutes such as lubricants and polymers. These products will be derived semi-synthetically from high-impact biomass feedstocks via microbial fermentation to the same 15-carbon isoprenoid intermediate and subsequent chemical finishing. In particular, Amyris will adapt its current sugarcane juice-based processes to instead utilize sweet sorghum juice and lignocellulosic sugars as a domestic feedstock alternative. To this end, the Amyris IBR team will prepare standard operating procedures (SOPs) for diesel and chemical manufacturing from sweet sorghum, and potentially other high-impact feedstocks, at pilot scale. This will enable robust ongoing techno-economic analysis (TEA), regulatory approvals, and a conceptual design for demonstration- and commercial-scale manufacturing facilities at project closure.

B.    PROJECT SCOPE

The primary product of the Amyris IBR is Amyris Renewable Diesel. Secondary products will include lubricants, polymers and other petro-chemical substitutes. Amyris and its project partners will execute on a rapid project to integrate and leverage their collective expertise to enable the conversion of high-impact biomass feedstocks to these advanced, infrastructure-compatible products. Amyris will perform large scale contract manufacturing for process and product testing to support regulatory and end-user acceptance for domestic production and utilization. Amyris will double the fermentation capacity at its pilot plant and add significant functionality to enable more flexible sugar-stream handling and product finishing unit operations.

For Amyris’s IBR project the key feedstock focus will be the utilization of sweet sorghum in collaboration with project partners. The team will plant and harvest sweet sorghum within existing agricultural footprints, concentrate juice to syrup and ship syrup to Amyris and bagasse to Amyris’s pretreatment partner. Sweet sorghum bagasse pretreatment conditions will be developed first at lab scale and then at pilot scale, based on feedback from Amyris regarding fermentation performance using different bagasse-derived sugar streams. Other lignocellulosic sugar streams are options as well, either as risk mitigation for sweet sorghum or as feedstock alternatives once sweet sorghum has been validated. Continuing to use its defined media and cane juice-based fermentation processing as reference points, Amyris will optimize sweet sorghum juice- and lignocellulosic sugar-based C15 production in its pilot plant and support labs using its suite of C6 sugar-utilizing Saccharomyces cerevisiae yeast strains. For downstream integration with product finishing and to utilize unfermented C5 sugars from bagasse, fermentation effluent vinasse will be treated by anaerobic digestion for biogas production.

DE-EE0002869/001

Attachment 2

Biogas cleanup procedures will be developed and modeled for production of highly pure methane for conversion to hydrogen – a key component for Amyris product finishing – via steam-methane reformation.

Development of alternative products, in addition to diesel, is a core focus of the Amyris IBR project, with both scale-up efforts relying on a robust TEA. Amyris will leverage a variety of vendors with expertise in large-scale production and fuel and chemical product testing to support product acceptance objectives. Supplementing existing product approvals from 20% Amyris Diesel to higher blend percentages and additional products is a focus area. Finally, readying Amyris from a regulatory standpoint for domestic manufacturing will be a component of this IBR project.

C.     TASKS TO BE PERFORMED

Task A.0  Amyris Pilot Plant Upgrades and Operations

Unit operation upgrades and capacity augmentation for both fermentation and chemical processing at Amyris’s existing Emeryville pilot plant form a core component of this IBR project. During the two budget periods of the project Amyris will leverage its experience in pilot plant design, construction and operation to rapidly execute with minimal incremental permitting required. In particular, Amyris anticipates little or no downtime of ongoing pilot operations during upgrade design and installation.

Subtask A.1  Amyris pilot plant upgrade design and approvals (Budget period 1 (BP1))

Amyris has scoped initial facility design and will rapidly move to complete this effort. Equipment has already been selected and a general contractor has been engaged. Working with the Department of Energy (DOE) Amyris will adapt a risk management plan from the original construction and initial startup of the pilot plant in 2008 and ensure that necessary permitting is completed.

During the design phase Amyris’ pilot plant will continue to operate with current capacity using defined media and real-world feedstocks, such as cane syrup, in order to prototype and develop standard operating procedures (SOPs) and performance metrics for adaptation to sorghum utilization.

Subtask A.2  Amyris pilot plant upgrade installation (BP2)

This subtask will include construction and installation activities. Fermentors have the longest lead time and will most likely require nine months for delivery. Other unit operations for downstream processing and upstream feedstock handling will be installed earlier and as delivered pending construction completion in relevant process areas.

Amyris’s pilot plant will begin handling sweet sorghum-derived feedstreams from a contractor to develop early benchmark data and validate performance targets. During the course of upgrading the pilot plant facility, Amyris will continue ongoing operations and prototyping with defined media and cane-derived feedstreams to simulate and facilitate conversion of sorghum sugars to finished products. This will be accomplished using Amyris’s existing pilot plant capacity and by integrating with additional unit operations as they come online.

2

DE-EE0002869/001

Attachment 2

Subtask A.3  Post-upgrade Amyris pilot plant operations (BP2)

Following installation and commissioning of pilot plant upgrades, Amyris will operate the pilot plant to produce comprehensive technical, operating and financial data facilitating conceptual design of a demonstration or commercial scale facility acceptable to DOE.

In addition to developing sweet sorghum pilot scale data, this operations phase will include continuing work with simulated sorghum juice (defined media) and cane-derived feedstreams to maintain reference processes in which the Amyris team has demonstrated consistent performance both in terms of communication and reporting. Current in-process controls and SOPs will be expanded upon to ensure continued robust data collection and safe operations, leading to enabling data for the design of a US commercial plant using sweet sorghum or other high-impact feedstocks.

Task B.0  Scale-up and economic analysis of Amyris diesel production from sweet sorghum

To complement the pilot plant upgrades and operations in Task 1, Amyris and partners will focus significant effort on process optimization and integration from feedstock to final diesel product finishing processes and waste treatment.

Subtask B.1  Sweet sorghum development, syrup and bagasse production (BP1-2)

Amyris’s partner will provide both sweet sorghum bagasse and syrup to support integrated processing to Amyris Renewable Diesel. This feedstock partner will manage all aspects of feedstock development and handling including land management, planting within existing agricultural footprints, harvesting, bagasse drying and juice concentration to syrup. They will ship syrup samples to Amyris and will also ship chopped and dried bagasse for lignocellulosic biomass pre-treatment to Amyris’s pre-treatment partner.

Subtask B.2  Lignocellulosic pre-treatment development and scale-up (BP2)

Following receipt of dried, chopped biomass from sweet sorghum or other feedstocks Amyris’s pretreatment partner will undertake three key research and development and scale-up activities. First, they will perform wet chemical compositional analysis of each biomass lot. Second, the partner will undertake parametric pilot-scale pretreatment studies to determine the effect of varying pretreatment conditions on hemi-cellulose conversion yields, enzymatic cellulose digestibility and fermentation performance at Amyris. Third, they will perform pilot-scale pretreatment and enzymatic hydrolysis campaigns to produce concentrated sugar solutions. These sugar streams will be shipped to Amyris for fermentation and downstream process performance testing and scale-up.

Subtask B.3  Fermentation scale-up (BP1-2)

Utilization of sugar streams from such sources as lignocellulosic bagasse and sweet sorghum syrup, as well as other potential feedstocks will result in significant need for medium optimization. This includes optimization of pre-treatment steps to precipitate undesired species, removal of particulates, and sterilization of the medium, as well as supplementation of trace nutrients needed for cost-effective gains in fermentation yield. Additionally, converting current processes to use syrup and lignocellulosic fermentable sugars will likely require significant changes to pre-fermentation handling of sugar streams as well as to operating conditions for fermentation itself.

3

DE-EE0002869/001

Attachment 2

Initially Amyris will acquire baseline fermentation process data using sweet sorghum syrup and bagasse sugar streams, along with defined and cane-derived media, in its support labs. Later in the project Amyris will develop sweet sorghum SOPs for comparison to cane-based media performance in terms of product yield and sugar utilization rates. Throughout the project Amyris will test S. cerevisiae yeast strains to monitor relative and absolute performance comparing production from defined, cane-derived and sweet sorghum-based media.

Subtask B.4  Anaerobic digestion development and hydrogen production (BP2)

In collaboration with partners, Amyris will develop and optimize an integrated hydrogen production process to utilize residual unfermented C5 sugars from fermentation effluent. This effluent, vinasse, will be exposed to one or two anaerobic digestion conditions for biogas production. Amyris will then lead collaborative efforts to develop and model proper biogas cleanup procedures to ensure effective conversion of methane to hydrogen via steam methane reforming.

Subtask B.5  Recovery, purification and diesel finishing scale-up (BP1-2)

Recovery yield and purity indicators will drive scale-up and process optimization for isolation of the water-immiscible C15 isoprenoid oil phase from fermentation broth aqueous phase and solids components. Various product recovery unit operations will be adapted from defined media and cane syrup-based fermentation recovery processes and tested with sorghum syrup and bagasse sugar-derived media. Amyris will first focus on developing baseline recovery data from sorghum media relative to defined and cane-based fermentations. Later, Amyris will optimize and scale robust recovery processes with sorghum or other feedstocks.

The current base-case chemical finishing process for Amyris Diesel is catalytic hydrogenation of the C15 fermentation intermediate. Product yields are high under current process conditions, and the Amyris team will validate that sweet sorghum utilization in fermentation does not result in degradation of hydrogenation specificity and yield via impurities carried over from recovery. In addition, process engineering expertise will be required to test and ensure that potential impurities identified during biogas clean-up and hydrogen production do not impact final Amyris Diesel quality or cost.

Subtask B.6  TEA and LCA for Amyris Diesel production (BP1-2)

Amyris will lead efforts to merge pre-treatment process models with sugar-to-diesel conversion for an overall TEA of the integrated process for sweet sorghum conversion to Amyris Diesel using Aspen Plus and other software tools. In addition, life cycle analyses (LCA) will be further refined to reflect up-todate process configuration and conceptual designs for commercial scale production.

Task C.  Development and scale-up of value-added products from diesel fermentation intermediate

The third task in this project focuses on the use of the C15 isoprenoid fermentation product used for diesel production as a raw material for the synthesis of a number of large-market, high-value chemicals. The work required in this task will be divided into the following sections:

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DE-EE0002869/001

Attachment 2

Subtask C.1  Laboratory-scale development and chemical product synthesis (BP1-2)

High-volume or high-value market needs that are amenable to solutions using the C15 isoprenoid fermentation product will be identified. Scientific literature searches will be continuously performed to determine prior art for candidate product molecules. If patented, Amyris will evaluate whether these patents and patent applications would pose freedom to operate issues to Amyris. Screening experiments on a small (e.g. grams or less) scale will be used to identify an effective (but not necessarily optimum) synthesis and a full characterization of the product. The initial synthesis may have to be scaled up to tens of grams depending on the sample amounts required for any performance testing. Design and initial synthesis of a target product will be followed by comprehensive product and byproduct characterization and application-related product property testing.

Subtask C.2  Mid-scale synthesis and characterization (BP2)

Initial scale-up/optimization will be accomplished by using statistical design of experiments to identify and optimize the important process variables with a minimum number of experiments. This will provide an optimized scaled process for each candidate chemical product that will allow for a preliminary cost assessment, a safety evaluation and a process design that can be the basis of preparing a SOP for technology transfer to the pilot plant. In addition, it will provide large scale samples for more thorough characterization of product properties and sampling to potential customers, for their preliminary application testing, if applicable.

Subtask C.3  Pilot-scale production and chemical process technoeconomics (BP2)

Pre-pilot chemical product scale-up support efforts will comprise determining how the process described performs at scale and the collection of engineering data for plant design and process economics. It will also enable the pilot-scale in-house manufacture of quantities of product suitable for larger scale customer sampling. For any unit operations beyond the capabilities of the pilot plant Amyris IBR will rely on specialized contract research organizations offering custom synthesis and scale-up services. The final phase of new chemical product development would be initiated by a reevaluation of project justification, cost scenarios and market status. These would build upon modeling throughout the project life span that is refined as data becomes available. The final outcome would indicate whether a toll manufacturing option or in-house manufacture would be preferable. Either scenario would require preparation of the appropriate engineering data packages, preliminary commercial scale process design and costing and Capital Expenditure/Operating Expenditure assessments to integrate with the Amyris Diesel TEA and LCA performed in Task B.6.

Task D.0  Regulatory and end-user process and product acceptance

The establishment of market readiness for Amyris Diesel and chemical products is an essential component of the IBR project.

Subtask D.1  Fuel product approval and acceptance (BP1-2)

Under the scope of this project, registration of higher diesel fuel blend ratios (above the current Environmental Protection Agency (EPA) registration at 20% Amyris Diesel) will be pursued. Amyris will perform contract manufacturing and third-party laboratory testing to validate

5

DE-EE0002869/001

Attachment 2

product properties and determine potential toxicity of chemical substances under EPA test procedures, fuel properties and combustion effects. Additional toxicity data collection will include occupational exposure risk assessment, if necessary.

Subtask D.2  Chemical product approval and acceptance (BP1-2)

Chemical registration dossiers for selected products, either as new products or bio-derived product equivalents will be submitted to EPA for pre-manufacture notice and to fulfill the reporting requirements of EPA under the North American Free Trade Agreement Chemical Assessment and Management Program obligations. Amyris will use contract manufacturing for volume production required for product acceptance testing and validation by potential end-users, contract laboratories, and regulatory agencies.

Subtask D.3  Use approvals for genetically modified microbes (BP1-2)

During the course of the IBR project Amyris will develop the strategy and data required to submit a microbial commercial activity notice (MCAN) for use of genetically modified microorganisms (GMM) in commercial US production.

Subtask D.4  Commercial production process approvals and acceptance (BP1-2)

During the course of the IBR project Amyris will develop and refine the path for commercial process and installation approvals, including any National Environmental Policy Act (NEPA), state or local regulations governing chemical manufacturing. Amyris will focus on states such as Hawaii, Florida, California, Louisiana and Alabama as potential sites for early US production from sweet sorghum and other feedstocks.

Task E.0  Project Management and Reporting (BP1-2)

Management of the timelines and key decision points will be monitored by Amyris using the Earned Value system using percentage completion of each task as a monthly performance-to-plan metric. A detailed baseline plan will be developed with project partners, and progress will be monitored using task start and finish dates to identify variance, major performance issues, key risks to completion, and to enable more accurate forecasting in later quarters. Linkage between task completion and project expenditures will be accomplished using project-based accounting.

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DOE F 4600.2	Attachment 3

(02/09)	U.S. Department of Energy FEDERAL ASSISTANCE REPORTING CHECKLIST AND INSTRUCTIONS
All Other Editions are Obsolete

1. Identification Number: DE-EE0002869.001		2. Program/Project Title: Scale-up and Mobilization of Renewable Diesel and Chemical Production from Common Intermediate using US-based Fermentable Sugar Feedstocks
3. Recipient: Amyris Biotechnologies, Inc.
4. Reporting Requirements:		Frequency	No. of Copies	Address
A. MANAGEMENT REPORTING ☑ Progress Report ☑ Special Status Report (see Special Instructions)		A A		https//www.eere- pmc.energy.gov/SubmitReports.aspx
B. SCIENTIFIC/TECHNICAL REPORTING (Reports/Products must be submitted with appropriate DOE F 241. The 241 forms are available at www.osti.gov/elink)				http://www.osti.gov/elink-2413 http://www.osti.gov/elink-2413 http://www.osti.gov/elink-241- 4pre.jsp
Report/Product ☑ Final Scientific Report ☑ Conference papers/proceedings* ☑ Software/Manual ☐ Other (see special instructions) * Scientific and technical conferences only	Form DOE F 241.3 DOE F 241.3 DOE F 241.4 DOE F 241.3	F A A
C. FINANCIAL REPORTING ☑ SF-425, Federal Financial Report		FQ		https//www.eere- pmc.energy.gov/SubmitReports.aspx
D. CLOSEOUT REPORTING ☑ Patent Certification ☑ Property Certification ☐ Other (see Special instructions)		F F		https//www.eere- pmc.energy.gov/SubmitReports.aspx
E. OTHER REPORTING ☑ Annual Indirect Cost Proposal ☑ Annual Inventory of Federally Owned Property, If Any ☑ Other (see special instructions)		F Y F Y A F Q

FREQUENCY CODES AND DUE DATES:

A - Within 5 calendar days after events or as specified.

F - Final; 90 calendar days after expiration or termination of the award.

Y - Yearly; 90 days after the end of the reporting period.

S - Semiannually; within 30 days after end of the reporting period.

Q - Quarterly; within 30 days after end of the reporting period.

5. Special Instructions: The forms identified in the checklist are available at http://management.energy.gov/business doe/business forms.htm.

MANAGEMENT REPORTING

Special Instructions for the Progress Report: The progress report and financial spreadsheet templates will be forwarded to the Recipient after award. These reports are due monthly within 30 days following the end of each month the project is active.

OTHER REPORTING

Special Instructions: 1) A Project Management Plan (PMP) is due to the Project Officer 30 days after award and should be revised on a yearly basis. An electronic template will be provided to the Recipient to complete or update as needed. 2) An Annual Technical and Financial Report must be developed and submitted to the DOE Project Officer after award and must be updated annually throughout the duration of the award. Subject to the availability of project funding, the Report will also be due annually for three (3) years after the facility is substantially completed. The schedule for submission will be established by the DOE Project Officer after award. The format for the report with instructions for completion, the electronic template for reporting data, and the schedule will be forwarded to the Recipient after award. 3) Comprehensive Annual Project Review – The Recipient will be required to present the Annual Technical and Financial Report at a Comprehensive Annual Project Review meeting. The schedule for the Comprehensive Annual Project Review will be established by the DOE Project Officer after the award. AMERICAN RECOVERY AND REINVESTMENT ACT REPORTING: See the Special Terms and Conditions for Recovery Act reporting requirements, along with the following website: http://www.federalreporting.gov. The required reports are due no later than ten calendar days after each calendar quarter in which the Recipient receives the assistance award funded in whole or in part by the Recovery Act. Recipients are to report according to ARRA reporting instructions.

Federal Assistance Reporting Instructions (02/09)

A.	MANAGEMENT REPORTING

Progress Report

The Progress Report must provide a concise narrative assessment of the status of work and include the following information and any other information identified under Special Instructions on the Federal Assistance Reporting Checklist:

1.	The DOE award number and name of the recipient.

2.	The project title and name of the project director/principal investigator.

3.	Date of report and period covered by the report.

4.	A comparison of the actual accomplishments with the goals and objectives established for the period and reasons why the established goals were not met.

5.	A discussion of what was accomplished under these goals during this reporting period, including major activities, significant results, major findings or conclusions, key outcomes or other achievements. This section should not contain any proprietary data or other information not subject to public release. If such information is important to reporting progress, do not include the information, but include a note in the report advising the reader to contact the Principal Investigator or the Project Director for further information.

6.	Cost Status. Show approved budget by budget period and actual costs incurred. If cost sharing is required break out by DOE share, recipient share, and total costs.

7.	Schedule Status. List milestones, anticipated completion dates and actual completion dates. If you submitted a project management plan with your application, you must use this plan to report schedule and budget variance. You may use your own project management system to provide this information.

8.	Any changes in approach or aims and reasons for change. Remember significant changes to the objectives and scope require prior approval by the contracting officer.

9.	Actual or anticipated problems or delays and actions taken or planned to resolve them.

10.	Any absence or changes of key personnel or changes in consortium/teaming arrangement.

11.	A description of any product produced or technology transfer activities accomplished during this reporting period, such as:

A.	Publications (list journal name, volume, issue); conference papers; or other public releases of results.

B.	Web site or other Internet sites that reflect the results of this project.

C.	Networks or collaborations fostered.

D.	Technologies/Techniques.

E.	Inventions/Patent Applications.

F.	Other products, such as data or databases, physical collections, audio or video, software or netware, models, educational aid or curricula, instruments or equipment.

Special Status Report

The recipient must report the following events as soon as possible after they occur:

1.	Developments that have a significant favorable impact on the project.

2.	Problems, delays, or adverse conditions which materially impair the recipient’s ability to meet the objectives of the award or which may require DOE to respond to questions relating to such events from the public. The recipient must report any of the following incidents and include the anticipated impact and remedial action to be taken to correct or resolve the problem/condition:

a.	Any single fatality or injuries requiring hospitalization of five or more individuals.

b.	Any significant environmental permit violation.

c.	Any verbal or written Notice of Violation of any Environmental, Safety, and Health statutes or regulations.

d.	Any incident which causes a significant process or hazard control system failure.

e.	Any event which is anticipated to cause a significant schedule slippage or cost increase.

f.	Any damage to Government-owned equipment valued in excess of $50,000.

g.	Any other incident that has the potential for high visibility in the media.

B.	SCIENTIFIC/TECHNICAL REPORTS

Final Scientific/Technical Report

Content. The final scientific/technical report must include the following information and any other information identified under Special Instructions on the Federal Assistance Reporting Checklist:

1.	Identify the DOE award number; name of recipient; project title; name of project director/principal investigator; and consortium/teaming members.

2.	Display prominently on the cover of the report any authorized distribution limitation notices, such as patentable material or protected data. Reports delivered without such notices may be deemed to have been furnished with unlimited rights, and the Government assumes no liability for the disclosure, use or reproduction of such reports.

3.	Provide an executive summary, which includes a discussion of 1) how the research adds to the understanding of the area investigated; 2) the technical effectiveness and economic feasibility of the methods or techniques investigated or demonstrated; or 3) how the project is otherwise of benefit to the public. The discussion should be a minimum of one paragraph and written in terms understandable by an educated layman.

4.	Provide a comparison of the actual accomplishments with the goals and objectives of the project.

5.	Summarize project activities for the entire period of funding, including original hypotheses, approaches used, problems encountered and departure from planned methodology, and an assessment of their impact on the project results. Include, if applicable, facts, figures, analyses, and assumptions used during the life of the project to support the conclusions.

6.	Identify products developed under the award and technology transfer activities, such as:

a.	Publications (list journal name, volume, issue), conference papers, or other public releases of results;

b.	Web site or other Internet sites that reflect the results of this project;

c.	Networks or collaborations fostered;

d.	Technologies/Techniques;

e.	Inventions/Patent Applications, licensing agreements; and

f.	Other products, such as data or databases, physical collections, audio or video, software or netware, models, educational aid or curricula, instruments or equipment.

7.	For projects involving computer modeling, provide the following information with the final report:

a.	Model description, key assumptions, version, source and intended use;

b.	Performance criteria for the model related to the intended use;

c.	Test results to demonstrate the model performance criteria were met (e.g., code verification/validation, sensitivity analyses, history matching with lab or field data, as appropriate);

d.	Theory behind the model, expressed in non-mathematical terms;

e.	Mathematics to be used, including formulas and calculation methods;

f.	Whether or not the theory and mathematical algorithms were peer reviewed, and, if so, include a summary of theoretical strengths and weaknesses;

g.	Hardware requirements; and

h.	Documentation (e.g., users guide, model code).

Electronic Submission. The final scientific/technical report must be submitted electronically via the DOE Energy Link System (E-Link) at http://www.osti.gov/elink-2413.

Electronic Format. Reports must be submitted in the ADOBE PORTABLE DOCUMENT FORMAT (PDF) and be one integrated PDF file that contains all text, tables, diagrams, photographs, schematic, graphs, and charts.

Submittal Form. The report must be accompanied by a completed electronic version of DOE Form 241.3, “U.S. Department of Energy (DOE), Announcement of Scientific and Technical Information (STI).” You can complete, upload, and submit the DOE F.241.3 online via E-Link. You are encouraged not to submit patentable material or protected data in these reports, but if there is such material or data in the report, you must: (1) clearly identify patentable or protected data on each page of the report; (2) identify such material on the cover of the report; and (3) mark the appropriate block in Section K of the DOE F241.3. Reports must not contain any limited rights data (proprietary data), classified information, information subject to export control classification, or other information not subject to release. Protected data is specific technical data, first produced in the performance of the award that is protected from public release for a period of time by the terms of the award agreement.

Protected Personally Identifiable Information (PII). Management Reports or Scientific/Technical Reports must not contain any Protected PII. PII is any information about an individual which can be used to distinguish or trace an individual’s identity. Some information that is considered to be PII is available in public sources such as telephone books, public websites, university listings, etc. This type of information is considered to be Public PII and includes, for example, first and last name, address, work telephone number, e-mail address, home telephone number, and general educational credentials. In contrast, Protected PII is defined as an individual’s first name or first initial and last name in combination with any one or more of types of information, including, but not limited to, social security number, passport number, credit card numbers, clearances, bank numbers, biometrics, date and place of birth, mother’s maiden name, criminal, medical and financial records, educational transcripts, etc.

Conference Papers/Proceedings

Content. The recipient must submit a copy of any conference papers/proceedings, with the following information: (1) Name of conference; (2) Location of conference; (3) Date of conference; and (4) Conference sponsor.

Electronic Submission. Scientific/technical conference paper/proceedings must be submitted electronically via the DOE Energy Link System (E-Link) at http://www.osti.gov/elink-2413. Non-scientific/technical conference papers/proceedings must be sent to the URL listed on the Reporting Checklist.

Electronic Format. Conference papers/proceedings must be submitted in the ADOBE PORTABLE DOCUMENT FORMAT (PDF) and be one integrated PDF file that contains all text, tables, diagrams, photographs, schematic, graphs, and charts.

Submittal Form. Scientific/technical conference papers/proceedings must be accompanied by a completed DOE Form 241.3. The form and instructions are available on E-Link at http://www.osti.gov/elink-2413. This form is not required for non-scientific or non-technical conference papers or proceedings.

Software/Manual

Content. Unless otherwise specified in the award, the following must be delivered: source code, the executable object code and the minimum support documentation needed by a competent user to understand and use the software and to be able to modify the software in subsequent development efforts.

Electronic Submission. Submissions may be submitted electronically via the DOE Energy Link System (E-Link) at http://www.osti.gov/estsc/241-4pre.jsp They may also be submitted via regular mail to:

Energy Science and Technology Software Center

P.O. Box 1020

Oak Ridge, TN 37831

Submittal Form. Each software deliverable and its manual must be accompanied by a completed DOE Form 241.4 “Announcement of U.S. Department of Energy Computer Software.” The form and instructions are available on E-Link at http://www.osti.gov/estsc//241-4pre.jsp.

C.	FINANCIAL REPORTING

Recipients must complete the SF-425 as identified on the Reporting Checklist in accordance with the report instructions. A fillable version of the form is available at http://www.whitehouse.gov/omb/grants/grants forms.aspx.

D.	CLOSEOUT REPORTS

Final Invention and Patent Report

The recipient must provide a DOE Form 2050.11 , “PATENT CERTIFICATION.” This form is available at http://www.directives.doe.gov/pdfs/forms/2050-11.pdf and http://management.energy.gov/business doe/business forms.htm.

Property Certification

The recipient must provide the Property Certification, including the required inventories of non-exempt property, located at http://management.energv.gov/business doe/business forms.htm.

E.	OTHER REPORTING

Annual Indirect Cost Proposal and Reconciliation

Requirement. In accordance with the applicable cost principles, the recipient must submit an annual indirect cost proposal, reconciled to its financial statements, within six months after the close of the fiscal year, unless the award is based on a predetermined or fixed indirect rate (s), or a fixed amount for indirect facilities and administration (F&A) costs.

Cognizant Agency. The recipient must submit its annual indirect cost proposal directly to the cognizant agency for negotiating and approving indirect costs.

Annual Inventory of Federally Owned Property

Requirement. If at any time during the award the recipient is provided with Government-furnished property or acquires property with project funds and the award specifies that the property vests in the Federal Government (i.e. federally owned property), the recipient must submit an annual inventory of this property to the DOE Award Administrator identified in Block 12 of the Notice of Financial Assistance Award no later then October 30th of each calendar year, to cover an annual reporting period ending on the preceding September 30th.

Content of Inventory. The inventory must include a description of property, tag number, acquisition date, location of property, and acquisition cost, if purchased with project funds. The report must list all federally owned property, including property located at subcontractor’s facilities or other locations.

Applicant Name: Amyris Biotechnologies, Inc.	Award Number: DE-EE0002869/001	Attachment 4

Budget Information - Non Construction Programs

OMB Approval No. 0348-0044

Section A - Budget Summary
Grant Program Function or Activity (a)	Catalog of Federal Domestic Assistance Number (b)	Estimated Unobligated Funds		New or Revised Budget
		Federal (c)	Non-Federal (d)	Federal (e)	Non-Federal (f)	Total (g)
1. Budget Period 1				$4,207,301	$1,782,480	$5,989,781
2. Budget Period 2				$20,134,108	$8,809,110	$28,943,218
3.						$0
4.						$0
5. Totals		$0	$0	$24,341,409	$10,591,590	$34,932,899
Section B - Budget Categories
6. Object Class Categories		Grant Program, Function or Activity				Total (5)
		Budget Period 1	Budget Period 2	(3)	(4)
a. Personnel		$1,389,678	$7,439,335			$8,829,013
b. Fringe Benefits		$299,893	$1,605,409			$1,905,302
c. Travel		$12,000	$81,000			$93,000
d. Equipment		$718,013	$2,207,869			$2,925,882
e. Supplies		$289,184	$1,454,368			$1,743,552
f. Contractual		$985,100	$3,988,353			$4,973,453
g. Construction		$0	$0			$0
h. Other		$350,363	$1,751,813			$2,102,176
i. Total Direct Charges (sum of 6a-6h)		$4,044,231	$18,528,147			$22,572,378
j. Indirect Charges		$1,945,550	$10,415,071			$12,360,621
k. Totals (sum of 6i-6j)		$5,989,781	$28,943,218			$34,932,399

7. Program Income						$0

SF-424A (Rev. 4-92)

Previous Edition Usable	Presciibed by OMB Circular A-102

Authorized for Local Reproduction

DE-EE0002869 / 000

SPECIAL TERMS AND CONDITIONS

DE-EE0002869 / 000

SPECIAL TERMS AND CONDITIONS

1.	CONDITIONAL AVAILABILITY OF FUNDS

a.	Notwithstanding the obligation of funds shown on the Assistance Agreement Cover Page, the parties hereby agree that the availability of funds to the Awardee for payment of costs incurred by the Awardee is conditioned upon the Awardee’s submission of a full application and any subsequently requested supplemental information, the Contracting Officer’s review and approval of the Awardee’s application and supplemental information, and completion of negotiations. No funds, therefore, shall be made available to the Awardee for payment, and DOE does not guarantee or assume any obligation to reimburse costs incurred by the Awardee during the negotiation process.

b.	When the parties have completed negotiations of all terms and conditions for this award, the Contracting Officer will issue an amendment to this award making available the obligated amount for payment in accordance with the payment provisions contained in the Special Terms and Conditions. The Awardee may then receive payment for allowable costs incurred or recognize costs incurred toward cost share requirements, as applicable, in accordance with the negotiated payment provisions.

c.	Failure by the Recipient to provide an application and any subsequently requested supplemental documentation which is acceptable to the Contracting Officer, or failure to complete negotiations will be deemed noncompliance pursuant to 10 CFR 600.24. Based on such noncompliance, the Contracting Officer may unilaterally terminate or suspend this award. In such case, the Awardee shall not be reimbursed for costs incurred at the Awardee’s risk, as described in Paragraph a. above.

2.	RESOLUTION OF CONFLICTING CONDITIONS

Any apparent inconsistency between Federal statutes and regulations and the terms and conditions contained in this award must be referred to the DOE Award Administrator for guidance.

3.	AWARD AGREEMENT TERMS AND CONDITIONS

a.	This award consists of the Assistance Agreement, plus the following:

1)	Special Terms and Conditions.

2)	Applicable program regulations.

3)	DOE Assistance Regulations, 10 CFR Part 600 at http://ecfr.gpoaccess.gov.

4)	If the award is for research and the award is for a university or non-profit, the Research Terms & Conditions and the DOE Agency Specific Requirements at http://www.nsf.gov/bfa/dias/policy/rtc/index.jsp apply.

5)	Application/proposal as approved by DOE.

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6)	National Policy Assurances to Be Incorporated as Award Terms in effect on date of award at http://management.energy.gov/business_doe/1374.htm.

b.	When the parties have completed negotiations of all final special terms and conditions for this award, the Contracting Officer will issue an amendment and the following documents will be added to the award:

1)	Special Terms and Conditions.

2)	Attachments:

Attachment Number	Title
1.	Intellectual Property Provisions
2.	Statement of Project Objectives
3.	Federal Assistance Reporting Checklist and Instructions
4.	Budget Pages (SF 424A)

4.	ELECTRONIC AUTHORIZATION OF AWARD DOCUMENTS

Acknowledgement of award documents by the Recipient’s authorized representative through electronic systems used by the Department of Energy, specifically FedConnect, constitutes the Recipient’s acceptance of the terms and conditions of the award. Acknowledgement via FedConnect by the Recipient’s authorized representative constitutes the Recipient’s electronic signature.

5.	AWARD PROJECT PERIOD

The Project Period for this award is shown in the Assistance Agreement, Block 7, Period of Performance. The Project Period may be amended upon completion of negotiations.

6.	INTELLECTUAL PROPERTY PROVISIONS

The intellectual property provisions applicable to this award will be incorporated by reference or included as Attachment 1 to the amended award, upon completion of negotiations.

7.	COST SHARE

a.	The Federal funds currently obligated on this award are shown in the Assistance Agreement, Blocks 12 and 13. The Federal funds and Recipient cost share may be amended upon completion of negotiations.

b.	Total Estimated Project Cost is the sum of the Federal Government share and Recipient share of the estimated project costs. The Recipient’s cost share must come from non- Federal sources unless otherwise allowed by law. By accepting Federal funds under this award, you agree that you are liable for your percentage share of total allowable project costs, on a budget period basis, even if the project is terminated early or is not funded to its completion.

c.	If you discover that you may be unable to provide cost sharing that is required upon completion of negotiations, the Recipient should immediately provide written notification

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to the DOE Award Administrator, indicating whether the Recipient will continue or phase out the project. If the Recipient plans to continue the project, the notification must describe how replacement cost sharing will be secured.

c.	The Recipient must maintain records of all project costs that you claim as cost sharing, including in-kind costs, as well as records of costs to be paid by DOE. Such records are subject to audit.

d.	Failure to provide the cost sharing required by this Article may result in the subsequent recovery by DOE of some or all the funds provided under the award.

8.	REPORTING REQUIREMENTS

a.	Requirements. The reporting requirements for this award will be identified on the Federal Assistance Reporting Checklist, DOE F 4600.2, and become Attachment 3 to an amended award upon completion of negotiations. (A sample checklist may be found at the following link: http://www.management.energy.gov/documents/DOEF46002PolicyVersion.pdf.)

Failure to comply with the reporting requirements will be considered a material noncompliance with the terms of the award. Noncompliance may result in withholding of future payments, suspension or termination of the current award, and withholding of future awards. A willful failure to perform, a history of failure to perform, or unsatisfactory performance of this and/or other financial assistance awards, may also result in a debarment action to preclude future awards by Federal agencies.

b.	Dissemination of scientific/technical reports. Scientific/technical reports submitted under this award will be disseminated on the Internet via the DOE Information Bridge (www.osti.gov/bridge), unless the report contains patentable material, protected data or SBIR/STTR data. Citations for journal articles produced under the award will appear on the DOE Energy Citations Database (www.osti.gov/energycitations).

c.	Restrictions. Reports submitted to the DOE Information Bridge must not contain any Protected Personal Identifiable Information (PII), limited rights data (proprietary data), classified information, information subject to export control classification, or other information not subject to release.

9.	PAYMENT PROCEDURES

a.	Method of Payment. Payment will be made by reimbursement through the Automated Clearinghouse (ACH) method of payment.

b.	Requesting Reimbursement. Requests for reimbursements must be made electronically through Department of Energy’s Oak Ridge Financial Service Center (ORFSC) ACH Vendor Inquiry Payment Electronic Reporting System (VIPERS). To access and use VIPERS, you must enroll at https://finweb.oro.doe.gov/vipers.htm. Detailed instructions on how to enroll are provided on the web site.

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For non-construction awards, you must submit a Standard Form (SF) 270, “Request for Advance or Reimbursement,” at https://finweb.oro.doe.gov/vipers.htm and attach a file containing appropriate supporting documentation. The file attachment must show the total Federal share claimed on the SF 270, the non-Federal share claimed for the billing period if cost sharing is required, and cumulative expenditures to date (both Federal and non-Federal) for each of the following categories: salaries/wages and fringe benefits; equipment; travel; participant/training support costs, if any; other direct costs, including subawards/contracts; and indirect costs. For construction awards, you must submit a SF 271, “Outlay Report and Request for Reimbursement for Construction Programs,” through VIPERS.

c.	Timing of submittals. Submittal of the SF 270 or SF 271 should coincide with your normal billing pattern, but not more frequently than every two weeks. Requests for reimbursement must be limited to the amount of disbursements made during the billing period for the Federal share of direct project costs and the proportionate share of any allowable indirect costs incurred during that billing period.

d.	Adjusting payment requests for available cash. You must disburse any funds that are available from repayments to and interest earned on a revolving fund, program income, rebates, refunds, contract settlements, audit recoveries, credits, discounts, and interest earned on any of those funds before requesting additional cash payments from DOE.

e.	Payments. The DOE approving official will approve the invoice as soon as practical, but not later than 30 days after your request is received, unless the billing is improper. Upon receipt of an invoice payment authorization from the DOE approving official, the ORFSC will disburse payment to you. You may check the status of payments at the VIPER web site. All payments are made by electronic funds transfer to the bank account identified on the ACH Vendor/Miscellaneous Payment Enrollment Form (SF 3881) that you filed.

10.	REBUDGETING AND RECOVERY OF INDIRECT COSTS

a.	If actual allowable indirect costs are less than those budgeted and funded under the award, the Awardee may use the difference to pay additional allowable direct costs during the project period. If at the completion of the award the Government’s share of total allowable costs (i.e., direct and indirect), is less than the total costs reimbursed, the Awardee must refund the difference.

b.	Awardees are expected to manage their indirect costs. DOE will not amend an award solely to provide additional funds for changes in indirect cost rates. DOE recognizes that the inability to obtain full reimbursement for indirect costs means the Awardee must absorb the underrecovery. Such underrecovery may be allocated as part of the organization’s required cost sharing.

11.	INSOLVENCY, BANKRUPTCY OR RECEIVERSHIP

a.

The Awardee shall immediately notify the DOE Administrator identified on the Assistance Agreement Cover Page of the occurrence of any of the following events: (i) the Awardee, or the Awardee’s parent’s filing of a voluntary case seeking

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liquidation or reorganization under the Bankruptcy Act; (ii) the Awardee’s consent to the institution of an involuntary case under the Bankruptcy Act against the Awardee or its parent; (iii) the filing of any similar proceeding for or against the Awardee or its parent, or its consent to, the dissolution, winding-up or readjustment of its debts, appointment of a receiver, conservator, trustee, or other officer with similar powers over the Awardee, under any other applicable state or federal law; or (iv) the Awardee’s insolvency due to its inability to pay its debts generally as they become due.

b.	Such notification shall be in writing and shall: (i) specifically set out the details of the occurrence of an event referenced in paragraph (a); (ii) provide the facts surrounding that event; and (iii) provide the impact such event will have on the project being funded by this award.

c.	Upon the occurrence of any of the four events described in the first paragraph, DOE reserves the right to conduct a review of the award to determine the Awardee’s compliance with the required elements of the award (including such items as cost share, progress towards technical project objectives, and submission of required reports). If a DOE review determines that there are significant deficiencies or concerns with the Awardee’s performance under the award, DOE reserves the right to impose additional requirements, as needed, including (i) change the Awardee payment method; or (ii) institute payment controls.

d.	Failure of the Awardee to comply with this provision may be considered by the Contracting Officer to be a material noncompliance of this financial assistance award.

12.	NATIONAL ENVIRONMENTAL POLICY ACT (NEPA) REQUIREMENTS

The Awardee and any of its subawardees are restricted from taking any action using Federal funds, which would have an adverse affect on the environment or limit the choice of reasonable alternatives prior to DOE providing either a NEPA clearance or a final NEPA decision regarding this project. If the Awardee moves forward with activities that are not authorized by the Contracting Officer for federal funding by the DOE under this award, in advance of negotiations, to include DOE initiating the NEPA process, the Awardee is doing so at risk of deobligation of federal funding and such costs may not be recognized as allowable cost share.

If this award includes construction activities, the Awardee must submit an environmental evaluation report/evaluation notification form addressing NEPA issues prior to DOE initiating the NEPA process.

13.	STATEMENT OF FEDERAL STEWARDSHIP

DOE will exercise normal Federal stewardship in overseeing the project activities performed under this award. Stewardship activities include, but are not limited to, conducting site visits; reviewing performance and financial reports; providing technical assistance and/or temporary intervention in unusual circumstances to correct deficiencies which develop during the project; assuring compliance with terms and conditions; and

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reviewing technical performance after project completion to ensure that the award objectives have been accomplished.

14.	SITE VISITS

DOE’s authorized representatives have the right to make site visits at reasonable times to review project accomplishments and management control systems and to provide technical assistance, if required. The Awardee must provide, and must require its subawardees to provide, reasonable access to facilities, office space, resources, and assistance for the safety and convenience of the DOE and any other government representatives in the performance of their duties. All site visits and evaluations will be performed in a manner that does not unduly interfere with or delay the work.

15.	PUBLICATIONS

a.	The Awardee is encouraged to publish or otherwise make publicly available the results of the work conducted under the award.

b.	An acknowledgment of Federal support and a disclaimer must appear in the publication of any material, whether copyrighted or not, based on or developed under this project, as follows:

Acknowledgment:	“This material is based upon work supported by the Department of Energy [National Nuclear Security Administration] [add name(s) of other agencies, if applicable] under Award Number(s) [enter the award number(s)].”

Disclaimer:	“This report was prepared as an account of work sponsored by an agency of the United States Government. Neither the United States Government nor any agency thereof, nor any of their employees, makes any warranty, express or implied, or assumes any legal liability or responsibility for the accuracy, completeness, or usefulness of any information, apparatus, product, or process disclosed, or represents that its use would not infringe privately owned rights. Reference herein to any specific commercial product, process, or service by trade name, trademark, manufacturer, or otherwise does not necessarily constitute or imply its endorsement, recommendation, or favoring by the United States Government or any agency thereof. The views and opinions of authors expressed herein do not necessarily state or reflect those of the United States Government or any agency thereof.”

16.	FEDERAL, STATE, AND MUNICIPAL REQUIREMENTS

The Awardee must obtain any required permits and comply with applicable federal, state, and municipal laws, codes, and regulations for work performed under this award.

17.	LOBBYING RESTRICTIONS

By accepting funds under this award, the Awardee agrees that none of the funds obligated on the award shall be expended, directly or indirectly, to influence congressional action on any legislation or appropriation matters pending before Congress, other than to

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communicate to Members of Congress as described in 18 U.S.C. 1913. This restriction is in addition to those prescribed elsewhere in statute and regulation.

18.	NOTICE REGARDING THE PURCHASE OF AMERICAN-MADE EQUIPMENT AND PRODUCTS — SENSE OF CONGRESS

It is the sense of the Congress that, to the greatest extent practicable, all equipment and products purchased with funds made available under this award should be American- made.

19.	SPECIAL PROVISIONS RELATING TO WORK FUNDED UNDER AMERICAN RECOVERY AND REINVESTMENT ACT OF 2009 (May 2009)

Preamble

The American Recovery and Reinvestment Act of 2009, Pub. L. 111-5, (Recovery Act) was enacted to preserve and create jobs and promote economic recovery, assist those most impacted by the recession, provide investments needed to increase economic efficiency by spurring technological advances in science and health, invest in transportation, environmental protection, and other infrastructure that will provide long-term economic benefits, stabilize State and local government budgets, in order to minimize and avoid reductions in essential services and counterproductive State and local tax increases. Recipients shall use grant funds in a manner that maximizes job creation and economic benefit.

The Recipient shall comply with all terms and conditions in the Recovery Act relating generally to governance, accountability, transparency, data collection and resources as specified in Act itself and as discussed below.

Recipients should begin planning activities for their first tier subrecipients, including obtaining a DUNS number (or updating the existing DUNS record), and registering with the Central Contractor Registration (CCR).

Be advised that Recovery Act funds can be used in conjunction with other funding as necessary to complete projects, but tracking and reporting must be separate to meet the reporting requirements of the Recovery Act and related guidance. For projects funded by sources other than the Recovery Act, Contractors must keep separate records for Recovery Act funds and to ensure those records comply with the requirements of the Act.

The Government has not fully developed the implementing instructions of the Recovery Act, particularly concerning specific procedural requirements for the new reporting requirements. The Recipient will be provided these details as they become available. The Recipient must comply with all requirements of the Act. If the recipient believes there is any inconsistency between ARRA requirements and current award terms and conditions, the issues will be referred to the Contracting Officer for reconciliation.

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Definitions

For purposes of this clause, Covered Funds means funds expended or obligated from appropriations under the American Recovery and Reinvestment Act of 2009, Pub. L. 111-5. Covered Funds will have special accounting codes and will be identified as Recovery Act funds in the grant, cooperative agreement or TIA and/or modification using Recovery Act funds. Covered Funds must be reimbursed by September 30, 2015.

Non-Federal employer means any employer with respect to covered funds — the contractor, subcontractor, grantee, or recipient, as the case may be, if the contractor, subcontractor, grantee, or recipient is an employer; and any professional membership organization, certification of other professional body, any agent or licensee of the Federal government, or any person acting directly or indirectly in the interest of an employer receiving covered funds; or with respect to covered funds received by a State or local government, the State or local government receiving the funds and any contractor or subcontractor receiving the funds and any contractor or subcontractor of the State or local government; and does not mean any department, agency, or other entity of the federal government.

Recipient means any entity that receives Recovery Act funds directly from the Federal government (including Recovery Act funds received through grant, loan, or contract) other than an individual and includes a State that receives Recovery Act Funds.

Special Provisions

A. Flow Down Requirement

Recipients must include these special terms and conditions in any subaward.

B. Segregation of Costs

Recipients must segregate the obligations and expenditures related to funding under the Recovery Act. Financial and accounting systems should be revised as necessary to segregate, track and maintain these funds apart and separate from other revenue streams. No part of the funds from the Recovery Act shall be commingled with any other funds or used for a purpose other than that of making payments for costs allowable for Recovery Act projects.

C. Prohibition on Use of Funds

None of the funds provided under this agreement derived from the American Recovery and Reinvestment Act of 2009, Pub. L. 111-5, may be used by any State or local government, or any private entity, for any casino or other gambling establishment, aquarium, zoo, golf course, or swimming pool.

D. Access to Records

With respect to each financial assistance agreement awarded utilizing at least some of the funds appropriated or otherwise made available by the American Recovery and Reinvestment Act of 2009, Pub. L. 111-5, any representative of an appropriate inspector general appointed under

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section 3 or 8G of the Inspector General Act of 1988 (5 U.S.C. App.) or of the Comptroller General is authorized —

(1) to examine any records of the contractor or grantee, any of its subcontractors or subgrantees, or any State or local agency administering such contract that pertain to, and involve transactions that relate to, the subcontract, subcontract, grant, or subgrant; and

(2) to interview any officer or employee of the contractor, grantee, subgrantee, or agency regarding such transactions.

E. Publication

An application may contain technical data and other data, including trade secrets and/or privileged or confidential information, which the applicant does not want disclosed to the public or used by the Government for any purpose other than the application. To protect such data, the applicant should specifically identify each page including each line or paragraph thereof containing the data to be protected and mark the cover sheet of the application with the following Notice as well as referring to the Notice on each page to which the Notice applies:

Notice of Restriction on Disclosure and Use of Data

The data contained in pages — of this application have been submitted in confidence and contain trade secrets or proprietary information, and such data shall be used or disclosed only for evaluation purposes, provided that if this applicant receives an award as a result of or in connection with the submission of this application, DOE shall have the right to use or disclose the data here to the extent provided in the award. This restriction does not limit the Government’s right to use or disclose data obtained without restriction from any source, including the applicant.

Information about this agreement will be published on the Internet and linked to the website www.recovery.gov, maintained by the Accountability and Transparency Board. The Board may exclude posting contractual or other information on the website on a case-by-case basis when necessary to protect national security or to protect information that is not subject to disclosure under sections 552 and 552a of title 5, United States Code.

F. Protecting State and Local Government and Contractor Whistleblowers.

The requirements of Section 1553 of the Act are summarized below. They include, but are not limited to:

Prohibition on Reprisals: An employee of any non-Federal employer receiving covered funds under the American Recovery and Reinvestment Act of 2009, Pub. L. 111-5, may not be discharged, demoted, or otherwise discriminated against as a reprisal for disclosing, including a disclosure made in the ordinary course of an employee’s duties, to the Accountability and Transparency Board, an inspector general, the Comptroller General, a member of Congress, a State or Federal regulatory or law enforcement agency, a person with supervisory authority over the employee (or other person working for the employer who has the authority to investigate, discover or terminate misconduct), a court or grant jury, the head of a Federal agency, or their representatives information that the employee believes is evidence of:

- gross management of an agency contract or grant relating to covered funds;

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- a gross waste of covered funds;

- a substantial and specific danger to public health or safety related to the implementation or use of covered funds;

- an abuse of authority related to the implementation or use of covered funds; or

- as violation of law, rule, or regulation related to an agency contract (including the competition for or negotiation of a contract) or grant, awarded or issued relating to covered funds.

Agency Action: Not later than 30 days after receiving an inspector general report of an alleged reprisal, the head of the agency shall determine whether there is sufficient basis to conclude that the non-Federal employer has subjected the employee to a prohibited reprisal. The agency shall either issue an order denying relief in whole or in part or shall take one or more of the following actions:

- Order the employer to take affirmative action to abate the reprisal.

- Order the employer to reinstate the person to the position that the person held before the reprisal, together with compensation including back pay, compensatory damages, employment benefits, and other terms and conditions of employment that would apply to the person in that position if the reprisal had not been taken.

- Order the employer to pay the employee an amount equal to the aggregate amount of all costs and expenses (including attorneys’ fees and expert witnesses’ fees) that were reasonably incurred by the employee for or in connection with, bringing the complaint regarding the reprisal, as determined by the head of a court of competent jurisdiction.

Nonenforceablity of Certain Provisions Waiving Rights and remedies or Requiring Arbitration: Except as provided in a collective bargaining agreement, the rights and remedies provided to aggrieved employees by this section may not be waived by any agreement, policy, form, or condition of employment, including any predispute arbitration agreement. No predispute arbitration agreement shall be valid or enforceable if it requires arbitration of a dispute arising out of this section.

Requirement to Post Notice of Rights and Remedies: Any employer receiving covered funds under the American Recovery and Reinvestment Act of 2009, Pub. L. 111-5, shall post notice of the rights and remedies as required therein. (Refer to section 1553 of the American Recovery and Reinvestment Act of 2009, Pub. L. 111-5, www.Recovery.gov, for specific requirements of this section and prescribed language for the notices.).

G. Reserved.

H. False Claims Act

Recipient and sub-recipients shall promptly refer to the DOE or other appropriate Inspector General any credible evidence that a principal, employee, agent, contractor, sub-grantee, subcontractor or other person has submitted a false claim under the False Claims Act or has committed a criminal or civil violation of laws pertaining to fraud, conflict of interest, bribery, gratuity or similar misconduct involving those funds.

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I. Information in Support of Recovery Act Reporting

Recipient may be required to submit backup documentation for expenditures of funds under the Recovery Act including such items as timecards and invoices. Recipient shall provide copies of backup documentation at the request of the Contracting Officer or designee.

J. Availability of Funds

Funds appropriated under the Recovery Act and obligated to this award are available for reimbursement of costs until September 30, 2015.

K. Additional Funding Distribution and Assurance of Appropriate Use of Funds

If the Recipient is a State Government, the following paragraphs apply:

Certification by Governor — Not later than April 3, 2009, for funds provided to any State or agency thereof by the American Reinvestment and Recovery Act of 2009, Pub. L. 111-5, the Governor of the State shall certify that: 1) the state will request and use funds provided by the Act; and 2) the funds will be used to create jobs and promote economic growth.

Acceptance by State Legislature — If funds provided to any State in any division of the Act are not accepted for use by the Governor, then acceptance by the State legislature, by means of the adoption of a concurrent resolution, shall be sufficient to provide funding to such State.

Distribution — After adoption of a State legislature’s concurrent resolution, funding to the State will be for distribution to local governments, councils of government, public entities, and public- private entities within the State either by formula or at the State’s discretion.

L. Certifications

With respect to funds made available to State or local governments for infrastructure investments under the American Recovery and Reinvestment Act of 2009, Pub. L. 111-5, the Governor, mayor, or other chief executive, as appropriate, certified by acceptance of this award that the infrastructure investment has received the full review and vetting required by law and that the chief executive accepts responsibility that the infrastructure investment is an appropriate use of taxpayer dollars. Recipient shall provide an additional certification that includes a description of the investment, the estimated total cost, and the amount of covered funds to be used for posting on the Internet. A State or local agency may not receive infrastructure investment funding from funds made available by the Act unless this certification is made and posted.

20.	REPORTING AND REGISTRATION REQUIREMENTS UNDER SECTION 1512 OF THE RECOVERY ACT

(a) This award requires the recipient to complete projects or activities which are funded under the American Recovery and Reinvestment Act of 2009 (Recovery Act) and to report on use of Recovery Act funds provided through this award. Information from these reports will be made available to the public.

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(b) The reports are due no later than ten calendar days after each calendar quarter in which the Recipient receives the assistance award funded in whole or in part by the Recovery Act.

(c) Recipients and their first-tier subrecipients must maintain current registrations in the Central Contractor Registration (http://www.ccr.gov) at all times during which they have active federal awards funded with Recovery Act funds. A Dun and Bradstreet Data Universal Numbering System (DUNS) Number (http://www.dnb.com) is one of the requirements for registration in the Central Contractor Registration.

(d) The recipient shall report the information described in section 1512(c) of the Recovery Act using the reporting instructions and data elements that will be provided online at http://www.FederalReporting.gov and ensure that any information that is pre-filled is corrected or updated as needed.

21.	REQUIRED USE OF AMERICAN IRON, STEEL, AND MANUFACTURED GOODS SECTION 1605 OF THE AMERICAN RECOVERY AND REINVESTMENT ACT OF 2009

After completion of negotiations, this provision may be revised.

(a) Definitions. As used in this award term and condition—

(1) Manufactured good means a good brought to the construction site for incorporation into the building or work that has been—

(i) Processed into a specific form and shape; or

(ii) Combined with other raw material to create a material that has different properties than the properties of the individual raw materials.

(2) Public building and public work means a public building of, and a public work of, a governmental entity (the United States; the District of Columbia; commonwealths, territories, and minor outlying islands of the United States; State and local governments; and multi-State, regional, or interstate entities which have governmental functions). These buildings and works may include, without limitation, bridges, dams, plants, highways, parkways, streets, subways, tunnels, sewers, mains, power lines, pumping stations, heavy generators, railways, airports, terminals, docks, piers, wharves, ways, lighthouses, buoys, jetties, breakwaters, levees, and canals, and the construction, alteration, maintenance, or repair of such buildings and works.

(3) Steel means an alloy that includes at least 50 percent iron, between .02 and 2 percent carbon, and may include other elements.

(b) Domestic preference. (1) This award term and condition implements Section 1605 of the American Recovery and Reinvestment Act of 2009 (Recovery Act) (Pub. L. 1115), by requiring that all iron, steel, and manufactured goods used in the project are produced in the United States except as provided in paragraph (b)(3) of this section and condition.

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(2) This requirement does not apply to the material listed by the Federal Government as follows:

None.

(3) The award official may add other iron, steel, and/or manufactured goods to the list in paragraph (b)(2) of this section and condition if the Federal Government determines that—

(i) The cost of the domestic iron, steel, and/or manufactured goods would be unreasonable. The cost of domestic iron, steel, or manufactured goods used in the project is unreasonable when the cumulative cost of such material will increase the cost of the overall project by more than 25 percent;

(ii) The iron, steel, and/or manufactured good is not produced, or manufactured in the United States in sufficient and reasonably available quantities and of a satisfactory quality; or

(iii) The application of the restriction of section 1605 of the Recovery Act would be inconsistent with the public interest.

(c) Request for determination of inapplicability of Section 1605 of the Recovery Act. (1)(i) Any recipient request to use foreign iron, steel, and/or manufactured goods in accordance with paragraph (b)(3) of this section shall include adequate information for Federal Government evaluation of the request, including—

(A) A description of the foreign and domestic iron, steel, and/or manufactured goods;

(B) Unit of measure;

(C) Quantity;

(D) Cost;

(E) Time of delivery or availability;

(F) Location of the project;

(G) Name and address of the proposed supplier; and

(H) A detailed justification of the reason for use of foreign iron, steel, and/or manufactured goods cited in accordance with paragraph (b)(3) of this section.

(ii) A request based on unreasonable cost shall include a reasonable survey of the market and a completed cost comparison table in the format in paragraph (d) of this section.

(iii) The cost of iron, steel, and/or manufactured goods material shall include all delivery costs to the construction site and any applicable duty.

(iv) Any recipient request for a determination submitted after Recovery Act funds have been obligated for a project for construction, alteration, maintenance, or repair shall explain why the recipient could not reasonably foresee the need for such determination and could not have

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requested the determination before the funds were obligated. If the recipient does not submit a satisfactory explanation, the award official need not make a determination.

(2) If the Federal Government determines after funds have been obligated for a project for construction, alteration, maintenance, or repair that an exception to section 1605 of the Recovery Act applies, the award official will amend the award to allow use of the foreign iron, steel, and/or relevant manufactured goods. When the basis for the exception is nonavailability or public interest, the amended award shall reflect adjustment of the award amount, redistribution of budgeted funds, and/or other actions taken to cover costs associated with acquiring or using the foreign iron, steel, and/or relevant manufactured goods. When the basis for the exception is the unreasonable cost of the domestic iron, steel, or manufactured goods, the award official shall adjust the award amount or redistribute budgeted funds by at least the differential established in 2 CFR 176.110(a).

(3) Unless the Federal Government determines that an exception to section 1605 of the Recovery Act applies, use of foreign iron, steel, and/or manufactured goods is noncompliant with section 1605 of the American Recovery and Reinvestment Act.

(d) Data. To permit evaluation of requests under paragraph (b) of this section based on unreasonable cost, the Recipient shall include the following information and any applicable supporting data based on the survey of suppliers:

Foreign and Domestic Items Cost Comparison

Description	Unit of measure	Quantity	Cost (dollars)*
Item 1:
Foreign steel, iron, or manufactured good

Domestic steel, iron, or manufactured good

Item 2:
Foreign steel, iron, or manufactured good

Domestic steel, iron, or manufactured good

List name, address, telephone number, email address, and contact for suppliers surveyed. Attach copy of response; if oral, attach summary.

Include other applicable supporting information.

*Include all delivery costs to the construction site.

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22.	RECOVERY ACT TRANSACTIONS LISTED IN SCHEDULE OF EXPENDITURES OF FEDERAL AWARDS AND RECIPIENT RESPONSIBILITIES FOR INFORMING SUBRECIPIENTS

(a) To maximize the transparency and accountability of funds authorized under the American Recovery and Reinvestment Act of 2009 (Pub. L. 1115) (Recovery Act) as required by Congress and in accordance with 2 CFR 215.21 “Uniform Administrative Requirements for Grants and Agreements” and OMB Circular A102 Common Rules provisions, recipients agree to maintain records that identify adequately the source and application of Recovery Act funds. OMB Circular A102 is available at http://www.whitehouse.gov/omb/circulars/a102/a102.html.

(b) For recipients covered by the Single Audit Act Amendments of 1996 and OMB Circular A133, “Audits of States, Local Governments, and Non-Profit Organizations,” recipients agree to separately identify the expenditures for Federal awards under the Recovery Act on the Schedule of Expenditures of Federal Awards (SEFA) and the Data Collection Form (SF SAC) required by OMB Circular A133. OMB Circular A133 is available at http://www.whitehouse.gov/omb/circulars/a133/a133.html. This shall be accomplished by identifying expenditures for Federal awards made under the Recovery Act separately on the SEFA, and as separate rows under Item 9 of Part III on the SFSAC by CFDA number, and inclusion of the prefix “ARRA-” in identifying the name of the Federal program on the SEFA and as the first characters in Item 9d of Part III on the SFSAC.

(c) Recipients agree to separately identify to each subrecipient, and document at the time of subaward and at the time of disbursement of funds, the Federal award number, CFDA number, and amount of Recovery Act funds. When a recipient awards Recovery Act funds for an existing program, the information furnished to subrecipients shall distinguish the subawards of incremental Recovery Act funds from regular subawards under the existing program.

(d) Recipients agree to require their subrecipients to include on their SEFA information to specifically identify Recovery Act funding similar to the requirements for the recipient SEFA described above. This information is needed to allow the recipient to properly monitor subrecipient expenditure of ARRA funds as well as oversight by the Federal awarding agencies, Offices of Inspector General and the Government Accountability Office.

23.	WAGE RATE REQUIREMENTS UNDER SECTION 1606 OF THE RECOVERY ACT

After completion of negotiations, this provision may be revised.

(a) Section 1606 of the Recovery Act requires that all laborers and mechanics employed by contractors and subcontractors on projects funded directly by or assisted in whole or in part by and through the Federal Government pursuant to the Recovery Act shall be paid wages at rates not less than those prevailing on projects of a character similar in the locality as determined by the Secretary of Labor in accordance with subchapter IV of chapter 31 of title 40, United States Code.

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Pursuant to Reorganization Plan No. 14 and the Copeland Act, 40 U.S.C. 3145, the Department of Labor has issued regulations at 29 CFR parts 1, 3, and 5 to implement the Davis-Bacon and related Acts. Regulations in 29 CFR 5.5 instruct agencies concerning application of the standard Davis-Bacon contract clauses set forth in that section. Federal agencies providing grants, cooperative agreements, and loans under the Recovery Act shall ensure that the standard Davis-Bacon contract clauses found in 29 CFR 5.5(a) are incorporated in any resultant covered contracts that are in excess of $2,000 for construction, alteration or repair (including painting and decorating).

(b) For additional guidance on the wage rate requirements of section 1606, contact your awarding agency. Recipients of grants, cooperative agreements and loans should direct their initial inquiries concerning the application of Davis-Bacon requirements to a particular federally assisted project to the Federal agency funding the project. The Secretary of Labor retains final coverage authority under Reorganization Plan Number 14.

24.	DAVIS BACON ACT AND CONTRACT WORK HOURS AND SAFETY STANDARDS ACT

After completion of negotiations, this provision may be revised.

Definitions: For purposes of this provision, “Davis Bacon Act and Contract Work Hours and Safety Standards Act,” the following definitions are applicable:

(1) “Award” means any grant, cooperative agreement or technology investment agreement made with Recovery Act funds by the Department of Energy (DOE) to a Recipient. Such Award must require compliance with the labor standards clauses and wage rate requirements of the Davis-Bacon Act (DBA) for work performed by all laborers and mechanics employed by Recipients (other than a unit of State or local government whose own employees perform the construction) Subrecipients, Contractors, and subcontractors.

(2) “Contractor” means an entity that enters into a Contract. For purposes of these clauses, Contractor shall include (as applicable) prime contractors, Recipients, Subrecipients, and Recipients’ or Subrecipients’ contractors, subcontractors, and lower-tier subcontractors. “Contractor” does not mean a unit of State or local government where construction is performed by its own employees.”

(3) “Contract” means a contract executed by a Recipient, Subrecipient, prime contractor, or any tier subcontractor for construction, alteration, or repair. It may also mean (as applicable) (i) financial assistance instruments such as grants, cooperative agreements, technology investment agreements, and loans; and, (ii) Sub awards, contracts and subcontracts issued under financial assistance agreements. “Contract” does not mean a financial assistance instrument with a unit of State or local government where construction is performed by its own employees.

(4) “Contracting Officer” means the DOE official authorized to execute an Award on behalf of DOE and who is responsible for the business management and non-program aspects of the financial assistance process.

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(5) “Recipient” means any entity other than an individual that receives an Award of Federal funds in the form of a grant, cooperative agreement, or technology investment agreement directly from the Federal Government and is financially accountable for the use of any DOE funds or property, and is legally responsible for carrying out the terms and conditions of the program and Award.

(6) “Subaward” means an award of financial assistance in the form of money, or property in lieu of money, made under an award by a Recipient to an eligible Subrecipient or by a Subrecipient to a lower-tier subrecipient. The term includes financial assistance when provided by any legal agreement, even if the agreement is called a contract, but does not include the Recipient’s procurement of goods and services to carry out the program nor does it include any form of assistance which is excluded from the definition of “Award” above.

(7) “Subrecipient” means a non-Federal entity that expends Federal funds received from a Recipient to carry out a Federal program, but does not include an individual that is a beneficiary of such a program.

(a) Davis Bacon Act

(1) Minimum wages.

(i) All laborers and mechanics employed or working upon the site of the work (or under the United States Housing Act of 1937 or under the Housing Act of 1949 in the construction or development of the project), will be paid unconditionally and not less often than once a week, and, without subsequent deduction or rebate on any account (except such payroll deductions as are permitted by regulations issued by the Secretary of Labor under the Copeland Act (29 CFR part 3)), the full amount of wages and bona fide fringe benefits (or cash equivalents thereof) due at time of payment computed at rates not less than those contained in the wage determination of the Secretary of Labor which is attached hereto and made a part hereof, regardless of any contractual relationship which may be alleged to exist between the Contractor and such laborers and mechanics.

Contributions made or costs reasonably anticipated for bona fide fringe benefits under section 1(b)(2) of the Davis-Bacon Act on behalf of laborers or mechanics are considered wages paid to such laborers or mechanics, subject to the provisions of paragraph (a)(1)(iv) of this section; also, regular contributions made or costs incurred for more than a weekly period (but not less often than quarterly) under plans, funds, or programs which cover the particular weekly period, are deemed to be constructively made or incurred during such weekly period. Such laborers and mechanics shall be paid the appropriate wage rate and fringe benefits on the wage determination for the classification of work actually performed, without regard to skill, except as provided in § 5.5(a)(4). Laborers or mechanics performing work in more than one classification may be compensated at the rate specified for each classification for the time actually worked therein, provided that the employer’s payroll records accurately set forth the time spent in each classification in which

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work is performed. The wage determination (including any additional classification and wage rates conformed under paragraph (a)(1)(ii) of this section) and the Davis-Bacon poster (WH-1321) shall be posted at all times by the Contractor and its subcontractors at the site of the work in a prominent and accessible place where it can be easily seen by the workers.

(ii)(A) The Contracting Officer shall require that any class of laborers or mechanics, including helpers, which is not listed in the wage determination and which is to be employed under the Contract shall be classified in conformance with the wage determination. The Contracting Officer shall approve an additional classification and wage rate and fringe benefits therefore only when the following criteria have been met:

(1) The work to be performed by the classification requested is not performed by a classification in the wage determination;

(2) The classification is utilized in the area by the construction industry; and

(3) The proposed wage rate, including any bona fide fringe benefits, bears a reasonable relationship to the wage rates contained in the wage determination.

(B) If the Contractor and the laborers and mechanics to be employed in the classification (if known), or their representatives, and the Contracting Officer agree on the classification and wage rate (including the amount designated for fringe benefits where appropriate), a report of the action taken shall be sent by the Contracting Officer to the Administrator of the Wage and Hour Division, U.S. Department of Labor, Washington, DC 20210. The Administrator, or an authorized representative, will approve, modify, or disapprove every additional classification action within 30 days of receipt and so advise the Contracting Officer or will notify the Contracting Officer within the 30-day period that additional time is necessary.

(C) In the event the Contractor, the laborers or mechanics to be employed in the classification or their representatives, and the Contracting Officer do not agree on the proposed classification and wage rate (including the amount designated for fringe benefits, where appropriate), the Contracting Officer shall refer the questions, including the views of all interested parties and the recommendation of the Contracting Officer, to the Administrator for determination. The Administrator, or an authorized representative, will issue a determination within 30 days of receipt and so advise the Contracting Officer or will notify the Contracting Officer within the 30-day period that additional time is necessary.

(D) The wage rate (including fringe benefits where appropriate) determined pursuant to paragraphs (a)(1)(ii)(B) or (C) of this section, shall be paid to all

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workers performing work in the classification under this Contract from the first day on which work is performed in the classification.

(iii)        Whenever the minimum wage rate prescribed in the Contract for a class of laborers or mechanics includes a fringe benefit which is not expressed as an hourly rate, the Contractor shall either pay the benefit as stated in the wage determination or shall pay another bona fide fringe benefit or an hourly cash equivalent thereof.

(iv)        If the Contractor does not make payments to a trustee or other third person, the Contractor may consider as part of the wages of any laborer or mechanic the amount of any costs reasonably anticipated in providing bona fide fringe benefits under a plan or program, provided that the Secretary of Labor has found, upon the written request of the Contractor, that the applicable standards of the Davis-Bacon Act have been met. The Secretary of Labor may require the Contractor to set aside in a separate account assets for the meeting of obligations under the plan or program.

(2) Withholding. The Department of Energy or the Recipient or Subrecipient shall upon its own action or upon written request of an authorized representative of the Department of Labor withhold or cause to be withheld from the Contractor under this Contract or any other Federal contract with the same prime contractor, or any other federally-assisted contract subject to Davis-Bacon prevailing wage requirements, which is held by the same prime contractor, so much of the accrued payments or advances as may be considered necessary to pay laborers and mechanics, including apprentices, trainees, and helpers, employed by the Contractor or any subcontractor the full amount of wages required by the Contract. In the event of failure to pay any laborer or mechanic, including any apprentice, trainee, or helper, employed or working on the site of the work (or under the United States Housing Act of 1937 or under the Housing Act of 1949 in the construction or development of the project), all or part of the wages required by the Contract, the Department of Energy, Recipient, or Subrecipient, may, after written notice to the Contractor, sponsor, applicant, or owner, take such action as may be necessary to cause the suspension of any further payment, advance, or guarantee of funds until such violations have ceased.

(3) Payrolls and basic records.

(i) Payrolls and basic records relating thereto shall be maintained by the Contractor during the course of the work and preserved for a period of three years thereafter for all laborers and mechanics working at the site of the work (or under the United States Housing Act of 1937, or under the Housing Act of 1949, in the construction or development of the project). Such records shall contain the name, address, and social security number of each such worker, his or her correct classification, hourly rates of wages paid (including rates of contributions or costs anticipated for bona fide fringe benefits or cash equivalents thereof of the types described in section 1(b)(2)(B) of the Davis-Bacon Act), daily and weekly number of hours worked, deductions made, and actual wages paid. Whenever the

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Secretary of Labor has found under 29 CFR 5.5(a)(1)(iv) that the wages of any laborer or mechanic include the amount of any costs reasonably anticipated in providing benefits under a plan or program described in section 1(b)(2)(B) of the Davis-Bacon Act, the Contractor shall maintain records which show that the commitment to provide such benefits is enforceable, that the plan or program is financially responsible, and that the plan or program has been communicated in writing to the laborers or mechanics affected, and records which show the costs anticipated or the actual cost incurred in providing such benefits. Contractors employing apprentices or trainees under approved programs shall maintain written evidence of the registration of apprenticeship programs and certification of trainee programs, the registration of the apprentices and trainees, and the ratios and wage rates prescribed in the applicable programs.

(ii)	(A) The Contractor shall submit weekly for each week in which any Contract work is performed a copy of all payrolls to the Department of Energy if the agency is a party to the Contract, but if the agency is not such a party, the Contractor will submit the payrolls to the Recipient or Subrecipient (as applicable), applicant, sponsor, or owner, as the case may be, for transmission to the Department of Energy. The payrolls submitted shall set out accurately and completely all of the information required to be maintained under 29 CFR 5.5(a)(3)(i), except that full social security numbers and home addresses shall not be included on weekly transmittals. Instead, the payrolls shall only need to include an individually identifying number for each employee (e.g., the last four digits of the employee’s social security number). The required weekly payroll information may be submitted in any form desired. Optional Form WH-347 is available for this purpose from the Wage and Hour Division Web site at http://www.dol.gov/esa/whd/forms/wh347instr.htm or its successor site. The prime Contractor is responsible for the submission of copies of payrolls by all subcontractors. Contractors and subcontractors shall maintain the full social security number and current address of each covered worker, and shall provide them upon request to the Department of Energy if the agency is a party to the Contract, but if the agency is not such a party, the Contractor will submit them to the Recipient or Subrecipient (as applicable), applicant, sponsor, or owner, as the case may be, for transmission to the Department of Energy, the Contractor, or the Wage and Hour Division of the Department of Labor for purposes of an investigation or audit of compliance with prevailing wage requirements. It is not a violation of this section for a prime contractor to require a subcontractor to provide addresses and social security numbers to the prime contractor for its own records, without weekly submission to the sponsoring government agency (or the Recipient or Subrecipient (as applicable), applicant, sponsor, or owner).

(B) Each payroll submitted shall be accompanied by a “Statement of Compliance,” signed by the Contractor or subcontractor or his or her agent who pays or supervises the payment of the persons employed under the Contract and shall certify the following:

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(1) That the payroll for the payroll period contains the information required to be provided under § 5.5 (a)(3)(ii) of Regulations, 29 CFR part 5, the appropriate information is being maintained under § 5.5 (a)(3)(i) of Regulations, 29 CFR part 5, and that such information is correct and complete;

(2) That each laborer or mechanic (including each helper, apprentice, and trainee) employed on the Contract during the payroll period has been paid the full weekly wages earned, without rebate, either directly or indirectly, and that no deductions have been made either directly or indirectly from the full wages earned, other than permissible deductions as set forth in Regulations, 29 CFR part 3;

(3) That each laborer or mechanic has been paid not less than the applicable wage rates and fringe benefits or cash equivalents for the classification of work performed, as specified in the applicable wage determination incorporated into the Contract.

(C) The weekly submission of a properly executed certification set forth on the reverse side of Optional Form WH-347 shall satisfy the requirement for submission of the “Statement of Compliance” required by paragraph (a)(3)(ii)(B) of this section.

(D) The falsification of any of the above certifications may subject the Contractor or subcontractor to civil or criminal prosecution under section 1001 of title 18 and section 3729 of title 31 of the United States Code.

(iii) The Contractor or subcontractor shall make the records required under paragraph (a)(3)(i) of this section available for inspection, copying, or transcription by authorized representatives of the Department of Energy or the Department of Labor, and shall permit such representatives to interview employees during working hours on the job. If the Contractor or subcontractor fails to submit the required records or to make them available, the Federal agency may, after written notice to the Contractor, sponsor, applicant, or owner, take such action as may be necessary to cause the suspension of any further payment, advance, or guarantee of funds. Furthermore, failure to submit the required records upon request or to make such records available may be grounds for debarment action pursuant to 29 CFR 5.12.

(4) Apprentices and trainees—

(i) Apprentices. Apprentices will be permitted to work at less than the predetermined rate for the work they performed when they are employed pursuant to and individually registered in a bona fide apprenticeship program registered with the U.S. Department of Labor, Employment and Training Administration, Office of Apprenticeship Training, Employer and Labor Services, or with a State Apprenticeship Agency recognized by the Office, or if a person is employed in his

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or her first 90 days of probationary employment as an apprentice in such an apprenticeship program, who is not individually registered in the program, but who has been certified by the Office of Apprenticeship Training, Employer and Labor Services or a State Apprenticeship Agency (where appropriate) to be eligible for probationary employment as an apprentice. The allowable ratio of apprentices to journeymen on the job site in any craft classification shall not be greater than the ratio permitted to the Contractor as to the entire work force under the registered program. Any worker listed on a payroll at an apprentice wage rate, who is not registered or otherwise employed as stated above, shall be paid not less than the applicable wage rate on the wage determination for the classification of work actually performed. In addition, any apprentice performing work on the job site in excess of the ratio permitted under the registered program shall be paid not less than the applicable wage rate on the wage determination for the work actually performed. Where a Contractor is performing construction on a project in a locality other than that in which its program is registered, the ratios and wage rates (expressed in percentages of the journeyman’s hourly rate) specified in the Contractor’s or subcontractor’s registered program shall be observed. Every apprentice must be paid at not less than the rate specified in the registered program for the apprentice’s level of progress, expressed as a percentage of the journeymen hourly rate specified in the applicable wage determination. Apprentices shall be paid fringe benefits in accordance with the provisions of the apprenticeship program. If the apprenticeship program does not specify fringe benefits, apprentices must be paid the full amount of fringe benefits listed on the wage determination for the applicable classification. If the Administrator determines that a different practice prevails for the applicable apprentice classification, fringes shall be paid in accordance with that determination. In the event the Office of Apprenticeship Training, Employer and Labor Services, or a State Apprenticeship Agency recognized by the Office, withdraws approval of an apprenticeship program, the Contractor will no longer be permitted to utilize apprentices at less than the applicable predetermined rate for the work performed until an acceptable program is approved.

(ii) Trainees. Except as provided in 29 CFR 5.16, trainees will not be permitted to work at less than the predetermined rate for the work performed unless they are employed pursuant to and individually registered in a program which has received prior approval, evidenced by formal certification by the U.S. Department of Labor, Employment and Training Administration. The ratio of trainees to journeymen on the job site shall not be greater than permitted under the plan approved by the Employment and Training Administration. Every trainee must be paid at not less than the rate specified in the approved program for the trainee’s level of progress, expressed as a percentage of the journeyman hourly rate specified in the applicable wage determination. Trainees shall be paid fringe benefits in accordance with the provisions of the trainee program. If the trainee program does not mention fringe benefits, trainees shall be paid the full amount of fringe benefits listed on the wage determination unless the Administrator of the Wage and Hour Division determines that there is an apprenticeship program associated with the corresponding journeyman wage rate on the wage

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determination which provides for less than full fringe benefits for apprentices. Any employee listed on the payroll at a trainee rate who is not registered and participating in a training plan approved by the Employment and Training Administration shall be paid not less than the applicable wage rate on the wage determination for the classification of work actually performed. In addition, any trainee performing work on the job site in excess of the ratio permitted under the registered program shall be paid not less than the applicable wage rate on the wage determination for the work actually performed. In the event the Employment and Training Administration withdraws approval of a training program, the Contractor will no longer be permitted to utilize trainees at less than the applicable predetermined rate for the work performed until an acceptable program is approved.

(iii) Equal employment opportunity. The utilization of apprentices, trainees, and journeymen under this part shall be in conformity with the equal employment opportunity requirements of Executive Order 11246, as amended and 29 CFR part 30.

(5) Compliance with Copeland Act requirements. The Contractor shall comply with the requirements of 29 CFR part 3, which are incorporated by reference in this Contract.

(6) Contracts and Subcontracts. The Recipient, Subrecipient, the Recipient’s, and Subrecipient’s contractors and subcontractor shall insert in any Contracts the clauses contained herein in(a)(1) through (10) and such other clauses as the Department of Energy may by appropriate instructions require, and also a clause requiring the subcontractors to include these clauses in any lower tier subcontracts. The Recipient shall be responsible for the compliance by any subcontractor or lower tier subcontractor with all of the paragraphs in this clause.

(7) Contract termination: debarment. A breach of the Contract clauses in 29 CFR 5.5 may be grounds for termination of the Contract, and for debarment as a contractor and a subcontractor as provided in 29 CFR 5.12.

(8) Compliance with Davis-Bacon and Related Act requirements. All rulings and interpretations of the Davis-Bacon and Related Acts contained in 29 CFR parts 1, 3, and 5 are herein incorporated by reference in this Contract.

(9) Disputes concerning labor standards. Disputes arising out of the labor standards provisions of this Contract shall not be subject to the general disputes clause of this Contract. Such disputes shall be resolved in accordance with the procedures of the Department of Labor set forth in 29 CFR parts 5, 6, and 7. Disputes within the meaning of this clause include disputes between the Recipient, Subrecipient, the Contractor (or any of its subcontractors), and the contracting agency, the U.S. Department of Labor, or the employees or their representatives.

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(10) Certification of eligibility.

(i) By entering into this Contract, the Contractor certifies that neither it (nor he or she) nor any person or firm who has an interest in the Contractor’s firm is a person or firm ineligible to be awarded Government contracts by virtue of section 3(a) of the Davis-Bacon Act or 29 CFR 5.12(a)(1).

(ii) No part of this Contract shall be subcontracted to any person or firm ineligible for award of a Government contract by virtue of section 3(a) of the Davis-Bacon Act or 29 CFR 5.12(a)(1).

(iii) The penalty for making false statements is prescribed in the U.S. Criminal Code, 18 U.S.C. 1001.

(b) Contract Work Hours and Safety Standards Act. As used in this paragraph, the terms laborers and mechanics include watchmen and guards.

(1) Overtime requirements. No Contractor or subcontractor contracting for any part of the Contract work which may require or involve the employment of laborers or mechanics shall require or permit any such laborer or mechanic in any workweek in which he or she is employed on such work to work in excess of forty hours in such workweek unless such laborer or mechanic receives compensation at a rate not less than one and one-half times the basic rate of pay for all hours worked in excess of forty hours in such workweek.

(2) Violation; liability for unpaid wages; liquidated damages. In the event of any violation of the clause set forth in paragraph (b)(1) of this section, the Contractor and any subcontractor responsible therefor shall be liable for the unpaid wages. In addition, such Contractor and subcontractor shall be liable to the United States (in the case of work done under contract for the District of Columbia or a territory, to such District or to such territory), for liquidated damages. Such liquidated damages shall be computed with respect to each individual laborer or mechanic, including watchmen and guards, employed in violation of the clause set forth in paragraph (b)(1) of this section, in the sum of $10 for each calendar day on which such individual was required or permitted to work in excess of the standard workweek of forty hours without payment of the overtime wages required by the clause set forth in paragraph (b)(1) of this section.

(3) Withholding for unpaid wages and liquidated damages. The Department of Energy or the Recipient or Subrecipient shall upon its own action or upon written request of an authorized representative of the Department of Labor withhold or cause to be withheld, from any moneys payable on account of work performed by the Contractor or subcontractor under any such contract or any other Federal contract with the same prime Contractor, or any other federally-assisted contract subject to the Contract Work Hours and Safety Standards Act, which is held by the same prime contractor, such sums as may be determined to be necessary to satisfy any liabilities of such Contractor or subcontractor for unpaid wages and liquidated damages as provided in the clause set forth in paragraph (b)(2) of this section.

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(4) Contracts and Subcontracts. The Recipient, Subrecipient, and Recipient’s and Subrecipient’s contractor or subcontractor shall insert in any Contracts, the clauses set forth in paragraph (b)(1) through (4) of this section and also a clause requiring the subcontractors to include these clauses in any lower tier subcontracts. The Recipient shall be responsible for compliance by any subcontractor or lower tier subcontractor with the clauses set forth in paragraphs (b)(1) through (4) of this section.

(5) The Contractor or subcontractor shall maintain payrolls and basic payroll records during the course of the work and shall preserve them for a period of three years from the completion of the Contract for all laborers and mechanics, including guards and watchmen, working on the Contract. Such records shall contain the name and address of each such employee, social security number, correct classifications, hourly rates of wages paid, daily and weekly number of hours worked, deductions made, and actual wages paid. The records to be maintained under this paragraph shall be made available by the Contractor or subcontractor for inspection, copying, or transcription by authorized representatives of the Department of Energy and the Department of Labor, and the Contractor or subcontractor will permit such representatives to interview employees during working hours on the job.

(d) Rates of Wages

After completion of negotiations, this provision may be revised.

The minimum wages to be paid laborers and mechanics under this award involved in performance of work at the project site, as determined by the Secretary of Labor to be prevailing for the corresponding classes of laborers and mechanics employed on projects of a character similar to the contract work in the pertinent locality, are found at http://www.wdol.gov/, by clicking on “Selecting DBA WDs”. The Wage Determination Number(s) and General Decision Number(s) specific to this award are found below. These wage rates are minimum rates and are not intended to represent the actual wage rates that the Contractor may have to pay.

CONSTRUCTION TYPE	WAGE DETERMINATION NUMBER	GENERAL DECISION NUMBER
Building	TBD	TBD
Highway	TBD	TBD
Residential	TBD	TBD

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APPENDIX

TO

SPECIAL TERMS AND CONDITIONS

REQUIREMENTS FOR CONTINGENCY FUNDS FOR INTEGRATED BIOREFINERY PROJECTS

TO DE-EE0002869-	“ Scale-Up & Mobilization of Renewable Diesel & Chemical Production From Common Intermediate Using US-Based Fermentable Sugar Feedstocks” Biorefinery Project

I.        Background

Recipients of awards selected under Funding Opportunity Announcement DE-FOA-000009 6 are required to provide an initial amount of Contingency funds equal to not less than 25 percent of the Total Project Cost (TPC), subject to the requirements and clarifications provided in this Appendix. TPC includes the approved combined Federal and Recipient cost share funding amounts to accomplish the approved scope in the Statement of Project Objectives that are allowable, reasonable and allocable to the project in accordance with 10 Code of Federal Regulations (CFR) 600.317.

II.        Definition

For the purposes of this award, Contingency is defined as follows:

A provision in the project management plan to mitigate cost and/or schedule risk (Project Management Body of Knowledge, Third Edition).

III.        Requirements

A.	Purpose

The Recipient may expend Contingency funds solely for the purpose of mitigating risks to the cost and/or schedule associated with the project performance baseline and consistent with the Risk Mitigation or Management Plan (RMP) and Risk Register. Schedule risks ultimately would be reflected as cost overruns. It is expected that those risks will either be: a) performance baseline schedule and/or cost risks that are identified in the RMP and Risk Register (known risks or opportunities); or, b) to mitigate unknown performance baseline risks or uncertainties that become incorporated into the RMP and Risk Register as they are discovered.

B.	Framework and Criteria

1.	The framework that governs the use of Contingency funds on the project authorized under this award relies on the Recipient to manage and control project performance baseline risks, opportunities and uncertainties utilizing the most recent, change-controlled performance baseline, Risk RMP and Risk Register. As risks are successfully mitigated throughout the duration of the project, the need for contingency is anticipated to decline. At the point when the performance test has been completed, the number and magnitude of risks and the available project and Contingency funds will need to be evaluated prior to DOE’s Critical Decision 4 — Approval of Operations.

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2.	The initial 25 percent minimum Contingency is calculated based on the TPC (DOE share + Recipient cost share) in dollars. The award is divided into two budget periods Budget Periods 1 and 2 (BP1 and BP2). BP1 primarily involves relatively low risk activities associated with design work, permitting, environmental baseline data gathering and analysis, financial close, and other activities that should not require significant contingency to be managed effectively. Therefore, for the purposes of this award, the 25% minimum Contingency requirement will be calculated based on the estimated TPC balance that begins with Budget Period 2 (BP2—construction and operations). The Recipient will need to provide evidence (consistent with evidence standards identified in C. below) of meeting the required 25% minimum Contingency prior to DOE authorizing Critical Decision 3 — Approve Start of Construction. For example, if the BP2 estimate for construction and operations equals a TPC of $100 million, with $50 million DOE funds and $50 million Recipient cost share funds, a minimum of $25 million in initial Contingency funds would be required at the start of BP2. Any increase in the TPC resulting from cost and/or schedule overruns incurred during BP1 will be added to the BP2 TPC before calculating the initial 25% Contingency minimum.

3.	Contingency Funds must be: a) liquid, b) immediately available, and c) unrestricted funds that are dedicated to the project.

4.	Expenditures of Contingency funds is in addition to the TPC, and cannot count towards cost share. Similarly, expenditures of Contingency cannot result in reimbursement by DOE above the share approved for the project.

5.	Contingency is NOT to be included in the project budget estimate.

6.	The use of Contingency funds cannot be considered allowable costs under the award unless and until Recipient has actually expended such funds to address cost and/or schedule overruns to the performance baseline.

7.	Estimated or projected program income CANNOT count towards contingency up front. However, the Recipient may use program income to reimburse actual expenditures of Contingency funds upon approval by the DOE Contracting Officer.

C.	Acceptable Evidence of Sufficient Contingency Funds

1.	Recipient must provide evidence of Contingency funds that are dedicated to the project and sufficient to meet the 25 percent minimum, which must be documented and reported on a monthly basis consistent with the reporting requirements for this award.

2.

Below is a list of the types of evidence the Contracting Officer may consider. Although this list is not all-inclusive, it represents some of the types of documents the Contracting Officer may consider as evidence of adequate Contingency. DOE will review evidence of adequate Contingency provided by the Recipient on a

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case-by-case basis to determine its acceptability. This evidence may include, but is not limited to, one or a combination of the following:

(i)	Bank statement of availability of funds

(ii)	Letter of credit

(iii)	Evidence of sufficient cash funds (e.g., a letter from the bank or investors certifying to the specific amounts and availability of cash contributions)

(iv)	EPC Performance Guarantees

(v)	Evidence of funds in an escrowed account dedicated to the project

(vi)	Performance bond(s) — Terms and conditions must be approved by the Contracting Officer

3.	Self-certification of the availability of Contingency funds is generally NOT acceptable evidence. In order for self-certification to be considered acceptable by the Contracting Officer, the following minimum requirements must be met:

a.	An executive officer from the Recipient (typically, the Chief Financial Officer) who has control of the disbursement of Contingency funds must:

i.	Certify to no less than the minimum required initial specific amount, types and availability of Contingency funds;

ii.	Report on the expenditure of those funds monthly to the Contracting Officer; and

iii.	Recertify to the specific amount, type and availability of Contingency funds each month.

b.	Any Contingency funds expended to address risks and/or opportunities in the performance baseline must be transparent and documented through the most recent approved baseline change control procedure; and

c.	The documentation of expenditures of Contingency funds must be transparent such that an independent auditor would be able to easily track the use of such funds through the financial accounting system to the project code of accounts and to the performance baseline cost overruns.

D.	Control and Management of Contingency Funds

1.

Cost overruns that result in changes to the performance baseline must go through baseline change control. Cost overruns involving the use of Contingency must be documented through the most recent, approved baseline change control procedure. Those cost or schedule overruns that exceed the DOE-approved change control threshold must be approved by DOE. Exception: In the situation where an event occurs

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that compromises safety or threatens human health or the environment, the Recipient is expected to expend the appropriate amount of resources and/or Contingency necessary to manage the event and the project to a safe configuration. Changes to the performance baseline and any cost overruns resulting from the event shall be addressed after the Recipient has achieved a safe project configuration.

2.	Any month in which the amount of Contingency becomes insufficient to meet the required minimum, it must be reported to the Contracting Officer within five (5) calendar days of discovery.

3.	Incorporation of Contingency within the basis of estimates for each activity shall not be allowed. Activity estimates should be consistent with standard Recipient project estimating methods (e.g., activity-based cost estimating, parametric cost estimating, etc.), but shall avoid the embedding and layering of contingency throughout the Work Breakdown Structure (WBS).

4.	At the completion of performance test (as described in the performance baseline), DOE will conduct the Critical Decision 4 (CD-4) — Approval of Operations review. This review will also be the point at which DOE will determine the amount of Contingency the Recipient will be required to have available during the operations phase. The criteria for this determination will be as follows:

a.	Pilot plants — The amount of the Contingency typically required will be based on a minimum of 10 percent of the initial capital cost (BP2 TPC). Using this as a base, the amount of Contingency will be adjusted taking into account risk mitigation trends through the end of the performance test. For example, if the estimate to complete (ETC) and remaining risks through the end of the performance test reflect successful risk mitigation and cost effective project performance management, DOE would factor that into its decision on what percentage contingency will be required for the operations phase. DOE will withhold a percentage of its funds to assure that the operations phase is completed in accordance with the performance baseline and that DOE receives operations data in the form required.

b.	Demonstration plants — The required amount of Contingency typically will be based on a minimum of 10 percent of the initial capital cost (BP2 TPC). Using this as a base, the amount of Contingency will be adjusted using risk mitigation trends through completion of the performance test. For example, if the ETC and risks remaining through the end of the performance test reflect successful risk mitigation and cost effective project performance management, DOE could factor that into its decision on what percentage contingency will be required for the operations phase. Furthermore, if the cost of the core technology exceeds 10 percent of the initial capital cost (BP2 TPC), DOE will factor this into the percentage of DOE funds to be withheld to assure that the operations phase is completed in accordance with the performance baseline.

4

Federal Financial Assistance Regulations – 10 CFR 600

3/27/96, Amended 12/05/06

10 CFR 600 – Subpart A – General	2
10 CFR 600 – Subpart B – Uniform Administrative Requirements for Grants and Cooperative Agreements with Institutions of Higher Education, Hospitals, and Other Non-Profit Organizations.	27
10 CFR 600 – Subpart C – Uniform Administrative Requirements for Grants and Cooperative Agreements to State and Local Governments	76
Subpart D — Administrative Requirements for Grants and Cooperative Agreements With For-Profit Organizations	123
10 CFR 600—Subpart F – Eligibility Determination for Certain Financial Assistance Programs—General Statement of Policy	189
10 CFR 600— Appendix A to Part 600 – Generally Applicable Requirements	193
10 CFR 600— Appendix B to Part 600 – Audit Report Distributees	195

10 CFR 600 – Subpart A – General

600.1	Purpose.	3
600.2	Applicability.	3
600.3	Definitions.	3
600.4	Deviations.	5
600.5	Selection of award instrument.	6
600.6	Eligibility.	7
600.7	Small and disadvantaged and women-owned business participation.	9
600.8	Program announcements.	9
600.9	[Removed and Reserved].	10
600.10	Form and content of applications.	10
600.11	Intergovernmental review.	11
600.12	Generally applicable requirements.	11
600.13	Merit review.	11
600.14	{Reserved}	12
600.15	Authorized uses of information.	12
600.16	Legal authority and effect of an award.	13
600.17	Contents of award.	13
600.18	Recipient acknowledgement of award.	13
600.19	Notification to unsuccessful applicants.	14
600.20	Maximum DOE obligation.	14
600.21	Access to records.	14
600.22	Disputes and appeals.	15
600.23	Debarment and suspension.	17
600.24	Noncompliance.	17
600.25	Suspension and termination.	18
600.26	Funding.	20
600.27	Reserved.	21
600.28	Restrictions on lobbying.	21
600.29	Fixed obligation awards.	21
600.30	Cost sharing.	22
600.31	Research Misconduct.	23

Subpart A – General

600.1             Purpose.

This part implements the Federal Grant and Cooperative Agreement Act, Pub. L. 95-224, as amended by Pub. L. 97-258 (31 U.S.C. 6301-6308), and establishes uniform policies and procedures for the award and administration of DOE grants and cooperative agreements. This subpart (Subpart A) sets forth the policies and procedures applicable to the award and administration of grants and cooperative agreements.

600.2             Applicability.

(a) Except as otherwise provided by Federal statute or program rule, this part applies to applications, solicitations, and new, continuation, and renewal awards (and any subsequent subawards).

(b) Any new, continuation, or renewal award (and any subsequent subaward) shall comply with any applicable Federal statute, Federal rule, Office of Management and Budget (OMB) Circular and Governmentwide guidance in effect as of the date of such award.

(c) Financial assistance to foreign entities is governed, to the extent appropriate, by this part and by the administrative requirements and cost principles applicable to their respective recipient type, e.g, governmental, non-profit, commercial.

600.3             Definitions.

Amendment means the written document executed by a DOE contracting officer that changes one or more terms or conditions of an existing financial assistance award.

Award means the written document executed by a DOE Contracting Officer, after an application is approved, which contains the terms and conditions for providing financial assistance to the recipient.

Budget period means the interval of time, specified in the award, into which a project is divided for budgeting and funding purposes.

Continuation award means an award for a succeeding or subsequent budget period after the initial budget period of either an approved project period or renewal thereof.

Contract means a written procurement contract executed by a recipient or subrecipient for the acquisition of property or services under a financial assistance award.

Contracting Officer means the DOE official authorized to execute awards on behalf of DOE and who is responsible for the business management and non-program aspects of the financial assistance process.

DOE Patent Counsel means the Department of Energy Patent Counsel assisting the Contracting Officer in the review and coordination of patents and data related items.

Financial Assistance means the transfer of money or property to a recipient or subrecipient to accomplish a public purpose of support or stimulation authorized by Federal statute. For purposes of this part, financial assistance instruments are grants and cooperative agreements and subawards.

Head of Contracting Activity or HCA means a DOE official with senior management authority for the award and administration of financial assistance instruments within one or more DOE organizational elements.

Merit review means a thorough, consistent and objective examination of applications based on pre-established criteria by persons who are independent of those submitting the applications and who are knowledgeable in the field of endeavor for which support is requested.

Nonprofit organization means any corporation, trust, foundation, or institution which is entitled to exemption under section 501(c)(3) of the Internal Revenue Code, or which is not organized for profit and no part of the net earnings of which inure to the benefit of any private shareholder or individual (except that the definition of “nonprofit organization” at 48 CFR 27.301 shall apply for patent matters set forth at Sections 600.136 and 600.325).

Program rule means a rule issued by a DOE program office for the award and administration of financial assistance which may describe the program’s purpose or objectives, eligibility requirements for applicants, types of program activities or areas to be supported, evaluation and selection process, cost sharing requirements, etc. These rules usually supplement the generic policies and procedures for financial assistance contained in this part.

Project means the set of activities described in an application, State plan, or other document that is approved by DOE for financial assistance (whether such financial assistance represents all or only a portion of the support necessary to carry out those activities.)

Project period means the total period of time indicated in an award during which DOE expects to provide financial assistance. A project period may consist of one or more budget periods and may be extended by DOE.

Recipient means the organization, individual, or other entity that receives an award from DOE and is financially accountable for the use of any DOE funds or property provided for the performance of the project, and is legally responsible for carrying out the terms and conditions of the award.

Renewal award means an award which adds one or more additional budget periods to an existing project period.

Research and development means all research activities, both basic and applied, and all development activities that are supported at universities, colleges, and other non-profit institutions and commercial organizations. “Research” is defined as a systematic study directed toward fuller scientific knowledge or understanding of the subject studied. The term research also includes activities involving the training of individuals in research techniques where such activities utilize the same facilities as other research and development activities and where such activities are not included in the instruction function. “Development” is the systematic use of knowledge and understanding gained from research directed toward the production of useful materials, devices, systems, or methods, including design and development of prototypes and processes.

600.4             Deviations.

(a) General.

(1) A deviation is the use of any policy, procedure, form, standard, term, or condition which varies from a requirement of this part, or the waiver of any such requirement, unless such use or waiver is authorized or precluded by Federal statute. The use of optional or discretionary provisions of this part, including special restrictive conditions used in accordance with Sections 600.114 and 600.212, are not deviations. Awards to foreign entities and the waiver of the cost sharing requirements in Section 600.30 are not subject to this section.

(2) A single-case deviation is a deviation which applies to one financial assistance transaction and one applicant, recipient, or subrecipient only.

(3) A class deviation is a deviation which applies to more than one financial assistance transaction, applicant, recipient, or subrecipient.

(b) The DOE officials specified in paragraph (c) of this section may authorize a deviation only upon a written determination that the deviation is —

(1) Necessary to achieve program objectives;

(2) Necessary to conserve public funds;

(3) Otherwise essential to the public interest; or

(4) Necessary to achieve equity.

(c) Approval procedures.

(1) A deviation request must be in writing and must be submitted to the responsible DOE Contracting Officer. An applicant for a subaward or a subrecipient shall submit any such request through the recipient.

(2) Except as provided in paragraph (c)(3) of this section —

(i) A single-case deviation may be authorized by the responsible HCA.

(ii) A class deviation may be authorized by the Director, Procurement and Assistance Management or designee.

(3) Whenever the approval of OMB, other Federal agency, or other DOE office is required to authorize a deviation, the proposed deviation must be submitted to the Director, Procurement and Assistance Management or designee for concurrence prior to submission to the authorizing official.

(d) Notice. Whenever a request for a class deviation is approved, DOE shall publish a notice in the Federal Register at least 15 days before the class deviation becomes effective. Whenever a class deviation is contained in a proposed program rule, the preamble to the proposed rule shall describe the purpose and scope of the deviation.

(e) Subawards. A recipient may use a deviation in a subaward only with the prior written approval of a DOE Contracting Officer.

600.5             Selection of award instrument.

(a) If DOE has administrative discretion in the selection of the award instrument, the DOE decision as to whether the relationship is principally one of procurement or financial assistance shall be made pursuant to the Federal Grant and Cooperative Agreement Act as codified at 31 U.S.C. 6301-6306. A grant or cooperative agreement shall be the appropriate instrument, in accordance with this part, when the principal purpose of the relationship is the transfer of money or property to accomplish a public purpose of support or stimulation authorized by Federal statute. In selecting the type of financial assistance instrument, DOE shall limit involvement between itself and the recipient in the performance of a project to the minimum necessary to achieve DOE program objectives.

(b) When it is anticipated that substantial involvement will be necessary between DOE and the recipient during performance of the contemplated activity, the award instrument shall be a cooperative agreement rather than a grant. Every cooperative agreement shall explicitly state the substantial involvement anticipated between DOE and the recipient during the performance of the project. Substantial involvement exists if:

(1) Responsibility for the management, control, or direction of the project is shared by DOE and the recipient; or

(2) Responsibility for the performance of the project is shared by DOE and the recipient.

(c) Providing technical assistance or guidance of a programmatic nature to a recipient does not constitute substantial involvement if:

(1) the recipient is not required to follow such guidance;

(2) the technical assistance or guidance is not expected to result in continuing DOE involvement in the performance of the project; or

(3) The technical assistance or guidance pertains solely to the administrative requirements of the award.

(d) In cooperative agreements, DOE has the right to intervene in the conduct or performance of project activities for programmatic reasons. Intervention includes the interruption or modification of the conduct or performance of project activities. Suspension or termination of the cooperative agreement under Sections 600.162 and 600.243 does not constitute intervention in the conduct or performance of project activities.

600.6             Eligibility.

(a) General. DOE shall solicit applications for financial assistance in a manner which provides for the maximum amount of competition feasible.

(b) Restricted eligibility. If DOE restricts eligibility, an explanation of why the restriction of eligibility is considered necessary shall be included in the solicitation, program rule, or published notice. Except when authorized by statute or program rule, if the aggregate amount of DOE funds available for award under a solicitation or published notice is $1,000,000 or more, such restriction of eligibility shall be supported by a written determination initiated by the program office and approved by an official no less than two levels above the initiating program official and concurred in by the Contracting Officer and legal counsel. Where the amount of DOE funds is less than $1,000,000, the cognizant HCA and the Contracting Officer may approve the determination.

(c) Noncompetitive financial assistance. DOE may award a grant or cooperative agreement on a noncompetitive basis only if the application satisfies one or more of the following selection criteria:

(1) The activity to be funded is necessary to the satisfactory completion of, or is a continuation or renewal of, an activity presently being funded by DOE or another Federal agency, and for which competition for support would have a significant adverse effect on continuity or completion of the activity.

(2) The activity is being or would be conducted by the applicant using its own resources or those donated or provided by third parties; however, DOE support of that activity would enhance the public benefits to be derived and DOE knows of no other entity which is conducting or is planning to conduct such an activity.

(3) The applicant is a unit of government and the activity to be supported is related to performance of a governmental function within the subject jurisdiction, thereby precluding DOE provision of support to another entity.

(4) The applicant has exclusive domestic capability to perform the activity successfully, based upon unique equipment, proprietary data, technical expertise, or other such unique qualifications.

(5) The award implements an agreement between the United States Government and a foreign government to fund a foreign applicant.

(6) Time constraints associated with a public health, safety, welfare or national security requirement preclude competition.

(7) The proposed project was submitted as an unsolicited proposal and represents a unique or innovative idea, method, or approach which would not be eligible for financial assistance under a recent, current, or planned solicitation, and if, as determined by DOE, a competitive solicitation would not be appropriate.

(8) The responsible program Assistant Secretary, Deputy Administrator, or other official of equivalent authority determines that a noncompetitive award is in the public interest. This authority may not be delegated.

(d) Approval requirements. Determinations of noncompetitive awards shall be approved, prior to award, by the initiating program official, by the responsible program Assistant Secretary (or official of equivalent authority) or designee, who shall be not less than two organizational levels above that of the project officer, by the Contracting Officer and shall be concurred in by local legal counsel. Where the amount of DOE funds is less than $1,000,000 for a noncompetitive financial assistance award, the determination shall be approved by the cognizant HCA and the Contracting Officer. Concurrence for a particular award or class of awards of $1,000,000 or less may be waived by local legal counsel.

(e) Documentation requirements. A determination of noncompetitive financial assistance (normally prepared by the responsible program official) explaining the basis for the proposed noncompetitive award shall be placed in the award file.

600.7             Small and disadvantaged and women-owned business participation.

(a) DOE encourages the participation in financial assistance awards of small businesses, including those owned by socially and economically disadvantaged individuals and women, of historically black colleges, and of colleges and universities with substantial minority enrollments.

(b) For definitions of the terms in paragraph (a) of this section, see the Higher Education Act of 1965, and 15 U.S.C. 644, as amended by the Federal Acquisition Streamlining Act (FASA), and implementing regulations under FASA issued by the Office of Federal Procurement Policy.

(c) When entering into contracts under financial assistance awards, recipients and subrecipients shall comply with the requirements of Section 600.144 or Section 600.236, as applicable.

600.8             Program announcements.

(a) General. Program announcements include any issuance used to announce funding opportunities that would result in the award of a discretionary grant or cooperative agreement, whether it is called a program announcement, program notice, solicitation, broad agency announcement, research announcement, notice of program interest, or something else.

(1) A Program Assistant Secretary (or official of equivalent authority) may annually issue a program notice describing research areas in which financial assistance is being made available. Such notice shall also state whether the research areas covered by the notice are to be added to those listed in a previously issued program rule. If they are to be included, then applications received as a result of the notice may be treated as having been in response to that previously published program rule. If they are not to be included, then applications received in response to the notice are to be treated as unsolicited applications. Solicitations may be issued by a DOE Contracting Officer or program office with prior concurrence of the contracting office.

(2) DOE must post synopses of its program announcements and modifications to the announcements at the Grants.gov Internet site, using the standard data elements/format, except for:

(i) Announcements of funding opportunities for awards less than $25,000 for which 100 percent of eligible applicants live outside the United States.

(ii) Single source announcements of funding opportunities which are specifically directed to a known recipient.

(b) Subawards. In accordance with the provisions of the applicable statute and program rules, if a DOE financial assistance program involves the award of financial assistance by a recipient to a subrecipient, the recipient shall provide sufficient advance notice so that potential subrecipients may prepare timely applications and secure prerequisite reviews and approvals.

(c) Announcement format. DOE must use the government-wide standard format to publish program announcements of funding opportunities.

600.9             [Removed and Reserved].

Section 600.9 is removed and reserved.

600.10           Form and content of applications.

(a) General. Applications shall be required for all financial assistance projects or programs.

(b) Forms. Applications shall be on the form and in the number of copies specified in a program rule, the program announcement or in these regulations. (See also Sections 600.112 and 600.210.) For unsolicited applications, a guide for preparation and submission is available from U.S. Department of Energy, Federal Energy Technology Center, Attn: Unsolicited Proposal Manager, Post Office Box 10940, Pittsburgh, PA, 15236-0940.

(c) Contents of an application. In general, a financial assistance application shall include:

(1) A facesheet containing basic identifying information. The facesheet shall be the Standard Form (SF)424 or other approved DOE application form;

(2) A detailed narrative description of the proposed project, including the objectives of the project and the applicant’s plan for carrying it out;

(3) A budget with supporting justification; and

(4) Any required preaward assurances.

(d) Incomplete applications. DOE may return an application that:

(1) is not signed, either in writing or electronically, by an official authorized to bind the applicant; or

(2) omits any information or documentation required by statute, program rule, or the solicitation, if the nature of the omission precludes review of the application.

(e) Supplemental information. During the review of a complete application, DOE may request the submission of additional information only if the information is essential to evaluate the application.

600.11           Intergovernmental review.

Intergovernmental review of DOE financial assistance shall be conducted in accordance with 10 CFR Part 1005.

600.12 Generally	applicable requirements.

(a) Except as expressly exempted by Federal statute or program rule, recipients and subrecipients of DOE financial assistance shall comply with all generally applicable requirements to which they are subject. Generally applicable requirements include, but are not limited to, the requirements of this part, Federal statutes, the OMB Circulars and other Government-wide guidance implemented by this part, Executive Orders, and the requirements identified in Appendix A of this subpart.

(b) Provisions shall be made to design and construct all buildings, in which DOE funds are used, to meet appropriate seismic design and construction standards. Seismic codes and standards meeting or exceeding the provisions of each of the model codes listed in this paragraph are considered to be appropriate for purposes of this part. These codes provide a level of seismic safety that is substantially equivalent to the National Earthquake Hazards Reduction Program (NEHRP) Recommended Provisions for the Development of Seismic Regulations for New Buildings, 1988 Edition (Federal Emergency Management Administration 222 and 223). Revisions of these model codes that are substantially equivalent to or exceed the then current or immediately preceding edition of the NEHRP Recommended Provisions (which are updated triennially) shall be considered to be appropriate standards.

The model codes are as follows:

(1) 1991 Uniform Building Code, of the International Council of Building Officials,

(2) 1992 Supplement to the National Building Code, of the Building Official and Code Administrators International.

(3) 1992 Amendments to the Standard Building Code, of the Southern Building Code Congress International.

600.13           Merit review.

(a) It is the policy of DOE that discretionary financial assistance be awarded through a merit-based selection process. A merit review means a thorough, consistent, and objective examination of applications based on pre-established criteria by persons who are independent of those submitting the applications and who are knowledgeable in the field of endeavor for which support is requested.

(b) Each program office must establish a merit review system covering the financial assistance programs it administers. Merit review of financial assistance applications is intended to be advisory and is not intended to replace the authority of the project/program official with responsibility for deciding whether an award will be made.

600.14           {Reserved}

600.15           Authorized uses of information.

(a) General. Information contained in applications shall be used only for evaluation purposes unless such information is generally available to the public or is already the property of the Government. The Trade Secrets Act, 18 U.S.C. 1905, prohibits the unauthorized disclosure by Federal employees of trade secret and confidential business information.

(b) Treatment of application information.

(1) An application may include technical data and other data, including trade secrets and/or privileged or confidential commercial or financial information, which the applicant does not want disclosed to the public or used by the Government for any purpose other than application evaluation. To protect such data, the applicant should specifically identify each page including each line or paragraph thereof containing the data to be protected and mark the cover sheet of the application with the following Notice as well as referring to the Notice on each page to which the Notice applies:

Notice of Restriction on Disclosure and Use of Data

The data contained in pages — — of this application have been submitted in confidence and contain trade secrets or proprietary information, and such data shall be used or disclosed only for evaluation purposes, provided that if this applicant receives an award as a result of or in connection with the submission of this application, DOE shall have the right to use or disclose the data herein to the extent provided in the award. This restriction does not limit the Government’s right to use or disclose data obtained without restriction from any source, including the applicant.

(2) Unless a solicitation specifies otherwise, DOE shall not refuse to consider an application solely on the basis that the application is restrictively marked.

(3) Data (or abstracts of data) marked with the Notice under paragraph (b)(1) of this section shall be retained in confidence and used by DOE or its designated representatives as specified in Section 600.13 solely for the purpose of evaluating the proposal. The data so marked shall not be disclosed or used for any other purpose except to the extent provided in any resulting award, or to the extent required by law, including the Freedom of Information Act (5 U.S.C. 552) (10 CFR Part 1004). The Government shall not be liable for disclosure or use of unmarked data and may use or disclose such data for any purpose.

600.16           Legal authority and effect of an award.

(a) A DOE financial assistance award is valid only if it is in writing and is signed, either in writing or electronically, by a DOE Contracting Officer.

(b) DOE funds awarded under a grant or cooperative agreement shall be obligated as of the date the DOE Contracting Officer signs the award; however, the recipient is not authorized to incur costs under an award prior to the beginning date of the budget period shown in the award except as may be authorized in accordance with Sections 600.125(e) or 600.230 of this part. The duration of the DOE financial obligation shall not extend beyond the expiration date of the budget period shown in the award unless authorized by a DOE Contracting Officer by means of a continuation or renewal award or other extension of the budget period.

600.17           Contents of award.

Each financial assistance award shall be made on a Notice of Financial Assistance Award (DOE F 4600.1) which contains basic identifying and funding information together with attachments including a budget, any special terms and conditions, and any other provisions necessary to establish the respective right, duties, obligation, and responsibilities of DOE and the recipient, consistent with the requirements of this part.

600.18           Recipient acknowledgement of award.

(a) After signature by the DOE Contracting Officer, the award shall be sent to the recipient. The recipient shall acknowledge acceptance by returning a copy signed either in writing or electronically. No DOE funds shall be disbursed until the award document signed by the recipient is received by DOE.

(b) In the event a recipient declines an award, DOE shall deobligate the funds obligated by the award after providing the applicant with at least two weeks written notice of DOE’s intention to deobligate.

(c) After the recipient acknowledges the award, the terms and conditions of the award may be amended only upon the written request or with the written concurrence of the recipient unless the amendment is one which DOE may make unilaterally in accordance with a program rule or this part.

600.19           Notification to unsuccessful applicants.

DOE shall promptly notify in writing each applicant whose application has not been selected for award or whose application cannot be funded because of the unavailability of appropriated funds. If the application was not selected, the written notice shall briefly explain why the application was not selected and, if for grounds other than unavailability of funds, shall offer the unsuccessful applicant the opportunity for a more detailed explanation upon request.

600.20           Maximum DOE obligation.

(a) The maximum DOE obligation to the recipient is —

(1) For monetary awards, the amount shown in the award as the amount of DOE funds obligated, and

(2) Any designated property.

(b) DOE shall not be obligated to make any additional, supplemental, continuation, renewal, or other award for the same or any other purpose.

600.21            Access to records.

(a) In addition to recipient and subrecipient responsibilities relative to access to records specified in Sections 600.153 and 600.242, for any negotiated contract or subcontract in excess of $10,000 under a grant or cooperative agreement, DOE, the Comptroller General of the United States, the recipient and the subrecipient (if the contract was awarded under a financial assistance subaward), or any of their authorized representatives shall have the right of access to any books, documents, papers, or other records of the contractor or subcontractor which are pertinent to that contract or subcontract, in order to make audit, examination, excerpts, and copies.

(b) The right of access may be exercised for as long as the applicable records are retained by the recipient, subrecipient, contractor, or subcontractor.

600.22           Disputes and appeals.

(a) Informal dispute resolution. Whenever practicable, DOE shall attempt to resolve informally any dispute over the award or administration of financial assistance. Informal resolution, including resolution through an alternative dispute resolution mechanism, shall be preferred over formal procedures available in 10 CFR Part 1024, to the extent practicable.

(b) Alternative dispute resolution (ADR). Before issuing a final determination in any dispute in which informal resolution has not been achieved, the Contracting Officer shall suggest that the other party consider the use of voluntary consensual methods of dispute resolution, such as mediation. The DOE dispute resolution specialist is available to provide assistance for such disputes, as are trained mediators of other federal agencies. ADR may be used at any stage of a dispute.

(c) Final determination. Whenever a dispute is not resolved informally or through an alternative dispute resolution process, DOE shall mail (by certified mail) a brief written determination signed by a Contracting Officer, setting forth DOE’s final disposition of such dispute. Such determination shall contain the following information:

(1) A summary of the dispute, including a statement of the issues and of the positions taken by the Department and the party or parties to the dispute; and

(2) The factual, legal and, if appropriate, policy reasons for DOE’s disposition of the dispute.

(d) Right of appeal.

(1) Except as provided in paragraph (f)(1) of this section, the final determination under paragraph (c) of this section may be appealed to the Financial Assistance Appeals Board (the Board) in accordance with the procedures set forth in 10 CFR part 1024.

(2) If the final determination under paragraph (c) of this section involves a dispute over which the Board has jurisdiction as provided in paragraph (f)(2) of this section, the Contracting Officer’s determination shall state that, with respect to such dispute, the determination shall be the final decision of the Department unless, within 60 days, a written notice of appeal is filed.

(3) If the final determination under paragraph (c) of this section involves a dispute over which the Board has no jurisdiction as provided in paragraph (f)(1) of this section, the Contracting Officer’s determination shall state that, effective immediately or on a later date specified therein, the determination shall, with respect to such dispute, be the final decision of the Department.

(e) Effect of appeal. The filing of an appeal with the Board shall not stay any determination or action taken by DOE which is the subject of the appeal. Consistent with its obligation to protect the interests of the Federal Government, DOE may take such authorized actions as may be necessary to preserve the status quo pending decision by the Board, or to preserve its ability to provide relief in the event the Board decides in favor of the appellant.

(f) Review on appeal.

(1) The Board shall have no jurisdiction to review:

(i) Any preaward dispute (except as provided in paragraph (f)(2)(ii) of this section), including use of any special restrictive condition pursuant to Sections 600.114 or 600.212;

(ii) DOE denial of a request for a deviation under Sections 600.4, 600.103, or 600.205 of this part;

(iii) DOE denial of a request for a budget revision or other change in the approved project under Sections 600.125, 600.127, 600.222, or 600.230 of this part or under another term or condition of the award;

(iv) Any DOE action authorized under Sections 600.162(a) (1), (2), (3) or (5); or Sections 600.243 (a)(1), (a)(3) for suspensions only; or Sections 600.162 (a)(4) or Section 600.243(a)(4) for actions disapproving renewal applications or other requests for extension of time or additional funding for the same project when related to recipient noncompliance, or such actions authorized by program rule;

(v) Any DOE decision about an action requiring prior DOE approval under Section 600.144, or Section 600.236 of this part or under another term or condition of the award;

(vi) A DOE decision not to make a continuation award, which decision is based on the insufficiency of available appropriations;

(vii) Any matter which is under the jurisdiction of the Patent Compensation Board (10 CFR 780.3);

(viii) Any matter which may be heard by the Invention Licensing Appeals Board (10 CFR 781.65 and 781.66); and

(ix) Any other dispute not described in paragraph (f)(2) of this section.

(2) In addition to any right of appeal established by program rule, or by the terms and conditions (not inconsistent with paragraph (f)(1) of this section) of an award, the Board shall have jurisdiction to review:

(i) A DOE determination that the recipient has failed to comply with the applicable requirements of this part, the program statute or rules, or other terms and conditions of the award;

(ii) A DOE decision not to make a continuation award based on any of the determinations described in paragraph (f)(2)(i) of this section;

(iii) Termination of an award for cause, in whole or in part, by DOE;

(iv) A DOE determination that an award is void or invalid;

(v) The application by DOE of an indirect cost rate; and

(vi) DOE disallowance of costs.

(3) In reviewing disputes authorized under paragraph (f)(2) of this section, the Board shall be bound by the applicable law, statutes, and rules, including the requirements of this part, and by the terms and conditions of the award.

(4) The decision of the Board shall be the final decision of the Department.

600.23           Debarment and suspension.

Applicants, recipients, subrecipients, and contractors under financial assistance awards may be debarred and suspended for the causes and in accordance with the procedures set forth in 2 CFR part 901.

600.24           Noncompliance.

(a) Except for noncompliance with nondiscrimination requirements under 10 CFR Part 1040, whenever DOE determines that a recipient has not complied with the applicable requirements of this part, with the requirements of any applicable program statute or rule, or with any other term or condition of the award, a DOE Contracting Officer shall provide to the recipient (by certified mail, return receipt requested) a written notice setting forth:

(1) The factual and legal bases for the determination of noncompliance;

(2) The corrective actions and the date (not less than 30 days after the date of the notice) by which they must be taken.

(3) Which of the actions authorized under Section 600.122(n), Section 600.162(a) or Section 600.243(a) of this part DOE may take if the recipient does not achieve compliance within the time specified in the notice, or does not provide satisfactory assurances that actions have been initiated which will achieve compliance in a timely manner.

(b) DOE may take any of the actions set forth in Section 600.122(n), Section 600.162(a), or Section 600.243(a) of this part concurrent with the written notice required under paragraph (a) of this section or with less than 30 days written notice to the recipient whenever:

(1) There is evidence the award was obtained by fraud;

(2) The recipient ceases to exist or becomes legally incapable of performing its responsibilities under the financial assistance award; or

(3) There is a serious mismanagement or misuse of financial assistance award funds necessitating immediate action.

600.25           Suspension and termination.

(a) Suspension and termination for cause. DOE may suspend or terminate an award for cause on the basis of:

(1) a noncompliance determination under Section 600.24, Section 600.122(n), Section 600.162(a), or Section 600.243(a); or

(2) an suspension or debarment of the awardee under Section 600.23.

(b) Notification requirements. Except as provided in Section 600.24, Section 600.162(a), or Section 600.243(a) before suspending or terminating a award for cause, DOE shall mail to the awardee (by certified mail, return receipt requested) a separate written notice in addition to that required by Section 600.24(a), Section 600.162(a), or Section 600.243(a) at least ten days prior to the effective date of the suspension or termination. Such notice shall include, as appropriate:

(1) The factual and legal bases for the suspension or termination;

(2) The effective date or dates of the DOE action;

(3) If the action does not apply to the entire award, a description of the activities affected by the action;

(4) Instructions concerning which costs shall be allowable during the period of suspension, or instructions concerning allowable termination costs, including in either case, instructions concerning any subgrants or contracts;

(5) Instructions concerning required final reports and other closeout actions for terminated awards (see Sections 600.170 through 600.173 and Sections 600.250 through 600.252);

(6) A statement of the awardee’s right to appeal a termination for cause pursuant to Section 600.22; and

(7) The dated signature of a DOE Contracting Officer.

(c) Suspension.

(1) Unless DOE and the awardee agree otherwise, no period of suspension shall exceed 90 days.

(2) DOE may cancel the suspension at any time, up to and including the date of expiration of the period of suspension, if the awardee takes satisfactory corrective action before the expiration date of the suspension or gives DOE satisfactory evidence that such corrective action will be taken.

(3) If the suspension has not been cancelled by the expiration date of the period of suspension, the awardee shall resume the suspended activities or project unless, prior to the expiration date, DOE notifies the awardee in writing that the period of suspension shall be extended consistent with paragraph (c)(1) of this section or that the award shall be terminated.

(4) As of the effective date of the suspension, DOE shall withhold further payments and shall allow new obligations incurred by the awardee during the period of suspension only if such costs were authorized in the notice of suspension or in a subsequent letter.

(5) If the suspension is cancelled or expires and the award is not terminated, DOE shall reimburse the awardee for any authorized allowable costs incurred during the suspension and, if necessary, may amend the award to extend the period of performance.

(d) Termination by mutual agreement. In addition to any situation where a termination for cause pursuant to Section 600.24, Sections 600.160 through 600.162 or Sections 600.243 through 600.244 is appropriate, either DOE or the awardee may initiate a termination of a award (or portion thereof) as described in this paragraph. If the awardee initiates a termination, the awardee must notify DOE in writing and specify the awardee’s reasons for requesting the termination, the proposed effective date of the termination, and, in the case of a partial termination, a description of the activities to be terminated, and an appropriate budget revision. DOE shall terminate an award or portion thereof under this paragraph only if both parties agree to the termination and the conditions under which it shall occur. If DOE determines that the remaining activities under a partially terminated award would not accomplish the purpose for which the award was originally awarded, DOE may terminate the entire award.

(e) Effect of termination. The awardee shall incur no new obligations after the effective date of the termination of a award (or portion thereof), and shall cancel as many outstanding obligations as possible. DOE shall allow full credit to the awardee for the DOE share of noncancellable obligations properly incurred by the awardee prior to the effective date of the termination.

(f) Subgrants. Awardees shall follow the policies and procedures in this section and in Section 600.24, Sections 600.160 through 600.162 or Sections 600.243 through 600.244 for suspending and terminating subgrants.

600.26           Funding.

(a) General. The project period during which DOE expects to provide award support for an approved project shall be specified on the Notice of Financial Assistance Award (DOE Form 4600.1).

(b) Budget period and continuation awards. If the project period is 12 months or less, the budget period and the project period shall be coextensive. Multiyear awards, including formula awards, shall generally be funded annually within the approved project period. Funding for each budget period within the project period shall be contingent on DOE approval of a continuation application submitted in accordance with a schedule specified by DOE. A continuation application shall include:

(1) A statement of technical progress or status of the project to date;

(2) A detailed description of the awardee’s plans for the conduct of the project during the coming year; and

(3) A detailed budget for the upcoming budget period, including an estimate of unobligated balances. A detailed budget need not be submitted if the new or renewal application contained future-year budgets sufficiently detailed to allow DOE to review and approve the categories and elements of cost. Should the award have a change in scope or significant change in the budget, DOE may request a detailed budget.

(4) DOE shall review a continuation application for the adequacy of the awardee’s progress and planned conduct of the project in the subsequent budget period. DOE shall not require a continuation application to compete against any other application. The amount and award of continuation funding is subject to the availability of appropriations.

(c) Renewal awards. Discretionary renewal awards may be made either on the basis of a solicitation or on a noncompetitive basis. If DOE proposes to restrict eligibility for a discretionary renewal award to the incumbent grantee, the noncompetitive award must be justified in accordance with 600.6(b)(2). Renewal applications must be submitted no later than 6 months prior to the scheduled expiration of the project period unless a program rule or other published instruction establishes a different application deadline.

(d) Extensions. Unless otherwise specified in the award terms and conditions, recipients of financial assistance awards, except recipients of SBIR awards (See Section 600.181), may extend the expiration date of the final budget period of the project (thereby extending the project period) if additional time beyond the established expiration date is needed to assure adequate completion of the original scope of work within the funds already made available. A single extension, which shall not exceed twelve (12) months, may be made for this purpose, and must be made prior to the originally established expiration date. The recipient must notify the cognizant DOE Contracting Officer in the awarding office in writing within ten (10) days of making the extension.

600.27           Reserved.

600.28           Restrictions on lobbying.

Procedures regarding restrictions on lobbying activities of applicants and recipients are contained in 10 CFR 601.110.

600.29           Fixed obligation awards.

(a) General. This section contains provisions applicable to the award of financial assistance instruments on a fixed amount basis. Under a fixed obligation award, funds are issued in support of a project without a requirement for Federal monitoring of actual costs subsequently incurred.

(b) Provisions applicable to fixed obligation awards. Financial assistance awards may be made on a fixed obligation basis subject to the following requirements:

(1) Each fixed obligation award may neither exceed $100,000 nor exceed one year in length.

(2) Programs which require mandatory cost sharing are not eligible.

(3) Proposed costs must be analyzed in detail to ensure consistency with applicable cost principles.

(4) Budget categories are not stipulated in making an award. However, budgets are submitted by an applicant and reviewed for purposes of establishing the amount to be awarded.

(5) Payments must be made in the same manner as other financial assistance awards, except that when determined appropriate by the cognizant program official and contracting officer a lump sum payment may be made.

(6) Recipients must certify in writing to the contracting officer at the end of the project that the activity was completed or the level of effort was expended, however should the activity or effort not be carried out, the recipient would be expected to make appropriate reimbursements.

(7) Periodic reports may be established for each award so long as they are not more frequently than quarterly.

(8) Changes in principal investigator or project leader, scope of effort, or institution, must receive the prior approval of the Department.

600.30           Cost sharing.

In addition to the requirements of Section 600.123 or Section 600.224, the following requirements apply to research, development, and demonstration projects:

(a) When DOE awards financial assistance for research, development, and demonstration projects where the primary purpose of the project is the ultimate commercialization and utilization of technology by the private sector and when there are reasonable expectations that the recipient will receive significant present or future economic benefits beyond the instant award as a result of the performance of the project, cost sharing shall be required. Unless the cost sharing is required by statute, a waiver of the requirement on a single-case or class basis may be approved by the cognizant Program Assistant Secretary or designee.

(b) Except as provided in section 3002 of the Energy Policy Act of 1992, 42 U.S.C. 13542, or program rule, DOE will decide, on a case-by-case basis, the amount of cost sharing required for a particular project.

(c) Factors in addition to those specified in Section 600.123 or Section 600.224, which may be considered when negotiating cost sharing for research, development, and demonstration projects include the potential benefits to a recipient resulting from the project and the length of time before a project is likely to be commercially successful.

600.31           Research Misconduct.

(a) A recipient is responsible for maintaining the integrity of research of any kind under an award from DOE including the prevention, detection, and remediation of research misconduct, and the conduct of inquiries, investigations, and adjudication of allegations of research misconduct in accordance with the requirements of this section.

(b) For purposes of this section, the following definitions are applicable:

Adjudication means a formal review of a record of investigation of alleged research misconduct to determine whether and what corrective actions and sanctions should be taken.

Fabrication means making up data or results and recording or reporting them.

Falsification means manipulating research materials, equipment, or processes, or changing or omitting data or results such that the research is not accurately represented in the research record.

Finding of Research Misconduct means a determination, based on a preponderance of the evidence, that research misconduct has occurred. Such a finding requires a conclusion that there has been a significant departure from accepted practices of the relevant research community and that it be knowingly, intentionally, or recklessly committed.

Inquiry means information gathering and initial fact-finding to determine whether an allegation or apparent instance of misconduct warrants an investigation.

Investigation means the formal examination and evaluation of the relevant facts.

Plagiarism means the appropriation of another person’s ideas, processes, results, or words without giving appropriate credit.

Research means all basic, applied, and demonstration research in all fields of science, medicine, engineering, and mathematics, including, but not limited to, research in economics, education, linguistics, medicine, psychology, social sciences statistics, and research involving human subjects or animals.

Research misconduct means fabrication, falsification, or plagiarism in proposing, performing, or reviewing research, or in reporting research results, but does not include honest error or differences of opinion.

Research record means the record of all data or results that embody the facts resulting from scientists’ inquiries, including, but not limited to, research proposals, laboratory records, both physical and electronic, progress reports, abstracts, theses, oral presentations, internal reports, and journal articles.

(c) Unless otherwise instructed by the contracting officer, the recipient must conduct an initial inquiry into any allegation of research misconduct. If the recipient determines that there is sufficient evidence to proceed to an investigation, it must notify the contracting officer and, unless otherwise instructed, the recipient must:

(1) Conduct an investigation to develop a complete factual record and an examination of such record leading to either a finding of research misconduct and an identification of appropriate remedies or a determination that no further action is warranted;

(2) Inform the contracting officer if an initial inquiry supports an investigation and, if requested by the contracting officer thereafter, keep the contracting officer informed of the results of the investigation and any subsequent adjudication. When an investigation is complete, the recipient will forward to the contracting officer a copy of the evidentiary record, the investigative report, any recommendations made to the recipient’s adjudicating official, and the adjudicating official’s decision and notification of any corrective action taken or planned, and the subject’s written response to the recommendations (if any).

(3) If the investigation leads to a finding of research misconduct, conduct an adjudication by a responsible official who was not involved in the inquiry or investigation and is separated organizationally from the element which conducted the investigation. The adjudication must include a review of the investigative record and, as warranted, a determination of appropriate corrective actions and sanctions.

(d) The Department may elect to act in lieu of the recipient in conducting an inquiry or investigation into an allegation of research misconduct if the contracting officer finds that:

(1) The research organization is not prepared to handle the allegation in a manner consistent with this section;

(2) The allegation involves an entity of sufficiently small size that it cannot reasonably conduct the inquiry;

(3) DOE involvement is necessary to ensure the public health, safety, and security, or to prevent harm to the public interest; or,

(4) The allegation involves possible criminal misconduct.

(e) DOE reserves the right to pursue such remedies and other actions as it deems appropriate, consistent with the terms and conditions of the award instrument and applicable laws and regulations. However, the recipient’s good faith administration of this section and the effectiveness of its remedial actions and sanctions shall be positive considerations and shall be taken into account as mitigating factors in assessing the need for such actions. If DOE pursues any such action, it will inform the subject of the action of the outcome and any applicable appeal procedures.

(f) In conducting the activities in paragraph (c) of this section, the recipient and the Department, if it elects to conduct the inquiry or investigation, shall adhere to the following guidelines:

(1) Safeguards for information and subjects of allegations. The recipient shall provide safeguards to ensure that individuals may bring allegations of research misconduct made in good faith to the attention of the recipient without suffering retribution. Safeguards include: protection against retaliation; fair and objective procedures for examining and resolving allegations; and diligence in protecting positions and reputations. The recipient shall also provide the subjects of allegations confidence that their rights are protected and that the mere filing of an allegation of research misconduct will not result in an adverse action. Safeguards include timely written notice regarding substantive allegations against them, a description of the allegation and reasonable access to any evidence submitted to support the allegation or developed in response to an allegation and notice of any findings of research misconduct.

(2) Objectivity and expertise. The recipient shall select individual(s) to inquire, investigate, and adjudicate allegations of research misconduct who have appropriate expertise and have no unresolved conflict of interest. The individual(s) who conducts an adjudication must not be the same individual(s) who conducted the inquiry or investigation, and must be separate organizationally from the element that conducted the inquiry or investigation.

(3) Timeliness. The recipient shall coordinate, inquire, investigate and adjudicate allegations of research misconduct promptly, but thoroughly. Generally, an investigation should be completed within 120 days of initiation, and adjudication should be complete within 60 days of receipt of the record of investigation.

(4) Confidentiality. To the extent possible, consistent with fair and thorough processing of allegations of research misconduct and applicable law and regulation, knowledge about the identity of the subjects of allegations and informants should be limited to those with a need to know.

(5) Remediation and sanction. If the recipient finds that research misconduct has occurred, it shall assess the seriousness of the misconduct and its impact on the research completed or in process. The recipient must take all necessary corrective actions. Such action may include but are not limited to, correcting the research record and as appropriate imposing restrictions, controls, or other parameters on research in process or to be conducted in the future. The recipient must coordinate remedial actions with the contracting officer. The recipient must also consider whether personnel sanctions are appropriate. Any such sanction must be consistent with any applicable personnel laws, policies, and procedures, and must take into account the seriousness of the misconduct and its impact, whether it was done knowingly or intentionally, and whether it was an isolated event or pattern of conduct.

(g) By executing this agreement, the recipient provides its assurance that it has established an administrative process for performing an inquiry, mediating if possible, investigating, and reporting allegations of research misconduct; and that it will comply with its own administrative process and the requirements and definitions of 10 CFR part 733 for performing an inquiry, possible mediation, investigation and reporting of allegations of research misconduct.

(h) The recipient must insert or have inserted the substance of this section, including paragraph (g), in subawards at all tiers that involve research.

10 CFR 600 – Subpart B – Uniform Administrative

Requirements for Grants and Cooperative Agreements

with Institutions of Higher Education, Hospitals, and

Other Non-Profit Organizations.

GENERAL		29
600.100	Purpose.	29
600.101	Definitions.	29
600.102	Effect on other issuances.	34
600.103	Deviations.	34
600.104	Subawards.	34
PRE-AWARD REQUIREMENTS		34
600.110	Purpose.	34
600.111	Pre-award policies.	34
600.112	Forms for applying for Federal assistance.	35
600.113	Debarment and suspension.	36
600.114	Special award conditions.	36
600.115	Metric system of measurement.	36
600.116	Resource Conservation and Recovery Act.	36
600.117	Certifications and representations.	37
POST-AWARD REQUIREMENTS		37
600.120	Purpose of financial and program management.	37
600.121	Standards for financial management systems.	37
600.122	Payment.	39
600.123	Cost sharing or matching.	42
600.124	Program income.	45
600.125	Revision of budget and program plans.	46
600.126	Non-Federal audits.	49
600.127	Allowable costs.	50
600.128	Period of availability of funds.	51
Property Standards		51
600.130	Purpose of property standards.	51
600.131	Insurance coverage.	52
600.132	Real property.	52
600.133	Federally-owned and exempt property.	53
600.134	Equipment.	53
600.135	Supplies and other expendable property.	56
600.136	Intangible property.	57
600.137	Property trust relationship.	58
Procurement Standards		59
600.140	Purpose of procurement standards.	59
600.141	Recipient responsibilities.	59
600.142	Codes of conduct.	59

600.143	Competition.	59
600.144	Procurement procedures.	60
600.145	Cost and price analysis.	62
600.146	Procurement records.	62
600.147	Contract administration.	63
600.148	Contract provisions.	63
600.149	Resource Conservation and Recovery Act (RCRA).	64
Reports and Records		64
600.150	Purpose of reports and records.	64
600.151	Monitoring and reporting program performance.	64
600.152	Financial reporting.	66
600.153	Retention and access requirements for records.	68
Termination and Enforcement		69
600.160	Purpose of termination and enforcement.	69
600.161	Termination.	70
600.162	Enforcement.	70
After-The-Award Requirements		71
600.170	Purpose.	71
600.171	Closeout procedures.	71
600.172	Subsequent adjustments and continuing responsibilities.	72
600.173	Collection of amounts due.	72
Additional Provisions		73
600.180	Reserved.	73
600.181	Reserved.	73
APPENDIX A TO SUBPART B TO PART 600 – CONTRACT PROVISIONS.		73

Subpart B -Uniform Administrative Requirements for Grants and Cooperative

Agreements with Institutions of Higher Education, Hospitals, and Other Non-Profit

Organizations.

GENERAL

600.100        Purpose.

This subpart implements OMB Circular A-110 and establishes uniform administrative requirements for grants and agreements awarded to institutions of higher education, hospitals, and other non-profit organizations. It also establishes rules governing subawards to institutions of higher education, hospitals, and non-profit (including grants and cooperative agreements administered by State, local and Indian Tribal governments).

600.101        Definitions.

Accrued expenditures means the charges incurred by the recipient during a given period requiring the provision of funds for:

(1) Goods and other tangible property received;

(2) Services performed by employees, contractors, subrecipients, and other payees; and,

(3) Other amounts becoming owed under programs for which no current services or performance is required.

Accrued income means the sum of:

(1) Earnings during a given period from services performed by the recipient, and goods and other tangible property delivered to purchasers, and

(2) Amounts becoming owed to the recipient for which no current services or performance is required by the recipient.

Acquisition cost of equipment means the net invoice price of the equipment, including the cost of modifications, attachments, accessories, or auxiliary apparatus necessary to make the property usable for the purpose for which it was acquired. Other charges, such as the cost of installation, transportation, taxes, duty or protective in-transit insurance, shall be included or excluded from the unit acquisition cost in accordance with the recipient’s regular accounting practices.

Advance means a payment made by Treasury check or other appropriate payment mechanism to a recipient upon its request either before outlays are made by the recipient or through the use of predetermined payment schedules.

Award means financial assistance that provides support or stimulation to accomplish a public purpose. Awards include grants and other agreements in the form of money or property in lieu of money, by DOE to an eligible recipient. The terms does not include: technical assistance, which provides services instead of money; other assistance in the form of loans, loan guarantees, interest subsidies, or insurance; direct payments of any kind to individuals; and, contracts which are required to be entered into and administered under procurement laws and regulations.

Cash contributions means the recipient’s cash outlay, including the outlay of money contributed to the recipient by third parties.

Closeout means the process by which DOE determines that all applicable administrative actions and all required work of the award have been completed by the recipient and DOE.

Contract means a procurement contract under an award or subaward, and a procurement subcontract under a recipient’s or subrecipient’s contract.

Cost sharing or matching means that portion of project or program costs not borne by DOE.

Date of completion means the date on which all work under an award is completed or the date on the award document, or any supplement thereto, on which DOE sponsorship ends.

Disallowed costs means those charges to an award that the DOE determines to be unallowable, in accordance with the applicable Federal cost principles or other terms and conditions contained in the award.

Equipment means tangible nonexpendable personal property including exempt property charged directly to the award having a useful life of more than one year and an acquisition cost of $5000 or more per unit. However, consistent with recipient policy, lower limits may be established.

Excess property means property under the control of any Federal awarding agency that, as determined by the head thereof, is no longer required for its needs or the discharge of its responsibilities.

Exempt property means tangible personal property acquired in whole or in part with Federal funds, where the Federal awarding agency has statutory authority to vest title in the recipient without further obligation to the Federal Government. An example of exempt property authority is contained in the Federal Grant and Cooperative Agreement

Act (31 U.S.C. 6306), for property acquired under an award to conduct basic or applied research by a non-profit institution of higher education or non-profit organization whose principal purpose is conducting scientific research.

Federal awarding agency means the Federal agency that provides an award to the recipient.

Federal funds authorized means the total amount of Federal funds obligated by the Federal Government for use by the recipient. This amount may include any authorized carryover of unobligated funds from prior funding periods when permitted by agency regulations or agency implementing instructions.

Federal share of real property, equipment, or supplies mean that percentage of the property’s acquisition costs and any improvement expenditures paid with Federal funds.

Intangible property and debt instruments means, but is not limited to, trademarks, copyrights, patents and patent applications and such property as loans, notes and other debt instruments, lease agreements, stock and other instruments of property ownership, whether considered tangible or intangible.

Obligations means the amounts of orders places, contracts and grants awarded, services received and similar transactions during a given period that require payment by the recipient during the same or a future period.

Outlays or expenditures means charges made to the project or program. They may be reported on a cash or accrual basis. For reports prepared on a cash basis, outlays are the sum of cash disbursements for direct charges for goods and services, the amount of indirect expense charged, the value of third party in-kind contributions applied and the amount of cash advances and payments made to subrecipients. For reports prepared on an accrual basis, outlays are the sum of cash disbursements for direct charges for goods and services, the amount of indirect expense incurred, the value of in-kind contributions applied, and the net increase (or decrease) in the amounts owed by the recipient for goods and other property received, for services performed by employees, contractors, subrecipients and other payees and other amounts becoming owed under programs for which no current services or performance are required.

Personal property means property of any kind except real property. It may be tangible, having physical existence, or intangible, having no physical existence, such as copyrights, patents, or securities.

Prior approval means written approval by a contracting officer evidencing prior consent.

Program income means gross income earned by the recipient that is directly generated by a supported activity or earned as a result of the award (see exclusions in 600.124(e) and (h)). Program income includes, but is not limited to, income from fees for services performed, the use or rental of real or personal property acquired under federally-funded projects, the sale of commodities or items fabricated under an award, license fees and royalties on patents and copyrights, and interest on loans made with award funds. Interest earned on advances of DOE funds is not program income. Except as otherwise provided in this subpart, program regulations, or the terms and conditions of the award, program income does not include the receipt of principal on loans, rebates, credits, discounts, etc., or interest earned on any of them.

Project costs means all allowable costs, as set forth in the applicable Federal cost principles, incurred by a recipient and the value of the contributions made by third parties in accomplishing the objectives of the award during the project period.

Project period means the period established in the award document during which DOE sponsorship begins and ends.

Property means, unless otherwise stated, real property, equipment, intangible property and debt instruments.

Real property means land, including land improvements, structures and appurtenances thereto, but excludes movable machinery and equipment.

Recipient means an organization receiving financial assistance directly from DOE to carry out a project or program. The term includes public and private institutions of higher education, public and private hospitals, and other quasi-public and private non-profit organizations such as, but not limited to, community action agencies, research institutes, educational associations, and health centers. The term shall include commercial organizations which are recipients, subrecipients, or contractors or subcontractors of recipients or subrecipients. The terms does not include government-owned contractor-operated facilities or research centers providing continued support for mission-oriented, large-scale programs that are government-owned or controlled, or are designated as federally-funded research and development centers.

Research and development means all research activities, both basic and applied, and all development activities that are supported at universities, colleges, and other non-profit institutions. “Research” is defined as a systematic study directed toward fuller scientific knowledge or understanding of the subject studied. “Development” is the systematic use of knowledge and understanding gained from research directed toward the production of useful materials, devices, systems, or methods, including design and development of prototypes and processes. The term research also includes activities involving the training of individuals in research techniques where such activities utilize the same facilities as other research and development activities and where such activities are not included in the instruction function.

Small award means a grant or cooperative agreement not exceeding the small purchase threshold fixed at 41 U.S.C. 403(11) (currently $100,000).

Subaward means an award of financial assistance in the form of money, or property in lieu of money, made under an award by a recipient to an eligible subrecipient or by a subrecipient to a lower tier subrecipient. The term includes financial assistance when provided by any legal agreement, even if the agreement is called a contract, but does not include procurement of goods and services nor does it include any form of assistance which is excluded from the definition of “award” above.

Subrecipient means the legal entity to which a subaward is made and which is accountable to the recipient for the use of the funds provided. The term may include foreign or international organizations (such as agencies of the United Nations).

Supplies means all personal property excluding equipment, intangible property, and debt instruments as defined in this section, and inventions of a contractor conceived or first actually reduced to practice in the performance of work under a funding agreement (“subject inventions”), as defined in 37 CFR Part 401, “Rights to Inventions Made by Nonprofit Organizations and Small Business Firms Under Government Grants, Contracts, and Cooperative Agreements.”

Suspension means an action by DOE that temporarily withdraws DOE sponsorship under an award, pending corrective action by the recipient or pending a decision to terminate the award by the DOE. Suspension of an award is a separate action from suspension under DOE regulations implementing E.O.’s 12549 and 12689, “Debarment and Suspension” (see 10 CFR Part 1036).

Termination means the cancellation of DOE sponsorship, in whole or in part, under an agreement at any time prior to the date of completion.

Third party in-kind contributions means the value of non-cash contributions provided by non-Federal third parties. Third party in-kind contributions may be in the form of real property, equipment, supplies and other expendable property, and the value of goods and services directly benefiting and specifically identifiable to the project or program.

Unliquidated obligations, for financial reports prepared on a cash basis, means the amount of obligations incurred by the recipient that have not been paid. For reports prepared on an accrued expenditure basis, they represent the amount of obligations incurred by the recipient for which an outlay has not been recorded.

Unobligated balance means the portion of the funds authorized by DOE that has not been obligated by the recipient and is determined by deducting the cumulative obligations from the cumulative funds authorized.

Unrecovered indirect cost mans the difference between the amount awarded and the amount which could have been awarded under the recipient’s approved negotiated indirect cost rate.

Working capital advance means a procedure whereby funds are advanced to the recipient to cover its estimated disbursement needs for a given initial period.

600.102        Effect on other issuances.

For awards subject to this subpart, all administrative requirements of codified program regulations, program manuals, handbooks and other nonregulatory materials which are inconsistent with the requirements of this subpart shall be superseded, except to the extent they are required by statute, or authorized in accordance with the deviations provision in Section 600.4.

600.103        Deviations.

The deviation provisions of 600.4 apply to this subpart.

600.104        Subawards.

Unless sections of this subpart specifically exclude subrecipients from coverage, all DOE recipients, including State, local and Indian tribal governments, shall apply the provisions of this subpart to subrecipients performing work under awards if such subrecipients are institutions of higher education, hospitals, other non-profit organizations. Thus, this subpart is applicable to those types of organizations regardless of the type of recipient receiving the primary award. State and local government subrecipients are subject to the provisions of 10 CFR Part 600, Subpart C, “Uniform Administrative Requirements for Grants and Cooperative Agreements to State and Local Governments.” For-profit subrecipients are subject to the provisions of 10 CFR part 600, subpart D, Administrative Requirements for Grants and Cooperative Agreements with For-Profit Organizations.

PRE-AWARD REQUIREMENTS

600.110        Purpose.

Sections 600.111 through 600.117 prescribe forms and instructions and other pre-award matters to be used in applying for DOE awards.

600.111        Pre-award policies.

(a)    Use of Grants and Cooperative Agreements, and Contracts. In each instance, the DOE shall decide on the appropriate award instrument (i.e., grant, cooperative agreement, or contract). The Federal Grant and Cooperative Agreement Act (31 U.S.C. 6301-08)

governs the use of grants, cooperative agreements and contracts. A grant or cooperative agreement shall be used only when the principal purpose of a transaction is to accomplish a public purpose of support or stimulation authorized by Federal statute. The statutory criterion for choosing between grants and cooperative agreements is that for the latter, “substantial involvement is expected between the executive agency and the State, local government, or other recipient when carrying out the activity contemplated in the agreement.” Contracts shall be used when the principal purpose is acquisition of property or services for the direct benefit or use of the Federal Government.

(b)    Public Notice and Priority Setting. DOE will, whenever practical, notify the public of its intended funding priorities for discretionary grant programs, unless funding priorities are established by Federal statute.

600.112        Forms for applying for Federal assistance.

(a)    General. An application for an award shall be on the form or in the format specified in a program rule, in the solicitation, or in these regulations (see Section 600.10). When the SF-424 form is not used, DOE shall indicate whether the application is subject to review by the State under E.O. 12372. DOE may also require applicants to complete-

(1)    The Notice of Energy RD&D Project (DOE Form 538 (sic)) if the application is for a research, development, or demonstration project; or

(2)    The Federal Assistance Management Summary Report (DOE F 4600.5) or the Federal Assistance Milestone Plan (DOE F 4600.3) as a baseline plan in accordance with the terms and conditions of award if required by program rule or the solicitation. If a solicitation other than a program rule requires the use of one or both of these forms, the solicitation shall contain an explanation of how the information to be provided relates to the objectives of the program.

(b)    Budgetary information. DOE may request and the applicant shall submit the minimum budgetary information necessary to evaluate the costs of the proposed project.

(1)    Applicants for research awards, other than State, local, or Indian tribal governments, will use DOE budget forms ERF 4620.1 and ERF 4620.1A. All other applicants shall use the budget formats established in the solicitation or program regulations.

(2)    DOE may, subsequent to receipt of an application, request additional information from an applicant when necessary for clarification or to make informed preaward determinations.

(c)    Continuation and renewal applications. DOE may require that an application for a continuation or renewal award (see Section 600.26(b) and (c)) be made in the format or on the forms authorized by paragraphs (a) and (b) of this section.

600.113        Debarment and suspension.

Recipients shall comply with the nonprocurement debarment and suspension common rule implementing E.O.’s 12549 and 12689, “Debarment and Suspension,” 10 CFR Part 1036. This common rule restricts subawards and contracts with certain parties that are debarred, suspended or otherwise excluded from or ineligible for participation in Federal assistance programs or activities.

600.114        Special award conditions.

(a)    If an applicant or recipient has a history of poor performance, is not financially stable, has a management system that does not meet the standards prescribed in this subpart, has not conformed to the terms and conditions of a previous award, or is not otherwise responsible, DOE may impose additional requirements as needed, without regard to the deviation provisions of 600.4. Such applicant or recipient will be notified in writing as to the nature of the additional requirements, the reason why the additional requirements are being imposed, the nature of the corrective action needed, and the time allowed for completing the corrective actions. Reconsideration of the additional requirements may be requested at any time. Any special conditions shall be promptly removed once the conditions that prompted them have been corrected.

(b)    A recipient may place a special restrictive condition, as specified in paragraph (a) of this section, in a subaward. In any such case, the recipient must notify DOE in writing within 15 days of the subaward. DOE shall decide whether to notify OMB and other interested parties.

600.115        Metric system of measurement.

The Metric Conversion Act, as amended by the Omnibus Trade and Competitiveness Act (15 U.S.C. 205) declares that the metric system is the preferred measurement system for U.S. trade and commerce. The Act requires each Federal agency to establish a date or dates in consultation with the Secretary of Commerce, when the metric system of measurement will be used in the agency’s procurements, grants, and other business-related activities. Metric implementation may take longer where the use of the system is initially impractical or likely to cause significant inefficiencies in the accomplishment of federally-funded activities. DOE will follow the provisions of E.O. 12770, “Metric Usage in Federal Government Programs.”

600.116        Resource Conservation and Recovery Act.

Under the Act (Pub. L. 94-580 codified at 42 U.S.C. 6962), any State agency or agency of a political subdivision of a State which is using appropriated Federal funds must comply with section 6002. Section 6002 requires that preference be given in procurement programs to the purchase of specific products containing recycled materials identified in the guidelines developed by the Environmental Protection Agency (EPA) (40 CFR parts 247-254). Accordingly, State and local institutions of higher education, hospitals, and non-profit organizations that receive direct Federal awards or other Federal funds shall give preference in their procurement programs funded with Federal funds to the purchase of recycled products pursuant to the EPA guidelines.

600.117        Certifications and representations.

Unless prohibited by statute or codified regulation, each Federal awarding agency is authorized and encouraged to allow recipients to submit certifications and representations required by statute, executive order, or regulation on an annual basis, if the recipients have ongoing and continuing relationships with the agency. Annual certifications and representations shall be signed by responsible officials with the authority to ensure recipients’ compliance with the pertinent requirements.

POST-AWARD REQUIREMENTS

Financial and Program Management

600.120        Purpose of financial and program management.

Sections 600.121 through 600.128 prescribe standards for financial management systems, methods for making payments and rules for satisfying cost sharing and matching requirements, accounting for program income, budget revision approvals, making audits, determining allowability of cost, and establishing fund availability.

600.121        Standards for financial management systems.

(a)    Recipients shall relate financial data to performance data and develop unit cost information whenever practical. For awards that support research, it should be noted that it is generally not appropriate to develop unit cost information.

(b)    Except for the provisions of 600.121(f) and 600.181, recipients’ financial management systems shall provide for the following:

(1)    Accurate, current and complete disclosure of the financial results of each federally-sponsored project or program in accordance with the reporting requirements set forth in Section 600.152. If a DOE award requires reporting on an accrual basis from a recipient that maintains its records on other than an accrual basis, the recipient shall not be required to establish an accrual accounting system. These recipients may develop such accrual data for their reports on the basis of an analysis of the documentation on hand.

(2)    Records that identify adequately the source and application of funds for federally-sponsored activities. These records shall contain information pertaining to Federal awards, authorizations, obligations, unobligated balances, assets, outlays, income and interest.

(3)    Effective control over and accountability for all funds, property and other assets. Recipients shall adequately safeguard all such assets and assure they are used solely for authorized purposes.

(4)    Comparison of outlays with budget amounts for each award. Whenever appropriate, financial information should be related to performance and unit cost data. As discussed in paragraph (a) of this section, unit cost data is generally not appropriate for awards that support research.

(5)    Written procedures to minimize the time elapsing between the transfer of funds to the recipient from the U.S. Treasury and the issuance or redemption of checks, warrants or payments by other means for program purposes by the recipient. To the extent that the provisions of the Cash Management Improvement Act (CMIA) (Pub. L. 101-453) govern, payment methods of State agencies, instrumentalities, and fiscal agents shall be consistent with CMIA Treasury-State Agreements or the CMIA default procedures codified at 31 CFR Part 205, “Withdrawal of Cash from the Treasury for Advances under Federal Grant and Other Programs.”

(6)    Written procedures for determining the reasonableness, allocability and allowability of costs in accordance with the provisions of the applicable Federal cost principles and the terms and conditions of the award.

(7)    Accounting records including cost accounting records that are supported by source documentation.

(c)    Where the Federal Government guarantees or insures the repayment of money borrowed by the recipient, the Contracting Officer, at his or her discretion may require adequate bonding and insurance if the bonding and insurance requirements of the recipient are not deemed adequate to protect the interest of the Federal Government.

(d)    The Contracting Officer may require adequate fidelity bond coverage where the recipient lacks sufficient coverage to protect the Federal Government’s interest.

(e)    Where bonds are required in the situations described in Sections 600.121(c) and (d), the bonds shall be obtained from companies holding certificates of authority as acceptable sureties, as prescribed in 31 CFR Part 223, “Surety Companies Doing Business with the United States.”

(f)    Individuals whose financial management systems do not meet the minimum standards of Section 600.121(b) shall maintain a separate bank account for deposit of award or subaward funds. Disbursements by the recipient or subrecipient from this account shall be supported by source documentation such as canceled checks, paid bills, receipts, payrolls, etc.

600.122	Payment.

(a)    Payment methods shall minimize the time elapsing between the transfer of funds from the United States Treasury and the issuance or redemption of checks, warrants, or payment by other means by the recipients. Payment methods of State agencies or instrumentalities shall be consistent with Treasury-State CMIA agreements or default procedures codified at 31 CFR Part 205.

(b)    Recipients will be paid in advance, provided they maintain or demonstrate the willingness to maintain:

(1)    Written procedures that minimize the time elapsing between the transfer of funds and disbursement by the recipient, and

(2)    Financial management systems that meet the standards for fund control and accountability as established in Section 600.121. Cash advances to a recipient organization shall be limited to the minimum amounts needed and be timed to be in accordance with the actual, immediate cash requirements of the recipient organization in carrying out the purpose of the approved program or project. The timing and amount of cash advances shall be as close as is administratively feasible to the actual disbursements by the recipient organization for direct program or project costs and the proportionate share of any allowable indirect costs.

(c)    Whenever possible, advances shall be consolidated to cover anticipated cash needs for all awards made by the DOE to the recipient.

(1)    Advance payment mechanisms include, but are not limited to, Treasury check and electronic funds transfer.

(2)    Advance payment mechanisms are subject to 31 CFR Part 205.

(3)    Recipients may submit requests for advances and reimbursements at least monthly when electronic fund transfers are not used.

(d)    Requests for Treasury check advance payment shall be submitted on SF-270, “Request for Advance or Reimbursement,” or other forms as may be authorized by OMB. This form is not to be used when Treasury check advance payments are made to the recipient automatically through the use of a predetermined payment schedule or if precluded by special DOE instructions for electronic funds transfer.

(e)    Reimbursement is the preferred method when the requirements in paragraph (b) of this section cannot be met. DOE may also use this method on any construction agreement, or if the major portion of the construction project is accomplished through private market financing or Federal loans, and the Federal assistance constitutes a minor portion of the project.

(1)    When the reimbursement method is used, DOE shall make payment within 30 days after receipt of the billing, unless the billing is improper.

(2)    Recipients are authorized to submit requests for reimbursement at least monthly when electronic funds transfers are not used.

(f)    If a recipient cannot meet the criteria for advance payments and DOE has determined that reimbursement is not feasible because the recipient lacks sufficient working capital, DOE may provide cash on a working capital advance basis. Under this procedure, DOE advances cash to the recipient to cover its estimated disbursement needs for an initial period generally geared to the recipient’s disbursing cycle. Thereafter, DOE reimburses the recipient for its actual cash disbursements. The working capital advance method of payment will not be used for recipients unwilling or unable to provide timely advances to their subrecipient to meet the subrecipient’s actual cash disbursements.

(g)    To the extent available, recipients shall disburse funds available from repayments to and interest earned on a revolving fund, program income, rebates, refunds, contract settlements, audit recoveries and interest earned on such funds before requesting additional cash payments.

(h)    Unless otherwise required by statute, DOE will not withhold payments for proper charges made by recipients at any time during the project period unless paragraph (h)(1) or (h)(2) of this section apply.

(1)    A recipient has failed to comply with the project objectives, the terms and conditions of the award, or DOE reporting requirements.

(2)    The recipient or subrecipient is delinquent in a debt to the United States. Under such conditions, the Federal awarding agency may, upon reasonable notice, inform the recipient that payments shall not be made for obligations incurred after a specified date until the conditions are corrected or the indebtedness to the Federal Government is liquidated. Before withholding any payment, DOE shall notify the recipient that payments shall not be made for obligations incurred after a specified date, which shall ordinarily be no sooner than 30 days from the date of the notice, until the recipient corrects the noncompliance or pays the indebtedness to the Federal government.

(i)    Standards governing the use of banks and other institutions as depositories of funds advanced under awards are as follows.

(1)    Except for situations described in paragraph (i)(2) of this section, DOE shall not require separate depository accounts for funds provided to a recipient or establish any eligibility requirements for depositories for funds provided to a recipient. However, recipients must be able to account for the receipt, obligation and expenditure of funds.

(2)    Advances of Federal funds shall be deposited and maintained in insured accounts whenever possible.

(j)    Consistent with the national goal of expanding the opportunities for women-owned and minority-owned business enterprises, recipients are encouraged to use women-owned and minority-owned banks (a bank which is owned at least 50 percent by women or minority group members).

(k)    Recipients shall maintain advances of Federal funds in interest bearing accounts, unless paragraph (k) (1), (2) or (3) of this section apply.

(1)    The recipient receives less than $120,000 in Federal awards per year.

(2)    The best reasonably available interest bearing account would not be expected to earn interest in excess of $250 per year on Federal cash balances.

(3)    The depository would require an average or minimum balance so high that it would not be feasible within the expected Federal and non-Federal cash resources.

(l)    For those entities where CMIA and its implementing regulations do not apply, interest earned on Federal advances deposited in interest bearing accounts shall be remitted annually to the HHS Payment Management System through an electronic medium such as the FEDWIRE Deposit system. Recipients which do not have this capability should use a check. The address is the Department of Health and Human Services, Payment Management System, P.O. Box 6021, Rockville, MD 20852. Interest amounts up to $250 per year may be retained by the recipient for administrative expense. State universities and hospitals shall comply with CMIA, as it pertains to interest. If an entity subject to CMIA uses its own funds to pay pre-award costs for discretionary awards without prior written approval from the Federal awarding agency, it waives its right to recover the interest under CMIA.

(m)    Except as noted elsewhere in this subpart, only the following forms shall be authorized for the recipients in requesting advances and reimbursements. Federal agencies shall not require more than an original and two copies of these forms.

(1)    SF-270, Request for Advance or Reimbursement. Each Federal awarding agency shall adopt the SF-270 as a standard form for all nonconstruction programs when electronic funds transfer or predetermined advance methods are not used.

Federal awarding agencies, however, have the option of using this form for construction programs in lieu of the SF-271, “Outlay Report and Request for Reimbursement for Construction Programs.”

(2)    SF-271, Outlay Report and Request for Reimbursement for Construction Programs. Each Federal awarding agency shall adopt the SF-271 as the standard form to be used for requesting reimbursement for construction programs. However, a Federal awarding agency may substitute the SF-270 when the Federal awarding agency determines that it provides adequate information to meet Federal needs.

(n)    The DOE may convert a recipient from advance payment to reimbursement whenever the recipient no longer meets the criteria for advance payment specified in paragraph (b) of this section. Any such conversion may be accomplished only after the DOE has advised the recipient in writing of the reasons for the proposed action and has provided a period of at least 30 days within which the recipient may take corrective action or provide satisfactory assurances of its intention to take such action.

(o)    With prior DOE approval and in accordance with written DOE instructions, a recipient may assign to a bank, trust company or other financing institution, including any Federal lending agency, reimbursement by Treasury check due from DOE under the following conditions:

(1)    The award provides for reimbursement totaling $1,000 or more;

(2)    The assignment covers all amounts payable under the award that have not already been paid;

(3)    Reassignment is prohibited; and

(4)    The assignee files a written notice of award payment assignment and a true copy of the instrument of assignment with DOE. Any interest costs resulting from a loan obtained on the basis of an assignment are unallowable charges to DOE award funds or any required cost sharing.

(p)    Recipients shall observe the requirements of this section in making or withholding payments to subrecipients except that the forms used by recipients are not required to be used by subrecipients when requesting advances or reimbursement.

600.123         Cost sharing or matching.

(a)    All cost sharing or matching contributions, including cash and third party in-kind, shall meet all of the following criteria.

(1)    Are verifiable from the recipient’s records.

(2)    Are not included as contributions for any other federally-assisted project or program.

(3)    Are necessary and reasonable for proper and efficient accomplishment of project or program objectives.

(4)    Are allowable under the applicable cost principles.

(5)    Are not paid by the Federal Government under another award, except where authorized by Federal statute to be used for cost sharing or matching.

(6)    Are provided for in the approved budget.

(7)    Conform to other provisions of this subpart, as applicable.

(b)    Unrecovered indirect costs may be included as part of cost sharing or matching.

(c)    Values for recipient contributions of services and property shall be established in accordance with the applicable cost principles. If DOE authorizes recipients to donate buildings or land for construction/facilities acquisition projects or long-term use, the value of the donated property for cost sharing or matching shall be the lesser of either paragraph (c)(1) or (2) of this section.

(1)    The certified value of the remaining life of the property recorded in the recipient’s accounting records at the time of donation.

(2)    The current fair market value. However, when there is sufficient justification, DOE may approve the use of the current fair market value of the donated property, even if it exceeds the certified value at the time of donation to the project.

(d)    Volunteer services furnished by professional and technical personnel, consultants, and other skilled and unskilled labor may be counted as cost sharing or matching if the service is an integral and necessary part of an approved project or program. Rates for volunteer services shall be consistent with those paid for similar work in the recipient’s organization. In those instances in which the required skills are not found in the recipient organization, rates shall be consistent with those paid for similar work in the labor market in which the recipient competes for the kind of services involved. In either case, paid fringe benefits that are reasonable, allowable, and allocable may be included in the valuation.

(e)    When an employer other than the recipient furnishes the services of an employee, these services shall be valued at the employee’s regular rate of pay (plus an amount of fringe benefits that are reasonable, allowable, and allocable, but exclusive of overhead costs), provided these services are in the same skill for which the employee is normally paid.

(f)    Donated supplies may include such items as office supplies, laboratory supplies or workshop and classroom supplies. Value assessed to donated supplies included in the cost sharing or matching share shall be reasonable and shall not exceed the fair market value of the property at the time of the donation.

(g)    The method used for determining cost sharing or matching for donated equipment, buildings and land for which title passes to the recipient may differ according to the purpose of the award, if either paragraph (g)(1) or (2) of this section apply.

(1)    If the purpose of the award is to assist the recipient in the acquisition of equipment, buildings or land, the total value of the donated property may be claimed as cost sharing or matching.

(2)    If the purpose of the award is to support activities that require the use of equipment, buildings or land, normally only depreciation or use charges for equipment and buildings may be made. However, the full value of equipment or other capital assets and fair rental charges for land may be allowed, provided that DOE has approved the charges.

(h)    The value of donated property shall be determined in accordance with the usual accounting policies of the recipient, with the following qualifications.

(1)    The value of donated land and buildings shall not exceed its fair market value at the time of donation to the recipient as established by an independent appraiser (e.g., certified real property appraiser or General Services Administration representative) and certified by a responsible official of the recipient.

(2)    The value of donated equipment shall not exceed the fair market value of equipment of the same age and condition at the time of donation.

(3)    The value of donated space shall not exceed the fair rental value of comparable space as established by an independent appraisal of comparable space and facilities in a privately-owned building in the same locality.

(4)    The value of loaned equipment shall not exceed its fair rental value.

(i)    The following requirements pertain to the recipient’s supporting records for in-kind contributions from third parties.

(1)    Volunteer services shall be documented and, to the extent feasible, supported by the same methods used by the recipient for its own employees.

(2)    The basis for determining the valuation for personal service, material, equipment, buildings and land shall be documented.

(j)    DOE shall specify in the solicitation or in the program rule, if any, any cost sharing requirement. The award document shall be specific as to whether the cost sharing is based on a minimum amount for the recipient or on a percentage of total costs.

(k)    If DOE requires that a recipient provide cost sharing which is not required by statute or which exceeds a statutory minimum, DOE shall state in the program rule or solicitation the reasons for requiring such cost sharing, recommended or required levels of cost sharing, and the circumstances under which the requirement for cost sharing may be waived or adjusted during any negotiation.

(l)    Whenever DOE negotiates the amount of cost sharing, DOE may take into account such factors as the use of program income (see Section 600.124), patent rights, and rights in data. Foregone fee or profit shall not be considered in establishing the extent of cost sharing.

600.124         Program income.

(a)    The standards set forth in this section shall be used to account for program income related to projects financed in whole or in part with DOE funds.

(b)    Except as provided in paragraph (h) of this section, program income earned during the project period shall be retained by the recipient and, in accordance with program regulations or the terms and conditions of the award, shall be used in one or more of the following ways.

(1)    Added to funds committed to the project and used to further eligible project objectives.

(2)    Used to finance the non-DOE share of the project.

(3)    Deducted from the total project allowable cost in determining the net allowable costs on which the share of costs is based.

(c)    When DOE authorizes the disposition of program income as described in paragraphs (b)(1) or (b)(2) of this section, program income in excess of any limits stipulated shall be used in accordance with paragraph (b)(3) of this section.

(d)    In the event that the program regulations or the terms and conditions of the award do not specify how program income is to be used, paragraph (b)(3) of this section shall apply automatically to all projects or programs except research. For awards that support research, paragraph (b)(1) of this section shall apply automatically unless the award indicates another alternative in the terms and conditions, the recipient is subject to special award conditions, as indicated in Section 600.114, or the recipient is a commercial organization.

(e)    Unless program regulations or the terms and conditions of the award provide otherwise, recipients shall have no obligation to the Federal Government regarding program income earned after the end of the project period.

(f)    Unless program regulations or the terms and conditions of the award provide otherwise, costs incident to the generation of program income may be deducted from gross income to determine program income, provided these costs have not been charged to the award.

(g)    Proceeds from the sale of property shall be handled in accordance with the requirements of the Property Standards (See Sections 600.130 through 600.137).

(h)    Unless program regulations or the terms and condition of the award provide otherwise, recipients shall have no obligation to the Federal Government with respect to program income earned from license fees and royalties for copyrighted material, patents, patent applications, trademarks, and inventions produced under an award. However, Patent and Trademark Amendments (35 U.S.C. Chapter 18) apply to inventions made under an experimental, developmental, or research award.

600.125         Revision of budget and program plans.

(a)    The budget plan is the financial expression of the project or program as approved during the award process. It includes the sum of the Federal and non-Federal share when there are cost sharing requirements. It shall be related to performance for program evaluation purposes whenever appropriate.

(b)    Recipients are required to report deviations from budget and program plans, and request prior approvals for budget and program plan revisions, in accordance with this section.

(c)    For nonconstruction awards, recipients shall request prior approvals from the DOE for one or more of the following program or budget related reasons.

(1)    Change in the scope or the objective of the project or program (even if there is no associated budget revision requiring prior written approval).

(2)    Change in a key person specified in the application or award document.

(3)    The absence for more than three months, or a 25 percent reduction in time devoted to the project, by the approved project director or principal investigator.

(4)    The need for additional Federal funding.

(5)    If required by program regulations, the transfer of amounts budgeted for indirect costs to absorb increases in direct costs, or vice versa.

(6)    The inclusion, unless waived by program regulations or the terms and conditions of award, of costs that require prior approval in accordance with OMB Circular A-21, “Cost Principles for Institutions of Higher Education,” OMB Circular A-122, “Cost Principles for Non-Profit Organizations,” or 45 CFR Part 74 Appendix E, “Principles for Determining Costs Applicable to Research and Development under Grants and Contracts with Hospitals,” or 48 CFR Part 31, “Contract Cost Principles and Procedures,” as applicable.

(7)    The transfer of funds allotted for training allowances (direct payment to trainees) to other categories of expense.

(8)    Unless described in the application and funded in the approved awards, the subaward, transfer or contracting out of any work under an award. This provision does not apply to the purchase of supplies, material, equipment or general support services.

(d)    No other prior approval requirements for specific items may be imposed unless a deviation has been approved in accordance with Section 600.4.

(e)    Except for requirements listed in paragraphs (c)(1) and (c)(4) of this section, program regulations may waive cost-related and administrative prior written approvals required by this Subpart and its Appendices. Such waivers may include authorizing recipients to do any one or more of the following.

(1)    Incur pre-award costs 90 calendar days prior to award without prior approval or more than 90 calendar days with the prior approval of DOE. All pre-award costs are incurred at the recipient’s risk (i.e., DOE is under no obligation to reimburse such costs if for any reason the recipient does not receive an award or if the award is less than anticipated and inadequate to cover such costs).

(2)    Initiate a one-time extension of the expiration date of the final budget period of the project of up to 12 months unless one or more of the following conditions apply.

(i)    The terms and conditions of award prohibit the extension.

(ii)    The extension requires additional Federal funds.

(iii)    The extension involves any change in the approved objectives or scope of the project.

(iv)    The extension is being exercised merely for the purpose of using unobligated balances. For one-time extensions, the recipient must notify the DOE in writing with the supporting reasons and revised expiration date at least 10 days before the expiration date specified in the award.

(3)    Carry forward unobligated balances to subsequent funding periods.

(4)    For awards that support research, unless the terms and conditions of award provide otherwise, the prior approval requirements described in paragraph (e) of this section are automatically waived (i.e., recipients need not obtain such prior approvals) unless one of the conditions included in Section 600.125(e)(2) applies.

(5)    For continuation awards within a multiple year project in support of research, prior to receipt of continuation funding, preaward expenditures by recipients are not subject to the limitation or approval requirements of Section 600.125(e)(1). Nevertheless, incurrence by the recipient does not impose any obligation on DOE if a continuation award is not subsequently made, or if an award is made for a lesser amount than the recipient expected.

(f)    Program regulations may restrict the transfer of funds among direct cost categories or programs, functions and activities for awards in which DOE’s share of the project exceeds $100,000 and the cumulative amount of such transfers exceeds or is expected to exceed 10 percent of the total budget as last approved by DOE. However, no program regulation shall permit a transfer that would cause any Federal appropriation or part thereof to be used for purposes other than those consistent with the original intent of the appropriation.

(g)    All other changes to nonconstruction budgets, except for the changes described in paragraph (j) of this section, do not require prior approval.

(h)    For construction awards, recipients shall request prior written approval promptly from the Contracting Officer for budget revisions whenever paragraph (h) (1), (2) or (3) of this section apply.

(1)    The revision results from changes in the scope or the objective of the project or program.

(2)    The need arises for additional Federal funds to complete the project.

(3)    A revision is desired which involves specific costs for which prior written approval requirements may be imposed consistent with applicable OMB cost principles listed in Section 600.127.

(i)    Except in accordance with the deviation procedures in 600.4 or as may be provided for in program regulations, no other prior approval requirements for specific items will be imposed by DOE.

(j)    When DOE makes an award that provides support for both construction and nonconstruction work, DOE may require the recipient to request prior approval from DOE before making any fund or budget transfers between the two types of work supported.

(k)    For both construction and nonconstruction awards, recipients shall notify DOE in writing promptly whenever the amount of Federal authorized funds is expected to exceed the needs of the recipient for the project period by more than $5000 or five percent of the Federal award, whichever is greater. This notification shall not be required if an application for additional funding is submitted for a continuation award.

(l)    Requests for budget revisions may be made by letter.

(m)    Within 30 calendar days from the date of receipt of the request for budget revisions, DOE shall review the request and notify the recipient whether the budget revisions have been approved. If the revision is still under consideration at the end of 30 calendar days, DOE shall inform the recipient in writing of the date when the recipient may expect the decision.

(n)    DOE approval or disapproval of a request for a budget or project revision shall be in writing and signed by a DOE Contracting Officer.

(o)    A request by a subrecipient for prior approval shall be addressed in writing to the recipient. The recipient shall promptly review such request and shall approve or disapprove the request in writing within 30 days from the date of the recipient’s request for the revision. A recipient shall not approve any budget or project revision which is inconsistent with the purpose or terms and conditions of the DOE award. If the revision requested by the subrecipient would result in a change to the recipient’s approved budget or approved project which requires DOE prior approval, the recipient shall obtain DOE approval before approving such revision.

600.126	Non-Federal audits.

(a) Recipients and subrecipients that are institutions of higher education or other non-profit organizations (including hospitals) shall be subject to the audit requirements contained in the Single Audit Act Amendments of 1996 (31 U.S.C. 7501-7507) and revised OMB Circular A - 133, “Audits of States, Local Governments, and Non-Profit Institutions.”

(b) State and local governments shall be subject to the audit requirements contained in the Single Audit Act Amendments of 1996 (31 U.S.C. 7501 - 7507) and revised OMB Circular A-133, “Audits of State, Local Governments, and Non-Profit Organizations.”

(c) For-profit hospitals not covered by the audit provisions of revised OMB Circular A - 133 shall be subject to the audit requirements of the Federal awarding agencies.

(d) The Contracting Officer may audit, or cause to be audited, awards to commercial organizations whenever and in the degree of detail he/she deems necessary. The Contracting Officer shall rely on available audit reports in determining the need for and scope of such audits. The commercial organization has similar authority in auditing subrecipients.

(e) The Contracting Officer may audit, or cause to be audited, awards to individuals whenever and in the degree of detail he/she deems necessary. The Contracting Officer shall rely on available audit reports in determining the need for and scope of such audits.

600.127         Allowable costs.

(a) General. For each kind of recipient, there is a set of Federal principles fro determining allowable costs. Allowability of costs shall be determined in accordance with the cost principles applicable to the entity incurring the costs. Thus, allowability of costs incurred by State, local or federally-recognized Indian tribal governments is determined in accordance with the provisions of OMB Circular A-87, “Cost Principles for State and Local Governments.” The allowability of costs incurred by non-profit organizations is determined in accordance with the provisions of OMB Circular A-122, “Cost Principles for Non-Profit Organizations.” The allowability of costs incurred by institutions of higher education is determined in accordance with the provisions of OMB Circular A-21, “Cost Principles for Educational Institutions.” The allowability of costs incurred by hospitals is determined in accordance with the provisions of Appendix E of 45 CFR Part 74, “Principles for Determining Costs Applicable to Research and Development Under Grants and Contracts with Hospitals.” The allowability of costs incurred by commercial organizations and those non-profit organizations listed in Attachment C to Circular A-122 is determined in accordance with the provisions of the Federal Acquisition Regulation (FAR) at 48 CFR Part 31.

(b) Indirect costs. Unless restricted by Federal statute or program rule, DOE shall provide for the reimbursement of appropriate indirect costs.

(1) DOE shall include an amount for indirect costs in an award only if the applicant requests reimbursement of such costs and —

(i) Submits evidence that a cognizant Federal agency has been assigned to establish indirect cost rates for the applicant and indicates or provides evidence that —

(A) A current agreement containing an applicable approved indirect cost rate(s) covering all or part of the budget period for which DOE may provide funding has been established; or

(B) An indirect cost proposal has been submitted to the cognizant agency in order to establish an applicable approved indirect cost rate(s) covering all or part of the budget period for which DOE may provide funding; or

(C) An indirect cost proposal covering all or part of the budget period and applicable to the activities for which DOE may provide funding will be submitted to the cognizant agency for approval no later than three months after the beginning date of the initial budget period of the DOE award or, for subsequent budget periods, in accordance with any schedule established by the cognizant agency; or

(ii) If not assigned to a cognizant agency, the applicant includes, in the application, data that is current, complete, accurate, and sufficient to allow the Contracting Officer to determine a rate(s) for indirect costs. If the total approved budget will not exceed $100,000 or if the amount requested for indirect costs does not exceed $5,000, DOE may waive the requirement for negotiation of a rate and, in lieu thereof, provide a reasonable allowance for such costs.

(2) Indirect cost proposals shall be prepared and submitted in accordance with the applicable Federal cost principles and instructions from the cognizant agency or from DOE, as appropriate.

(3) If a subaward under an award or subaward provides for the payment of indirect costs, the recipient or subrecipient shall be responsible for negotiating appropriate indirect costs, using the cost principles applicable to the subrecipient or contractor, unless the subrecipient or contractor has negotiated an applicable rate directly with DOE or another Federal department or agency. DOE may review and audit the procedures a recipient or subrecipient uses in conducting indirect cost negotiations.

(c)    Fee or profit. No increment above cost may be paid to a recipient or subrecipient under a DOE award or subaward. A fee or profit may be paid to a contractor providing goods or services under a contract with a recipient or subrecipient.

600.128     Period of availability of funds.

Where a funding period is specified, a recipient may charge to the award only allowable costs resulting from obligations incurred during the funding period and any pre-award costs authorized by DOE.

Property Standards

600.130     Purpose of property standards.

Sections 600.131 through 600.137 set forth uniform standards governing management and disposition of property furnished by the Federal Government or whose cost was charged to a project supported by a Federal award. Recipients shall observe these standards under awards and shall not impose additional requirements, unless specifically required by Federal statute or program regulations. The recipient may use its own property management standards and procedures provided it observes the provisions of 600.131 through 600.137.

600.131     Insurance coverage.

Recipients shall, at a minimum, provide the equivalent insurance coverage for real property and equipment acquired with DOE funds as provided to property owned by the recipient. Federally-owned property need not be insured unless required by the terms and conditions of the award.

600.132     Real property.

Unless otherwise provided by statute or program regulations, the requirements concerning the use and disposition of real property acquired in whole or in part under awards are as follows.

(a)    Title to real property shall vest in the recipient subject to the condition that the recipient shall use the real property for the authorized purpose of the project as long as it is needed and shall not encumber the property without approval of DOE.

(b)    The recipient shall obtain written approval by DOE for the use of real property in other federally-sponsored projects when the recipient determines that the property is no longer needed for the purpose of the original project. Use in other projects shall be limited to those under federally-sponsored projects (i.e., awards) or programs that have purposes consistent with those authorized for support by DOE.

(c)    When the real property is no longer needed as provided in paragraphs (a) and (b) of this section, the recipient shall request disposition instructions from DOE or its successor Federal awarding agency. DOE will give one or more of the following disposition instructions.

(1)    The recipient may be permitted to retain title without further obligation to the Federal Government after it compensates the Federal Government for that percentage of the current fair market value of the property attributable to the Federal participation in the project.

(2)    The recipient may be directed to sell the property under guidelines provided by DOE and pay the Federal Government for that percentage of the current fair market value of the property attributable to the Federal participation in the project (after deducting actual and reasonable selling and fix-up expenses, if any, from the sales proceeds). When the recipient is authorized or required to sell the property, proper sales procedures shall be established that provide for competition to the extent practicable and result in the highest possible return.

(3)    The recipient may be directed to transfer title to the property to the Federal Government or to an eligible third party provided that, in such cases, the recipient shall be entitled to compensation for its attributable percentage of the current fair market value of the property.

600.133     Federally-owned and exempt property.

(a)    Federally-owned property.

(1)    Title to federally-owned property remains vested in the Federal Government. Recipients shall submit annually an inventory listing of federally-owned property in their custody to DOE. Upon completion of the award or when the property is no longer needed, the recipient shall report the property to DOE for further Federal agency utilization.

(2)    If DOE has no further need for the property, it shall be declared excess and reported to the General Services Administration, unless DOE has statutory authority to dispose of the property by alternative methods (e.g., the authority provided by the Federal Technology Transfer Act (15 U.S.C. 3710 (i)) to donate research equipment to educational and non-profit organizations in accordance with E.O. 12821, “Improving Mathematics and Science Education in Support of the National Education Goals.”) Appropriate instructions shall be issued to the recipient by DOE.

(b)    Exempt property. When statutory authority exists, DOE may vest title to property acquired with Federal funds in the recipient without further obligation to the Federal Government and under conditions DOE considers appropriate. For example, under 31 U.S.C. 6306, DOE may so vest title to tangible personal property under a grant or cooperative agreement for basic or applied research in a nonprofit institution of higher education or in a nonprofit organization whose primary purpose is conducting scientific research. Such property is “exempt property” Program regulations or the terms and conditions of award may establish provisions for vesting title to exempt property. Should such conditions not be established and the recipient has no need for the equipment, the recipient shall request disposition instructions from DOE. If DOE does not issue disposition instructions within 120 calendar days of receipt of the request, title to the property shall vest in the recipient without further obligation to the Federal Government. If, at the end of the project, DOE fails to issue disposition instructions within 120 calendar days of the receipt of a final inventory, title to the property shall vest in the recipient without further obligation to the Federal Government.

600.134     Equipment.

(a)    Title to equipment acquired by a recipient with Federal funds shall vest in the recipient, subject to conditions of this section.

(b)    The recipient shall not use equipment acquired with Federal funds to provide services to non-Federal outside organizations for a fee that is less than private companies charge for equivalent services, unless specifically authorized by Federal statute, for as long as the Federal Government retains an interest in the equipment.

(c)    The recipient shall use the equipment in the project or program for which it was acquired as long as needed, whether or not the project or program continues to be supported by Federal funds and shall not encumber the property without approval of DOE. When no longer needed for the original project or program, the recipient shall use the equipment in connection with its other federally-sponsored activities, in the following order of priority:

(1)    Activities sponsored by DOE, then

(2)    Activities sponsored by other Federal agencies.

(d)    During the time that equipment is used on the project or program for which it was acquired, the recipient shall make it available for use on other projects or programs if such other use will not interfere with the work on the project or program for which the equipment was originally acquired. First preference for such other use shall be given to other projects or programs sponsored by DOE that financed the equipment; second preference shall be given to projects or programs sponsored by other Federal awarding agencies. If the equipment is owned by the Federal Government, use on other activities not sponsored by the Federal Government shall be permissible if authorized by DOE. User charges shall be treated as program income.

(e)    When acquiring replacement equipment, the recipient may use the equipment to be replaced as trade-in or sell the equipment and use the proceeds to offset the costs of the replacement equipment subject to the approval of DOE.

(f)    The recipient’s property management standards for equipment acquired with Federal funds and federally-owned equipment shall include all of the following.

(1)    Equipment records shall be maintained accurately and shall include the following information.

(i)    A description of the equipment.

(ii)    Manufacturer’s serial number, model number, Federal stock number, national stock number, or other identification number.

(iii)    Source of the equipment, including the award number.

(iv)    Whether title vests in the recipient or the Federal Government.

(v)    Acquisition date (or date received, if the equipment was furnished by the Federal Government) and cost.

(vi)    Information from which one can calculate the percentage of Federal participation in the cost of the equipment (not applicable to equipment furnished by the Federal Government.

(vii)    Location and condition of the equipment and the date the information was reported.

(viii)    Unit acquisition cost.

(ix)    Ultimate disposition data, including date of disposal and sales price or the method used to determine current fair market value where a recipient compensates DOE for its share.

(2)    Equipment owned by the Federal Government shall be identified to indicate Federal ownership.

(3)    A physical inventory of equipment shall be taken and the results reconciled with the equipment records at least once every two years. Any differences between quantities determined by the physical inspection and those shown in the accounting records shall be investigated to determine the causes of the difference. The recipient shall, in connection with the inventory, verify the existence, current utilization, and continued need for the equipment.

(4)    A control system shall be in effect to insure adequate safeguards to prevent loss, damage, or theft of the equipment. Any loss, damage, or theft of equipment shall be investigated and fully documented; if the equipment was owned by the Federal Government, the recipient shall promptly notify DOE.

(5)    Adequate maintenance procedures shall be implemented to keep the equipment in good condition.

(6)    Where the recipient is authorized or required to sell the equipment, proper sales procedures shall be established which provide for competition to the extent practicable and result in the highest possible return.

(g)    When the recipient no longer needs the equipment, the equipment may be used for other activities in accordance with the following standards. Equipment with a current per-unit fair market value of less than $5000 may be retained, sold or otherwise disposed of with no further obligation to the awarding agency. For equipment with a current per unit fair market value of $5000 or more, the recipient may retain the equipment for other uses provided that compensation is made to the original Federal awarding agency or its successor. The amount of compensation shall be computed by applying the percentage of Federal participation in the cost of the original project or program to the current fair market value of the equipment. If the recipient has no need for the equipment, the recipient shall request disposition instructions from DOE. DOE shall determine whether the equipment can be used to meet DOE’s requirements. If no requirement exists within DOE, the availability of the equipment shall be reported to the General Services Administration by DOE to determine whether a requirement for the equipment exists in other Federal agencies. DOE will issue instructions to the recipient no later than 120 calendar days after the recipient’s request and the following procedures shall govern.

(1)    If so instructed or if disposition instructions are not issued within 120 calendar days after the recipient’s request, the recipient shall sell the equipment and reimburse DOE an amount computed by applying to the sales proceeds the percentage of Federal participation in the cost of the original project or program. However, the recipient shall be permitted to deduct and retain from the Federal share $500 or ten percent of the proceeds, whichever is less, for the recipient’s selling and handling expenses.

(2)    If the recipient is instructed to ship the equipment elsewhere, the recipient shall be reimbursed by the Federal Government by an amount which is computed by applying the percentage of the recipient’s participation in the cost of the original project or program to the current fair market value of the equipment, plus any reasonable shipping or interim storage costs incurred.

(3)    If the recipient is instructed to otherwise dispose of the equipment, the recipient shall be reimbursed by DOE for such costs incurred in its disposition.

(h)    DOE reserves the right, at the end of a project, to transfer the title to the Federal Government or to a third party named by DOE when such third party is otherwise eligible under existing statutes. Such transfer shall be subject to the following standards.

(1)    The equipment shall be appropriately identified in the award or otherwise made known to the recipient in writing.

(2)    DOE shall issue disposition instructions within 120 calendar days after receipt of a final inventory. The final inventory shall list all equipment acquired with award funds and federally-owned equipment. If DOE fails to issue disposition instructions within the 120 calendar day period, the provisions of Section 600.134(g)(1) apply.

(3)    When DOE exercises its right to take title, the equipment shall be subject to the provisions for federally-owned equipment.

600.135     Supplies and other expendable property.

(a)    Title to supplies and other expendable property shall vest in the recipient upon acquisition. If there is a residual inventory of unused supplies exceeding $5000 in total aggregate value upon termination or completion of the project or program and the supplies are not needed for any other federally-sponsored project or program, the recipient shall retain the supplies for use on non-Federal sponsored activities or sell them, but shall, in either case, compensate the Federal Government for its share. The amount of compensation shall be computed in the same manner as for equipment.

(b)    The recipient shall not use supplies acquired with Federal funds to provide services to non-Federal outside organizations for a fee that is less than private companies charge for equivalent services, unless specifically authorized by Federal statute as long as the Federal Government retains an interest in the supplies.

600.136     Intangible property.

(a)    Recipients may copyright any work that is subject to copyright and was developed, or for which ownership was purchased, under an award. DOE reserves a royalty-free, nonexclusive and irrevocable right to reproduce, publish or otherwise use the work for Federal purposes, and to authorize others to do so.

(b)    Recipients are subject to applicable regulations governing patents and inventions, including government-wide regulations issued by the Department of Commerce at 37 CFR part 401, “Rights to Inventions Made by Nonprofit Organizations and Small Business Firms Under Government Grants, Contracts, and Cooperative Agreements.”

(c)    DOE has the right to:

(1)    Obtain, reproduce, publish or otherwise use the data first produced under an award; and

(2)    Authorize others to receive, reproduce, publish, or otherwise use such data for Federal purposes.

(d)	(1) In addition, in response to a Freedom of Information act (FOIA) request for research data relating to published research findings produced under an award that were used by the Federal Government in developing an agency action that has the force and effect of law, the DOE shall request, and the recipient shall provide, within a reasonable time, the research data so that they can be made available to the public through the procedures established under the FOIA. If the DOE obtains the research data solely in response to a FOIA request, the agency may charge the requester a reasonable fee equaling the full incremental cost of obtaining the research data. This fee should reflect the costs incurred by the agency, the recipient, and applicable subrecipients. this fee is in addition to any fees the agency may assess under the FOIA (5 U.S.C. 552(a)(4)(A)).

(2)    The following definitions apply for the purposes of this paragraph:

(i)    Research data is defined as the recorded factual material commonly accepted in the science community as necessary to validate research findings, but not any of the following: preliminary analyses, drafts of scientific papers, plans for future research, peer reviews, or communications with colleagues. This “recorded” material excludes physical objects (e.g., laboratory samples). Research data also do not include:

(A)    Trade secrets, commercial information, materials necessary to be held confidential by a researcher until they are published, or similar information which is protected under the law; and

(B)    Personnel and medical information and similar information the disclosure of which would constitute a clearly unwarranted invasion of personal privacy, such as information that could be used to identify a particular person in a research study.

(ii)    Published is defined as either when:

(A)    Research findings are published in a peer-reviewed scientific or technical journal; or

(B)    DOE publicly and officially cites the research findings in support of an agency action that has the force and effect of law.

(iii)    Used by the Federal Government in developing an agency action that has the force and effect of law is defined as when an agency publicly and officially cites the research findings in support of an agency action that has the force and effect of law.

(e)    Title to intangible property and debt instruments acquired under an award or subaward vests upon acquisition in the recipient. The recipient shall use that property for the originally-authorized purpose, and the recipient shall not encumber the property without approval of DOE. When no longer needed for the originally authorized purpose, disposition of the intangible property shall occur in accordance with the provisions of Section 600.134(g).

600.137     Property trust relationship.

Real property, equipment, intangible property and debt instruments that are acquired or improved with Federal funds shall be held in trust by the recipient as trustee for the beneficiaries of the project or program under which the property was acquired or improved. Recipients shall record liens or other appropriate notices of record to indicate that personal or real property has been acquired or improved with Federal funds and that use and disposition conditions apply to the property.

Procurement Standards

600.140     Purpose of procurement standards.

Sections 600.141 through 600.148 set forth standards for use by recipients in establishing procedures for the procurement of supplies and other expendable property, equipment, real property and other services with Federal funds. These standards are furnished to ensure that such materials and services are obtained in an effective manner and in compliance with the provisions of applicable Federal statutes and executive orders. No additional procurement standards or requirements shall be imposed by DOE upon recipients, unless specifically required by Federal statute or executive order or in accordance with the deviation procedures of 600.4.

600.141     Recipient responsibilities.

The standards contained in this section do not relieve the recipient of the contractual responsibilities arising under its contract(s). The recipient is the responsible authority, without recourse to DOE regarding the settlement and satisfaction of all contractual and administrative issues arising out of procurements entered into in support of an award or other agreement. This includes disputes, claims, protests of award, source evaluation or other matters of a contractual nature. Matters concerning violation of statute are to be referred to such Federal, State or local authority as may have proper jurisdiction.

600.142     Codes of conduct.

The recipient shall maintain written standards of conduct governing the performance of its employees engaged in the award and administration of contracts. No employee, officer, or agent shall participate in the selection, award, or administration of a contract supported by Federal funds if a real or apparent conflict of interest would be involved. Such a conflict would arise when the employee, officer, or agent, any member of his or her immediate family, his or her partner, or an organization which employs or is about to employ any of the parties indicated herein, has a financial or other interest in the firm selected for an award. The officers, employees, and agents of the recipient shall neither solicit nor accept gratuities, favors, or anything of monetary value from contractors, or parties to subagreements. However, recipients may set standards for situations in which the financial interest is not substantial or the gift is an unsolicited item of nominal value. The standards of conduct shall provide for disciplinary actions to be applied for violations of such standards by officers, employees, or agents of the recipient.

600.143     Competition.

All procurement transactions shall be conducted in a manner to provide, to the maximum extent practical, open and free competition. The recipient shall be alert to organizational conflicts of interest as well as noncompetitive practices among contractors that may restrict or eliminate competition or otherwise restrain trade. In order to ensure objective contractor performance and eliminate unfair competitive advantage, contractors that develop or draft specifications, requirements, statements of work, invitations for bids and/or requests for proposals shall be excluded from competing for such procurements. Awards shall be made to the bidder or offeror whose bid or offer is responsive to the solicitation and is most advantageous to the recipient, price, quality and other factors considered. Solicitations shall clearly set forth all requirements that the bidder or offeror shall fulfill in order for the bid or offer to be evaluated by the recipient. Any and all bids or offers may be rejected when it is in the recipient’s interest to do so.

600.144     Procurement procedures.

(a)    All recipients shall establish written procurement procedures. These procedures shall provide for, at a minimum, that paragraphs (a)(1), (2) and (3) of this section apply.

(1)    Recipients avoid purchasing unnecessary items.

(2)    Where appropriate, an analysis is made of lease and purchase alternatives to determine which would be the most economical and practical procurement.

(3)    Solicitations for goods and services provide for all of the following.

(i)    A clear and accurate description of the technical requirements for the material, product or service to be procured. In competitive procurements, such a description shall not contain features which unduly restrict competition.

(ii)    Requirements which the bidder/offeror must fulfill and all other factors to be used in evaluating bids or proposals.

(iii)    A description, whenever practicable, of technical requirements in terms of functions to be performed or performance required, including the range of acceptable characteristics or minimum acceptable standards.

(iv)    The specific features of “brand name or equal” descriptions that bidders are required to meet when such items are included in the solicitation.

(v)    The acceptance, to the extent practicable and economically feasible, of products and services dimensioned in the metric system of measurement.

(vi)    Preference, to the extent practicable and economically feasible, for products and services that conserve natural resources and protect the environment and are energy efficient.

(b)    Positive efforts shall be made by recipients to utilize small businesses, minority-owned firms, and women’s business enterprises, whenever possible. Recipients of DOE awards shall take all of the following steps to further this goal.

(1)    Ensure that small businesses, minority-owned firms, and women’s business enterprises are used to the fullest extent practicable.

(2)    Make information on forthcoming opportunities available and arrange time frames for purchases and contracts to encourage and facilitate participation by small businesses, minority-owned firms, and women’s business enterprises.

(3)    Consider in the contract process whether firms competing for larger contracts intend to subcontract with small businesses, minority-owned firms, and women’s business enterprises.

(4)    Encourage contracting with consortiums of small businesses, minority owned firms and women’s business enterprises when a contract is too large for one of these firms to handle individually.

(5)    Use the services and assistance, as appropriate, of such organizations as the Small Business Administration and the Department of Commerce’s Minority Business Development Agency in the solicitation and utilization of small businesses, minority-owned firms and women’s business enterprises.

(c)    The type of procuring instruments used (e.g., fixed price contracts, cost reimbursable contracts, purchase orders, and incentive contracts) shall be determined by the recipient but shall be appropriate for the particular procurement and for promoting the best interest of the program or project involved. The “cost-plus-a-percentage-of-cost” or “percentage of construction cost” methods of contracting shall not be used.

(d)    Contracts shall be made only with responsible contractors who possess the potential ability to perform successfully under the terms and conditions of the proposed procurement. Consideration shall be given to such matters as contractor integrity, record of past performance, financial and technical resources or accessibility to other necessary resources. In certain circumstances, contracts with certain parties are restricted by DOE’s implementation, in 10 CFR Part 1036, of E.O.’s 12549 and 12689, “Debarment and Suspension.”

(e)    Recipients shall, on request, make available for DOE, pre-award review and procurement documents, such as request for proposals or invitations for bids, independent cost estimates, etc., when any of the following conditions apply.

(1)    A recipient’s procurement procedures or operation fails to comply with the procurement standards in this Subpart.

(2)    The procurement is expected to exceed the small purchase threshold fixed at 41 U.S.C. 403 (11) (currently $100,000) and is to be awarded without competition or only one bid or offer is received in response to a solicitation.

(3)    The procurement, which is expected to exceed the small purchase threshold, specifies a “brand name” product.

(4)    The proposed award over the small purchase threshold is to be awarded to other than the apparent low bidder under a sealed bid procurement.

(5)    A proposed contract modification changes the scope of a contract or increases the contract amount by more than the amount of the small purchase threshold.

(f)    By agreement of the recipient or subrecipient and the contractor, if consistent with the recipient’s or subrecipient’s usual business practices and applicable state and local law, any contract to which this section applies may provide for the payment of interest penalties on amounts overdue under such contract except that--

(1)    In no case shall any obligation to pay such interest penalties be construed to be an obligation of the Federal government, and

(2)    Any payment of such interest penalties may not be made from DOE funds nor be counted toward meeting a cost sharing requirement of a DOE award.

600.145     Cost and price analysis.

Some form of cost or price analysis shall be made and documented in the procurement files in connection with every procurement action. Price analysis may be accomplished in various ways, including the comparison of price quotations submitted, market prices and similar indicia, together with discounts. Cost analysis is the review and evaluation of each element of cost to determine reasonableness, allocability and allowability.

600.146     Procurement records.

Procurement records and files for purchases in excess of the small purchase threshold shall include the following at a minimum:

(a)    Basis for contractor selection,

(b)    Justification for lack of competition when competitive bids or offers are not obtained, and

(c)    Basis for award cost or price.

600.147     Contract administration.

A system for contract administration shall be maintained to ensure contractor conformance with the terms, conditions and specifications of the contract and to ensure adequate and timely follow up of all purchases. Recipients shall evaluate contractor performance and document, as appropriate, whether contractors have met the terms, conditions and specifications of the contract.

600.148     Contract provisions.

The recipient shall include, in addition to provisions to define a sound and complete agreement, the following provisions in all contracts. The following provisions shall also be applied to subcontracts.

(a)    Contracts in excess of the small purchase threshold shall contain contractual provisions or conditions that allow for administrative, contractual, or legal remedies in instances in which a contractor violates or breaches the contract terms, and provide for such remedial actions as may be appropriate.

(b)    All contracts in excess of the small purchase threshold shall contain suitable provisions for termination by the recipient, including the manner by which termination shall be effected and the basis for settlement. In addition, such contracts shall describe conditions under which the contract may be terminated for default as well as conditions where the contract may be terminated because of circumstances beyond the control of the contractor.

(c)    Except as otherwise required by statute, an award that requires the contracting (or subcontracting) for construction or facility improvements shall provide for the recipient to follow its own requirements relating to bid guarantees, performance bonds, and payment bonds unless the construction contract or subcontract exceeds $100,000. For those contracts or subcontracts exceeding $100,000, DOE may accept the bonding policy and requirements of the recipient, provided the DOE has made a determination that the Federal Government’s interest is adequately protected. If such a determination has not been made, the minimum requirements shall be as follows.

(1)    A bid guarantee from each bidder equivalent to five percent of the bid price. The “bid guarantee” shall consist of a firm commitment such as a bid bond, certified check, or other negotiable instrument accompanying a bid as assurance that the bidder shall, upon acceptance of his bid, execute such contractual documents as may be required within the time specified.

(2)    A performance bond on the part of the contractor for 100 percent of the contract price. A “performance bond” is one executed in connection with a contract to secure fulfillment of all the contractor’s obligations under such contract.

(3)    A payment bond on the part of the contractor for 100 percent of the contract price. A “payment bond” is one executed in connection with a contract to assure payment as required by statute of all persons supplying labor and material in the execution of the work provided for in the contract.

(4)    Where bonds are required in the situations described herein, the bonds shall be obtained from companies holding certificates of authority as acceptable sureties pursuant to 31 CFR Part 223, “Surety Companies Doing Business with the United States.”

(d)    All negotiated contracts (except those for less than the small purchase threshold) awarded by recipients shall include a provision to the effect that the recipient, DOE, the Comptroller General of the United States, or any of their duly authorized representatives, shall have access to any books, documents, papers and records of the contractor which are directly pertinent to a specific program for the purpose of making audits, examinations, excerpts and transcriptions.

(e)    All contracts, including small purchases, awarded by recipients and their contractors shall contain the procurement provisions of Appendix A to this Subpart, as applicable.

600.149     Resource Conservation and Recovery Act (RCRA).

Recipients’ procurements shall comply with applicable requirements of RCRA, as described at 600.116 of this subpart.

Reports and Records

600.150     Purpose of reports and records.

Sections 600.151 through 600.153 set forth the procedures for monitoring and reporting on the recipient’s financial and program performance and the necessary standard reporting forms. They also set forth record retention requirements.

600.151     Monitoring and reporting program performance.

(a)    Recipients are responsible for managing and monitoring each project, program, subaward, function or activity supported by the award. Recipients shall monitor subawards to ensure subrecipients have met the audit requirements as delineated in Section 600.126.

(b)    The terms and conditions of the award will prescribe the frequency with which the performance reports shall be submitted. Except as provided in paragraph (f) of this section, performance reports shall not be required more frequently than quarterly or less frequently than annually. Annual reports shall be due 90 calendar days after the award year; quarterly or semi-annual reports shall be due 30 days after the reporting period. DOE may require annual reports before the anniversary dates of multiple year awards in lieu of these requirements. The final performance reports are due 90 calendar days after the expiration or termination of the award.

(c)    If inappropriate, a final technical or performance report shall not be required after completion of the project.

(d)    When required, performance reports shall generally contain, for each award, brief information on each of the following.

(1)    A comparison of actual accomplishments with the goals and objectives established for the period, the findings of the investigator, or both. Whenever appropriate and the output of programs or projects can be readily quantified, such quantitative data should be related to cost data for computation of unit costs.

(2)    Reasons why established goals were not met, if appropriate.

(3)    Other pertinent information including, when appropriate, analysis and explanation of cost overruns or high unit costs. DOE may specify in the award that the recipient provide this information on the Federal Assistance Program/Project Status Report (DOE F 4600.6), the technical reporting formats, or the Federal Assistance Management Summary Report. DOE may require that the Federal Assistance Management Summary Report be used as a performance report only when such use is authorized by program rule or the need for this form is explained in the solicitation. The requirements of this section concerning reporting frequency and deadlines shall apply to the Federal Assistance Management Summary Report. (See also Section 600.112 with regard to use of this form as part of the award application.)

(e)    Recipients shall not be required to submit more than the original and two copies of performance reports.

(f)    Recipients shall immediately notify DOE of developments that have a significant impact on the award-supported activities. Also, notification shall be given in the case of problems, delays, or adverse conditions which materially impair the ability to meet the objectives of the award. This notification shall include a statement of the action taken or contemplated, and any assistance needed to resolve the situation.

(g)    DOE may make site visits, as needed.

(h)    DOE shall comply with applicable clearance requirements of 5 CFR Part 1320 when requesting performance data from recipients.

(i)    Recipients may place performance reporting requirements on subawards consistent with the provisions of this section and shall require interim reporting in accordance with Section 600.151(f).

600.152     Financial reporting.

(a)    The following forms or such other forms as may be approved by OMB are authorized for obtaining financial information from recipients.

(1)    SF-269 or SF-269A, Financial Status Report.

(i)     Recipients shall use the SF-269 or SF-269A to report the status of funds for all nonconstruction projects or programs, except that DOE has the option of not requiring the SF-269 or SF-269A when the SF-270, Request for Advance or Reimbursement, or SF-272, Report of Federal Cash Transactions, is determined to provide adequate information to meet DOE needs. However, a final SF-269 or SF-269A shall be required at the completion of the project when the SF-270 is used only for advances.

(ii)    The terms and conditions of award shall prescribe whether the report shall be on a cash or accrual basis. DOE may require accrual reporting only if such reporting is required by program statute or rule. If the award requires accrual information and the recipient’s accounting records are not normally kept on the accrual basis, the recipient shall not be required to convert its accounting system, but shall develop such accrual information through best estimates based on an analysis of the documentation on hand.

(iii)     DOE shall determine the frequency of the Financial Status Report for each project or program, considering the size and complexity of the particular project or program. However, the report shall not be required more frequently than quarterly or less frequently than annually. A final report shall be required at the completion of the agreement.

(iv)     DOE shall require recipients to submit the SF-269 or SF-269A (an original and no more than two copies) no later than 30 days after the end of each specified reporting period for quarterly and semi-annual reports, and 90 calendar days for annual and final reports. Extensions of reporting due dates may be approved by the DOE upon request of the recipient.

(2)    SF-272, Report of Federal Cash Transactions.

(i)     When funds are advanced, each recipient shall submit the SF-272 and when necessary, its continuation sheet, SF-272a. DOE will use this report to monitor cash advanced to recipients and to obtain disbursement information for each agreement with the recipients.

(ii)     Recipients shall forecast Federal cash requirements in the “Remarks” section of the report.

(iii)    When practical and deemed necessary, DOE may require recipients to report in the “Remarks” section the amount of cash advances received in excess of three days. Recipients shall provide short narrative explanations of actions taken to reduce the excess balances.

(iv)    Recipients shall be required to submit not more than the original and two copies of the SF-272 15 calendar days following the end of each quarter. DOE may require a monthly report from those recipients receiving advances totaling $1 million or more per year.

(v)     DOE may waive the requirement for submission of the SF-272 for any one of the following reasons:

(A) When monthly advances do not exceed $25,000 per recipient, provided that such advances are monitored through other forms contained in this section;

(B) If, in the Contracting Officer’s opinion, the recipient’s accounting controls are adequate to minimize excessive Federal advances; or,

(C) When electronic payment mechanisms provide adequate data.

(b)    When DOE needs additional information or more frequent reports, the following shall be observed:

(1)    When additional information is needed to comply with legislative requirements, DOE shall issue instructions to require recipients to submit such information under the “Remarks” section of the reports.

(2)    When DOE determines that a recipient’s accounting system does not meet the standards in 600.121, additional pertinent information to further monitor awards may be obtained upon written notice to the recipient until such time as the system is brought up to standard. DOE, in obtaining this information, shall comply with report clearance requirements of 5 CFR Part 1320.

(3)    Contracting officers are encouraged to shade out any line item on any report if not necessary.

(4)    DOE may accept the identical information from the recipients in machine readable format or computer printouts or electronic outputs in lieu of prescribed formats.

(5)    Computer or electronic outputs may be provided to recipients when that expedites or contributes to the accuracy of reporting.

600.153     Retention and access requirements for records.

(a)    This section sets forth requirements for record retention and access to records for awards to recipients. DOE shall not impose any other record retention or access requirements upon recipients, unless such requirements are established in program regulations.

(b)    Financial records, supporting documents, statistical records, and all other records pertinent to an award shall be retained for a period of three years from the date of submission of the final expenditure report or, for awards that are renewed quarterly or annually, from the date of the submission of the quarterly or annual financial report, as authorized by DOE. The only exceptions are the following:

(1)    If any litigation, claim, or audit is started before the expiration of the 3-year period, the records shall be retained until all litigation, claims or audit findings involving the records have been resolved and final action taken.

(2)    Records for real property and equipment acquired with Federal funds shall be retained for 3 years after final disposition.

(3)    When records are transferred to or maintained by DOE, the 3-year retention requirement is not applicable to the recipient.

(4)    Indirect cost rate proposals, cost allocations plans, and related records, for which retention requirements are specified in Section 600.153(g).

(c)    Copies of original records may be substituted for the original records if authorized by DOE.

(d)    DOE shall request transfer of certain records to its custody from recipients when it determines that the records possess long term retention value. However, in order to avoid duplicate recordkeeping, DOE may make arrangements for recipients to retain any records that are continuously needed for joint use.

(e)    DOE, the Inspector General, Comptroller General of the United States, or any of their duly authorized representatives, have the right of timely and unrestricted access to any books, documents, papers, or other records of recipients that are pertinent to the awards, in order to make audits, examinations, excerpts, transcripts and copies of such documents. This right also includes timely and reasonable access to a recipient’s personnel for the purpose of interview and discussion related to such documents. The rights of access in this paragraph are not limited to the required retention period, but shall last as long as records are retained.

(f)    Unless required by statute, DOE shall place no restrictions on recipients that limit public access to the records of recipients that are pertinent to an award, except when DOE can demonstrate that such records shall be kept confidential and would have been exempted from disclosure pursuant to the Freedom of Information Act (5 U.S.C. 552) if the records had belonged to DOE.

(g)    Paragraphs (g)(1) and (g)(2) of this section apply to the following types of documents, and their supporting records: indirect cost rate computations or proposals, cost allocation plans, and any similar accounting computations of the rate at which a particular group of costs is chargeable (such as computer usage chargeback rates or composite fringe benefit rates).

(1)    If submitted for negotiation. If the recipient submits to the Federal agency responsible for negotiating the recipient’s indirect cost rate or the subrecipient submits to the recipient the proposal, plan, or other computation to form the basis for negotiation of the rate, then the 3-year retention period for its supporting records starts on the date of such submission.

(2)    If not submitted for negotiation. If the recipient is not required to submit to the cognizant Federal agency or the subrecipient is not required to submit to the recipient the proposal, plan, or other computation for negotiation purposes, then the 3-year retention period for the proposal, plan, or other computation and its supporting records starts at the end of the fiscal year (or other accounting period) covered by the proposal, plan, or other computation.

(h)    If, by the terms and conditions of the award, the recipient or subrecipient-

(1)    Is accountable for program income earned or received after the end of the project period or after the termination of an award or subaward, or

(2)    If program income earned during the project period is required to be applied to costs incurred after the end of the project period or after termination of an award or subaward, the record retention period shall start on the last day of the recipient’s or subrecipient’s fiscal year in which such income was earned or received or such costs were incurred. All other program income records shall be retained in accordance with Section 600.153(b).

Termination and Enforcement

600.160     Purpose of termination and enforcement.

Sections 600.161 and 600.162 set forth uniform suspension, termination and enforcement procedures.

600.161     Termination.

(a)    Awards may be terminated in whole or in part only if paragraph (a) (1), (2) or (3) of this section apply.

(1)    By DOE, if a recipient materially fails to comply with the terms and conditions of an award.

(2)    By DOE with the consent of the recipient, in which case the two parties shall agree upon the termination conditions, including the effective date and, in the case of partial termination, the portion to be terminated.

(3)    By the recipient upon sending to DOE written notification setting forth the reasons for such termination, the effective date, and, in the case of partial termination, the portion to be terminated. However, if DOE determines in the case of partial termination that the reduced or modified portion of the award will not accomplish the purposes for which the award was made, it may terminate the award in its entirety under either paragraph (a) (1) or (2) of this section.

(b)    If costs are allowed under an award, the responsibilities of the recipient referred to in Section 600.171(a), including those for property management as applicable, shall be considered in the termination of the award, and provision shall be made for continuing responsibilities of the recipient after termination, as appropriate.

600.162     Enforcement.

(a)    Remedies for noncompliance. If a recipient materially fails to comply with the terms and conditions of an award, whether stated in a Federal statute, regulation, assurance, application, or notice of award, DOE may, in addition to imposing any of the special conditions outlined in Section 600.114, take one or more of the following actions, as appropriate in the circumstances.

(1)    Temporarily withhold cash payments pending correction of the deficiency by the recipient or more severe enforcement action by DOE.

(2)    Disallow (that is, deny both use of funds and any applicable matching credit for) all or part of the cost of the activity or action not in compliance.

(3)    Wholly or partly suspend or terminate the current award.

(4)    Withhold further awards for the project or program.

(5)    Take other remedies that may be legally available.

(b)    Hearings and appeals. In taking an enforcement action, DOE shall provide the recipient an opportunity for hearing, appeal, or other administrative proceeding to which the recipient is entitled under any statute or regulation applicable to the action involved.

(c)    Effects of suspension and termination. Costs of a recipient resulting from obligations incurred by the recipient during a suspension or after termination of an award are not allowable unless the awarding agency expressly authorizes them in the notice of suspension or termination or subsequently. Other recipient costs during suspension or after termination which are necessary and not reasonably avoidable are allowable if paragraph (c) (1) and (2) of this section apply.

(1)    The costs result from obligations which were properly incurred by the recipient before the effective date of suspension or termination, are not in anticipation of it, and in the case of a termination, are noncancellable.

(2)    The costs would be allowable if the award were not suspended or expired normally at the end of the funding period in which the termination takes effect.

(d)    Relationship to debarment and suspension. The enforcement remedies identified in this section, including suspension and termination, do not preclude a recipient from being subject to debarment and suspension under 10 CFR Part 1036.

After-The-Award Requirements

600.170     Purpose.

Sections 600.171 through 600.173 contain closeout procedures and other procedures for subsequent disallowances and adjustments.

600.171     Closeout procedures.

(a)    Recipients shall submit, within 90 calendar days after the date of completion of the award, all financial, performance, and other reports as required by the terms and conditions of the award. DOE may approve extensions when requested by the recipient.

(b)    Unless DOE authorizes an extension, a recipient shall liquidate all obligations incurred under the award not later than 90 calendar days after the funding period or the date of completion as specified in the terms and conditions of the award or in agency implementing instructions.

(c)    DOE shall make prompt payments to a recipient for allowable reimbursable costs under the award being closed out.

(d)    The recipient shall promptly refund any balances of unobligated cash that DOE has advanced or paid and that is not authorized to be retained by the recipient for use in other projects. OMB Circular A-129 governs unreturned amounts that become delinquent debts.

(e)    When authorized by the terms and conditions of the award, DOE shall make a settlement for any upward or downward adjustments to the Federal share of costs after closeout reports are received.

(f)    The recipient shall account for any real and personal property acquired with Federal funds or received from the Federal Government in accordance with Sections 600.131 through 600.137.

(g)    In the event a final audit has not been performed prior to the closeout of an award, DOE shall retain the right to recover an appropriate amount after fully considering the recommendations on disallowed costs resulting from the final audit.

600.172     Subsequent adjustments and continuing responsibilities.

(a)    The closeout of an award does not affect any of the following.

(1)    The right of DOE to disallow costs and recover funds on the basis of a later audit or other review.

(2)    The obligation of the recipient to return any funds due as a result of later refunds, corrections, or other transactions.

(3)    Audit requirements in 600.126.

(4)    Property management requirements in 600.131 through 600.137.

(5)    Records retention as required in 600.153.

(b)    After closeout of an award, a relationship created under an award may be modified or ended in whole or in part with the consent of DOE and the recipient, provided the responsibilities of the recipient referred to in paragraph 600.173(a), including those for property management as applicable, are considered and provisions made for continuing responsibilities of the recipient, as appropriate.

600.173     Collection of amounts due.

(a)    Any funds paid to a recipient in excess of the amount to which the recipient is finally determined to be entitled under the terms and conditions of the award constitute a debt to the Federal Government. If not paid within a reasonable period after the demand for payment, DOE may reduce the debt by paragraph (a) (1), (2) or (3) of this section.

(1)    Making an administrative offset against other requests for reimbursements.

(2)    Withholding advance payments otherwise due to the recipient.

(3)    Taking other action permitted by statute.

(b)    Except as otherwise provided by law, DOE shall charge interest on an overdue debt in accordance with 4 CFR Chapter II, “Federal Claims Collection Standards.”

Additional Provisions

600.180     Reserved.

600.181     Reserved.

APPENDIX A TO SUBPART B TO PART 600 – CONTRACT PROVISIONS.

All contracts, awarded by a recipient, including small purchases, shall contain the following provisions as applicable:

1.        Equal Employment Opportunity – All contracts shall contain a provision requiring compliance with E.O. 11246, “Equal Employment Opportunity,” as amended by E.O. 11375, “Amending Executive Order 11246 Relating to Equal Employment Opportunity,” and as supplemented by regulations at 41 CFR Part 60, “Office of Federal Contract Compliance Programs, Equal Employment Opportunity, Department of Labor.”

2.        Copeland “Anti-Kickback” Act (18 U.S.C. 874 and 40 U.S.C. 276c) – All contracts and subgrants in excess of $2000 for construction or repair awarded by recipients and subrecipients shall include a provision for compliance with the Copeland “Anti-Kickback” Act (18 U.S.C. 874), as supplemented by Department of Labor regulations (29 CFR Part 3, “Contractors and Subcontractors on Public Building or Public Work Financed in Whole or in Part by Loans or Grants from the United States”). The Act provides that each contractor or subrecipient shall be prohibited from inducing, by any means, any person employed in the construction, completion, or repair of public work, to give up any part of the compensation to which he is otherwise entitled. The recipient shall report all suspected or reported violations to the Federal awarding agency.

3.    Davis-Bacon Act, as amended (40 U.S.C. 276a to a-7) – When required by Federal program legislation, all construction contracts awarded by the recipients and subrecipients of more than $2000 shall include a provision for compliance with the Davis-Bacon Act (40 U.S.C. 276a to a-7) and as supplemented by Department of Labor regulations (29 CFR Part 5, “Labor Standards Provisions Applicable to Contracts Governing Federally Financed and Assisted Construction”). Under this Act, contractors shall be required to pay wages to laborers and mechanics at a rate not less than the minimum wages specified in a wage determination made by the Secretary of Labor. In addition, contractors shall be required to pay wages not less than once a week. The recipient shall place a copy of the current prevailing wage determination issued by the Department of Labor in each solicitation and the award of a contract shall be conditioned upon the acceptance of the wage determination. The recipient shall report all suspected or reported violations to the Federal awarding agency.

4.    Contract Work Hours and Safety Standards Act (40 U.S.C. 327-333) – Where applicable, all contracts awarded by recipients in excess of $2000 for construction contracts and in excess of $2500 for other contracts that involve the employment of mechanics or laborers shall include a provision for compliance with Sections 102 and 107 of the Contract Work Hours and Safety Standards Act (40 U.S.C. 327-333), as supplemented by Department of Labor regulations (29 CFR Part 5). Under Section 102 of the Act, each contractor shall be required to compute the wages of every mechanic and laborer on the basis of a standard work week of 40 hours. Work in excess of the standard work week is permissible provided that the worker is compensated at a rate of not less than 1 1/2 times the basic rate of pay for all hours worked in excess of 40 hours in the work week. Section 107 of the Act is applicable to construction work and provides that no laborer or mechanic shall be required to work in surroundings or under working conditions which are unsanitary, hazardous or dangerous. These requirements do not apply to the purchases of supplies or materials or articles ordinarily available on the open market, or contracts for transportation or transmission of intelligence.

5.    Rights to Inventions Made Under a Contract or Agreement – Contracts or agreements for the performance of experimental, developmental, or research work shall provide for the rights of the Federal Government and the recipient in any resulting invention in accordance with 37 CFR Part 401, “Rights to Inventions Made by Nonprofit Organizations and Small Business Firms Under Government Grants, Contracts and Cooperative Agreements,” and any implementing regulations issued by the awarding agency.

6.    Clean Air Act (42 U.S.C. 7401 et seq.) and the Federal Water Pollution Control Act (33 U.S.C. 1251 et seq.), as amended – Contracts and subgrants of amounts in excess of $100,000 shall contain a provision that requires the recipient to agree to comply with all applicable standards, orders or regulations issued pursuant to the Clean Air Act (42 U.S.C. 7401 et seq.) and the Federal Water Pollution Control Act as amended (33 U.S.C. 1251 et seq.). Violations shall be reported to the Federal awarding agency and the Regional Office of the Environmental Protection Agency (EPA).

7.    Byrd Anti-Lobbying Amendment (31 U.S.C. 1352) – Contractors who apply or bid for an award of $100,000 or more shall file the required certification. Each tier certifies to the tier above that it will not and has not used Federal appropriated funds to pay any person or organization for influencing or attempting to influence an officer or employee of any agency, a member of Congress, officer or employee of Congress, or an employee of a member of Congress in connection with obtaining any Federal contract, grant or any other award covered by 31 U.S.C. 1352. Each tier shall also disclose any lobbying with non-Federal funds that takes place in connection with obtaining any Federal award. Such disclosures are forwarded from tier to tier up to the recipient.

8.    Debarment and Suspension (E.O.s 12549 and 12689) – Contract awards that exceed the small purchase threshold and certain other contract awards shall not be made to parties listed on the nonprocurement portion of the General Services Administration’s List of Parties Excluded from Federal Procurement or Nonprocurement Programs in accordance with E.O.s 12549 and 12689, “Debarment and Suspension.” This list contains the names of parties debarred, suspended, or otherwise excluded by agencies, and contractors declared ineligible under statutory or regulatory authority other than E.O. 12549. Contractors with awards that exceed the small purchase threshold shall provide the required certification regarding its exclusion status and that of its principals.

10 CFR 600 – Subpart C – Uniform Administrative

Requirements for Grants and Cooperative Agreements

to State and Local Governments

General		77
600.200	Purpose and scope of this subpart	77
600.201	Scope of 600.200 through 600.205	77
600.202	Definitions	77
600.203	Applicability	81
600.204	Effect on other issuances	82
600.205	Additions and exceptions	83
Pre-Award Requirements		83
600.210	Forms for applying for grants	83
600.211	State plans	84
600.212	Special grant or subgrant conditions for “high-risk” recipients	85
POST-AWARD REQUIREMENTS		86
Financial Administration		86
600.220	Standards for financial management systems	86
600.221	Payment	87
600.222	Allowable costs	89
600.223	Period of availability of funds	90
600.224	Matching or cost sharing	90
600.225	Program income	93
600.226	Non-Federal audit	95
Changes, Property, and Subawards		96
600.230	Changes	96
600.231	Real property	97
600.232	Equipment	98
600.233	Supplies	100
600.234	Copyrights	101
600.235	Subawards to debarred and suspended parties	101
600.236	Procurement	101
600.237	Subgrants	111
Reports, Records, Retention, and Enforcement		112
600.240	Monitoring and reporting program performance	112
600.241	Financial reporting	114
600.242	Retention and access requirements for records	117
600.243	Enforcement	119
600.244	Termination for convenience	120
After-The-Grant Requirements		120
600.250	Closeout	120
600.251	Later disallowances and adjustments	121
600.252	Collection of amounts due	122

Subpart C — Uniform Administrative Requirements for Grants and Cooperative Agreements to State and Local Governments

General

600.200     Purpose and scope of this subpart.

This subpart establishes uniform administrative rules for Federal grants and cooperative agreements and subawards to State, local and Indian tribal governments.

600.201      Scope of 600.200 through 600.205.

This section contains general rules pertaining to this part and procedures for control of exceptions from this subpart.

600.202     Definitions.

As used in this part:

Accrued expenditures mean the charges incurred by the grantee during a given period requiring the provision of funds for: (1) Goods and other tangible property received; (2) services performed by employees, contractors, subgrantees, subcontractors, and other payees; and (3) other amounts becoming owed under programs for which no current services or performance is required, such as annuities, insurance claims, and other benefit payments.

Accrued income means the sum of: (1) Earnings during a given period from services performed by the grantee and goods and other tangible property delivered to purchasers, and (2) amounts becoming owed to the grantee for which no current services or performance is required by the grantee.

Acquisition cost of an item of purchased equipment means the net invoice unit price of the property including the cost of modifications, attachments, accessories, or auxiliary apparatus necessary to make the property usable for the purpose for which it was acquired. Other charges such as the cost of installation, transportation, taxes, duty or protective in-transit insurance, shall be included or excluded from the unit acquisition cost in accordance with the grantee’s regular accounting practices.

Administrative requirements mean those matters common to grants in general, such as financial management, kinds and frequency of reports, and retention of records. These are distinguished from programmatic requirements, which concern matters that can be treated only on a program-by-program or grant-by-grant basis, such as kinds of activities that can be supported by grants under a particular program.

Awarding agency means (1) with respect to a grant, the Federal agency, and (2) with respect to a subgrant, the party that awarded the subgrant.

Cash contributions means the grantee’s cash outlay, including the outlay of money contributed to the grantee or subgrantee by other public agencies and institutions, and private organizations and individuals. When authorized by Federal legislation, Federal funds received from other assistance agreements may be considered as grantee or subgrantee cash contributions.

Contract means (except as used in the definitions for grant and subgrant in this section and except where qualified by Federal) a procurement contract under a grant or subgrant, and means a procurement subcontract under a contract.

Cost sharing or matching means the value of the third party in-kind contributions and the portion of the costs of a federally assisted project or program not borne by the Federal Government.

Cost-type contract means a contract or subcontract under a grant in which the contractor or subcontractor is paid on the basis of the costs it incurs, with or without a fee.

Equipment means tangible, nonexpendable, personal property having a useful life of more than one year and an acquisition cost of $5,000 or more per unit. A grantee may use its own definition of equipment provided that such definition would at least include all equipment defined above.

Expenditure report means: (1) For nonconstruction grants, the SF269 “Financial Status Report” (or other equivalent report); (2) for construction grants, the SF271 “Outlay Report and Request for Reimbursement” (or other equivalent report).

Federally recognized Indian tribal government means the governing body or a governmental agency of any Indian tribe, band, nation, or other organized group or community (including any Native village as defined in Section 3 of the Alaska Native Claims Settlement Act, 85 Stat 688) certified by the Secretary of the Interior as eligible for the special programs and services provided by him through the Bureau of Indian Affairs.

Government means a State or local government or a federally recognized Indian tribal government.

Grant means an award of financial assistance, including cooperative agreements, in the form of money, or property in lieu of money, by the Federal Government to an eligible grantee. The term does not include technical assistance which provides services instead of money, or other assistance in the form of revenue sharing, loans, loan guarantees, interest subsidies, insurance, or direct appropriations. Also, the term does not include assistance, such as a fellowship or other lump sum award, which the grantee is not required to account for.

Grantee means the government to which a grant is awarded and which is accountable for the use of the funds provided. The grantee is the entire legal entity even if only a particular component of the entity is designated in the grant award document.

Local government means a county, municipality, city, town, township, local public authority (including any public and Indian housing agency under the United States Housing Act of 1937) school district, special district, intrastate district, council of governments (whether or not incorporated as a nonprofit corporation under state law), any other regional or interstate government entity, or any agency or instrumentality of a local government.

Obligations means the amounts of orders placed, contracts and subgrants awarded, goods and services received, and similar transactions during a given period that will require payment by the grantee during the same or a future period.

OMB means the United States Office of Management and Budget.

Outlays (expenditures) mean charges made to the project or program. They may be reported on a cash or accrual basis. For reports prepared on a cash basis, outlays are the sum of actual cash disbursement for direct charges for goods and services, the amount of indirect expense incurred, the value of in-kind contributions applied, and the amount of cash advances and payments made to contractors and subgrantees. For reports prepared on an accrued expenditure basis, outlays are the sum of actual cash disbursements, the amount of indirect expense incurred, the value of inkind contributions applied, and the new increase (or decrease) in the amounts owed by the grantee for goods and other property received, for services performed by employees, contractors, subgrantees, subcontractors, and other payees, and other amounts becoming owed under programs for which no current services or performance are required, such as annuities, insurance claims, and other benefit payments.

Percentage of completion method refers to a system under which payments are made for construction work according to the percentage of completion of the work, rather than to the grantee’s cost incurred.

Prior approval means documentation evidencing consent prior to incurring specific cost. For the Department of Energy, this must be signed by a Contracting Officer.

Real property means land, including land improvements, structures and appurtenances thereto, excluding movable machinery and equipment.

Share, when referring to the awarding agency’s portion of real property, equipment or supplies, means the same percentage as the awarding agency’s portion of the acquiring party’s total costs under the grant to which the acquisition costs under the grant to which the acquisition cost of the property was charged. Only costs are to be counted — not the value of third-party in-kind contributions.

State means any of the several States of the United States, the District of Columbia, the Commonwealth of Puerto Rico, any territory or possession of the United States, or any agency or instrumentality of a State exclusive of local governments. The term does not include any public and Indian housing agency under United States Housing Act of 1937.

Subgrant means an award of financial assistance in the form of money, or property in lieu of money, made under a grant by a grantee to an eligible subgrantee. The term includes financial assistance when provided by contractual legal agreement, but does not include procurement purchases, nor does it include any form of assistance which is excluded from the definition of grant in this subpart.

Subgrantee means the government or other legal entity to which a subgrant is awarded and which is accountable to the grantee for the use of the funds provided.

Supplies means all tangible personal property other than “equipment” as defined in this subpart.

Suspension means depending on the context, either (1) temporary withdrawal of the authority to obligate grant funds pending corrective action by the grantee or subgrantee or a decision to terminate the grant, or (2) an action taken by a suspending official in accordance with agency regulations implementing E.O. 12549 to immediately exclude a person from participating in grant transactions for a period, pending completion of an investigation and such legal or debarment proceedings as may ensue.

Termination means permanent withdrawal of the authority to obligate previously-awarded grant funds before that authority would otherwise expire. It also means the voluntary relinquishment of that authority by the grantee or subgrantee. Termination does not include: (1) Withdrawal of funds awarded on the basis of the grantee’s underestimate of the unobligated balance in a prior period; (2) withdrawal of the unobligated balance as of the expiration of a grant; (3) refusal to extend a grant or award additional funds, to make a competing or noncompeting continuation, renewal, extension, or supplemental award; or (4) voiding of a grant upon determination that the award was obtained fraudulently, or was otherwise illegal or invalid from inception.

Terms of a grant or subgrant mean all requirements of the grant or subgrant, whether in statute, regulations, or the award document.

Third party in-kind contributions mean property or services which benefit a federally assisted project or program and which are contributed by non-Federal third parties without charge to the grantee, or a cost-type contractor under the grant agreement.

Unliquidated obligations for reports prepared on a cash basis mean the amount of obligations incurred by the grantee that has not been paid. For reports prepared on an accrued expenditure basis, they represent the amount of obligations incurred by the grantee for which an outlay has not been recorded.

Unobligated balance means the portion of the funds authorized by the Federal agency that has not been obligated by the grantee and is determined by deducting the cumulative obligations from the cumulative funds authorized.

600.203     Applicability.

(a)    General. Sections 600.200 through 600.252 of this subpart apply to all grants and subgrants to governments, except where inconsistent with Federal statutes or with regulations authorized in accordance with the exception provision of 600.205, or:

(1)    Grants and subgrants to State and local institutions of higher education or State and local hospitals.

(2)    The block grants authorized by the Omnibus Budget Reconciliation Act of 1981 (Community Services; Preventive Health and Health Services; Alcohol, Drug Abuse, and Mental Health Services; Maternal and Child Health Services; Social Services; Low-Income Home Energy Assistance; States’ Program of Community Development Block Grants for Small Cities; and Elementary and Secondary Education other than programs administered by the Secretary of Education under Title V, Subtitle D, Chapter 2, Section 583 — the Secretary’s discretionary grant program) and Titles I - III of the Job Training Partnership Act of 1982 and under the Public Health Services Act (Section 1921), Alcohol and Drug Abuse Treatment and Rehabilitation Block Grant and Part C of Title V, Mental Health Service for the Homeless Block Grant).

(3)    Entitlement grants to carry out the following programs of the Social Security Act:

(i)    Aid to Needy Families with Dependent Children (Title IV - A of the Act, not including the Work Incentive Program (WIN) authorized by section 402(a)19(G); HHS grants for WIN are subject to this subpart);

(ii)   Child Support Enforcement and Establishment of Paternity (Title IV - D of the Act);

(iii)  Foster Care and Adoption Assistance (Title IV - E of the Act);

(iv)  Aid to the Aged, Blind, and Disabled (Titles I, X, XIV, and XVI - AABD of the Act); and

(v)   Medical Assistance (Medicaid) (Title XIX of the Act) not including the State Medicaid Fraud Control program authorized by section 1903(a)(6)(B).

(4)    Entitlement grants under the following programs of The National School Lunch Act:

(i)    School Lunch (section 4 of the Act),

(ii)   Commodity Assistance (section 6 of the Act),

(iii)  Special Meal Assistance (section 11 of the Act),

(iv)  Summer Food Service for Children (section 13 of the Act), and

(v)   Child Care Food Program (section 17 of the Act).

(5)    Entitlement grants under the following programs of The Child Nutrition Act of 1966:

(i)    Special Milk (section 3 of the Act), and

(ii)   School Breakfast (section 4 of the Act).

(6)    Entitlement grants for State Administrative expenses under The Food Stamp Act of 1977 (section 16 of the Act).

(7)    A grant for an experimental, pilot, or demonstration project that is also supported by a grant listed in paragraph (a)(3) of this section;

(8)    Grant funds awarded under subsection 412(e) of the Immigration and Nationality Act (8 U.S.C. 1522(e)) and subsection 501(a) of the Refugee Education Assistance Act of 1980 (Pub. L. 96 - 422, 94 Stat. 1809), for cash assistance, medical assistance, and supplemental security income benefits to refugees and entrants and the administrative costs of providing the assistance and benefits;

(9)    Grants to local education agencies under 20 U.S.C. 236 through 241 - 1(a), and 242 through 244 (portions of the Impact Aid program), except for 20 U.S.C. 238(d)(2)(c) and 240(f) (Entitlement Increase for Handicapped Children); and

(10)  Payments under the Veterans Administration’s State Home Per Diem Program (38 U.S.C. 641(a)).

(b)    Entitlement programs. Entitlement programs enumerated above in 600.203(a) (3) through (8) are subject to Subpart E.

600.204     Effect on other issuances.

All other grants administration provisions of codified program regulations, program manuals, handbooks and other nonregulatory materials which are inconsistent with this subpart are superseded, except to the extent they are required by statute, or authorized in accordance with the exception provision in 600.205.

600.205     Additions and exceptions.

(a)    For classes of grants and grantees subject to this subpart, Federal agencies may not impose additional administrative requirements except in codified regulations published in the Federal Register.

(b)    Exceptions for classes of grants or grantees may be authorized only by OMB.

(c)    Exceptions on a case-by-case basis and for subgrantees may be authorized by the affected Federal agencies.

(d)    The DOE procedural requirements for requesting additions and exceptions are specified in 600.4.

Pre-Award Requirements

600.210     Forms for applying for grants.

(a)    Scope.

(1)    This section prescribes forms and instructions to be used by governmental organizations (except hospitals and institutions of higher education operated by a government) in applying for grants. This section is not applicable, however, to formula grant programs which do not require applicants to apply for funds on a project basis.

(2)    This section applies only to applications to Federal agencies for grants, and is not required to be applied by grantees in dealing with applicants for subgrants. However, grantees are encouraged to avoid more detailed or burdensome application requirements for subgrants.

(b)    Authorized forms and instructions for governmental organizations.

(1)    In applying for grants, applicants shall only use standard application forms or those prescribed by the granting agency with the approval of OMB under the Paperwork Reduction Act of 1980.

(2)    Applicants are not required to submit more than the original and two copies of preapplications or applications.

(3)    Applicants must follow all applicable instructions that bear OMB clearance numbers. Federal agencies may specify and describe the programs, functions, or activities that will be used to plan, budget, and evaluate the work under a grant. Other supplementary instructions may be issued only with the approval of OMB to the extent required under the Paperwork Reduction Act of 1980. For any standard form, except the SF-424 facesheet, Federal agencies may shade out or instruct the applicant to disregard any line item that is not needed.

(4)    When a grantee applies for additional funding (such as a continuation or supplemental award) or amends a previously submitted application, only the affected pages need be submitted. Previously submitted pages with information that is still current need not be resubmitted.

600.211     State plans.

(a)    Scope. The statutes for some programs require States to submit plans before receiving grants. Under regulations implementing Executive Order 12372, “Intergovernmental Review of Federal Programs,” States are allowed to simplify, consolidate and substitute plans. This section contains additional provisions for plans that are subject to regulations implementing the Executive order.

(b)    Requirements. A State need meet only Federal administrative or programmatic requirements for a plan that are in statutes or codified regulations.

(c)    Assurances. In each plan the State will include an assurance that the State shall comply with all applicable Federal statutes and regulations in effect with respect to the periods for which it receives grant funding. For this assurance and other assurances required in the plan, the State may:

(1)    Cite by number the statutory or regulatory provisions requiring the assurances and affirm that it gives the assurances required by those provisions,

(2)    Repeat the assurance language in the statutes or regulations, or

(3)    Develop its own language to the extent permitted by law.

(d)    Amendments. A State will amend a plan whenever necessary to reflect: (1) New or revised Federal statutes or regulations or (2) a material change in any State law, organization, policy, or State agency operation. The State will obtain approval for the amendment and its effective date but need submit for approval only the amended portions of the plan.

600.212     Special grant or subgrant conditions for “high-risk” recipients.

(a)    A grantee or subgrantee may be considered “high risk” if an awarding agency determines that a grantee or subgrantee:

(1)    Has a history of unsatisfactory performance, or

(2)    Is not financially stable, or

(3)    Has a management system which does not meet the management standards set forth in this subpart, or

(4)    Has not conformed to terms and conditions of previous awards, or

(5)    Is otherwise not responsible; and if the awarding agency determines that an award will be made, special conditions and/or restrictions shall correspond to the high risk condition and shall be included in the award.

(b)    Special conditions or restrictions may include:

(1)    Payment on a reimbursement basis;

(2)    Withholding authority to proceed to the next phase until receipt of evidence of acceptable performance within a given funding period;

(3)    Requiring additional, more detailed financial reports;

(4)    Additional project monitoring;

(5)    Requiring the grantee or subgrantee to obtain technical or management assistance; or

(6)    Establishing additional prior approvals.

(c)    If an awarding agency decides to impose such conditions, the awarding official will notify the grantee or subgrantee as early as possible, in writing, of:

(1)    The nature of the special conditions/restrictions;

(2)    The reason(s) for imposing them;

(3)    The corrective actions which must be taken before they will be removed and the time allowed for completing the corrective actions and

(4)    The method of requesting reconsideration of the conditions/restrictions imposed.

POST-AWARD REQUIREMENTS

Financial Administration

600.220     Standards for financial management systems.

(a)    A State must expend and account for grant funds in accordance with State laws and procedures for expending and accounting for its own funds. Fiscal control and accounting procedures of the State, as well as its subgrantees and cost-type contractors, must be sufficient to—

(1)    Permit preparation of reports required by this part and the statutes authorizing the grant, and

(2)    Permit the tracing of funds to a level of expenditures adequate to establish that such funds have not been used in violation of the restrictions and prohibitions of applicable statutes.

(b)    The financial management systems of other grantees and subgrantees must meet the following standards:

(1)    Financial reporting. Accurate, current, and complete disclosure of the financial results of financially assisted activities must be made in accordance with the financial reporting requirements of the grant or subgrant.

(2)    Accounting records. Grantees and subgrantees must maintain records which adequately identify the source and application of funds provided for financially-assisted activities. These records must contain information pertaining to grant or subgrant awards and authorizations, obligations, unobligated balances, assets, liabilities, outlays or expenditures, and income.

(3)    Internal control. Effective control and accountability must be maintained for all grant and subgrant cash, real and personal property, and other assets. Grantees and subgrantees must adequately safeguard all such property and must assure that it is used solely for authorized purposes.

(4)    Budget control. Actual expenditures or outlays must be compared with budgeted amounts for each grant or subgrant. Financial information must be related to performance or productivity data, including the development of unit cost information whenever appropriate or specifically required in the grant or subgrant agreement. If unit cost data are required, estimates based on available documentation will be accepted whenever possible.

(5)    Allowable cost. Applicable OMB cost principles, agency program regulations, and the terms of grant and subgrant agreements will be followed in determining the reasonableness, allowability, and allocability of costs.

(6)    Source documentation. Accounting records must be supported by such source documentation as cancelled checks, paid bills, payrolls, time and attendance records, contract and subgrant award documents, etc.

(7)    Cash management. Procedures for minimizing the time elapsing between the transfer of funds from the U.S. Treasury and disbursement by grantees and subgrantees must be followed whenever advance payment procedures are used. Grantees must establish reasonable procedures to ensure the receipt of reports on subgrantees’ cash balances and cash disbursements in sufficient time to enable them to prepare complete and accurate cash transactions reports to the awarding agency. When advances are made by letter-of-credit or electronic transfer of funds methods, the grantee must make drawdowns as close as possible to the time of making disbursements. Grantees must monitor cash drawdowns by their subgrantees to assure that they conform substantially to the same standards of timing and amount as apply to advances to the grantees.

(c)    An awarding agency may review the adequacy of the financial management system of any applicant for financial assistance as part of a preaward review or at any time subsequent to award.

600.221     Payment.

(a)    Scope. This section prescribes the basic standard and the methods under which a Federal agency will make payments to grantees, and grantees will make payments to subgrantees and contractors.

(b)    Basic standard. Methods and procedures for payment shall minimize the time elapsing between the transfer of funds and disbursement by the grantee or subgrantee, in accordance with Treasury regulations at 31 CFR Part 205.

(c)    Advances. Grantees and subgrantees shall be paid in advance, provided they maintain or demonstrate the willingness and ability to maintain procedures to minimize the time elapsing between the transfer of the funds and their disbursement by the grantee or subgrantee.

(d)    Reimbursement. Reimbursement shall be the preferred method when the requirements in paragraph (c) of this section are not met. Grantees and subgrantees may also be paid by reimbursement for any construction grant. Except as otherwise specified in regulation, Federal agencies shall not use the percentage of completion method to pay construction grants. The grantee or subgrantee may use that method to pay its construction contractor, and if it does, the awarding agency’s payments to the grantee or subgrantee will be based on the grantee’s or subgrantee’s actual rate of disbursement.

(e)    Working capital advances. If a grantee cannot meet the criteria for advance payments described in paragraph (c) of this section, and the Federal agency has determined that reimbursement is not feasible because the grantee lacks sufficient working capital, the awarding agency may provide cash or a working capital advance basis. Under this procedure the awarding agency shall advance cash to the grantee to cover its estimated disbursement needs for an initial period generally geared to the grantee’s disbursing cycle. Thereafter, the awarding agency shall reimburse the grantee for its actual cash disbursements. The working capital advance method of payment shall not be used by grantees or subgrantees if the reason for using such method is the unwillingness or inability of the grantee to provide timely advances to the subgrantee to meet the subgrantee’s actual cash disbursements.

(f)    Effect of program income, refunds, and audit recoveries on payment.

(1)    Grantees and subgrantees shall disburse repayments to and interest earned on a revolving fund before requesting additional cash payments for the same activity.

(2)    Except as provided in paragraph (f)(1) of this section, grantees and subgrantees shall disburse program income, rebates, refunds, contract settlements, audit recoveries and interest earned on such funds before requesting additional cash payments.

(g)    Withholding payments.

(1)    Unless otherwise required by Federal statute, awarding agencies shall not withhold payments for proper charges incurred by grantees or subgrantees unless —

(2)    (i)   The grantee or subgrantee has failed to comply with grant award conditions or

     (ii)  The grantee or subgrantee is indebted to the United States.

(2)    Cash withheld for failure to comply with grant award condition, but without suspension of the grant, shall be released to the grantee upon subsequent compliance. When a grant is suspended, payment adjustments will be made in accordance with 600.243(c).

(3)    A Federal agency shall not make payment to grantees for amounts that are withheld by grantees or subgrantees from payment to contractors to assure satisfactory completion of work. Payments shall be made by the Federal agency when the grantees or subgrantees actually disburse the withheld funds to the contractors or to escrow accounts established to assure satisfactory completion of work.

(h)    Cash depositories.

(1)    Consistent with the national goal of expanding the opportunities for minority business enterprises, grantees and subgrantees are encouraged to use minority banks (a bank which is owned at least 50 percent by minority group members). A list of minority owned banks can be obtained from the Minority Business Development Agency, Department of Commerce, Washington, DC 20230.

(2)    A grantee or subgrantee shall maintain a separate bank account only when required by Federal-State agreement.

(i)    Interest earned on advances. Unless there are statutory provisions to the contrary, grantees and subgrantees shall promptly, but at least quarterly, remit to the Federal agency interest earned on advances. The grantee or subgrantee may keep interest amounts up to $100 per year for administrative expenses.

600.222     Allowable costs.

(a)    Limitation on use of funds. Grant funds may be used only for:

(1)    The allowable costs of the grantees, subgrantees and cost-type contractors, including allowable costs in the form of payments to fixed-price contractors; and

(2)    Reasonable fees or profit to cost-type contractors but not any fee or profit (or other increment above allowable costs) to the grantee or subgrantee.

(b)    Applicable cost principles. For each kind of organization, there is a set of Federal principles for determining allowable costs. Allowable costs will be determined in accordance with the cost principles applicable to the organization incurring the costs. The following chart lists the kinds of organizations and the applicable cost principles.

For the costs of a—	Use the principles in —
State, local or Indian tribal government.	OMB Circular A-87.
Private nonprofit organization other than an (1)institution of higher education, (2)hospital, or (3) organization named in OMB Circular A-122 as not subject to that circular.	OMB Circular A-122.
Educational institutions.	OMB Circular A-21.
For-profit organization other than a hospital and an organization named in OMB Circular A-122 as not subject to that circular.	48 CFR Part 31. Contract Cost Principles and Procedures, or uniform cost accounting standards that comply with cost principles acceptable to the Federal agency.
For-profit organization other than a hospital and an organization named in OMB Circular A-122 as not subject to that	48 CFR 931.2

circular.
Hospitals	45 CFR Part 74, Appendix E

600.223     Period of availability of funds.

(a)    General. Where a funding period is specified, a grantee may charge to the award only costs resulting from obligations of the funding period unless carryover of unobligated balances is permitted, in which case the carryover balances may be charged for costs resulting from obligations of the subsequent funding period.

(b)    Liquidation of obligations. A grantee must liquidate all obligations incurred under the award not later than 90 days after the end of the funding period (or as specified in a program regulation) to coincide with the submission of the annual Financial Status Report (SF269). The Federal agency may extend this deadline at the request of the grantee.

600.224     Matching or cost sharing.

(a)    Basic rule: Costs and contributions acceptable. With the qualifications and exceptions listed in paragraph (b) of this section, a matching or cost sharing requirement may be satisfied by either or both of the following:

(1)    Allowable costs incurred by the grantee, subgrantee or a cost-type contractor under the assistance agreement. This includes allowable costs borne by non-Federal grants or by others cash donations from non-Federal third parties.

(2)    The value of third party in-kind contributions applicable to the period to which the cost sharing or matching requirements applies.

(b)    Qualifications and exceptions —

(1)    Costs borne by other Federal grant agreements. Except as provided by Federal statute, a cost sharing or matching requirement may not be met by costs borne by another Federal grant. This prohibition does not apply to income earned by a grantee or subgrantee from a contract awarded under another Federal grant.

(2)    General revenue sharing. For the purpose of this section, general revenue sharing funds distributed under 31 U.S.C. 6702 are not considered Federal grant funds.

(3)    Cost or contributions counted towards other Federal costs-sharing requirements. Neither costs nor the values of third party in-kind contributions may count towards satisfying a cost sharing or matching requirement of a grant agreement if they have been or will be counted towards satisfying a cost sharing or matching requirement of another Federal grant agreement, a Federal procurement contract, or any other award of Federal funds.

(4)    Costs financed by program income. Costs financed by program income, as defined in 600.225, shall not count towards satisfying a cost sharing or matching requirement unless they are expressly permitted in the terms of the assistance agreement. (This use of general program income is described in 600.225(g)

(5)    Services or property financed by income earned by contractors. Contractors under a grant may earn income from the activities carried out under the contract in addition to the amounts earned from the party awarding the contract. No costs of services or property supported by this income may count toward satisfying a cost sharing or matching requirement unless other provisions of the grant agreement expressly permit this kind of income to be used to meet the requirement.

(6)    Records. Costs and third party in-kind contributions counting towards satisfying a cost sharing or matching requirement must be verifiable from the records of grantees and subgrantee or cost-type contractors. These records must show how the value placed on third party in-kind contributions was derived. To the extent feasible, volunteer services will be supported by the same methods that the organization uses to support the allocability of regular personnel costs.

(7)    Special standards for third party in-kind contributions.

(i)     Third party in-kind contributions count towards satisfying a cost sharing or matching requirement only where, if the party receiving the contributions were to pay for them, the payments would be allowable costs.

(ii)    Some third party in-kind contributions are goods and services that, if the grantee, subgrantee, or contractor receiving the contribution had to pay for them, the payments would have been an indirect costs. Cost sharing or matching credit for such contributions shall be given only if the grantee, subgrantee, or contractor has established, along with its regular indirect cost rate, a special rate for allocating to individual projects or programs the value of the contributions.

(iii)   A third party in-kind contribution to a fixed-price contract may count towards satisfying a cost sharing or matching requirement only if it results in:

(A)    An increase in the services or property provided under the contract (without additional cost to the grantee or subgrantee) or

(B)    A cost savings to the grantee or subgrantee.

(iv)    The values placed on third party in-kind contributions for cost sharing or matching purposes will conform to the rules in the succeeding sections of this subpart. If a third party in-kind contribution is a type not treated in those sections, the value placed upon it shall be fair and reasonable.

(c)    Valuation of donated services —

(1)    Volunteer services. Unpaid services provided to a grantee or subgrantee by individuals will be valued at rates consistent with those ordinarily paid for similar work in the grantee’s or subgrantee’s organization. If the grantee or subgrantee does not have employees performing similar work, the rates will be consistent with those ordinarily paid by other employers for similar work in the same labor market. In either case, a reasonable amount for fringe benefits may be included in the valuation.

(2)    Employees of other organizations. When an employer other than a grantee, subgrantee, or cost-type contractor furnishes free of charge the services of an employee in the employee’s normal line of work, the services will be valued at the employee’s regular rate of pay exclusive of the employee’s fringe benefits and overhead costs. If the services are in a different line of work, paragraph (c)(1) of this section applies.

(d)    Valuation of third party donated supplies and loaned equipment or space.

(1)    If a third party donates supplies, the contribution will be valued at the market value of the supplies at the time of donation.

(2)    If a third party donates the use of equipment or space in a building but retains title, the contribution will be valued at the fair rental rate of the equipment or space.

(e)    Valuation of third party donated equipment, buildings, and land. If a third party donates equipment, buildings, or land, and title passes to a grantee or subgrantee, the treatment of the donated property will depend upon the purpose of the grant or subgrant, as follows:

(1) Awards for capital expenditures. If the purpose of the grant or subgrant is to assist the grantee or subgrantee in the acquisition of property, the market value of that property at the time of donation may be counted as cost sharing or matching,

(2) Other awards. If assisting in the acquisition of property is not the purpose of the grant or subgrant, paragraphs (e)(2) (i) and (ii) of this section apply:

(i) If approval is obtained from the awarding agency, the market value at the time of donation of the donated equipment or buildings and the fair rental rate of the donated land may be counted as cost sharing or matching. In the case of a subgrant, the terms of the grant agreement may require that the approval be obtained from the Federal agency as well as the grantee. In all cases, the approval may be given only if a purchase of the equipment or rental of the land would be approved as an allowable direct cost. If any part of the donated property was acquired with Federal funds, only the non-federal share of the property may be counted as cost-sharing or matching.

(ii) If approval is not obtained under paragraph (e)(2)(i) of this section, no amount may be counted for donated land, and only depreciation or use allowances may be counted for donated equipment and buildings. The depreciation or use allowances for this property are not treated as third party in-kind contributions. Instead, they are treated as costs incurred by the grantee or subgrantee. They are computed and allocated (usually as indirect costs) in accordance with the cost principles specified in 600.222, in the same way as depreciation or use allowances for purchased equipment and buildings. The amount of depreciation or use allowances for donated equipment and buildings is based on the property’s market value at the time it was donated.

(f) Valuation of grantee or subgrantee donated real property for construction/acquisition. If a grantee or subgrantee donates real property for a construction or facilities acquisition project, the current market value of that property may be counted as cost sharing or matching. If any part of the donated property was acquired with Federal funds, only the non-federal share of the property may be counted as cost sharing or matching.

(g) Appraisal of real property. In some cases under paragraphs (d), (e) and (f) of this section, it will be necessary to establish the market value of land or a building or the fair rental rate of land or of space in a building. In these cases, the Federal agency may require the market value or fair rental value be set by an independent appraiser, and that the value or rate be certified by the grantee. This requirement will also be imposed by the grantee on subgrantees.

600.225     Program income.

(a) General. Grantees are encouraged to earn income to defray program costs. Program income includes income from fees for services performed, from the use or rental of real or personal property acquired with grant funds, from the sale of commodities or items fabricated under a grant agreement, and from payments of principal and interest on loans made with grant funds. Except as otherwise provided in regulations of the Federal agency, program income does not include interest on grant funds, rebates, credits, discounts, refunds, etc. and interest earned on any of them.

(b) Definition of program income. Program income means gross income received by the grantee or subgrantee directly generated by a grant supported activity, or earned only as a result of the grant agreement during the grant period. “During the grant period” is the time between the effective date of the award and the ending date of the award reflected in the final financial report.

(c) Cost of generating program income. If authorized by Federal regulations or the grant agreement, costs incident to the generation of program income may be deducted from gross income to determine program income.

(d) Governmental revenues. Taxes, special assessments, levies, fines, and other such revenues raised by a grantee or subgrantee are not program income unless the revenues are specifically identified in the grant agreement or Federal agency regulations as program income.

(e) Royalties. Income from royalties and license fees for copyrighted material, patents, and inventions developed by a grantee or subgrantee is program income only if the revenues are specifically identified in the grant agreement or Federal agency regulations as program income. (See 600.234.)

(f) Property. Proceeds from the sale of real property or equipment will be handled in accordance with the requirements of 600.231 and 600.232.

(g) Use of program income. Program income shall be deducted from outlays which may be both Federal and non-Federal as described below, unless the Federal agency regulations or the grant agreement specify another alternative (or a combination of the alternatives). In specifying alternatives, the Federal agency may distinguish between income earned by the grantee and income earned by subgrantees and between the sources, kinds, or amounts of income. When Federal agencies authorize the alternatives in paragraphs (g) (2) and (3) of this section, program income in excess of any limits stipulated shall also be deducted from outlays.

(1) Deduction. Ordinarily program income shall be deducted from total allowable costs to determine the net allowable costs. Program income shall be used for current costs unless the Federal agency authorizes otherwise. Program income which the grantee did not anticipate at the time of the award shall be used to reduce the Federal agency and grantee contributions rather than to increase the funds committed to the project.

(2) Addition. When authorized, program income may be added to the funds committed to the grant agreement by the Federal agency and the grantee. The program income shall be used for the purposes and under the conditions of the grant agreement.

(3) Cost sharing or matching. When authorized, program income may be used to meet the cost sharing or matching requirement of the grant agreement. The amount of the Federal grant award remains the same.

(h) Income after the award period. There are no Federal requirements governing the disposition of program income earned after the end of the award period (i.e., until the ending date of the final financial report, see paragraph (a) of this section), unless the terms of the agreement or the Federal agency regulations provide otherwise.

600.226     Non-Federal audit.

(a) Basic rule. Grantees and subgrantees are responsible for obtaining audits in accordance with the Single Audit Act Amendments of 1996 (31 U.S.C. 7501 - 7507) and revised OMB Circular A-133, “Audits of States, Local Governments, and Non-Profit Organizations.” The audits shall be made by an independent auditor in accordance with generally accepted government auditing standards covering financial and compliance audits.

(b) Subgrantees. State or local governments, as those terms are defined for purposes of the Single Audit Act Amendments of 1996, that provide Federal awards to a subgrantee, which expends $300,000 or more (or other amount as specified by OMB) in Federal awards in a fiscal year, shall:

(1) Determine whether State or local subgrantees have met the audit requirements of the Act and whether subgrantees covered by OMB Circular A-110, “Uniform Requirements for Grants and Other Agreements with Institutions of Higher Education, Hospitals and Other Nonprofit Organizations” have met the audit requirement. Commercial contractors (private for profit and private and governmental organizations) providing goods and services to State and local governments are not required to have a single audit performed. State and local governments should use their own procedures to ensure that the contractor has complied with laws and regulations affecting the expenditure of Federal funds;

(2) Determine whether the subgrantee spent Federal assistance funds provided in accordance with applicable laws and regulations. This may be accomplished by reviewing an audit of the subgrantee made in accordance with the Act, OMB Circular A-110, or through other means (e.g., program reviews) if the subgrantee has not had such an audit;

(3) Ensure that appropriate corrective action is taken within six months after receipt of the audit report in instance of noncompliance with Federal laws and regulations;

(4) Consider whether subgrantee audits necessitate adjustment of the grantee’s own records; and

(5) Require each subgrantee to permit independent auditors to have access to the records and financial statements.

(c) Auditor selection. In arranging for audit services, 600.236 shall be followed.

Changes, Property, and Subawards

600.230     Changes.

(a) General. Grantees and subgrantees are permitted to rebudget within the approved direct cost budget to meet unanticipated requirements and may make limited program changes to the approved project. However, unless waived by the awarding agency, certain types of post-award changes in budgets and projects shall require the prior written approval of the awarding agency.

(b) Relation to cost principles. The applicable cost principles (see 600.222) contain requirements for prior approval of certain types of costs. Except where waived, those requirements apply to all grants and subgrants even if paragraphs (c) through (f) of this section do not.

(c) Budget changes —

(1) Nonconstruction projects. Except as stated in other regulations or an award document, grantees or subgrantees shall obtain the prior approval of the awarding agency whenever any of the following changes is anticipated under a nonconstruction award:

(i) Any revision which would result in the need for additional funding.

(ii) Unless waived by the awarding agency, cumulative transfers among direct cost categories, or, if applicable, among separately budgeted programs, projects, functions, or activities which exceed or are expected to exceed ten percent of the current total approved budget, whenever the awarding agency’s share exceeds $100,000.

(iii) Transfer of funds allotted for training allowances (i.e., from direct payments to trainees to other expense categories).

(2)    Construction projects. Grantees and subgrantees shall obtain prior written approval for any budget revision which would result in the need for additional funds.

(3)    Combined construction and nonconstruction projects. When a grant or subgrant provides funding for both construction and nonconstruction activities, the grantee or subgrantee must obtain prior written approval from the awarding agency before making any fund or budget transfer from nonconstruction to construction or vice versa.

(d)  Programmatic changes. Grantees or subgrantees must obtain the prior approval of the awarding agency whenever any of the following actions is anticipated:

(1)    Any revision of the scope or objectives of the project (regardless of whether there is an associated budget revision requiring prior approval).

(2) Need to extend the period of availability of funds.

(3) Changes in key persons in cases where specified in an application or a grant award. In research projects, a change in the project director or principal investigator shall always require approval unless waived by the awarding agency.

(4) Under nonconstruction projects, contracting out, subgranting (if authorized by law) or otherwise obtaining the services of a third party to perform activities which are central to the purposes of the award. This approval requirement is in addition to the approval requirements of 600.236 but does not apply to the procurement of equipment, supplies, and general support services.

(e)    Additional prior approval requirements. The awarding agency may not require prior approval for any budget revision which is not described in paragraph (c) of this section.

(f)    Requesting prior approval. (1) A request for prior approval of any budget revision will be in the same budget formal the grantee used in its application and shall be accompanied by a narrative justification for the proposed revision.

(2)    A request for a prior approval under the applicable Federal cost principles (see 600.222) may be made by letter.

(3)    A request by a subgrantee for prior approval will be addressed in writing to the grantee. The grantee will promptly review such request and shall approve or disapprove the request in writing. A grantee will not approve any budget or project revision which is inconsistent with the purpose or terms and conditions of the Federal grant to the grantee. If the revision, requested by the subgrantee would result in a change to the grantee’s approved project which requires Federal prior approval, the grantee will obtain the Federal agency’s approval before approving the subgrantee’s request.

600.231     Real property.

(a)    Title. Subject to the obligations and conditions set forth in this section, title to real property acquired under a grant or subgrant will vest upon acquisition in the grantee or subgrantee respectively.

(b)    Use. Except as otherwise provided by Federal statutes, real property will be used for the originally authorized purposes as long as needed for that purposes, and the grantee or subgrantee shall not dispose of or encumber its title or other interests.

(c)    Disposition. When real property is no longer needed for the originally authorized purpose, the grantee or subgrantee will request disposition instructions from the awarding agency. The instructions will provide for one of the following alternatives:

(1)    Retention of title. Retain title after compensating the awarding agency. The amount paid to the awarding agency will be computed by applying the awarding agency’s percentage of participation in the cost of the original purchase to the fair market value of the property. However, in those situations where a grantee or subgrantee is disposing of real property acquired with grant funds and acquiring replacement real property under the same program, the net proceeds from the disposition may be used as an offset to the cost of the replacement property.

(2)    Sale of property. Sell the property and compensate the awarding agency. The amount due to the awarding agency will be calculated by applying the awarding agency’s percentage of participation in the cost of the original purchase to the proceeds of the sale after deduction of any actual and reasonable selling and fixing-up expenses. If the grant is still active, the net proceeds from sale may be offset against the original cost of the property. When a grantee or subgrantee is directed to sell property, sales procedures shall be followed that provide for competition to the extent practicable and result in the highest possible return.

(3)    Transfer of title. Transfer title to the awarding agency or to a third-party designated/approved by the awarding agency. The grantee or subgrantee shall be paid an amount calculated by applying the grantee or subgrantee’s percentage of participation in the purchase of the real property to the current fair market value of the property.

600.232	Equipment.

(a)    Title. Subject to the obligations and conditions set forth in this section, title to equipment acquired under a grant or subgrant will vest upon acquisition in the grantee or subgrantee respectively.

(b)    States. A State will use, manage, and dispose of equipment acquired under a grant by the State in accordance with State laws and procedures. Other grantees and subgrantees will follow paragraphs (c) through (e) of this section.

(c)    Use.

(1)    Equipment shall be used by the grantee or subgrantee in the program or project for which it was acquired as long as needed, whether or not the project or program continues to be supported by Federal funds. When no longer needed for the original program or project, the equipment may be used in other activities currently or previously supported by a Federal agency.

(2)    The grantee or subgrantee shall also make equipment available for use on other projects or programs currently or previously supported by the Federal Government, providing such use will not interfere with the work on the projects or program for which it was originally acquired. First preference for other use shall be given to other programs or projects supported by the awarding agency. User fees should be considered if appropriate.

(3)    Notwithstanding the encouragement in 600.225(a) to earn program income, the grantee or subgrantee must not use equipment acquired with grant funds to provide services for a fee to compete unfairly with private companies that provide equivalent services, unless specifically permitted or contemplated by Federal statute.

(4)    When acquiring replacement equipment, the grantee or subgrantee may use the equipment to be replaced as a trade-in or sell the property and use the proceeds to offset the cost of the replacement property, subject to the approval of the awarding agency.

(d)    Management requirements. Procedures for managing equipment (including replacement equipment), whether acquired in whole or in part with grant funds, until disposition takes place will, as a minimum, meet the following requirements:

(1)    Property records must be maintained that include a description of the property, a serial number or other identification number, the source of property, who holds title, the acquisition date, and cost of the property, percentage of Federal participation in the cost of the property, the location, use and condition of the property, and any ultimate disposition data including the date of disposal and sale price of the property.

(2)    A physical inventory of the property must be taken and the results reconciled with the property records at least once every two years.

(3)    A control system must be developed to ensure adequate safeguards to prevent loss, damage, or theft of the property. Any loss, damage, or theft shall be investigated.

(4)    Adequate maintenance procedures must be developed to keep the property in good condition.

(5)    If the grantee or subgrantee is authorized or required to sell the property, proper sales procedures must be established to ensure the highest possible return.

(e)    Disposition. When original or replacement equipment acquired under a grant or subgrant is no longer needed for the original project or program or for other activities currently or previously supported by a Federal agency, disposition of the equipment will be made as follows:

(1)    Items of equipment with a current per-unit fair market value of less than $5,000 may be retained, sold or otherwise disposed of with no further obligation to the awarding agency.

(2)    Items of equipment with a current per unit fair market value in excess of $5,000 may be retained or sold and the awarding agency shall have a right to an amount calculated by multiplying the current market value or proceeds from sale by the awarding agency’s share of the equipment.

(3)    In cases where a grantee or subgrantee fails to take appropriate disposition actions, the awarding agency may direct the grantee or subgrantee to take excess and disposition actions.

(f)    Federal equipment. In the event a grantee or subgrantee is provided federally-owned equipment:

(1)    Title will remain vested in the Federal Government.

(2)    Grantees or subgrantees will manage the equipment in accordance with Federal agency rules and procedures, and submit an annual inventory listing.

(3)    When the equipment is no longer needed, the grantee or subgrantee will request disposition instructions from the Federal agency.

(g)    Right to transfer title. The Federal awarding agency may reserve the right to transfer title to the Federal Government or a third party named by the awarding agency when such a third party is otherwise eligible under existing statutes. Such transfers shall be subject to the following standards:

(1)    The property shall be identified in the grant or otherwise made known to the grantee in writing.

(2)    The Federal awarding agency shall issue disposition instructions within 120 calendar days after the end of the Federal support of the project for which it was acquired. If the Federal awarding agency fails to issue disposition instructions within the 120 calendar-day period the grantee shall follow 600.232(e).

(3)    When title to equipment is transferred, the grantee shall be paid an amount calculated by applying the percentage of participation in the purchase to the current fair market value of the property.

600.233     Supplies.

(a)    Title. Title to supplies acquired under a grant or subgrant will vest, upon acquisition, in the grantee or subgrantee respectively.

(b)  Disposition. If there is a residual inventory of unused supplies exceeding $5,000 in total aggregate fair market value upon termination or completion of the award, and if the supplies are not needed for any other federally sponsored programs or projects, the grantee or subgrantee shall compensate the awarding agency for its share.

600.234    Copyrights.

The Federal awarding agency reserves a royalty-free, nonexclusive, and irrevocable license to reproduce, publish or otherwise use, and to authorize others to use, for Federal Government purposes:

(a)  The copyright in any work developed under a grant, subgrant, or contract under a grant or subgrant; and

(b)  Any rights of copyright to which a grantee, subgrantee or a contractor purchases ownership with grant support.

600.235    Subawards to debarred and suspended parties.

Grantees and subgrantees must not make any award or permit any award (subgrant or contract) at any tier to any party which is debarred or suspended or is otherwise excluded from or ineligible for participation in Federal assistance programs under Executive Order 12549, “Debarment and Suspension.”

600.236    Procurement.

(a)  States. When procuring property and services under a grant, a State will follow the same policies and procedures it uses for procurements from its non-Federal funds. The State will ensure that every purchase order or other contract includes any clauses required by Federal statutes and executive orders and their implementing regulations. Other grantees and subgrantees will follow paragraphs (b) through (i) in this section.

(b)  Procurement standards.

(1) Grantees and subgrantees will use their own procurement procedures which reflect applicable State and local laws and regulations, provided that the procurements conform to applicable Federal law and the standards identified in this section.

(2) Grantees and subgrantees will maintain a contract administration system which ensures that contractors perform in accordance with the terms, conditions, and specifications of their contracts or purchase orders.

(3) Grantees and subgrantees will maintain a written code of standards of conduct governing the performance of their employees engaged in the award and administration of contracts. No employee, officer or agent of the grantee or subgrantee shall participate in selection, or in the award or administration of a contract supported by Federal funds if a conflict of interest, real or apparent, would be involved. Such a conflict would arise when:

(i) The employee, officer or agent,

(ii) Any member of his immediate family,

(iii) His or her partner, or

(iv) An organization which employs, or is about to employ, any of the above, has a financial or other interest in the firm selected for award. The grantee’s or subgrantee’s officers, employees or agents will neither solicit nor accept gratuities, favors or anything of monetary value from contractors, potential contractors, or parties to subagreements. Grantee and subgrantees may set minimum rules where the financial interest is not substantial or the gift is an unsolicited item of nominal intrinsic value. To the extent permitted by State or local law or regulations, such standards or conduct will provide for penalties, sanctions, or other disciplinary actions for violations of such standards by the grantee’s and subgrantee’s officers, employees, or agents, or by contractors or their agents. The awarding agency may in regulation provide additional prohibitions relative to real, apparent, or potential conflicts of interest.

(4) Grantee and subgrantee procedures will provide for a review of proposed procurements to avoid purchase of unnecessary or duplicative items. Consideration should be given to consolidating or breaking out procurements to obtain a more economical purchase. Where appropriate, an analysis will be made of lease versus purchase alternatives, and any other appropriate analysis to determine the most economical approach.

(5) To foster greater economy and efficiency, grantees and subgrantees are encouraged to enter into State and local intergovernmental agreements for procurement or use of common goods and services.

(6) Grantees and subgrantees are encouraged to use Federal excess and surplus property in lieu of purchasing new equipment and property whenever such use is feasible and reduces project costs.

(7) Grantees and subgrantees are encouraged to use value engineering clauses in contracts for construction projects of sufficient size to offer reasonable opportunities for cost reductions. Value engineering is a systematic and creative analysis of each contract item or task to ensure that its essential function is provided at the overall lower cost.

(8) Grantees and subgrantees will make awards only to responsible contractors possessing the ability to perform successfully under the terms and conditions of a proposed procurement. Consideration will be given to such matters as contractor integrity, compliance with public policy, record of past performance, and financial and technical resources.

(9) Grantees and subgrantees will maintain records sufficient to detail the significant history of a procurement. These records will include, but are not necessarily limited to the following: rationale for the method of procurement, selection of contract type, contractor selection or rejection, and the basis for the contract price.

(10) Grantees and subgrantees will use time and material type contracts only -

(i) After a determination that no other contract is suitable, and

(ii) If the contract includes a ceiling price that the contractor exceeds at its own risk.

(11) Grantees and subgrantees alone will be responsible, in accordance with good administrative practice and sound business judgment, for the settlement of all contractual and administrative issues arising out of procurements. These issues include, but are not limited to source evaluation, protests, disputes, and claims. These standards do not relieve the grantee or subgrantee of any contractual responsibilities under its contracts. Federal agencies will not substitute their judgment for that of the grantee or subgrantee unless the matter is primarily a Federal concern. Violations of law will be referred to the local, State, or Federal authority having proper jurisdiction.

(12) Grantees and subgrantees will have protest procedures to handle and resolve disputes relating to their procurements and shall in all instances disclose information regarding the protest to the awarding agency. A protestor must exhaust all administrative remedies with the grantee and subgrantee before pursuing a protest with the Federal agency. Reviews of protests by the Federal agency will be limited to:

(i) Violations of Federal law or regulations and the standards of this section (violations of State or local law will be under the jurisdiction of State or local authorities) and

(ii) Violations of the grantee’s or subgrantee’s protest procedures for failure to review a complaint or protest. Protests received by the Federal agency other than those specified above will be referred to the grantee or subgrantee.

(c)  Competition.

(1) All procurement transactions will be conducted in a manner providing full and open competition consistent with the standards of 600.236. Some of the situations considered to be restrictive of competition include but are not limited to:

(i) Placing unreasonable requirements on firms in order for them to qualify to do business, (ii) Requiring unnecessary experience and excessive bonding,

(iii) Noncompetitive pricing practices between firms or between affiliated companies,

(iv) Noncompetitive awards to consultants that are on retainer contracts,

(v) Organizational conflicts of interest,

(vi) Specifying only a “brand name” product instead of allowing “an equal” product to be offered and describing the performance of other relevant requirements of the procurement, and

(vii) Any arbitrary action in the procurement process.

(2) Grantees and subgrantees will conduct procurements in a manner that prohibits the use of statutorily or administratively imposed in-State or local geographical preferences in the evaluation of bids or proposals, except in those cases where applicable Federal statutes expressly mandate or encourage geographic preference. Nothing in this section preempts State licensing laws. When contracting for architectural and engineering (A/E) services, geographic location may be a selection criteria provided its application leaves an appropriate number of qualified firms, given the nature and size of the project, to compete for the contract.

(3) Grantees will have written selection procedures for procurement transactions. These procedures will ensure that all solicitations:

(i) Incorporate a clear and accurate description of the technical requirements for the material, product, or service to be procured. Such description shall not, in competitive procurements, contain features which unduly restrict competition. The description may include a statement of the qualitative nature of the material, product or service to be procured, and when necessary, shall set forth those minimum essential characteristics and standards to which it must conform if it is to satisfy its intended use. Detailed product specifications should be avoided if at all possible. When it is impractical or uneconomical to make a clear and accurate description of the technical requirements, a “brand name or equal” description may be used as a means to define the performance or other salient requirements of a procurement. The specific features of the named brand which must be met by offerors shall be clearly stated; and

(ii) Identify all requirements which the offerors must fulfill and all other factors to be used in evaluating bids or proposals.

(4) Grantees and subgrantees will ensure that all prequalified lists of persons, firms, or products which are used in acquiring goods and services are current and include enough qualified sources to ensure maximum open and free competition. Also, grantees and subgrantees will not preclude potential bidders from qualifying during the solicitation period.

(d)  Methods of procurement to be followed.

(1) Procurement by small purchase procedures. Small purchase procedures are those relatively simple and informal procurement methods for securing services, supplies, or other property that do not cost more than the simplified acquisition threshold fixed at 41 U.S.C. 403(11) (currently set at $100,000). If small purchase procedures are used, price or rate quotations shall be obtained from an adequate number of qualified sources.

(2) Procurement by sealed bids (formal advertising). Bids are publicly solicited and a firm-fixed-price contract (lump sum or unit price) is awarded to the responsible bidder whose bid, conforming with all the material terms and conditions of the invitation for bids, is the lowest in price. The sealed bid method is the preferred method for procuring construction, if the conditions in 600.236(d)(2)(i) apply.

(i) In order for sealed bidding to be feasible, the following conditions should be present:

(A) A complete, adequate, and realistic specification or purchase description is available;

(B) Two or more responsible bidders are willing and able to compete effectively and for the business; and

(C) The procurement lends itself to a firm fixed price contract and the selection of the successful bidder can be made principally on the basis of price.

(ii) If sealed bids are used, the following requirements apply:

(A) The invitation for bids will be publicly advertised and bids shall be solicited from an adequate number of known suppliers, providing them sufficient time prior to the date set for opening the bids;

(B) The invitation for bids, which will include any specifications and pertinent attachments, shall define the items or services in order for the bidder to properly respond;

(C) All bids will be publicly opened at the time and place prescribed in the invitation for bids;

(D) A firm fixed-price contract award will be made in writing to the lowest responsive and responsible bidder. Where specified in bidding documents, factors such as discounts, transportation cost, and life cycle costs shall be considered in determining which bid is lowest. Payment discounts will only be used to determine the low bid when prior experience indicates that such discounts are usually taken advantage of; and

(E) Any or all bids may be rejected if there is a sound documented reason.

(3) Procurement by competitive proposals. The technique of competitive proposals is normally conducted with more than one source submitting an offer, and either a fixed-price or cost-reimbursement type contract is awarded. It is generally used when conditions are not appropriate for the use of sealed bids. If this method is used, the following requirements apply:

(i) Requests for proposals will be publicized and identify all evaluation factors and their relative importance. Any response to publicized requests for proposals shall be honored to the maximum extent practical;

(ii) Proposals will be solicited from an adequate number of qualified sources;

(iii) Grantees and subgrantees will have a method for conducting technical evaluations of the proposals received and for selecting awardees;

(iv) Awards will be made to the responsible firm whose proposal is most advantageous to the program, with price and other factors considered; and

(v) Grantees and subgrantees may use competitive proposal procedures for qualifications-based procurement of architectural/engineering (A/E) professional services whereby competitors’ qualifications are evaluated and the most qualified competitor is selected, subject to negotiation of fair and reasonable compensation. The method, where price is not used as a selection factor, can only be used in procurement of A/E professional services. It cannot be used to purchase other types of services though A/E firms are a potential source to perform the proposed effort.

(4) Procurement by noncompetitive proposals is procurement through solicitation of a proposal from only one source, or after solicitation of a number of sources, competition is determined inadequate.

(i) Procurement by noncompetitive proposals may be used only when the award of a contract is infeasible under small purchase procedures, sealed bids or competitive proposals and one of the following circumstances applies:

(A) The item is available only from a single source;

(B) The public exigency or emergency for the requirement will not permit a delay resulting from competitive solicitation;

(C) The awarding agency authorizes noncompetitive proposals; or

(D) After solicitation of a number of sources, competition is determined inadequate.

(ii) Cost analysis, i.e., verifying the proposed cost data, the projections of the data, and the evaluation of the specific elements of costs and profits, is required.

(iii) Grantees and subgrantees may be required to submit the proposed procurement to the awarding agency for pre-award review in accordance with paragraph (g) of this section.

(e)  Contracting with small and minority firms, women’s business enterprise and labor surplus area firms.

(1) The grantee and subgrantee will take all necessary affirmative steps to assure that minority firms, women’s business enterprises, and labor surplus area firms are used when possible.

(2) Affirmative steps shall include:

(i) Placing qualified small and minority businesses and women’s business enterprises on solicitation lists;

(ii) Assuring that small and minority businesses, and women’s business enterprises are solicited whenever they are potential sources;

(iii) Dividing total requirements, when economically feasible, into smaller tasks or quantities to permit maximum participation by small and minority business, and women’s business enterprises;

(iv) Establishing delivery schedules, where the requirement permits, which encourage participation by small and minority business, and women’s business enterprises;

(v) Using the services and assistance of the Small Business Administration, and the Minority Business Development Agency of the Department of Commerce; and

(vi) Requiring the prime contractor, if subcontracts are to be let, to take the affirmative steps listed in paragraphs (e)(2) (i) through (v) of this section.

(f)  Contract cost and price.

(1) Grantees and subgrantees must perform a cost or price analysis in connection with every procurement action including contract modifications. The method and degree of analysis is dependent on the facts surrounding the particular procurement situation, but as a starting point, grantees must make independent estimates before receiving bids or proposals. A cost analysis must be performed when the offeror is required to submit the elements of his estimated cost, e.g., under professional, consulting, and architectural engineering services contracts. A cost analysis will be necessary when adequate price competition is lacking, and for sole source procurements, including contract modifications or change orders, unless price reasonableness can be established on the basis of a catalog or market price of a commercial product sold in substantial quantities to the general public or based on prices set by law or regulation. A price analysis will be used in all other instances to determine the reasonableness of the proposed contract price.

(2) Grantees and subgrantees will negotiate profit as a separate element of the price for each contract in which there is no price competition and in all cases where cost analysis is performed. To establish a fair and reasonable profit, consideration will be given to the complexity of the work to be performed, the risk borne by the contractor, the contractor’s investment, the amount of subcontracting, the quality of its record of past performance, and industry profit rates in the surrounding geographical area for similar work.

(3) Costs or prices based on estimated costs for contracts under grants will be allowable only to the extent that costs incurred or cost estimates included in negotiated prices are consistent with Federal cost principles (see 600.222). Grantees may reference their own cost principles that comply with the applicable Federal cost principles.

(4) The cost plus a percentage of cost and percentage of construction cost methods of contracting shall not be used.

(g)  Awarding agency review.

(1) Grantees and subgrantees must make available, upon request of the awarding agency, technical specifications on proposed procurements where the awarding agency believes such review is needed to ensure that the item and/or service specified is the one being proposed for purchase. This review generally will take place prior to the time the specification is incorporated into a solicitation document. However, if the grantee or subgrantee desires to have the review accomplished after a solicitation has been developed, the awarding agency may still review the specifications, with such review usually limited to the technical aspects of the proposed purchase.

(2) Grantees and subgrantees must on request make available for awarding agency pre-award review procurement documents, such as requests for proposals or invitations for bids, independent cost estimates, etc. when:

(i) A grantee’s or subgrantee’s procurement procedures or operation fails to comply with the procurement standards in this section; or

(ii) The procurement is expected to exceed the simplified acquisition threshold and is to be awarded without competition or only one bid or offer is received in response to a solicitation; or

(iii) The procurement, which is expected to exceed the simplified acquisition threshold, specifies a “brand name” product; or

(iv) The proposed award is more than the simplified acquisition threshold and is to be awarded to other than the apparent low bidder under a sealed bid procurement; or

(v) A proposed contract modification changes the scope of a contract or increases the contract amount by more than the simplified acquisition threshold.

(3) A grantee or subgrantee will be exempt from the pre-award review in paragraph (g)(2) of this section if the awarding agency determines that its procurement systems comply with the standards of this section.

(i) A grantee or subgrantee may request that its procurement system be reviewed by the awarding agency to determine whether its system meets these standards in order for its system to be certified. Generally, these reviews shall occur where there is a continuous high-dollar funding, and third-party contracts are awarded on a regular basis.

(ii) A grantee or subgrantee may self-certify its procurement system. Such self-certification shall not limit the awarding agency’s right to survey the system. Under a self-certification procedure, awarding agencies may wish to rely on written assurances from the grantee or subgrantee that it is complying with these standards. A grantee or subgrantee will cite specific procedures, regulations, standards, etc., as being in compliance with these requirements and have its system available for review.

(h)  Bonding requirements. For construction or facility improvement contracts or subcontracts exceeding the simplified acquisition threshold, the awarding agency may accept the bonding policy and requirements of the grantee or subgrantee provided the awarding agency has made a determination that the awarding agency’s interest is adequately protected. If such a determination has not been made, the minimum requirements shall be as follows:

(1) A bid guarantee from each bidder equivalent to five percent of the bid price. The “bid guarantee” shall consist of a firm commitment such as a bid bond, certified check, or other negotiable instrument accompanying a bid as assurance that the bidder will, upon acceptance of his bid, execute such contractual documents as may be required within the time specified.

(2) A performance bond on the part of the contractor for 100 percent of the contract price. A “performance bond” is one executed in connection with a contract to secure fulfillment of all the contractor’s obligations under such contract.

(3) A payment bond on the part of the contractor for 100 percent of the contract price. A “payment bond” is one executed in connection with a contract to assure payment as required by law of all persons supplying labor and material in the execution of the work provided for in the contract.

(i) Contract provisions. A grantee’s and subgrantee’s contracts must contain provisions in paragraph (i) of this section. Federal agencies are permitted to require changes, remedies, changed conditions, access and records retention, suspension of work, and other clauses approved by the Office of Federal Procurement Policy.

(1) Administrative, contractual, or legal remedies in instances where contractors violate or breach contract terms, and provide for such sanctions and penalties as may be appropriate. (Contracts more than the simplified acquisition threshold)

(2) Termination for cause and for convenience by the grantee or subgrantee including the manner by which it will be effected and the basis for settlement. (All contracts in excess of $10,000)

(3) Compliance with Executive Order 11246 of September 24, 1965, entitled “Equal Employment Opportunity,” as amended by Executive Order 11375 of October 13, 1967, and as supplemented in Department of Labor regulations (41 CFR chapter 60). (All construction contracts awarded in excess of $10,000 by grantees and their contractors or subgrantees)

(4) Compliance with the Copeland “Anti-Kickback” Act (18 U.S.C. 874) as supplemented in Department of Labor regulations (29 CFR Part 3). (All contracts and subgrants for construction or repair)

(5) Compliance with the Davis-Bacon Act (40 U.S.C. 276a to 276a - 7) as supplemented by Department of Labor regulations (29 CFR Part 5). (Construction contracts in excess of $2000 awarded by grantees and subgrantees when required by Federal grant program legislation)

(6) Compliance with Sections 103 and 107 of the Contract Work Hours and Safety Standards Act (40 U.S.C. 327 - 330) as supplemented by Department of Labor regulations (29 CFR Part 5). (Construction contracts awarded by grantees and subgrantees in excess of $2000, and in excess of $2500 for other contracts which involve the employment of mechanics or laborers)

(7) Notice of awarding agency requirements and regulations pertaining to reporting.

(8) Notice of awarding agency requirements and regulations pertaining to patent rights with respect to any discovery or invention which arises or is developed in the course of or under such contract.

(9) Awarding agency requirements and regulations pertaining to copyrights and rights in data.

(10) Access by the grantee, the subgrantee, the Federal grantor agency, the Comptroller General of the United States, or any of their duly authorized representatives to any books, documents, papers, and records of the contractor which are directly pertinent to that specific contract for the purpose of making audit, examination, excerpts, and transcriptions.

(11) Retention of all required records for three years after grantees or subgrantees make final payments and all other pending matters are closed.

(12) Compliance with all applicable standards, orders, or requirements issued under section 306 of the Clean Air Act (42 U.S.C. 1857(h)), section 508 of the Clean Water Act (33 U.S.C. 1368), Executive Order 11738, and Environmental Protection Agency regulations (40 CFR part 15). (Contracts, subcontracts, and subgrants of amounts in excess of $100,000).

(13) Mandatory standards and policies relating to energy efficiency which are contained in the state energy conservation plan issued in compliance with the Energy Policy and Conservation Act (Pub. L. 94 - 163, 89 Stat. 871).

600.237         Subgrants.

(a)  States. States shall follow state law and procedures when awarding and administering subgrants (whether on a cost reimbursement or fixed amount basis) of financial assistance to local and Indian tribal governments. States shall:

(1) Ensure that every subgrant includes any clauses required by Federal statute and executive orders and their implementing regulations;

(2) Ensure that subgrantees are aware of requirements imposed upon them by Federal statute and regulation;

(3) Ensure that a provision for compliance with 600.242 is placed in every cost reimbursement subgrant; and

(4) Conform any advances of grant funds to subgrantees substantially to the same standards of timing and amount that apply to cash advances by Federal agencies.

(b)  All other grantees. All other grantees shall follow the provisions of this subpart which are applicable to awarding agencies when awarding and administering subgrants (whether on a cost reimbursement or fixed amount basis) of financial assistance to local and Indian tribal governments. Grantees shall:

(1) Ensure that every subgrant includes a provision for compliance with this subpart;

(2) Ensure that every subgrant includes any clauses required by Federal statute and executive orders and their implementing regulations; and

(3) Ensure that subgrantees are aware of requirements imposed upon them by Federal statutes and regulations.

(c)  Exceptions. By their own terms, certain provisions of this subpart do not apply to the award and administration of subgrants:

(1) Section 600.210;

(2) Section 600.211;

(3) The letter-of-credit procedures specified in Treasury Regulations at 31 CFR part 205, cited in 600.221; and

(4) Section 600.250.

Reports, Records, Retention, and Enforcement

600.240 Monitoring and reporting program performance.

(a)  Monitoring by grantees. Grantees are responsible for managing the day-to-day operations of grant and subgrant supported activities. Grantees must monitor grant and subgrant supported activities to assure compliance with applicable Federal requirements and that performance goals are being achieved. Grantee monitoring must cover each program, function or activity.

(b)   Nonconstruction performance reports. The Federal agency may, if it decides that performance information available from subsequent applications contains sufficient information to meet its programmatic needs, require the grantee to submit a performance report only upon expiration or termination of grant support. Unless waived by the Federal agency this report will be due on the same date as the final Financial Status Report.

(1) Grantees shall submit annual performance reports unless the awarding agency requires quarterly or semi-annual reports. However, performance reports will not be required more frequently than quarterly. Annual reports shall be due 90 days after the grant year, quarterly or semi-annual reports shall be due 30 days after the reporting period. The final performance report will be due 90 days after the expiration or termination of grant support. If a justified request is submitted by a grantee, the Federal agency may extend the due date for any performance report. Additionally, requirements for unnecessary performance reports may be waived by the Federal agency.

(2) Performance reports will contain, for each grant, brief information on the following:

(i) A comparison of actual accomplishments to the objectives established for the period. Where the output of the project can be quantified, a computation of the cost per unit of output may be required if that information will be useful.

(ii) The reasons for slippage if established objectives were not met.

(iii) Additional pertinent information including, when appropriate, analysis and explanation of cost overruns or high unit costs.

(3) Grantees will not be required to submit more than the original and two copies of performance reports.

(4) Grantees will adhere to the standards in this section in prescribing performance reporting requirements for subgrantees.

(c)   Construction performance reports. For the most part, on-site technical inspections and certified percentage-of-completion data are relied on heavily by Federal agencies to monitor progress under construction grants and subgrants. The Federal agency will require additional formal performance reports only when considered necessary, and never more frequently than quarterly.

(d)   Significant developments. Events may occur between the scheduled performance reporting dates which have significant impact upon the grant or subgrant supported activity. In such cases, the grantee must inform the Federal agency as soon as the following types of conditions become known:

(1) Problems, delays, or adverse conditions which will materially impair the ability to meet the objective of the award. This disclosure must include a statement of the action taken, or contemplated, and any assistance needed to resolve the situation.

(2) Favorable developments which enable meeting time schedules and objectives sooner or at less cost than anticipated or producing more beneficial results than originally planned.

(e) Federal agencies may make site visits as warranted by program needs.

(f)   Waivers, extensions.

(1) Federal agencies may waive any performance report required by this part if not needed.

(2) The grantee may waive any performance report from a subgrantee when not needed. The grantee may extend the due date for any performance report from a subgrantee if the grantee will still be able to meet its performance reporting obligations to the Federal agency.

600.241     Financial reporting.

(a)   General.

(1) Except as provided in paragraphs (a) (2) and (5) of this section, grantees will use only the forms specified in paragraphs (a) through (e) of this section, and such supplementary or other forms as may from time to time be authorized by OMB, for:

(i) Submitting financial reports to Federal agencies, or

(ii) Requesting advances or reimbursements when letters of credit are not used.

(2) Grantees need not apply the forms prescribed in this section in dealing with their subgrantees. However, grantees shall not impose more burdensome requirements on subgrantees.

(3) Grantees shall follow all applicable standard and supplemental Federal agency instructions approved by OMB to the extent required under the Paperwork Reduction Act of 1980 for use in connection with forms specified in paragraphs (b) through (e) of this section. Federal agencies may issue substantive supplementary instructions only with the approval of OMB. Federal agencies may shade out or instruct the grantee to disregard any line item that the Federal agency finds unnecessary for its decision making purposes.

(4) Grantees will not be required to submit more than the original and two copies of forms required under this subpart.

(5) Federal agencies may provide computer outputs to grantees to expedite or contribute to the accuracy of reporting. Federal agencies may accept the required information from grantees in machine usable format or computer printouts instead of prescribed forms.

(6) Federal agencies may waive any report required by this section if not needed.

(7) Federal agencies may extend the due date of any financial report upon receiving a justified request from a grantee.

(b)   Financial Status Report —

(1)   Form. Grantees will use Standard Form 269 or 269A, Financial Status Report, to report the status of funds for all nonconstruction grants and for construction grants when required in accordance with 600.241(e)(2)(iii).

(2)   Accounting basis. Each grantee will report program outlays and program income on a cash or accrual basis as prescribed by the awarding agency. If the Federal agency requires accrual information and the grantee’s accounting records are not normally kept on the accrual basis, the grantee shall not be required to convert its accounting system but shall develop such accrual information through and analysis of the documentation on hand.

(3)   Frequency. The Federal agency may prescribe the frequency of the report for each project or program. However, the report will not be required more frequently than quarterly. If the Federal agency does not specify the frequency of the report, it will be submitted annually. A final report will be required upon expiration or termination of grant support.

(4)   Due date. When reports are required on a quarterly or semiannual basis, they will be due 30 days after the reporting period. When required on an annual basis, they will be due 90 days after the grant year. Final reports will be due 90 days after the expiration or termination of grant support.

(c)   Federal Cash Transactions Report —

(1)   Form.

(i) For grants paid by letter or credit, Treasury check advances or electronic transfer of funds, the grantee will submit the Standard Form 272, Federal Cash Transactions Report, and when necessary, its continuation sheet, Standard Form 272a, unless the terms of the award exempt the grantee from this requirement.

(ii) These reports will be used by the Federal agency to monitor cash advanced to grantees and to obtain disbursement or outlay information for each grant from grantees. The format of the report may be adapted as appropriate when reporting is to be accomplished with the assistance of automatic data processing equipment provided that the information to be submitted is not changed in substance.

(2)   Forecasts of Federal cash requirements. Forecasts of Federal cash requirements may be required in the “Remarks” section of the report.

(3)   Cash in hands of subgrantees. When considered necessary and feasible by the Federal agency, grantees may be required to report the amount of cash advances in excess of three days’ needs in the hands of their subgrantees or contractors and to provide short narrative explanations of actions taken by the grantee to reduce the excess balances.

(4)   Frequency and due date. Grantees must submit the report no later than 15 working days following the end of each quarter. However, where an advance either by letter of credit or electronic transfer of funds is authorized at an annualized rate of one million dollars or more, the Federal agency may require the report to be submitted within 15 working days following the end of each month.

(d)   Request for advance or reimbursement —

(1)   Advance payments. Requests for Treasury check advance payments will be submitted on Standard Form 270, Request for Advance or Reimbursement. (This form will not be used for drawdowns under a letter of credit, electronic funds transfer or when Treasury check advance payments are made to the grantee automatically on a predetermined basis.)

(2)   Reimbursements. Requests for reimbursement under nonconstruction grants will also be submitted on Standard Form 270. (For reimbursement requests under construction grants, see paragraph (e)(1) of this section.)

(3)   The frequency for submitting payment requests is treated in 600.241(b)(3).

(e)   Outlay report and request for reimbursement for construction programs.

(1) Grants that support construction activities paid by reimbursement method.

(i) Requests for reimbursement under construction grants will be submitted on Standard Form 271, Outlay Report and Request for Reimbursement for Construction Programs. Federal agencies may, however, prescribe the Request for Advance or Reimbursement form, specified in 600.241(d), instead of this form.

(ii) The frequency for submitting reimbursement requests is treated in 600.241(b)(3).

(2)   Grants that support construction activities paid by letter of credit, electronic funds transfer or Treasury check advance.

(i) When a construction grant is paid by letter of credit, electronic funds transfer or Treasury check advances, the grantee will report its outlays to the Federal agency using Standard Form 271, Outlay Report and Request for Reimbursement for Construction Programs. The Federal agency will provide any necessary special instruction. However, frequency and due date shall be governed by 600.241(b) (3) and (4).

(ii) When a construction grant is paid by Treasury check advances based on periodic requests from the grantee, the advances will be requested on the form specified in 600.241(d).

(iii) The Federal agency may substitute the Financial Status Report specified in 600.241(b) for the Outlay Report and Request for Reimbursement for Construction Programs.

(3)   Accounting basis. The accounting basis for the Outlay Report and Request for Reimbursement for Construction Programs shall be governed by 600.241(b)(2).

600.242     Retention and access requirements for records.

(a)   Applicability.

(1) This section applies to all financial and programmatic records, supporting documents, statistical records, and other records of grantees or subgrantees which are:

(i) Required to be maintained by the terms of this subpart, program regulations or the grant agreement, or

(ii) Otherwise reasonably considered as pertinent to program regulations or the grant agreement.

(2) This section does not apply to records maintained by contractors or subcontractors. For a requirement to place a provision concerning records in certain kinds of contracts, see 600.236(i)(10).

(b)   Length of retention period.

(1) Except as otherwise provided, records must be retained for three years from the starting date specified in paragraph (c) of this section.

(2) If any litigation, claim, negotiation, audit or other action involving the records has been started before the expiration of the 3-year period, the records must be retained until completion of the action and resolution of all issues which arise from it, or until the end of the regular 3-year period, whichever is later.

(3) To avoid duplicate recordkeeping, awarding agencies may make special arrangements with grantees and subgrantees to retain any records which are continuously needed for joint use. The awarding agency will request transfer of records to its custody when it determines that the records possess long-term retention value. When the records are transferred to or maintained by the Federal agency, the 3-year retention requirement is not applicable to the grantee or subgrantee.

(c)   Starting date of retention period —

(1)   General. When grant support is continued or renewed at annual or other intervals, the retention period for the records of each funding period starts on the day the grantee or subgrantee submits to the awarding agency its single or last expenditure report for that period. However, if grant support is continued or renewed quarterly, the retention period for each year’s records starts on the day the grantee submits its expenditure report for the last quarter of the Federal fiscal year. In all other cases, the retention period starts on the day the grantee submits its final expenditure report. If an expenditure report has been waived, the retention period starts on the day the report would have been due.

(2)   Real property and equipment records. The retention period for real property and equipment records starts from the date of the disposition or replacement or transfer at the direction of the awarding agency.

(3)   Records for income transactions after grant or subgrant support. In some cases grantees must report income after the period of grant support. Where there is such a requirement, the retention period for the records pertaining to the earning of the income starts from the end of the grantee’s fiscal year in which the income is earned.

(4)   Indirect cost rate proposals, cost allocations plans, etc. This paragraph applies to the following types of documents, and their supporting records: indirect cost rate computations or proposals, cost allocation plans, and any similar accounting computations of the rate at which a particular group of costs is chargeable (such as computer usage chargeback rates or composite fringe benefit rates).

(i)   If submitted for negotiation. If the proposal, plan, or other computation is required to be submitted to the Federal Government (or to the grantee) to form the basis for negotiation of the rate, then the 3-year retention period for its supporting records starts from the date of such submission.

(ii)   If not submitted for negotiation. If the proposal, plan, or other computation is not required to be submitted to the Federal Government (or to the grantee) for negotiation purposes, then the 3-year retention period for the proposal plan, or computation and its supporting records starts from end of the fiscal year (or other accounting period) covered by the proposal, plan, or other computation.

(d)   Substitution of microfilm. Copies made by microfilming, photocopying, or similar methods may be substituted for the original records.

(e)   Access to records —

(1)   Records of grantees and subgrantees. The awarding agency and the Comptroller General of the United States, or any of their authorized representatives, shall have the right of access to any pertinent books, documents, papers, or other records of grantees and subgrantees which are pertinent to the grant, in order to make audits, examinations, excerpts, and transcripts.

(2)   Expiration of right of access. The rights of access in this section must not be limited to the required retention period but shall last as long as the records are retained.

(f)   Restrictions on public access. The Federal Freedom of Information Act (5 U.S.C. 552) does not apply to records unless required by Federal, State, or local law, grantees and subgrantees are not required to permit public access to their records.

600.243     Enforcement.

(a)   Remedies for noncompliance. If a grantee or subgrantee materially fails to comply with any term of an award, whether stated in a Federal statute or regulation, an assurance, in a State plan or application, a notice of award, or elsewhere, the awarding agency may take one or more of the following actions, as appropriate in the circumstances:

(1) Temporarily withhold cash payments pending correction of the deficiency by the grantee or subgrantee or more severe enforcement action by the awarding agency,

(2) Disallow (that is, deny both use of funds and matching credit for) all or part of the cost of the activity or action not in compliance,

(3) Wholly or partly suspend or terminate the current award for the grantee’s or subgrantee’s program,

(4) Withhold further awards for the program, or

(5) Take other remedies that may be legally available.

(b)   Hearings, appeals. In taking an enforcement action, the awarding agency will provide the grantee or subgrantee an opportunity for such hearing, appeal, or other administrative proceeding to which the grantee or subgrantee is entitled under any statute or regulation applicable to the action involved.

(c)   Effects of suspension and termination. Costs of grantee or subgrantee resulting from obligations incurred by the grantee or subgrantee during a suspension or after termination of an award are not allowable unless the awarding agency expressly authorizes them in the notice of suspension or termination or subsequently. Other grantee or subgrantee costs during suspension or after termination which are necessary and not reasonably avoidable are allowable if:

(1) The costs result from obligations which were properly incurred by the grantee or subgrantee before the effective date of suspension or termination, are not in anticipation of it, and, in the case of a termination, are noncancellable, and,

(2) The costs would be allowable if the award were not suspended or expired normally at the end of the funding period in which the termination takes effect.

(d)   Relationship to debarment and suspension. The enforcement remedies identified in this section, including suspension and termination, do not preclude grantee or subgrantee from being subject to “Debarment and Suspension” under E.O. 12549 (see 600.235).

600.244     Termination for convenience.

Except as provided in 600.243 awards may be terminated in whole or in part only as follows:

(a) By the awarding agency with the consent of the grantee or subgrantee in which case the two parties shall agree upon the termination conditions, including the effective date and in the case of partial termination, the portion to be terminated, or

(b) By the grantee or subgrantee upon written notification to the awarding agency, setting forth the reasons for such termination, the effective date, and in the case of partial termination, the portion to be terminated. However, if, in the case of a partial termination, the awarding agency determines that the remaining portion of the award will not accomplish the purposes for which the award was made, the awarding agency may terminate the award in its entirety under either 600.243 or paragraph (a) of this section.

After-The-Grant Requirements

600.250     Closeout.

(a)  General. The Federal agency will close out the award when it determines that all applicable administrative actions and all required work of the grant has been completed.

(b)  Reports. Within 90 days after the expiration or termination of the grant, the grantee must submit all financial, performance, and other reports required as a condition of the grant. Upon request by the grantee, Federal agencies may extend this timeframe. These may include but are not limited to:

(1)   Final performance or progress report.

(2)   Financial Status Report (SF269) or Outlay Report and Request for Reimbursement for Construction Programs (SF271) (as applicable).

(3)   Final request for payment (SF270) (if applicable).

(4)   Invention disclosure (if applicable).

(5)   Federally-owned property report: In accordance with 600.232 (f), a grantee must submit an inventory of all federally owned property (as distinct from property acquired with grant funds) for which it is accountable and request disposition instructions from the Federal agency of property no longer needed.

(c)   Cost adjustment. The Federal agency will, within 90 days after receipt of reports in paragraph (b) of this section, make upward or downward adjustments to the allowable costs.

(d)   Cash adjustments.

(1) The Federal agency will make prompt payment to the grantee for allowable reimbursable costs.

(2) The grantee must immediately refund to the Federal agency any balance of unobligated (unencumbered) cash advanced that is not authorized to be retained for use on other grants.

600.251     Later disallowances and adjustments.

The closeout of a grant does not affect:

(a) The Federal agency’s right to disallow costs and recover funds on the basis of a later audit or other review;

(b) The grantee’s obligation to return any funds due as a result of later refunds, corrections, or other transactions;

(c) Records retention as required in 600.242;

(d) Property management requirements in 600.231 and 600.232; and

(e) Audit requirements in 600.226.

600.252     Collection of amounts due.

(a)   Any funds paid to a grantee in excess of the amount to which the grantee is finally determined to be entitled under the terms of the award constitute a debt to the Federal Government. If not paid within a reasonable period after demand, the Federal agency may reduce the debt by:

(b) (1) Making an administrative offset against other requests for reimbursements,

  (2) Withholding advance payments otherwise due to the grantee, or

  (3) Other action permitted by law.

(c)   Except where otherwise provided by statutes or regulations, the Federal agency will charge interest on an overdue debt in accordance with the Federal Claims Collection Standards (4 CFR Ch. II). The date from which interest is computed is not extended by litigation or the filing of any form of appeal.

Subpart D — Administrative Requirements for Grants and Cooperative Agreements With For-Profit Organizations

GENERAL		125
600.301	Purpose	125
600.302	Definitions	125
600.303	Deviations	129
600.304	Special award conditions	129
600.305	Debarment and suspension	130
600.306	Metric system of measurement	130
POST-AWARD REQUIREMENTS		130
Financial and Program Management		130
600.310	Purpose of financial and program management	130
600.311	Standards for financial management systems	131
600.312	Payment	132
600.313	Cost sharing or matching	134
600.314	Program income	135
600.315	Revision of budget and program plans	137
600.316	Audits	138
600.317	Allowable costs	139
600.318	Fee and profit	140
Property Standards		140
600.320	Purpose of property standards	140
600.321	Real property and equipment	140
600.322	Federally owned property	143
600.323	Property management system	144
600.324	Supplies	145
600.325	Intellectual property	145
Procurement Standards		148
600.330	Purpose of procurement standards	148
600.331	Requirements	148
Reports and Records		149
600.340	Purpose of reports and records	149
600.341	Monitoring and reporting program and financial performance	149
600.342	Retention and access requirements for records	150
Termination and Enforcement		151
600.350	Purpose of termination and enforcement	152
600.351	Termination	152
600.352	Enforcement	152
600.353	Disputes and appeals	153
After-the-Award Requirements		153
600.360	Purpose	153
600.361	Closeout procedures	154
600.362	Subsequent adjustments and continuing responsibilities	154
600.363	Collection of amounts due	155

Additional Provisions		155
600.380	Purpose	155
600.381	Special provisions for Small Business Innovation Research Grants	155
APPENDIX A TO SUBPART D TO PART 600 — PATENT AND DATA
PROVISIONS		157
Patent Rights (Small Business Firms and Nonprofit Organizations)		157
Patent Rights (Large Business Firms) — No Waiver		163
Rights in Data — General		168
Rights in Data — Programs Covered Under Special Data Statutes		177
APPENDIX B TO SUBPART D TO PART 600 — CONTRACT
PROVISIONS		186

Subpart D — Administrative Requirements for Grants and Cooperative Agreements With For-Profit Organizations

GENERAL

600.301   Purpose.

(a)   This subpart prescribes administrative requirements for awards to for-profit organizations.

(b)   Applicability to prime awards and subawards is as follows:

(1)   Prime awards: DOE contracting officers must apply the provisions of this part to awards to for-profit organizations. Contracting officers must not impose requirements that are in addition to, or inconsistent with, the requirements provided in this part, except:

(i)   In accordance with the deviation procedures or special award conditions in Section 600.303 or Section 600.304, respectively; or

(ii) As required by Federal statute, Executive order, or Federal regulation implementing a statute or Executive order.

(2) Subawards. (i) Any legal entity (including any State, local government, university or other nonprofit organization, as well as any for-profit entity) that receives an award from DOE must apply the provisions of this part to subawards with for-profit organizations.

(ii) For-profit organizations that receive prime awards covered by this part must apply to each subaward the administrative requirements that are applicable to the particular type of subrecipient ( e.g., 10 CFR part 600, subpart B, contains requirements for institutions of higher education, hospitals, or other nonprofit organizations and 10 CFR part 600, subpart C, specifies requirements for subrecipients that are States or local governments).

600.302   Definitions.

In addition to the definitions used in subpart A of this part, the following are definitions of terms as used in this subpart:

Advance means a payment made by Treasury check or other appropriate payment mechanism to a recipient upon its request either before outlays are made by the recipient or through the use of predetermined payment schedules.

Applied research means efforts that seek to determine and exploit the potential of scientific discoveries or improvements in technology, and is directed toward the development of new materials, devices, methods, and processes.

Basic research means efforts directed solely toward increasing knowledge or understanding in science and engineering.

Cash contributions means the recipient’s cash outlay, including the outlay of money contributed to the recipient by third parties.

Closeout means the process by which DOE determines that all applicable administrative actions and all required work of the award have been completed by the recipient and DOE.

Cost sharing or matching means that portion of project or program costs not borne by the Federal Government.

Demonstration means a project designed to determine the technical feasibility and economic potential of a technology on either a pilot plant or a prototype scale.

Development means efforts to create or advance new technology or demonstrate the viability of applying existing technology to new products and processes.

Disallowed costs means those charges to an award that the DOE contracting officer determines to be unallowable, in accordance with the applicable Federal cost principles or other terms and conditions contained in the award.

DOE means the Department of Energy, including the National Nuclear Security Administration (NNSA).

Equipment means tangible, nonexpendable personal property charged directly to the award having a useful life of more than one year and an acquisition cost of $5,000 or more per unit.

Excess property means property under the control of any DOE Headquarters or field office that, as determined by the head thereof, is no longer required for its needs or the discharge of its responsibilities.

Federal funds authorized means the total amount of Federal funds obligated by the Federal Government for use by the recipient. This amount may include any authorized carryover of unobligated funds from prior funding periods.

Federally owned property means property in the possession of, or directly acquired by, the Government and subsequently made available to the recipient.

Funding period means the period of time when Federal funding is available for obligation by the recipient.

Incremental funding means a method of funding a grant or cooperative agreement where the funds initially obligated to the award are less than the total amount of the award, and DOE anticipates making additional obligations of funds when appropriated funds become available.

Obligations means the amount of orders placed, contracts and grants awarded, services received and similar transactions during a given period that require payment by the recipient during the same or a future period.

Outlays or expenditures means charges made to the project or program. They may be reported on cash or accrual basis. For reports prepared on a cash basis, outlays are the sum of cash disbursements for direct charges for goods and services, the amount of indirect expense charged, the value of third party in-kind contributions applied, and the amount of cash advances and payments made to subrecipients. For reports prepared on an accrual basis, outlays are the sum of cash disbursements for direct charges for goods and services, the amount of indirect expense incurred, the value of in-kind contributions applied, and the net increase (or decrease) in the amounts owed by the recipient for goods and other property received, for services performed by employees, contractors, subrecipients and other payees, and for other amounts becoming owed under programs for which no current services or performance are required.

Personal property means property of any kind except real property. It may be:

(1) Tangible, having physical existence ( i.e., equipment and supplies); or

(2) Intangible, having no physical existence, such as patents, copyrights, data, and software.

Prior approval means written or electronic approval by an authorized official evidencing prior consent.

Program income means gross income earned by the recipient that is directly generated by a supported activity or earned as a result of the award. Program income includes, but is not limited to, income from fees for services performed, the use or rental of real or personal property acquired under federally-funded projects, the sale of commodities or items fabricated under an award, license fees and royalties on patents and copyrights, and interest on loans made with award funds. Interest earned on advances of Federal funds is not program income. Except as otherwise provided in program regulations or the terms and conditions of the award, program income does not include the receipt of principal on loans, rebates, credits, discounts, etc., or interest earned on any of them.

Project costs means all allowable costs, as set forth in the applicable Federal cost principles, incurred by a recipient and the value of the contributions made by third parties in accomplishing the objectives of the award during the project period.

Property means real property and personal property (equipment, supplies, and intellectual property), unless otherwise stated.

Real property means land, including land improvements, structures and appurtenances thereto, but excludes movable machinery and equipment.

Small award means an award not exceeding the simplified acquisition threshold fixed at 41 U.S.C. 403(11) (currently $100,000).

Small business concern means a small business as defined at section 2 of Pub. L. 85-536 (16 U.S.C. 632) and the implementing regulations of the Administrator of the Small Business Administration. The criteria and size standards for small business concerns are contained in 13 CFR part 121.

Subaward means financial assistance in the form of money, or property in lieu of money, provided under an award by a recipient to an eligible subrecipient or by a subrecipient to a lower tier subrecipient. The term includes financial assistance when provided by an legal agreement, even if the agreement is called a contract, but the term does not include procurement of goods and services or any form of assistance which is not included in the definition of “award” in this part.

Subrecipient means the legal entity to which a subaward is made and which is accountable to the recipient for the use of the funds or property provided.

Supplies means tangible, expendable personal property that is charged directly to the award and that has a useful life of less than one year or an acquisition cost of less than $5,000 per unit.

Suspension means an action by DOE that temporarily withdraws Federal sponsorship under an award, pending corrective action by the recipient or pending a decision to terminate the award by DOE. Suspension of an award is a separate action from suspension of a recipient under 10 CFR part 1036.

Termination means the cancellation of an award, in whole or in part, under an agreement at any time prior to either:

(1) The date on which all work under an award is completed; or

(2) The date on which Federal sponsorship ends, as provided in the award document or any supplement or amendment thereto.

Third party in-kind contributions means the value of non-cash contributions provided by non-Federal third parties. Third party in-kind contributions may be in the form of real property, equipment, supplies and other expendable property, and the value of goods and services directly benefiting and specifically identifiable to the project or program.

Unobligated balance means the portion of the funds authorized by DOE that has not been obligated by the recipient and is determined by deducting the cumulative obligations from the cumulative funds authorized.

600.303   Deviations.

(a) Individual deviations. Individual deviations affecting only one award are subject to the procedures stated in 10 CFR 600.4.

(b) Class deviations. Class deviations affecting more than one financial assistance transaction are subject to the procedures states in 10 CFR 600.4.

600.304   Special award conditions.

(a) Contracting officers may impose additional requirements as needed, over and above those provided in this subpart, if an applicant or recipient:

(1) Has a history of poor performance;

(2) Is not financially stable;

(3) Has a management system that does not meet the standards prescribed in this subpart;

(4) Has not conformed to the terms and conditions of a previous award; or

(5) Is not otherwise responsible.

(b) Before imposing additional requirements, DOE must notify the applicant or recipient in writing as to:

(1) The nature of the additional requirements;

(2) The reason why the additional requirements are being imposed;

(3) The nature of the corrective action needed;

(4) The time allowed for completing the corrective actions; and

(5) The method for requesting reconsideration of the additional requirements imposed.

(c) The contracting officer must remove any special conditions if the circumstances that prompted them have been corrected.

600.305   Debarment and suspension.

Recipients must comply with the nonprocurement debarment and suspension common rule implemented in 10 CFR part 1036. This common rule restricts subawards and contracts with certain parties that are debarred, suspended, or otherwise excluded from or ineligible for participation in Federal assistance programs or activities.

600.306   Metric system of measurement.

(a) The Metric Conversion Act of 1975, as amended by the Omnibus Trade and Competitiveness Act of 1988 (15 U.S.C. 205) and implemented by Executive Order 12770, states that:

(1) The metric system is the preferred measurement system for U.S. trade and commerce.

(2) The metric system of measurement will be used, to the extent economically feasible, in Federal agencies’ procurements, grants, and other business-related activities.

(3) Metric implementation is not required if such use is likely to cause significant inefficiencies or loss of markets to United States firms.

(b) Recipients are encouraged to use the metric system to the maximum extent practicable in measurement-sensitive activities and in measurement-sensitive outputs resulting from DOE funded programs.

POST-AWARD REQUIREMENTS

Financial and Program Management

600.310   Purpose of financial and program management.

Sections 600.311 through 600.318 prescribe standards for financial management systems; methods for making payments; and rules for cost sharing and matching, program income, revisions to budgets and program plans, audits, allowable costs, and fee and profit.

600.311   Standards for financial management systems.

(a) Recipients are encouraged to use existing financial management systems to the extent that the systems comply with Generally Accepted Accounting Principles (GAAP) and the minimum standards in this section. At a minimum, a recipient’s financial management system must provide:

(1) Effective control of all funds. Control systems must be adequate to ensure that costs charged to Federal funds and those counted as the recipient’s cost share or match are consistent with requirements for cost reasonableness, allowability, and allocability in the applicable cost principles ( see 600.317) and in the terms and conditions of the award.

(2) Accurate, current and complete records that document, for each project funded wholly or in part with Federal funds, the source and application of the Federal funds and the recipient’s required cost share or match. These records must:

(i) Contain information about receipts, authorizations, assets, expenditures, program income, and interest.

(ii) Be adequate to make comparisons of outlays with amounts budgeted for each award (as required for programmatic and financial reporting under § 600.341). Where appropriate, financial information should be related to performance and unit cost data.

(3) To the extent that advance payments are authorized under § 600.312, procedures that minimize the time elapsing between the transfer of funds to the recipient from the Government and the recipient’s disbursement of the funds for program purposes.

(4) A system to support charges to Federal awards for salaries and wages, whether treated as direct or indirect costs. If employees work on multiple activities or cost objectives, a distribution of their salaries and wages must be supported by personnel activity reports which:

(i) Reflect an after the fact distribution of the actual activity of each employee.

(ii) Account for the total activity for which each employee is compensated.

(iii) Are prepared at least monthly, and coincide with one or more pay periods.

(b) If the Federal Government guarantees or insures the repayment of money borrowed by the recipient, DOE, at its discretion, may require adequate bonding and insurance if the bonding and insurance requirements of the recipient are not deemed adequate to protect the interest of the Federal Government.

(c) DOE may require adequate fidelity bond coverage if the recipient lacks sufficient coverage to protect the Federal Government’s interest.

(d) If bonds are required in the situations described in paragraphs (b) and (c) of this section, the bonds must be obtained from companies holding certificates of authority as acceptable sureties, as prescribed in 31 CFR part 223, “Surety Companies Doing Business with the United States.”

600.312 Payment.

(a) Methods available. Payment methods for awards with for-profit organizations are:

(1) Reimbursement. Under this method, the recipient requests reimbursement for costs incurred during a particular time period. In cases where the recipient submits requests for payment to the contracting officer, the DOE payment office reimburses the recipient by electronic funds transfer after approval of the request by the designated contracting officer.

(2) Advance payments. Under this method, DOE makes a payment to a recipient based upon projections of the recipient’s cash needs. The payment generally is made upon the recipient’s request, although predetermined payment schedules may be used when the timing of the recipient’s needs to disburse funds can be predicted in advance with sufficient accuracy to ensure compliance with paragraph (b)(2)(iii) of this section.

(b) Selecting a method. (1) The preferred payment method is the reimbursement method, as described in paragraph (a)(1) of this section.

(2) Advance payments, as described in paragraph (a)(2) of this section, may be used in exceptional circumstances, subject to the following conditions:

(i) The contracting officer, in consultation with the program official, determines in writing that advance payments are necessary or will materially contribute to the probability of success of the project contemplated under the award ( e.g., as startup funds for a project performed by a newly formed company).

(ii) Cash advances must be limited to the minimum amounts needed to carry out the program.

(iii) Recipients and DOE must maintain procedures to ensure that the timing of cash advances is as close as is administratively feasible to the recipients’ disbursements of the funds for program purposes, including direct program or project costs and the proportionate share of any allowable indirect costs.

(iv) Recipients must maintain advance payments of Federal funds in interest-bearing accounts, and remit annually the interest earned to the contracting officer for return to the Department of Treasury’s miscellaneous receipts account, unless one of the following applies:

(A) The recipient receives less than $120,000 in Federal awards per year.

(B) The best reasonably available interest bearing account would not be expected to earn interest in excess of $250 per year on Federal cash balances.

(C) The depository would require an average or minimum balance so high that establishing an interest bearing account would not be feasible, given the expected Federal and non-Federal cash resources.

(c) Frequency of payments. For either reimbursements or advance payments, recipients may submit requests for payment monthly, or more often if authorized by the contracting officer.

(d) Forms for requesting payment. DOE may authorize recipients to use the SF-270, “Request for Advance or Reimbursement;” the SF-271, “Outlay Report and Request for Reimbursement for Construction Programs;” or prescribe other forms or formats as necessary.

(e) Timeliness of payments. Payments normally will be made within 30 calendar days of the receipt of a recipient’s request for reimbursement or advance by the office designated to receive the request, unless the billing is improper.

(f) Precedence of other available funds. Recipients must disburse funds available from program income, rebates, refunds, contract settlements, audit recoveries, credits, discounts, and interest earned on such funds before requesting additional cash payments.

(g) Withholding of payments. Unless otherwise required by statute, contracting officers may not withhold payments for proper charges made by recipients during the project period for reasons other than the following:

(1) A recipient failed to comply with project objectives, the terms and conditions of the award, or Federal reporting requirements, in which case the contracting officer may suspend payments in accordance with Section 600.352.

(2) The recipient is delinquent on a debt to the United States (see definitions of “debt” and “delinquent debt” in 32 CFR 22.105). In that case, the contracting officer may,

upon reasonable notice, withhold payments to the recipient until the debt owed is resolved.

600.313   Cost sharing or matching.

(a) Acceptable contributions. All contributions, including cash contributions and third party in-kind contributions, must be accepted as part of the recipient’s cost sharing or matching if such contributions meet all of the following criteria:

(1) They are verifiable from the recipient’s records.

(2) They are not included as contributions for any other federally-assisted project or program.

(3) They are necessary and reasonable for proper and efficient accomplishment of project or program objectives.

(4) They are allowable under Section 600.317.

(5) They are not paid by the Federal Government under another award unless authorized by Federal statute to be used for cost sharing or matching.

(6) They are provided for in the approved budget.

(7) They conform to other provisions of this part, as applicable.

(b) Valuing and documenting contributions — (1) Valuing recipient’s property or services of recipient’s employees. Values are established in accordance with the applicable cost principles in Section 600.317, which means that amounts chargeable to the project are determined on the basis of costs incurred. For real property or equipment used on the project, the cost principles authorize depreciation or use charges. The full value of the item may be applied when the item will be consumed in the performance of the award or fully depreciated by the end of the award. In cases where the full value of a donated capital asset is to be applied as cost sharing or matching, that full value must be the lesser or the following:

(i) The certified value of the remaining life of the property recorded in the recipient’s accounting records at the time of donation; or

(ii) The current fair market value. If there is sufficient justification, the contracting officer may approve the use of the current fair market value of the donated property, even if it exceeds the certified value at the time of donation to the project. The contracting officer may accept the use of any reasonable basis for determining the fair market value of the property.

(2) Valuing services of others’ employees. If an employer other than the recipient furnishes the services of an employee, those services are valued at the employee’s regular rate of pay plus an amount of fringe benefits and overhead (at an overhead rate appropriate for the location where the services are performed), provided these services are in the same skill for which the employee is normally paid.

(3) Valuing volunteer services. Volunteer services furnished by professional and technical personnel, consultants, and other skilled and unskilled labor may be counted as cost sharing or matching if the service is an integral and necessary part of an approved project or program. Rates for volunteer services must be consistent with those paid for similar work in the recipient’s organization. In those markets in which the required skills are not found in the recipient organization, rates must be consistent with those paid for similar work in the labor market in which the recipient competes for the kind of services involved. In either case, paid fringe benefits that are reasonable, allowable, and allocable may be included in the valuation.

(4) Valuing property donated by third parties. (i) Donated supplies may include such items as office supplies or laboratory supplies. Value assessed to donated supplies included in the cost sharing or matching share must be reasonable and must not exceed the fair market value of the property at the time of the donation.

(ii) Normally only depreciation or use charges for equipment and buildings may be applied. However, the fair rental charges for land and the full value of equipment or other capital assets may be allowed, when they will be consumed in the performance of the award or fully depreciated by the end of the award, provided that the contracting officer has approved the charges. When use charges are applied, values must be determined in accordance with the usual accounting policies of the recipient, with the following qualifications:

(A) The value of donated space must not exceed the fair rental value of comparable space as established by an independent appraisal of comparable space and facilities in a privately-owned building in the same locality.

(B) The value of loaned equipment must not exceed its fair rental value.

(5) Documentation. The following requirements pertain to the recipient’s supporting records for in-kind contributions from third parties:

(i) Volunteer services must be documented and, to the extent feasible, supported by the same methods used by the recipient for its own employees.

(ii) The basis for determining the valuation for personal services and property must be documented.

600.314  Program income.

(a) DOE must apply the standards in this section to the disposition of program income from projects financed in whole or in part with Federal funds.

(b) Unless program regulations or the terms and conditions of the award provide otherwise, recipients, without any further accounting to DOE, may retain program income earned:

(1) From license fees and royalties for copyrighted material, patents, patent applications, trademarks, and inventions produced under an award.

(2) After the end of the project period.

(c) Unless program regulations or the terms and conditions of the award provide otherwise, costs incident to the generation of program income for which there is some obligation to the Government may be deducted from gross income to determine program income, provided these costs have not been charged to the award.

(d) Other than any program income excluded pursuant to paragraph (b) and (c) of this section, program income earned during the project period must be retained by the recipient and used in one or more of the following ways, as specified in program regulations or the terms and conditions of the award:

(1) Added to funds committed to the project by DOE and recipient and used to further eligible project or program objectives.

(2) Used to finance the non-Federal share of the project or program.

(3) Deducted from the total project or program allowable cost in determining the net allowable costs on which the Federal share of costs is based.

(e) If the program regulation or terms and conditions of an award authorize the disposition of program income as described in paragraph (d)(1) or (d)(2) of this section, and stipulate a limit on the amounts that may be used in those ways, program income in excess of the stipulated limits must be used in accordance with paragraph (d)(3) of this section.

(f) In the event that the program regulation or terms and conditions of the award do not specify how program income is to be used, paragraph (d)(3) of this section applies automatically to all projects or programs except research. For awards that support basic or applied research, paragraph (d)(1) of this section applies automatically unless the terms and conditions specify another alternative or the recipient is subject to special award conditions, as indicated in Section 600.304.

(g) Proceeds from the sale of property that is acquired, rather than fabricated, under an award are not program income and must be handled in accordance with the requirements of Sections 600.320 through 600.325 of this part.

600.315   Revision of budget and program plans.

(a) The budget plan is the financial expression of the project or program as approved during the award process. It includes the sum of the Federal and non-Federal shares when there are cost sharing requirements. The budget plan must be related to performance for program evaluation purposes, whenever appropriate.

(b) The recipient must obtain the contracting officer’s prior approval if a revision is necessary for either of the following two reasons:

(1) A change in the scope or the objective of the project or program (even if there is no associated budget revision requiring prior written approval).

(2) A need for additional Federal funding.

(c) The recipient must obtain the contracting officer’s prior approval if a revision is necessary for any of the following six reasons, unless the requirement for prior approval is specifically waived in the program regulation or terms and conditions of the award:

(1) A change in the approved project director, principal investigator, or other key person specified in the application or award document.

(2) The absence for more than three months, or a 25 percent reduction in time devoted to the project, by the approved project director or principal investigator.

(3) The inclusion of any additional costs that require prior approval in accordance with the applicable costs principles for Federal funds and the requirements applicable to the recipient’s cost share or match, as provided in Sections 600.313 and 600.317, respectively.

(4) The inclusion of pre-award costs for periods greater than the 90 calendar days immediately preceding the effective date of the award.

(5) A “no-cost” extension of the project period.

(6) Any subaward, transfer, or contracting out of substantive program performance under an award, unless described in the application and funded in the approved awards.

(d) If specifically required in the program regulation or the terms and conditions of the award, the recipient must obtain the contracting officer’s prior approval for the following revisions:

(1) The transfer of funds among direct cost categories, functions, and activities for awards in which the Federal share of the project exceeds $100,000 and the cumulative amount of such transfers exceeds or is expected to exceed 10 percent of the total budget as last approved by DOE.

(2) For awards that provide support for both construction and nonconstruction work, any fund or budget transfers between the two types of work supported.

(e) Within 30 calendar days from the date of receipt of the recipient’s request for budget revisions, the contracting officer must review the request and notify the recipient whether the budget revisions have been approved. If the revision is still under consideration at the end of 30 calendar days, the contracting officer must inform the recipient in writing of the date when the recipient may expect the decision.

600.316  Audits.

(a) Any recipient that expends $500,000 or more in a year under Federal awards must have an audit made for that year by an independent auditor, in accordance with paragraph (b) of this section. If a recipient is currently performing under a Federal award that requires an audit by its Federal cognizant agency, that auditor must perform the independent audit. The audit generally should be made a part of the regularly scheduled, annual audit of the recipient’s financial statements. However, it may be more economical in some cases to have Federal awards separately audited, and a recipient may elect to do so, unless that option is precluded by award terms and conditions or by Federal laws or regulations applicable to the program(s) under which the awards were made.

(b) The auditor must determine and report on whether:

(1) The recipient has an internal control structure that provides reasonable assurance that it is managing Federal awards in compliance with Federal laws and regulations and the terms and conditions of the awards.

(2) Based on a sampling of Federal award expenditures, the recipient has complied with laws, regulations, and award terms that may have a direct and material effect on Federal awards.

(c) The recipient must make the auditor’s report available to the DOE contracting officers whose awards are affected.

(d) Before requesting an audit in addition to the independent audit, the contracting officer must:

(1) Consider whether the independent audit satisfies his or her requirements;

(2) Limit the scope of such additional audit to areas not adequately addressed by the independent audit; and

(3) If DOE is not the Federal agency with the predominant fiscal interest in the recipient, coordinate with the agency that has the predominant fiscal interest.

(e) The recipient and its Federal cognizant agency for audit should develop a coordinated audit approach to minimize duplication of audit work.

(f) Audit costs (including a reasonable allocation of the costs of the audit of the recipient’s financial statement, based on the relative benefit to the Government and the recipient) are allowable costs of DOE awards.

600.317  Allowable costs.

(a) DOE determines allowability of costs in accordance with the cost principles applicable to the type of entity incurring the cost as follows:

(1) For-profit organizations. Allowability of costs incurred by for-profit organizations and those nonprofit organizations listed in Attachment C to OMB Circular A-122 is determined in accordance with the for-profit costs principles in 48 CFR part 31 in the Federal Acquisition Regulation, except that patent prosecution costs are not allowable unless specifically authorized in the award document.

(2) Other types of organizations. Allowability of costs incurred by other types of organizations that may be subrecipients under a prime award to a for-profit organization is determined as follows:

(i) Institutions of higher education. Allowability is determined in accordance with OMB Circular A-21, “Cost Principles for Educational Institutions.”

(ii) Other nonprofit organizations. Allowability is determined in accordance with OMB Circular A-122, “Cost Principles for Nonprofit Organizations.”

(iii) Hospitals. Allowability is determined in accordance with the provisions of 45 CFR part 74, Appendix E, “Principles for Determining Costs Applicable to Research and Development Under Grants and Contracts with Hospitals.”

(iv) Governmental organizations. Allowability for State, local, or federally recognized Indian tribal government is determined in accordance with OMB Circular A-87, “Cost Principles for State and Local Governments.”

(b) Pre-award costs. If a recipient incurs pre-award costs without the prior approval of the contracting officer, DOE may pay those costs incurred within the ninety calendar day period immediately preceding the effective date of the award, if such costs are:

(1) Necessary for the effective and economical conduct of the project;

(2) Otherwise allowable in accordance with the applicable cost principles; and

(3) Less than the total value of the award.

600.318  Fee and profit.

(a) Grants and cooperative agreements may not provide for the payment of fee or profit to recipients or subrecipients, except for awards made pursuant to the Small Business Innovation Research or Small Business Technology Transfer Research programs.

(b) A recipient or subrecipient may pay a fee or profit to a contractor providing goods or services under a contract.

Property Standards

600.320  Purpose of property standards.

Sections 600.321 through 600.325 set forth uniform standards for management, use, and disposition of property. DOE encourages recipients to use existing property-management systems to the extent that the systems meet these minimum requirements.

600.321  Real property and equipment.

(a) Prior approvals for acquisition with Federal funds. Recipients may purchase real property or equipment in whole or in part with Federal funds under an award only with the prior approval of the contracting officer.

(b) Title. Unless a statute specifically authorizes and the award specifies that title to property vests unconditionally in the recipient, title to real property or equipment vests in the recipient subject to the conditions that the recipient:

(1) Use the real property or equipment for the authorized purposes of the project until funding for the project ceases, or until the property is no longer needed for the purposes of the project;

(2) Not encumber the property without approval of the contracting officer; and

(3) Use and dispose of the property in accordance with paragraphs (d) and (e) of this section.

(c) Federal interest in real property or equipment offered as cost-share. A recipient may offer the full value of real property or equipment that is purchased with recipient’s funds or that is donated by a third party to meet a portion of any required cost sharing or matching, subject to the requirements in Section 600.313. If a resulting award includes such property as a portion of the recipient’s cost share, the Government has a financial interest in the property, ( i.e., a share of the property value equal to the Federal participation in the project). The property is considered as if it had been acquired in part with Federal funds, and is subject to the provisions of paragraphs (b)(1), (b)(2), and (b)(3) of this section and to the provisions of Section 600.323.

(d) Insurance. Recipients must, at a minimum, provide the equivalent insurance coverage for real property and equipment acquired with DOE funds as provided to property owned by the recipient.

(e) Use. If real property or equipment is acquired in whole or in part with Federal funds under an award and the award does not specify that title vests unconditionally in the recipient, the real property or equipment is subject to the following:

(1) During the time that the real property or equipment is used on the project or program for which it was acquired, the recipient must make it available for use on other projects or programs, if such other use does not interfere with the work on the project or program for which the real property or equipment was originally acquired. Use of the real property or equipment on other projects is subject to the following order of priority:

(i) Activities sponsored by DOE grants, cooperative agreements, or other assistance awards;

(ii) Activities sponsored by other Federal agencies’ grants, cooperative agreements, or other assistance awards;

(iii) Activities under Federal procurement contracts or activities not sponsored by any Federal agency. If so used, use charges must be assessed to those activities. For real property or equipment, the use charges must be at rates equivalent to those for which comparable real property or equipment may be leased.

(2) After Federal funding for the project ceases or if the real property or equipment is no longer needed for the purposes of the project, the recipient may use the real property or equipment for other projects, insofar as:

(i) There are Federally sponsored projects for which the real property or equipment may be used. If the only use for the real property or equipment is for projects that have no Federal sponsorship, the receipt must proceed with disposition of the real property or equipment, in accordance with paragraph (f) of this section.

(ii) The recipient obtains written approval from the contracting officer to do so. The contracting officer must ensure that there is a formal change of accountability for the real property or equipment to a currently funded, Federal award.

(iii) The recipient’s use of the real property or equipment for other projects is in the same order of priority as described in paragraph (e)(1) of this section.

(f) Disposition. (1) If an item of real property or equipment is no longer needed for Federally sponsored projects, the recipient has the following options:

(i) If the property is equipment with a current per unit fair market value of less than $5,000, it may be retained, sold, or otherwise disposed of with no further obligation to DOE.

(ii) If the property that is no longer needed is equipment (rather than real property), the recipient may wish to replace it with an item that is needed currently for the project by trading in or selling to offset the costs of the replacement equipment, subject to the approval of the contracting officer.

(iii) The recipient may elect to retain title, without further obligation to the Federal Government, by compensating the Federal Government for that percentage of the current fair market value of the real property or equipment that is attributable to the Federal participation in the project.

(iv) If the recipient does not elect to retain title to real property or equipment or does not request approval to use equipment as trade-in or offset for replacement equipment, the recipient must request disposition instructions from the responsible agency.

(2) If a recipient requests disposition instructions, the contracting officer must:

(i) For equipment (but not real property), consult with the DOE Project Director to determine whether the condition and nature of the equipment warrant excess screening within DOE. If screening is warranted, the equipment will be made available for reutilization within DOE through the Energy Asset Disposal System (EADS). If no DOE requirement is identified within a 30-day period, EADS automatically reports the availability of the equipment to the General Services Administration, to determine whether a requirement for the equipment exists in other Federal agencies.

(ii) For either real property or equipment, issue instructions to the recipient for disposition of the property no later than 120 calendar days after the recipient’s request. The contracting officer’s options for disposition are to direct the recipient to:

(A) Transfer title to the real property or equipment to the Federal Government or to an eligible third party provided that, in such cases, the recipient is entitled to compensation for its attributable percentage of the current fair market value of the real property or equipment, plus any reasonable shipping or interim storage costs incurred.

(B) Sell the real property or equipment and pay the Federal Government for that percentage of the current fair market value of the property that is attributable to the Federal participation in the project (after deducting actual and reasonable selling and fix-up expenses, if any, from the sale proceeds). If the recipient is authorized or required to sell the real property or equipment, the recipient must use competitive procedures that result in the highest practicable return.

(3) If the responsible agency fails to issue disposition instructions within 120 calendar days of the recipient’s request, the recipient must dispose of the real property or equipment through the option described in paragraph (f)(2)(ii)(B) of this section.

600.322  Federally owned property.

(a) Annual inventory. The recipient must submit annually to the contracting officer an inventory listing of all Federally owned property in its custody, i.e., property furnished by the Federal Government, rather than acquired by the recipient with Federal funds under the award.

(b) Insurance. The recipient may not insure Federally owned property unless required by the terms and conditions of the award.

(c) Use on other activities. (1) Use of federally owned property on other activities is permissible, if authorized by the contracting officer responsible for administering the award to which the property currently is charged.

(2) Use on other activities must be in the following order of priority:

(i) Activities sponsored by DOE grants, cooperative agreements, or other assistance awards;

(ii) Activities sponsored by other Federal agencies’ grants, cooperative agreements, or other assistance awards;

(iii) Activities under Federal procurement contracts or activities not sponsored by any Federal agency. If so used, use charges must be assessed to those activities. For real property or equipment, the use charges must be at rates equivalent to those for which comparable real property or equipment may be leased.

(d) Disposition or property. Upon completion of the award, the recipient must submit to the contracting officer a final inventory of Federal owned property. DOE may:

(1) Use the property to meet another Federal Government need ( e.g., by transferring accountability for the property to another Federal award to the same recipient, or by directing the recipient to transfer the property to a Federal agency that needs the property or to another recipient with a currently funded award).

(2) Declare the property to be excess property and either:

(i) Report the property to the General Services Administration through EADS, in accordance with the Federal Property and Administrative Services Act of 1949 (40 U.S.C. 483(b)(2)), as implemented by General Services Administration regulations at 41 CFR 101-47.202; or

(ii) Dispose of the property by alternative methods, if there is authority under law, such as 15 U.S.C. 3710(i).

600.323  Property management system.

The recipient’s property management system must include the following:

(a) Property records must be maintained, to include the following information for property that is Federally owned, equipment that is acquired in whole or in part with Federal funds, or property or equipment that is used as cost sharing or matching:

(1) A description of the property.

(2) Manufacturer’s serial number, model number, Federal stock number, national stock number, or any other identification number.

(3) Source of the property, including the award number.

(4) Whether title vests in the recipient or the Federal Government.

(5) Acquisition date (or date received, if the property was furnished by the Federal Government) and cost.

(6) Information from which one can calculate the percentage of Federal participation in the cost of the property (not applicable to property furnished by the Federal Government).

(7) The location and condition of the property and the date the information was reported.

(8) Ultimate disposition data, including data of disposal and sales price or the method used to determine current fair market value where a recipient compensates the Federal Government for its share.

(b) Federal owned equipment must be marked to indicate Federal ownership.

(c) A physical inventory must be taken and the results reconciled with the property records at least once every two years. Any differences between quantities determined by the physical inspection and those shown in the accounting records must be investigated to determine the causes of the difference. The recipient must, in connection with the inventory, verify the existence, current utilization, and continued need for the property.

(d) A control system must be in effect to insure adequate safeguards to prevent loss, damage, or theft of the property. Any loss, damage, or theft of property must be investigated and fully documented. If the property is owned by the Federal Government, the recipient must promptly notify the Federal agency responsible for administering the property.

(e) Adequate maintenance procedures must be implemented to keep the property in good condition.

600.324  Supplies.

(a) Title vests in the recipient upon acquisition of supplies acquired with Federal funds under an award.

(b) Upon termination or completion of the project or program, the recipient may retain any unused supplies. If the inventory of unused supplies exceeds $5,000 in total aggregate value and the items are not needed for any other Federally sponsored project or program, the recipient may retain the items for use on non-Federal sponsored activities or sell them, but must, in either case, compensate the Federal Government for its share.

600.325  Intellectual property.

(a) Scope. This section sets forth the policies with regard to disposition of rights to data and to inventions conceived or first actually reduced to practice in the course of, or under, a grant or cooperative agreement with DOE.

(b) Patents right — small business concerns. In accordance with 35 U.S.C. 202, if the recipient is a small business concern and receives a grant, cooperative agreement, subaward, or contract for research, developmental, or demonstration activities, then, unless there are “exceptional circumstances” as described in 35 U.S.C. 202(e), the award must contain the standard clause in Appendix A to this subpart, entitled “Patents Rights (Small Business Firms and Nonprofit Organizations” which provides to the recipient the right to elect ownership of inventions made under the award.

(c) Patent rights — other than small business concerns, e.g., large businesses — (1) No Patent Waiver. Except as provided by paragraph (c)(2) of this section, if the recipient is a for-profit organization other than a small business concern, as defined in 35 U.S.C. 201(h) and receives an award or a subaward for research, development, and demonstration activities, then, pursuant to statute, the award must contain the standard clause in Appendix A to this subpart, entitled “Patent Rights (Large Business Firms) — No Waiver” which provides that DOE owns the patent rights to inventions made under the award.

(2) Patent Waiver Granted. Paragraph (c)(1) of this section does not apply if:

(i) DOE grants a class waiver for a particular program under 10 CFR part 784;

(ii) The applicant requests and receives an advance patent waiver under 10 CFR part 784; or

(iii) A subaward is covered by a waiver granted under the prime award.

(3) Special Provision. Normally, an award will not include a background patent and data provision. However, under special circumstances, in order to provide heightened assurance of commercialization, a provision providing for a right to require licensing of third parties to background inventions, limited rights data and/or restricted computer software, may be included. Inclusion of a background patent and/or a data provision to assure commercialization will be done only with the written concurrence of the DOE program official setting forth the need for such assurance. An award may include the right to license the Government and third party contractors for special Government purposes when future availability of the technology would also benefit the government, e.g., clean-up of DOE facilities. The scope of any such background patent and/or data licensing provision is subject to negotiation.

(d) Rights in data — general rule.

(1) Subject to paragraphs (d)(2) and (3) of this section, and except as otherwise provided by paragraphs (e) and (f) of this section or other law, any award under this subpart must contain the standard clause in Appendix A to this subpart, entitled “Rights in Data — General”.

(2) Normally, an award will not require the delivery of limited rights data or restricted computer software. However, if the contracting officer, in consultation with DOE patent counsel and the DOE program official, determines that delivery of limited rights data or restricted computer software is necessary, the contracting officer, after negotiation with the applicant, may insert in the award the standard clause as modified by Alternates I and/or II set forth in Appendix A to this subpart.

(3) If software is specified for delivery to DOE, or if other special circumstances exist, e.g., DOE specifying “open-source” treatment of software, then the contracting officer, after negotiation with the recipient, may include in the award special provisions requiring the recipient to obtain written approval of the contracting officer prior to asserting copyright in the software, modifying the retained Government license, and/or otherwise altering the copyright provisions.

(e) Rights in data — programs covered under special protected data statutes. (1) If a statute, other than those providing for the Small Business Innovation Research (SBIR) and Small Business Technology Transfer Research (STTR) programs, provides for a period of time, typically up to five years, during which data produced under an award for research, development, and demonstration may be protected from public disclosure, then the contracting officer must insert in the award the standard clause in Appendix A to this subpart entitled “Rights in Data — Programs Covered Under Special Protected Data Statutes” or, as determined in consultation with DOE patent counsel and the DOE program official, a modified version of such clause which may identify data or categories of data that the recipient must make available to the public.

(2) An award under paragraph (e)(1) of this section is subject to the provisions of paragraphs (d)(2) and (3) of this section.

(f) Rights in data — SBIR/STTR programs. (1) If an applicant receives an award under the SBIR or STTR program, then the contracting officer must insert in the award the standard data clause in the General Terms and Conditions for SBIR Grants, entitled “Rights in Data — SBIR Program”.

(2) The data rights provisions for SBIR/STTR grants are contained in the award terms and conditions for SBIR grants located at http://e-center.doe.gov on the Professionals Homepage under Financial Assistance, Regulations and Guidance.

(g) Authorization and consent. (1) Work performed by a recipient under a grant is not subject to authorization and consent to the use of a patented invention, and the Government assumes no liability for patent infringement by the recipient under 28 U.S.C. 1498.

(2) Work performed by a recipient under a cooperative agreement is subject to authorization and consent to the use of a patented invention consistent with the principles set forth in 48 CFR 27.201-1.

(3) The contracting officer, in consultation with patent counsel, may also include clauses in the cooperative agreement addressing other patent matters related to authorization and consent, such as patent indemnification of the Government by recipient and notice and assistance regarding patent and copyright infringement. The policies and clauses for these other patent matters will be the same or consistent with those in 48 CFR part 927.

Procurement Standards

600.330  Purpose of procurement standards.

Section 600.331 sets forth requirements necessary to ensure:

(a) Recipients’ procurements that use Federal funds comply with applicable Federal statutes, regulations, and executive orders.

(b) Proper stewardship of Federal funds used in recipients’ procurements.

600.331  Requirements.

The following requirements pertain to recipients’ procurements funded in whole or in part with Federal funds or with recipients’ cost-share or match:

(a) Reasonable cost. Recipients’ procurement procedures must use best commercial practices to ensure reasonable cost for procured goods and services. Recipients are encouraged to buy commercial items, if practicable.

(b) Pre-award review of certain procurements. If the contracting officer determines that there is a compelling need to perform a pre-award review of a specific transaction and the terms of the award identify the specific transaction and provide for such a review, then the recipient must obtain the contracting officer’s approval prior to awarding the transaction and must provide the contracting officer the following documents to review:

(1) Request for proposals or invitation to bid, if any;

(2) Cost estimate;

(3) Proposal/bid;

(4) Proposed award document; and

(5) Summary of negotiations or justification for award.

(c) Contract provisions. (1) Contracts in excess of the simplified acquisition threshold must contain contractual provisions or conditions that allow for administrative, contractual, or legal remedies in instances in which a contractor violates or breaches the contract terms, and provide for such remedial actions as may be appropriate.

(2) All contracts in excess of the simplified acquisition threshold must contain suitable provisions for termination for default by the recipient and for termination due to circumstances beyond the control of the contractor.

(3) All negotiated contracts in excess of the simplified acquisition threshold must include a provision permitting access of DOE, the Inspector General, the Comptroller General of the United States, or any of their duly authorized representatives, to any books, documents, papers, and records of the contractor that are directly pertinent to a specific programs, for the purpose of making audits, examinations, excerpts, transcriptions, and copies of such documents.

(4) All contracts, including those for amounts less than the simplified acquisition threshold, awarded by recipients and their contractors must contain the procurement provisions of Appendix B to this subpart, as applicable.

(d) Recipient responsibilities. The recipient is the responsible authority, without recourse to DOE, regarding the settlement and satisfaction of all contractual and administrative issues arising out of procurements entered into in support of an award. This includes disputes, claims, protests of award, source evaluation or other matters of a contractual nature. The recipient should refer matters concerning violations of statutes to such Federal, State or local authority as may have proper jurisdiction.

Reports and Records

600.340  Purpose of reports and records.

Sections 600.341 and 600.342 prescribe requirements for monitoring and reporting financial and program performance and for records retention.

600.341  Monitoring and reporting program and financial performance.

(a) The terms and conditions of the award prescribe the reporting requirements, the frequency, and the due dates for reports. At a minimum, requirements must include:

(1) Periodic progress reports (at least annually, but no more frequently than quarterly) addressing both program status and business status, as follows:

(i) The program portions of the reports must address progress toward achieving program performance goals and milestones, including current issues, problems, or developments.

(ii) The business portions of the reports must provide summarized details on the status of resources (Federal funds and non-Federal cost sharing or matching), including an accounting of expenditures for the period covered by the report. The report should compare the resource status with any payment and expenditure schedules or plans provided in the original award, explain any major deviations from those schedules, and discuss actions that will be taken to address the deviations.

(2) A final technical report if the award is for research and development.

(b) If the contracting officer previously authorized advance payments, pursuant to Section 600.312(a)(2), he/she should consult with the DOE project director and consider whether program progress reported in the periodic progress report, in relation to reported expenditures, is sufficient to justify continued authorization of advance payments.

600.342 Retention and access requirements for records.

(a) This section sets forth requirements for records retention and access to records for awards to recipients and subrecipients.

(b) Financial records, supporting documents, statistical records, and all other records pertinent to an award must be retained for a period of three years from the date of submission of the final expenditure report. The only exceptions are the following.

(1) If any litigation, claim, or audit is started before the expiration of the 3-year period, the records must be retained until all litigation, claims, or audit findings involving the records have been resolved and final action taken.

(2) Records for real property and equipment acquired with Federal funds must be retained for 3 years after final disposition.

(3) If records are transferred to or maintained by DOE, the 3-year retention requirement is not applicable to the recipient.

(4) Indirect cost rate proposals, cost allocation plans, and related records must be retained in accordance with the requirements specified in paragraph (g) of this section.

(c) Copies of original records may be substituted for the original records if authorized by the contracting officer.

(d) The contracting officer may request that recipients transfer certain records to DOE custody if he or she determines that the records possess long term retention value. However, in order to avoid duplicate recordkeeping, a contracting officer may make arrangements for recipients to retain any records that are continuously needed for joint use.

(e) DOE, the Inspector General, Comptroller General of the United States, or any of their duly authorized representatives, have the right of timely and unrestricted access to any books, documents, papers, or other records of recipients that are pertinent to the awards, in order to make audits, examinations, excerpts, transcripts and copies of such documents. This right also includes timely and reasonable access to a recipient’s personnel for the purpose of interview and discussion related to such documents. The rights of access in this paragraph are not limited to the required retention period, but must last as long as records are retained.

(f) Unless required by statute, DOE must not place restrictions on recipients that limit public access to the records of recipients that are pertinent to an award, except when DOE can demonstrate that such records would be kept confidential and would be exempt from disclosure pursuant to the Freedom of Information Act (5 U.S.C. 552) if the records belonged to DOE.

(g) Indirect cost proposals, cost allocation plans, and other cost accounting documents (such as documents related to computer usage chargeback rates), along with their supporting records, must be retained for a 3-year period, as follows:

(1) If the recipient or the subrecipient is required to submit an indirect-cost proposal, cost allocation plan, or other computation to the cognizant Federal agency for purposes of negotiating an indirect cost rate or other rates, the 3-year retention period starts on the date of the submission.

(2) If the recipient or the subrecipient is not required to submit the documents or supporting records for negotiating an indirect cost rate or other rates, the 3-year retention period for the documents and records starts at the end of the fiscal year (or other accounting period) covered by the proposal, plan, or other computation.

(h) If the information described in this section is maintained on a computer, recipients must retain the computer data on a reliable medium for the time periods prescribed. Recipients may transfer computer data in machine readable form from one reliable computer medium to another. Recipients’ computer data retention and transfer procedures must maintain the integrity, reliability, and security of the original computer data. Recipients must also maintain an audit trail describing the data transfer. For the record retention time periods prescribed in this section, recipients must not destroy, discard, delete, or write over such computer data.

Termination and Enforcement

600.350 Purpose of termination and enforcement.

Sections 600.351 through 600.353 set forth uniform procedures for suspension, termination, enforcement, and disputes.

600.351 Termination.

(a) Awards may be terminated in whole or in part only in accordance with one of the following:

(1) By the contracting officer, if a recipient materially fails to comply with the terms and conditions of an award.

(2) By the contracting officer with the consent of the recipient, in which case the two parties must agree upon the termination conditions, including the effective date and, in the case of partial termination, the portion to be terminated.

(3) By the recipient upon sending to the contracting officer written notification setting forth the reasons for such termination, the effective date, and, in the case of partial termination, the portion to be terminated. The recipient must provide such notice at least 30 calendar days prior to the effective date of the termination. However, if the contracting officer determines in the case of partial termination that the reduced or modified portion of the award will not accomplish the purposes for which the award was made, he or she may terminate the award in its entirety.

(b) If the recipient incurred allowable costs prior to the termination, the responsibilities of the recipient referred to in § 600.361(b), including those related to property, apply to the termination of the award, and provision must be made for continuing responsibilities of the recipient after termination, as appropriate.

600.352 Enforcement.

(a) Remedies for noncompliance. If a recipient materially fails to comply with the terms and conditions of an award, whether stated in a Federal statute, regulation, assurance, application, or notice of award, the contracting officer may, in addition to imposing any of the special conditions outlined in Section 600.304, take one or more of the following actions, as appropriate:

(1) Temporarily withhold cash payments pending correction of the deficiency by the recipient or more severe enforcement action by the contracting officer.

(2) Disallow (that is, deny both the use of funds and any applicable matching credit for) all or part of the cost of the activity or action not in compliance.

(3) Wholly or partly suspend or terminate the current award.

(4) Withhold further awards for the project or program.

(5) Apply other remedies that may be legally available.

(b) Hearings and appeals. In taking an enforcement action, DOE must provide the recipient an opportunity for hearing, appeal, or other administrative proceeding to which the recipient is entitled under any statute or regulation applicable to the action involved.

(c) Effects of suspension and termination. Costs resulting from obligations incurred by the recipient during a suspension or after termination of an award are not allowable, unless the contracting officer expressly authorizes them in the notice of suspension or termination or subsequently authorizes such costs. Other recipient costs during suspension or after termination, which are necessary and not reasonably avoidable, are allowable if the costs:

(1) Result from obligations which were properly incurred by the recipient before the effective date of suspension or termination, are not in anticipation of it, and in the case of a termination, are noncancellable; and

(2) Would be allowable if the award expired normally at the end of the funding period.

(d) Relationship to debarment and suspension. The enforcement remedies identified in this section, including suspension and termination, do not preclude a recipient from being subject to debarment and suspension under 10 CFR part 1036.

600.353 Disputes and appeals.

Consistent with 10 CFR 600.22 and part 1024, recipients have the right to appeal certain decisions by contracting officers.

After-the-Award Requirements

600.360 Purpose.

Sections 600.361 through 600.363 contain procedures for closeout and for subsequent disallowances and adjustments.

600.361 Closeout procedures.

(a) Recipients must submit, within 90 calendar days after the date of completion of the award, all reports required by the terms and conditions of the award. DOE may approve extensions when requested by the recipient.

(b) The following provisions must apply to the closeout:

(1) Unless DOE authorizes an extension, a recipient must liquidate all obligations incurred under the award not later than 90 calendar days after the funding period or the date of completion of the award as specified in the terms and conditions of the award or in agency implementing instructions.

(2) DOE must make prompt, final payments to a recipient for allowable reimbursable costs under the award being closed out.

(3) The recipient must promptly refund any unobligated balances of cash that DOE has advanced or paid and that are not authorized to be retained by the recipient for use in other projects. OMB Circular A-129 governs unreturned amounts that become delinquent debts.

(4) When authorized by the terms and conditions of the award, the contracting officer must make a settlement for any upward or downward adjustments to the Federal share of costs after closeout reports are received.

(5) The recipient must account for any real property and equipment acquired with Federal funds or received from the Federal Government in accordance with Sections 600.321 through 600.325.

(6) If a final audit is required and has not been performed prior to the closeout of an award, DOE retains the right to recover an appropriate amount after fully considering the recommendations on disallowed costs resulting from the final audit.

600.362 Subsequent adjustments and continuing responsibilities.

(a) The closeout of an award does not affect any of the following:

(1) The right of DOE to disallow costs and recover funds on the basis of a later audit or other review.

(2) The obligation of the recipient to return any funds due as a result of later refunds, corrections, or other transactions.

(3) Audit requirements in Section 600.316.

(4) Property management requirements in Sections 600.321 through 600.325.

(5) Records retention requirements in Section 600.342.

(b) After closeout of an award, the continuing responsibilities under an award may be modified or ended in whole or in part with the consent of the contracting officer and the recipient, provided property management requirements are considered and provisions made for the continuing responsibilities of the recipient, as appropriate.

600.363 Collection of amounts due.

(a) Any funds paid to a recipient in excess of the amount to which the recipient is finally determined to be entitled under the terms and conditions of the award constitute a debt to the Federal Government. If not paid within 30 days after the demand for payment, DOE may reduce the debt in accordance with the procedures and techniques described in 10 CFR part 1015 and OMB Circular A-129, including:

(1) Making an administrative offset against other requests for reimbursements.

(2) Withholding advance payments otherwise due to the recipient.

(3) Taking other action permitted by statute or regulation.

(b) Except as otherwise provided by law, DOE may charge interest and administrative fees on an overdue debt in accordance with 31 CFR Chapter IX, parts 900-904, “Federal Claims Collection Standards.”

Additional Provisions

600.380 Purpose.

The purpose of “Additional Provisions” is to provide alternative requirements for recipients otherwise covered by this subpart D, when they are performing under Small Business Innovation Research grants.

600.381 Special provisions for Small Business Innovation Research Grants.

(a) General. This section contains provisions applicable to the Small Business Innovation Reserach (SBIR) Program.

(b) Provisions Applicable to Phase I SBIR Awards: Phase I SBIR awards may be made on a fixed obligation basis, subject to the following requirements.

(1) While proposed costs must be analyzed in detail to ensure consistency with applicable cost principles, incurred costs are not subject to review under the standards of cost allowability.

(2) Although detailed budgets are submitted by a recipient and reviewed by DOE for purposes of establishing the amount to be awarded, budget categories are not stipulated in making an award;

(3) Prior approval from the DOE for rebudgeting among categories by the recipient is not required. Prior approval from DOE is required for any variation from the requirement that no more than one-third of Phase I work can be done by subcontractors or consortium partners;

(4) Pre-award expenditure approval is not required;

(5) Payments are to be made in the same manner as other financial assistance (see Section 600.312), except that, when determined appropriate by the cognizant program official and contracting officer, a lump sum payment may be made. If a lump sum payment is made, the award must contain a condition that requires the recipient to return to DOE amounts remaining unexpended at the end of the project if those amounts exceed $500;

(6) Recipients will certify in writing to the Contracting Officer at the end of the project that the activity was completed or the level of effort was expended. Should the activity or effort not be carried out, the recipient would be expected to make appropriate reimbursements;

(7) Requirements for periodic reports may be established for each award so long as they are consistent with Secion 600.341;

(8) Changes in principal investigator or project leader, scope of effort, or institution, require the prior approval of DOE.

(c) Provision Applicable to Phase II SBIR Awards. Phase II SBIR awards may be made for a single budget period of 24 months.

(d) Provisions Applicable to Phase I and Phase II SBIR Awards. (1) The prior approval of the cognizant DOE Contracting Officer is required before the final budget period of the project period may be extended without additional funds.

(2) A fee or profit may be paid to SBIR recipients.

APPENDIX A TO SUBPART D TO PART 600 -- PATENT AND DATA PROVISIONS

1. Patent Rights (Small Business Firms and Nonprofit Organizations)

2. Patent Rights (Large Business Firms) -- No Waiver

3. Rights in Data -- General

4. Rights in Data -- Programs Covered Under Special Protected Data Statutes

Patent Rights (Small Business Firms and Nonprofit Organizations)

(a) Definitions

Invention means any invention or discovery which is or may be patentable or otherwise protectable under title 35 of the United States Code, or any novel variety of plant which is or may be protected under the Plant Variety Protection Act (7 U.S.C. 2321 et seq.).

Made when used in relation to any invention means the conception or first actual reduction to practice of such invention.

Nonprofit organization means a university or other institution of higher education or an organization of the type described in section 501(c)(3) of the Internal Revenue Code of 1954 (26 U.S.C. 501(c)) and exempt from taxation under section 501(a) of the Internal Revenue Code (26 U.S.C. 501(a)) or any nonprofit scientific or educational organization qualified under a State nonprofit organization statute.

Practical application means to manufacture in the case of a composition or product, to practice in the case of a process or method, or to operate in the case of a machine or system; and, in each case, under such conditions as to establish that the invention is being utilized and that its benefits are to the extent permitted by law or Government regulations available to the public on reasonable terms.

Small business firm means a small business concern as defined at section 2 of Public Law 85-536 (16 U.S.C. 632) and implementing regulations of the Administrator of the Small Business Administration. For the purpose of this clause, the size standards for small business concerns involved in Government procurement and subcontracting at 13 CFR 121.3 through 121.8 and 13 CFR 121.3 through 121.12, respectively, will be used.

Subject invention means any invention of the Recipient conceived or first actually reduced to practice in the performance of work under this award, provided that in the case of a variety of plant, the date of determination (as defined in section 41(d) of the Plant Variety Protection Act, 7 U.S.C. 2401(d) must also occur during the period of award performance.

(b) Allocation of Principal Rights

The Recipient may retain the entire right, title, and interest throughout the world to each subject invention subject to the provisions of this Patent Rights clause and 35 U.S.C. 203. With respect to any subject invention in which the Recipient retains title, the Federal Government shall have a non-exclusive, nontransferable, irrevocable, paid-up license to practice or have practiced for or on behalf of the U.S. the subject invention throughout the world.

(c) Invention Disclosure, Election of Title and Filing of Patent Applications by Recipient

(1) The Recipient will disclose each subject invention to DOE within two months after the inventor discloses it in writing to Recipient personnel responsible for the administration of patent matters. The disclosure to DOE shall be in the form of a written report and shall identify the award under which the invention was made and the inventor(s). It shall be sufficiently complete in technical detail to convey a clear understanding to the extent known at the time of disclosure, of the nature, purpose, operation, and the physical, chemical, biological or electrical characteristics of the invention. The disclosure shall also identify any publication, on sale or public use of the invention and whether a manuscript describing the invention has been submitted for publication and, if so, whether it has been accepted for publication at the time of disclosure. In addition, after disclosure to DOE, the Recipient will promptly notify DOE of the acceptance of any manuscript describing the invention for publication or of any on sale or public use planned by the Recipient.

(2) The Recipient will elect in writing whether or not to retain title to any such invention by notifying DOE within two years of disclosure to DOE. However, in any case where publication, on sale, or public use has initiated the one-year statutory period wherein valid patent protection can still be obtained in the U.S., the period for election of title may be shortened by the agency to a date that is no more than 60 days prior to the end of the statutory period.

(3) The Recipient will file its initial patent application on an invention to which it elects to retain title within one year after election of title or, if earlier, prior to the end of any statutory period wherein valid patent protection can be obtained in the U.S. after a publication, on sale, or public use. The Recipient will file patent applications in additional countries or international patent offices within either ten months of the corresponding initial patent application, or six months from the date when permission is granted by the Commissioner of Patents and Trademarks to file foreign patent applications when such filing has been prohibited by a Secrecy Order.

(4) Requests for extension of the time for disclosure to DOE, election, and filing under subparagraphs (c)(1), (2), and (3) of this clause may, at the discretion of DOE, be granted.

(d) Conditions When the Government May Obtain Title

The Recipient will convey to DOE, upon written request, title to any subject invention:

(1) If the Recipient fails to disclose or elect the subject invention within the times specified in paragraph (c) of this patent rights clause, or elects not to retain title; provided that DOE may only request title within 60 days after learning of the failure of the Recipient to disclose or elect within the specified times;

(2) In those countries in which the Recipient fails to file patent applications within the times specified in paragraph (c) of this Patent Rights clause; provided, however, that if the Recipient has filed a patent application in a country after the times specified in paragraph (c) of this Patent Rights clause, but prior to its receipt of the written request of DOE, the Recipient shall continue to retain title in that country; or

(3) In any country in which the Recipient decides not to continue the prosecution of any application for, to pay the maintenance fees on, or defend in a reexamination or opposition proceeding on, a patent on a subject invention.

(e) Minimum Rights to Recipient and Protection of the Recipient Right To File

(1) The Recipient will retain a non-exclusive royalty-free license throughout the world in each subject invention to which the Government obtains title, except if the Recipient fails to disclose the subject invention within the times specified in paragraph (c) of this Patent Rights clause. The Recipient’s license extends to its domestic subsidiaries and affiliates, if any, within the corporate structure of which the Recipient is a party and includes the right to grant sublicenses of the same scope of the extent the Recipient was legally obligated to do so at the time the award was awarded. The license is transferable only with the approval of DOE except when transferred to the successor of that part of the Recipient’s business to which the invention pertains.

(2) The Recipient’s domestic license may be revoked or modified by DOE to the extent necessary to achieve expeditious practical application of the subject invention pursuant to an application for an exclusive license submitted in accordance with applicable provisions at 37 CFR part 404 and the agency’s licensing regulation, if any. This license will not be revoked in that field of use or the geographical areas in which the Recipient has achieved practical application and continues to make the benefits of the invention reasonably accessible to the public. The license in any foreign country may be revoked or modified at discretion of the funding Federal agency to the extent the Recipient, its licensees, or its domestic subsidiaries or affiliates have failed to achieve practical application in that foreign country.

(3) Before revocation or modification of the license, the funding Federal agency will furnish the Recipient a written notice of its intention to revoke or modify the license, and the Recipient will be allowed thirty days (or such other time as may be authorized by DOE for good cause shown by the Recipient) after the notice to show cause why the license should not be revoked or modified. The Recipient has the right to appeal, in accordance with applicable regulations in 37 CFR part 404 and the agency’s licensing regulations, if any, concerning the licensing of Government-owned inventions, any decision concerning the revocation or modification of its license.

(f) Recipient Action To Protect Government’s Interest

(1) The Recipient agrees to execute or to have executed and promptly deliver to DOE all instruments necessary to:

(i) Establish or confirm the rights the Government has throughout the world in those subject inventions for which the Recipient retains title; and

(ii) Convey title to DOE when requested under paragraph (d) of this Patent Rights clause, and to enable the government to obtain patent protection throughout the world in that subject invention.

(2) The Recipient agrees to require, by written agreement, its employees, other than clerical and non-technical employees, to disclose promptly in writing to personnel identified as responsible for the administration of patent matters and in a format suggested by the Recipient each subject invention made under this award in order that the Recipient can comply with the disclosure provisions of paragraph (c) of this Patent Rights clause, and to execute all papers necessary to file patent applications on subject inventions and to establish the Government’s rights in the subject inventions. The disclosure format should require, as a minimum, the information requested by paragraph (c)(1) of this Patent Rights clause. The Recipient shall instruct such employees through the employee agreements or other suitable educational programs on the importance of reporting inventions in sufficient time to permit the filing of patent applications prior to U.S. or foreign statutory bars.

(3) The Recipient will notify DOE of any decision not to continue prosecution of a patent application, pay maintenance fees, or defend in a reexamination or opposition proceeding on a patent, in any country, not less than 30 days before the expiration of the response period required by the relevant patent office.

(4) The Recipient agrees to include, within the specification of any U.S. patent application and any patent issuing thereon covering a subject invention, the following statement: “This invention was made with Government support under (identify the award) awarded by (identify DOE). The Government has certain rights in this invention.”

(g) Subaward/Contract

(1) The Recipient will include this Patent Rights clause, suitably modified to identify the parties, in all subawards/contracts, regardless of tier, for experimental, developmental or research work to be performed by a small business firm or nonprofit organization. The subrecipient/contractor will retain all rights provided for the Recipient in this Patent Rights clause, and the Recipient will not, as part of the consideration for awarding the subcontract, obtain rights in the subcontractors’ subject inventions.

(2) The Recipient will include in all other subawards/contracts, regardless of tier, for experimental, developmental or research work, the patent rights clause required by 10 CFR 600.325(c).

(3) In the case of subawards/contracts at any tier, DOE, the Recipient, and the subrecipient/contractor agree that the mutual obligations of the parties created by this clause constitute a contract between the subrecipient/contractor and DOE with respect to those matters covered by the clause.

(h) Reporting on Utilization of Subject Inventions

The Recipient agrees to submit on request periodic reports no more frequently than annually on the utilization of a subject invention or on efforts at obtaining such utilization that are being made by the Recipient or its licensees or assignees. Such reports shall include information regarding the status of development, date of first commercial sale or use, gross royalties received by the Recipient and such other data and information as DOE may reasonably specify. The Recipient also agrees to provide additional reports in connection with any march-in proceeding undertaken by DOE in accordance with paragraph (j) of this Patent Rights clause. As required by 35 U.S.C. 202(c)(5), DOE agrees it will not disclose such information to persons outside the Government without the permission of the Recipient.

(i) Preference for United States Industry.

Notwithstanding any other provision of this Patent Rights clause, the Recipient agrees that neither it nor any assignee will grant to any person the exclusive right to use or sell any subject invention in the U.S. unless such person agrees that any products embodying the subject invention or produced through the use of the subject invention will be manufactured substantially in the U.S. However, in individual cases, the requirement for such an agreement may be waived by DOE upon a showing by the Recipient or its assignee that reasonable but unsuccessful efforts have been made to grant licenses on similar terms to potential licensees that would be likely to manufacture substantially in the U.S. or that under the circumstances domestic manufacture is not commercially feasible.

(j) March-in-Rights

The Recipient agrees that with respect to any subject invention in which it has acquired title, DOE has the right in accordance with procedures at 37 CFR 401.6 and any supplemental regulations of the Agency to require the Recipient, an assignee or exclusive licensee of a subject invention to grant a non-exclusive, partially exclusive, or exclusive license in any field of use to a responsible applicant or applicants, upon terms that are reasonable under the circumstances and if the Recipient, assignee, or exclusive licensee refuses such a request, DOE has the right to grant such a license itself if DOE determines that:

(1) Such action is necessary because the Recipient or assignee has not taken or is not expected to take within a reasonable time, effective steps to achieve practical application of the subject invention in such field of use;

(2) Such action is necessary to alleviate health or safety needs which are not reasonably satisfied by the Recipient, assignee, or their licensees;

(3) Such action is necessary to meet requirements for public use specified by Federal regulations and such requirements are not reasonably satisfied by the Recipient, assignee, or licensee; or

(4) Such action is necessary because the agreement required by paragraph (i) of this Patent Rights clause has not been obtained or waived or because a licensee of the exclusive right to use or sell any subject invention in the U.S. is in breach of such agreement.

(k) Special Provisions for Awards With Nonprofit Organizations

If the Recipient is a nonprofit organization, it agrees that:

(1) Rights to a subject invention in the U.S. may not be assigned without the approval of DOE, except where such assignment is made to an organization which has as one of its primary functions the management of inventions, provided that such assignee will be subject to the same provisions as the Recipient;

(2) The Recipient will share royalties collected on a subject invention with the inventor, including Federal employee co-inventors (when DOE deems it appropriate) when the subject invention is assigned in accordance with 35 U.S.C. 202(e) and 37 CFR 401.10;

(3) The balance of any royalties or income earned by the Recipient with respect to subject inventions, after payment of expenses (including payments to inventors) incidental to the administration of subject inventions, will be utilized for the support of scientific or engineering research or education; and

(4) It will make efforts that are reasonable under the circumstances to attract licensees of subject inventions that are small business firms and that it will give preference to a small business firm if the Recipient determines that the small business firm has a plan or proposal for marketing the invention which, if executed, is equally likely to bring the invention to practical application as any plans or proposals from applicants that are not small business firms; provided that the Recipient is also satisfied that the small business firm has the capability and resources to carry out its plan or proposal. The decision whether to give a preference in any specific case will be at the discretion of the Recipient. However, the Recipient agrees that the Secretary of Commerce may review the Recipient’s licensing program and decisions regarding small business applicants, and the Recipient will negotiate changes to its licensing policies, procedures or practices with the Secretary when the Secretary’s review discloses that the Recipient could take reasonable steps to implement more effectively the requirements of this paragraph (k)(4).

(l) Communications

All communications required by this Patent Rights clause should be sent to the DOE Patent Counsel address listed in the Award Document.

(m) Electronic Filing

Unless otherwise Specified in the award, the information identified in paragraphs (f)(2) and (f)(3) may be electronically filed.

[End of clause]

Patent Rights (Large Business Firms) -- No Waiver

(a) Definitions

DOE patent waiver regulations, as used in this clause, means the Department of Energy patent waiver regulations in effect on the date of award. See 10 CFR part 784.

Invention, as used in this clause, means any invention or discovery which is or may be patentable of otherwise protectable under title 35 of the United States Code or any novel variety of plant that is or may be protectable under the Plant Variety Protection Act (7 U.S.C. 2321, et seq.).

Patent Counsel, as used in this clause, means the Department of Energy Patent Counsel assisting the awarding activity.

Subject invention, as used in this clause, means any invention of the Recipient conceived or first actually reduced to practice in the course of or under this agreement.

(b) Allocations of Principal Rights

(1) Assignment to the Government. The Recipient agrees to assign to the Government the entire right, title, and interest throughout the world in and to each subject invention, except to the extent that rights are retained by the Recipient under subparagraph (b)(2) and paragraph (d) of this clause.

(2) Greater rights determinations. The Recipient, or an employee-inventor after consultation with the Recipient, may request greater rights than the nonexclusive license an the foreign patent rights provided in paragraph (d) of this clause on identified inventions in accordance with the DOE patent waiver regulation. Each determination of greater rights under this agreement shall be subject to paragraph (c) of this clause, unless otherwise provided in the greater rights determination, and to the reservations and conditions deemed to be appropriate by the Secretary of Energy or designee.

(c) Minimum Rights Acquired by the Government

With respect to each subject invention to which the Department of Energy grants the Recipient principal or exclusive rights, the Recipient agrees to grant to the Government: A nonexclusive, nontransferable, irrevocable, paid-up license to practice or have practiced each subject invention throughout the world by or on behalf of the Government of the United States (including any Government agency); “march-in rights” as set forth in 37 CFR 401.14(a)(J)); preference for U.S. industry as set forth in 37 CFR 401.14(a)(I); periodic reports upon request, no more frequently than annually, on the utilization or intent of utilization of a subject invention in a manner consistent with 35 U.S.C. 202(c)(50; and such Government rights in any instrument transferring rights in a subject invention.

(d) Minimum Rights to the Recipient

(1) The Recipient is hereby granted a revocable, nonexclusive, royalty-free license in each patent application filed in any country on a subject invention and any resulting patent in which the Government obtains title, unless the Recipient fails to disclose the subject invention within the times specified in subparagraph (e)(2) of this clause. The Recipient’s license extends to its domestic subsidiaries and affiliates, if any, within the corporate structure of which the Recipient is a part and includes the right to grant sublicenses of the same scope to the extent the Recipient was legally obligated to do so at the time the agreement was awarded. The license is transferable only with the approval of DOE except when transferred to the successor of that part of the Recipient’s business to which the invention pertains.

(2) The Recipient may request the right to acquire patent rights to a subject invention in any foreign country where the Government has elected not to secure such rights, subject to the minimum rights acquired by the Government similar to paragraph (c) of this clause. Such request must be made in writhing to the Patent Counsel as part of the disclosure required by subparagraph (e)(2) of this clause, with a copy to the DOE Contracting Officer. DOE approval, if given, will be based on a determination that this would best serve the national interest.

(e) Invention Identification, Disclosures, and Reports

(1) The Recipient shall establish and maintain active and effective procedures to assure that subject inventions are promptly identified and disclosed to Recipient personnel responsible for patent matters within 6 months of conception and/or first actual reduction to practice, whichever occurs first in the performance of work under this agreement. These procedures shall include the maintenance of laboratory notebooks or equivalent records and other records as are reasonably necessary to document the conception and/or the first actual reduction to practice of subject inventions, and records that show that the procedures for identifying and disclosing the inventions are followed. Upon request, the Recipient shall furnish the Contracting Officer a description of such procedures for evaluation and for determination as to their effectiveness.

(2) The Recipient shall disclose each subject invention to the DOE Patent Counsel with a copy to the Contracting Officer within 2 months after the inventor discloses it in writing to Recipient personnel responsible for patent matters or, if earlier, within 6 months after the Recipient becomes aware that a subject invention has been made, but in any event before any on sale, public use, or publication of such invention known to the Recipient. The disclosure to DOE shall be in the form of a written report and shall identify the agreement under which the invention was made and the inventor(s). It shall be sufficiently complete in technical detail to convey a clear understanding, to the extent known at the time of the disclosure, of the nature, purpose, operation, and physical, chemical, biological, or electrical characteristics of the invention. The disclosure shall also identify any publication, on sale, or public use of the invention and whether a manuscript describing the invention has been submitted for publication and, if so, whether it has been accepted for publication at the time of disclosure. In addition, after disclosure to DOE, the Recipient shall promptly notify Patent Counsel of the acceptance of any manuscript describing the invention for publication or of any on sale or public use planned by the Recipient. The report should also include any request for a greater rights determination in accordance with subparagraph (b)(2) of this clause. When an invention is disclosed to DOE under this paragraph, it shall be deemed to have been made in the manner specified in Sections (a)(1) and (a)(2) of 42 U.S.C. 5908, unless the Recipient contends in writing at the time the invention is disclosed that it was not so made.

(3) The Recipient shall furnish the Contracting Officer a final report, within 3 months after completion of the work listing all subject inventions or containing a statement that there were no such inventions, and listing all subawards/contracts at any tier containing a patent rights clause or containing a statement that there were no such subawards/contracts.

(4) The Recipient agrees to require, by written agreement, its employees, other than clerical and nontechnical employees, to disclose promptly in writing to personnel identified as responsible for the administration of patent matters and in a format suggested by the Recipient each subject invention made under subaward/contract in order that the Recipient can comply with the disclosure provisions of paragraph (c) of this clause, and to execute all papers necessary to file patent applications on subject inventions and to establish the Government’s rights in the subject inventions. This disclosure format should require, as a minimum, the information required by subparagraph (e)(2) of this clause.

(5) The Recipient agrees, subject to FAR 27.302(j), that the Government may duplicate and disclose subject invention disclosures and all other reports and papers furnished or required to be furnished pursuant to this clause.

(f) Examination of Records Relating to Inventions

(1) The Contracting Officer or any authorized representative shall, until 3 years after final payment under this agreement, have the right to examine any books (including laboratory notebooks), records, and documents of the Recipient relating to the conception or first actual reduction to practice of inventions in the same field of technology as the work under this agreement to determine whether --

(i) Any such inventions are subject inventions;

(ii) The Recipient has established and maintains the procedures required by subparagraphs (e)(1) and (4) of this clause;

(iii) The Recipient and its inventors have complied with the procedures.

(2) If the Contracting Officer learns of an unreported Recipient invention which the Contracting Officer believes may be a subject invention, the Recipient may be required to disclose the invention to DOE for a determination of ownership rights.

(3) Any examination of records under this paragraph will be subject to appropriate conditions to protect the confidentiality of the information involved.

(g) Subaward/Contract

(1) The recipient shall include the clause PATENT RIGHTS (SMALL BUSINESS FIRMS AND NONPROFIT ORGANIZATIONS) (suitably modified to identify the parties) in all subawards/contracts, regardless of tier, for experimental, developmental, demonstration, or research work to be performed by a small business firm or domestic nonprofit organization, except where the work of the subaward/contract is subject to an Exceptional Circumstances Determination by DOE. In all other subawards/contracts, regardless of tier, for experimental, developmental, demonstration, or research work, the Recipient shall include this clause (suitably modified to identify the parties), or an alternate clause as directed by the contracting officer. The Recipient shall not, as part of the consideration for awarding the subaward/contract, obtain rights in the subrecipient’s/contractor’s subject inventions.

(2) In the event of a refusal by a prospective subrecipient/contractor to accept such a clause the Recipient:

(i) Shall promptly submit a written notice to the Contracting Officer setting forth the subrecipient/contractor’s reasons for such refusal and other pertinent information that may expedite disposition of the matter; and

(ii) Shall not proceed with such subaward/contract without the written authorization of the Contracting Officer.

(3) In the case of subawards/contracts at any tier, DOE, the subrecipient/contractor, and Recipient agree that the mutual obligations of the parties created by this clause constitute a contract between the subrecipient/contractor and DOE with respect to those matters covered by this clause.

(4) The Recipient shall promptly notify the Contracting Officer in writing upon the award of any subaward/contract at any tier containing a patent rights clause by identifying the subrecipient/contractor, the applicable patent rights clause, the work to be performed under the subaward/contract, and the dates of award and estimated completion. Upon request of the Contracting Officer, the Recipient shall furnish a copy of such subaward/contract, and, no more frequently than annually, a listing of the subawards/contracts that have been awarded.

(5) The Recipient shall identify all subject inventions of a subrecipient/contractor of which it acquires knowledge in the performance of this agreement and shall notify the Patent Counsel, with a copy to the contracting officer, promptly upon identification of the inventions.

(h) Atomic Energy

(1) No claim for pecuniary award of compensation under the provisions of the Atomic Energy Act of 1954, as amended, shall be asserted with respect to any invention or discovery made or conceived in the course of or under this agreement.

(2) Except as otherwise authorized in writing by the Contracting Officer, the Recipient will obtain patent agreements to effectuate the provisions of subparagraph (h)(1) of this clause from all persons who perform any part of the work under this agreement, except nontechnical personnel, such as clerical employees and manual laborers.

(i) Publication

It is recognized that during the course of the work under this agreement, the Recipient or its employees may from time to time desire to release or publish information regarding scientific or technical developments conceived or first actually reduced to practice in the course of or under this agreement. In order that public disclosure of such information will not adversely affect the patent interests of DOE or the Recipient, patent approval for release of publication shall be secured from Patent Counsel prior to any such release or publication.

(j) Forfeiture of Rights in Unreported Subject Inventions

(1) The Recipient shall forfeit and assign to the Government, at the request of the Secretary of Energy or designee, all rights in any subject invention which the Recipient fails to report to Patent Counsel within six months after the time the Recipient:

(i) Files or causes to be filed a United States or foreign patent application thereon; or

(ii) Submits the final report required by subparagraph (e)(3) of this clause, whichever is later.

(2) However, the Recipient shall not forfeit rights in a subject invention if, within the time specified in subparagraph (e)(2) of this clause, the Recipient:

(i) Prepares a written decision based upon a review of the record that the invention was neither conceived nor first actually reduced to practice in the course of or under the agreement and delivers the decision to Patent Counsel, with a copy to the Contracting Officer, or

(ii) Contending that the invention is not a subject invention, the Recipient nevertheless discloses the invention and all facts pertinent to this contention to the Patent Counsel, with a copy of the Contracting Officer; or

(iii) Establishes that the failure to disclose did not result from the Recipient’s fault or negligence.

(3) Pending written assignment of the patent application and patents on a subject invention determined by the Secretary of Energy or designee to be forfeited (such determination to be a final decision under the Disputes clause of this agreement), the Recipient shall be deemed to hold the invention and the patent applications and patents pertaining thereto in trust for the Government. The forfeiture provision of this paragraph (j) shall be in addition to and shall not supersede other rights and remedies which the Government may have with respect to subject inventions.

(End of clause)

Rights in Data -- General

(a) Definitions

Computer Data Bases, as used in this clause, means a collection of data in a form capable of, and for the purpose of, being stored in, processed, and operated on by a computer. The term does not include computer software.

Computer software, as used in this clause, means (i) computer programs which are data comprising a series of instructions, rules, routines or statements, regardless of the media in which recorded, that allow or cause a computer to perform a specific operation or series of operations and (ii) data comprising source code listings, design details, algorithms, processes, flow charts, formulae, and related material that would enable the computer program to be produced, created or compiled. The term does not include computer data bases.

Data, as used in this clause, means recorded information, regardless of form or the media on which it may be recorded. The term includes technical data and computer software. The term does not include information incidental to administration, such as financial, administrative, cost or pricing, or management information.

Form, fit, and function data, as used in this clause, means data relating to items, components, or processes that are sufficient to enable physical and functional interchangeability, as well as data identifying source, size, configuration, mating, and attachment characteristics, functional characteristics, and performance requirements; except that for computer software it means data identifying source, functional characteristics, and performance requirements but specifically excludes the source code, algorithm, process, formulae, and flow charts of the software.

Limited rights, as used in this clause, means the rights of the Government in limited rights data as set forth in the Limited Rights Notice of subparagraph (g)(2) if included in this clause.

Limited rights data, as used in this clause, means data (other than computer software) developed at private expense that embody trade secrets or are commercial or financial and confidential or privileged.

Restricted computer software, as used in this clause, means computer software developed at private expense and that is a trade secret; is commercial or financial and is confidential or privileged; or is published copyrighted computer software; including minor modifications of such computer software.

Restricted rights, as used in this clause, means the rights of the Government in restricted computer software, as set forth in a Restricted Rights Notice of subparagraph (g)(3) if included in this clause, or as otherwise may be provided in a collateral agreement incorporated in and made part of this contract, including minor modifications of such computer software.

Technical data, as used in this clause, means data (other than computer software) which are of a scientific or technical nature. Technical data does not include computer software, but does include manuals and instructional materials and technical data formatted as a computer data base.

Unlimited rights, as used in this clause, means the right of the Government to use, disclose, reproduce, prepare derivative works, distribute copies to the public, and perform publicly and display publicly, in any manner and for any purpose, and to have or permit others to do so.

(b) Allocations of Rights

(1) Except as provided in paragraph (c) of this clause regarding copyright, the Government shall have unlimited rights in --

(i) Data first produced in the performance of this agreement;

(ii) Form, fit, and function data delivered under this agreement;

(iii) Data delivered under this agreement (except for restricted computer software) that constitute manuals or instructional and training material for installation, operation, or routine maintenance and repair of items, components, or processes delivered or furnished for use under this agreement; and

(iv) All other data delivered under this agreement unless provided otherwise for limited rights data or restricted computer software in accordance with paragraph (g) of this clause.

(2) The Recipient shall have the right to --

(i) Use, release to others, reproduce, distribute, or publish any data first produced or specifically used by the Recipient in the performance of this agreement, unless provided otherwise in paragraph (d) of this clause;

(ii) Protect from unauthorized disclosure and use those data which are limited rights data or restricted computer software to the extent provided in paragraph (g) of this clause;

(iii) Substantiate use of, add or correct limited rights, restricted rights, or copyright notices and to take over appropriate action, in accordance with paragraphs (e) and (f) of this clause; and

(iv) Establish claim to copyright subsisting in data first produced in the performance of this agreement to the extent provided in subparagraph (c)(1) of this clause.

(c) Copyright

(1) Data first produced in the performance of this agreement. Unless provided otherwise in paragraph (d) of this clause, the Recipient may establish, without prior approval of the Contracting Officer, claim to copyright subsisting in data first produced in the performance of this agreement. When claim to copyright is made, the Recipient shall affix the applicable copyright notices of 17 U.S.C. 401 or 402 and acknowledgement of Government sponsorship (including agreement number) to the data when such data are delivered to the Government, as well as when the data are published or deposited for registration as a published work in the U.S. Copyright Office. For such copyrighted data, including computer software, the Recipient grants to the Government, and others acting on its behalf, a paid-up nonexclusive, irrevocable worldwide license in such copyrighted data to reproduce, prepare derivative works, distribute copies to the public, and perform publicly and display publicly, by or on behalf of the Government.

(2) Data not first produced in the performance of this agreement. The Recipient shall not, without prior written permission of the Contracting Officer, incorporate in data delivered under this agreement any data not first produced in the performance of this agreement and which contains the copyright notice of 17 U.S.C. 401 or 402, unless the Recipient identifies such data and grants to the Government, or acquires on its behalf, a license of the same scope as set forth in subparagraph (c)(1) of this clause; provided, however, that if such data are computer software the Government shall acquire a copyright license as set forth in subparagraph (g)(3) of this clause if included in this agreement or as otherwise may be provided in a collateral agreement incorporated in or made part of this agreement.

(3) Removal of copyright notices. The Government agrees not to remove any copyright notices placed on data pursuant to this paragraph (c), and to include such notices on all reproductions of the data.

(d) Release, Publication and Use of Data

(1) The Recipient shall have the right to use, release to others, reproduce, distribute, or publish any data first produced or specifically used by the Recipient in the performance of this agreement, except to the extent such data may be subject to the Federal export control or national security laws or regulations, or unless otherwise provided in this paragraph of this clause or expressly set forth in this agreement.

(2) The Recipient agrees that to the extent it receives or is given access to data necessary for the performance of this award, which contain restrictive markings, the Recipient shall treat the data in accordance with such markings unless otherwise specifically authorized in writing by the contracting officer.

(e) Unauthorized Marking of Data

(1) Notwithstanding any other provisions of this agreement concerning inspection or acceptance, if any data delivered under this agreement are marked with the notices specified in subparagraph (g)(2) or (g)(3) of this clause and use of such is not authorized by this clause, or if such data bears any other restrictive or limiting markings not authorized by this agreement, the Contracting Officer may at any time either return the data to the Recipient or cancel or ignore the markings. However, the following procedures shall apply prior to canceling or ignoring the markings.

(i) The Contracting Officer shall make written inquiry to the Recipient affording the Recipient 30 days from receipt of the inquiry to provide written justification to substantiate the propriety of the markings;

(ii) If the Recipient fails to respond or fails to provide written justification to substantiate the propriety of the markings within the 30-day period (or a longer time not exceeding 90 days approved in writing by the Contracting Officer for good cause shown), the Government shall have the right to cancel or ignore the markings at any time after said period and the data will no longer be made subject to any disclosure prohibitions.

(iii) If the Recipient provides written justification to substantiate the propriety of the markings within the period set in subparagraph (e)(1)(i) of this clause, the Contracting Officer shall consider such written justification and determine whether or not the markings are to be cancelled or ignored. If the Contracting Officer determines that the markings are authorized, the Recipient shall be so notified in writing. If the Contracting Officer determines, with concurrence of the head of the contracting activity, that the markings are not authorized, the Contracting Officer shall furnish the Recipient a written determination, which determination shall become the final agency decision regarding the appropriateness of the markings unless the Recipient files suit in a court of competent jurisdiction within 90 days of receipt of the Contracting Officer’s decision. The Government shall continue to abide by the markings under this subparagraph (e)(1)(iii) until final resolution of the matter either by the Contracting Officer’s determination becoming final (in which instance the Government shall thereafter have the right to cancel or ignore the markings at any time and the data will no longer be made subject to any disclosure prohibitions), or by final disposition of the matter by court decision if suit is filed.

(2) The time limits in the procedures set forth in subparagraph (e)(1) of this clause may be modified in accordance with agency regulations implementing the Freedom of Information Act (5 U.S.C. 552) if necessary to respond to a request thereunder.

(f) Omitted or Incorrect Markings

(1) Data delivered to the Government without either the limited rights or restricted rights notice as authorized by paragraph (g) of this clause, or the copyright notice required by paragraph (c) of this clause, shall be deemed to have been furnished with unlimited rights, and the Government assumes no liability for the disclosure, use, or reproduction of such data. However, to the extent the data has not been disclosed without restriction outside the Government, the Recipient may request, within 6 months (or a longer time approved by the Contracting Officer for good cause shown) after delivery or such data, permission to have notices placed on qualifying data at the Recipient’s expense, and the Contracting Officer may agree to do so if the Recipient:

(i) Identifies the data to which the omitted notice is to be applied;

(ii) Demonstrates that the omission of the notice was inadvertent;

(iii) Establishes that the use of the proposed notice is authorized; and

(iv) Acknowledges that the Government has no liability with respect to the disclosure, use, or reproduction of any such data made prior to the addition of the notice or resulting from the omission of the notice.

(2) The Contracting Officer may also:

(i) Permit correction at the Recipient’s expense of incorrect notices if the Recipient identifies the data on which correction of the notice is to be made, and demonstrates that the correct notice is authorized, or

(ii) Correct any incorrect notices.

(g) Protection of Limited Rights Data and Restricted Computer Software

When data other than that listed in subparagraphs (b)(1)(i), (ii), and (iii) of this clause are specified to be delivered under this agreement and qualify as either limited rights data or restricted computer software, if the Recipient desires to continue protection of such data, the Recipient shall withhold such data and not furnish them to the Government under this agreement. As a condition to this withholding, the Recipient shall identify the data being withheld and furnish form, fit, and function data in lieu thereof. Limited rights data that are formatted as a computer data base for delivery to the Government are to be treated as limited rights data and not restricted computer software.

(h) Subaward/Contract

The Recipient has the responsibility to obtain from its subrecipients/contractors all data and rights therein necessary to fulfill the Recipient’s obligations to the Government under this agreement. If a subrecipient/contractor refuses to accept terms affording the Government such rights, the Recipient shall promptly bring such refusal to the attention of the Contracting Officer and not proceed with the subaward/contract award without further authorization.

(i) Additional Data Requirements

In addition to the data specified elsewhere in this agreement to be delivered, the Contracting Officer may, at anytime during agreement performance or within a period of

3 years after acceptance of all items to be delivered under this agreement, order any data first produced or specifically used in the performance of this agreement. This clause is applicable to all data ordered under this subparagraph. Nothing contained in this subparagraph shall require the Recipient to deliver any data the withholding of which is authorized by this clause, or data which are specifically identified in this agreement as not subject to this clause. When data are to be delivered under this subparagraph, the Recipient will be compensated for converting the data into the prescribed form, for reproduction, and for delivery.

(j) The recipient agrees, except as may be otherwise specified in this award for specific data items listed as not subject to this paragraph, that the Contracting Officer or an authorized representative may, up to three years after acceptance of all items to be delivered under this award, inspect at the Recipient’s facility any data withheld pursuant to paragraph (g) of this clause, for purposes of verifying the Recipient’s assertion pertaining to the limited rights or restricted rights status of the data or for evaluating work performance. Where the Recipient whose data are to be inspected demonstrates to the Contracting Officer that there would be a possible conflict of interest if the inspection were made by a particular representative, the Contracting Officer shall designate an alternate inspector.

As prescribed in 600.325(d)(1), the following Alternate I and/or II may be inserted in the clause in the award instrument.

Alternate I:

(g)(2) Notwithstanding subparagraph (g)(1) of this clause, the agreement may identify and specify the delivery of limited rights data, or the Contracting Officer may require by written request the delivery of limited rights data that has been withheld or would otherwise be withholdable. If delivery of such data is so required, the Recipient may affix the following “Limited Rights Notice” to the data and the Government will thereafter treat the data, in accordance with such Notice:

LIMITED RIGHTS NOTICE

(a) These data are submitted with limited rights under Government agreement No.      (and subaward/contract No.     , if appropriate). These data may be reproduced and used by the Government with the express limitation that they will not, without written permission of the Recipient, be used for purposes of manufacture nor disclosed outside the Government; except that the Government may disclose these data outside the Government for the following purposes, if any, provided that the Government makes such disclosure subject to prohibition against further use and disclosure:

(1) Use (except for manufacture) by Federal support services contractors within the scope of their contracts;

(2) This “limited rights data” may be disclosed for evaluation purposes under the restriction that the “limited rights data” be retained in confidence and not be further disclosed;

(3) This “limited rights data” may be disclosed to other contractors participating in the Government’s program of which this Recipient is a part for information or use (except for manufacture) in connection with the work performed under their awards and under the restriction that the “limited rights data” be retained in confidence and not be further disclosed;

(4) This “limited rights data” may be used by the Government or others on its behalf for emergency repair or overhaul work under the restriction that the “limited rights data” be retained in confidence and not be further disclosed; and

(5) Release to a foreign government, or instrumentality thereof, as the interests of the United States Government may require, for information or evaluation, or for emergency repair or overhaul work by such government. This Notice shall be marked on any reproduction of this data in whole or in part.

(b) This Notice shall be marked on any reproduction of these data, in whole or in part.

(End of notice)

Alternate II:

(g)(3)(i) Notwithstanding subparagraph (g)(1) of this clause, the agreement may identify and specify the delivery of restricted computer software, or the Contracting Officer may require by written request the delivery of restricted computer software that has been withheld or would otherwise be withholdable. If delivery of such computer software is so required, the Recipient may affix the following “Restricted Rights Notice” to the computer software and the Government will thereafter treat the computer software, subject to paragraphs (e) and (f) of this clause, in accordance with the Notice.

RESTRICTED RIGHTS NOTICE

(a) This computer software is submitted with restricted rights under Government Agreement No.      (and subaward/contract     , if appropriate). It may not be used, reproduced, or disclosed by the Government except as provided in paragraph (b) of this Notice or as otherwise expressly stated in the agreement.

(b) This computer software may be --

(1) Used or copies for use in or with the computer or computers for which it was acquired, including use at any Government installation to which such computer or computers may be transferred;

(2) Used or copied for use in a backup computer if any computer for which it was acquired is inoperative;

(3) Reproduced for safekeeping (archiv3es) or backup purposes;

(4) Modified, adapted, or combined with other computer software, provided that the modified, combined, or adapted portions of the derivative software are made subject to the same restricted rights;

(5) Disclosed to and reproduced for use by support service Recipients in accordance with subparagraph (b)(1) through (4) of this clause, provided the Government makes such disclosure or reproduction subject to these restricted rights; and

(6) Used or copied for use in or transferred to a replacement computer.

(c) Notwithstanding the foregoing, if this computer software is published copyrighted computer software, it is licensed to the Government, without disclosure prohibitions, with the minimum rights set forth in paragraph (b) of this clause.

(d) Any other rights or limitations regarding the use, duplication, or disclosure of this computer software are to be expressly stated, in, or incorporated in, the agreement.

(e) This Notice shall be marked on any reproduction of this computer software, in whole or in part.

(End of notice)

(ii) Where it is impractical to include the Restricted Rights Notice on restricted computer software, the following short-form Notice may be used in lieu thereof:

RESTRICTED RIGHTS NOTICE

Use, reproduction, or disclosure is subject to restrictions set forth in agreement No.      (and subaward/contract     , If appropriate) with      (name of Recipient and subrecipient/contractor).

(End of notice)

(iii) If restricted computer software is delivered with the copyright notice of 17 U.S.C. 401, it will be presumed to be published copyrighted computer software licensed to the government without disclosure prohibitions, with the minimum rights set forth in paragraph (b) of this clause, unless the Recipient includes the following statement with such copyright notice: ‘Unpublished -- rights reserved under the Copyright Laws of the United States.”

(End of clause)

Rights in Data -- Programs Covered Under Special Data Statutes

(a) Definitions

Computer Data Bases, as used in this clause, means a collection of data in a form capable of, and for the purpose of, being stored in, processed, and operated on by a computer. The term does not include computer software.

Computer software, as used in this clause, means (i) computer programs which are data comprising a series of instructions, rules, routines, or statements, regardless of the media in which recorded, that allow or cause a computer to perform a specific operation or series of operations and (ii) data comprising source code listings, design details, algorithms, processes, flow charts, formulae and related material that would enable the computer program to be produced, created or compiled. The term does not include computer data bases.

Data, as used in this clause, means recorded information, regardless of form or the media on which it may be recorded. The term includes technical data and computer software. The term does not include information incidental to administration, such as financial, administrative, cost or pricing or management information.

Form, fit, and function data, as used in this clause, means data relating to items, components, or processes that are sufficient to enable physical and functional interchangeability as well as data identifying source, size, configuration, mating and attachment characteristics, functional characteristics, and performance requirements except that for computer software it means data identifying source, functional characteristics, and performance requirements but specifically excludes the source code, algorithm, process, formulae, and flow charts of the software.

Limited rights data, as used in this clause, means data (other than computer software) developed at private expense that embody trade secrets or are commercial or financial and confidential or privileged.

Restricted computer software, as used in this clause, means computer software developed at private expense and that is a trade secret; is commercial or financial and confidential or privileged; or is published copyrighted computer software; including modifications of such computer software.

Protected data, as used in this clause, means technical data or commercial or financial data first produced in the performance of the award which, if it had been obtained from and first produced by a non-federal party, would be a trade secret or commercial or financial information that is privileged or confidential under the meaning of 5 U.S.C. 552(b)(4) and which data is marked as being protected data by a party to the award.

Protected rights, as used in this clause, mean the rights in protected data set forth in the Protected Rights Notice of paragraph (g) of this clause.

Technical data, as used in this clause, means that data which are of a scientific or technical nature. Technical data does not include computer software, but does include manuals and instructional materials and technical data formatted as a computer data base.

Unlimited rights, as used in this clause, means the right of the Government to use, disclose, reproduce, prepare derivative works, distribute copies to the public, and perform publicly and display publicly, in any manner and for any purpose whatsoever, and to have or permit others to do so.

(b) Allocation of Rights

(1) Except as provided in paragraph (c) of this clause regarding copyright, the Government shall have unlimited rights in --

(i) Data specifically identified in this agreement as data to be delivered without restriction;

(ii) Form, fit, and function data delivered under this agreement;

(iii) Data delivered under this agreement (except for restricted computer software) that constitute manuals or instructional and training material for installation, operation, or routine maintenance and repair of items, components, or processes delivered or furnished for use under this agreement; and

(iv) All other data delivered under this agreement unless provided otherwise for protected data in accordance with paragraph (g) of this clause or for limited rights data or restricted computer software in accordance with paragraph (h) of this clause.

(2) The Recipient shall have the right to --

(i) Protect rights in protected data delivered under this agreement in the manner and to the extent provided in paragraph (g) of this clause;

(ii) Withhold from delivery those data which are limited rights data or restricted computer software to the extent provided in paragraph (h) of this clause;

(iii) Substantiate use of, add, or correct protected rights or copyrights notices and to take other appropriate action, in accordance with paragraph (e) of this clause; and

(iv) Establish claim to copyright subsisting in data first produced in the performance of this agreement to the extent provided in subparagraph (c)(1) of this clause.

(c) Copyright

(1) Data first produced in the performance of this agreement. Except as otherwise specifically provided in this agreement, the Recipient may establish, without the prior approval of the Contracting Officer, claim to copyright subsisting in any data first produced in the performance of this agreement. If claim to copyright is made, the Recipient shall affix the applicable copyright notice of 17 U.S.C. 401 or 402 and acknowledgment of Government sponsorship (including agreement number) to the data when such data are delivered to the Government, as well as when the data are published or deposited for registration as a published work in the U.S. Copyright Office. For such copyrighted data, including computer software, the Recipient grants to the Government, and others acting on its behalf, a paid-up nonexclusive, irrevocable, worldwide license to reproduce, prepare derivative works, distribute copies to the public, and perform publicly and display publicly, by or on behalf of the Government, for all such data.

(2) Data not first produced in the performance of this agreement. The Recipient shall not, without prior written permission of the Contracting Officer, incorporate in data delivered under this agreement any data that are not first produced in the performance of this agreement and that contain the copyright notice of 17 U.S.C. 401 or 402, unless the Recipient identifies such data and grants to the Government, or acquires on its behalf, a license of the same scope as set forth in subparagraph (c)(1) of this clause; provided, however, that if such data are computer software, the Government shall acquire a copyright license as set forth in subparagraph (h)(3) of this clause if included in this agreement or as otherwise may be provided in a collateral agreement incorporated or made a part of this agreement.

(3) Removal of copyright notices. The Government agrees not to remove any copyright notices placed on data pursuant to this paragraph (c), and to include such notices on all reproductions of the data.

(d) Release, Publication and Use of Data

(1) The Receipt shall have the right to use, release to others, reproduce, distribute, or publish any data first produced or specifically used by the Recipient in the performance of this contract, except to the extent such data may be subject to the Federal export control or national security laws or regulations, or unless otherwise provided in this paragraph of this clause or expressly set forth in this contract.

(2) The Recipient agrees that to the extent it receives or is given access to data necessary for the performance of this agreement which contain restrictive markings,

the Recipient shall treat the data in accordance with such markings unless otherwise specifically authorized in writing by the Contracting Officer.

(e) Unauthorized Marking of Data

(1) Notwithstanding any other provisions of this agreement concerning inspection or acceptance, if any data delivered under this agreement are marked with the notices specified in subparagraph (g)(2) or (g)(3) of this clause and use of such is not authorized by this clause, or if such data bears any other restrictive or limiting markings not authorized by this agreement, the Contracting Officer may at any time either return the data to the Recipient or cancel or ignore the markings. However, the following procedures shall apply prior to canceling or ignoring the markings.

(i) The Contracting Officer shall make written inquiry to the Recipient affording the Recipient 30 days from receipt of the inquiry to provide written justification to substantiate the propriety of the markings;

(ii) If the Recipient fails to respond or fails to provide written justification to substantiate the propriety of the markings within the 30-day period (or a longer time not exceeding 90 days approved in writing by the Contracting Officer for good cause shown), the Government shall have the right to cancel or ignore the markings at any time after said period and the data will no longer be made subject to any disclosure prohibitions.

(iii) If the Recipient provides written justification to substantiate the propriety of the markings within the period set in subdivision (e)(1)(i) of this clause, the Contracting Officer shall consider such written justification and determine whether or not the markings are to be cancelled or ignored. If the Contracting Officer determines that the markings are authorized, the Recipient shall be so notified in writing. If the Contracting Officer determines, with concurrence of the head of the contracting activity, that the markings are not authorized, the Contracting Officer shall furnish the Recipient a written determination, which determination shall become the final agency decision regarding the appropriateness of the markings unless the Recipient files suit in a court of competent jurisdiction within 90 days of receipt of the Contracting Officer’s decision. The Government shall continue to abide by the markings under this subdivision (e)(1)(iii) until final resolution of the matter either by the Contracting Officer’s determination become final (in which instance the Government shall thereafter have the right to cancel or ignore the markings at any time and the data will no longer be made subject to any disclosure prohibitions), or by final disposition of the matter by court decision if suit is filed.

(2) The time limits in the procedures set forth in subparagraph (e)(1) of this clause may be modified in accordance with agency regulations implementing the Freedom of Information Act (5 U.S.C. 552) if necessary to respond to a request thereunder.

(f) Omitted or Incorrect Markings

(1) Data delivered to the Government without either the limited rights or restricted rights notice as authorized by paragraph ( g) of this clause, or the copyright notice required by paragraph (c) of this clause, shall be deemed to have been furnished with unlimited rights, and the Government assumes no liability for the disclosure, use, or reproduction of such data. However, to the extent the data has not been disclosed without restriction outside the Government, the Recipient may request, within 6 months (or a longer time approved by the Contracting Officer for good cause shown) after delivery of such data, permission to have notices placed on qualifying data at the Recipient’s expense, and the Contracting Officer may agree to do so if the Recipient -

(i) Identifies the data to which the omitted notice is to be applied;

(ii) Demonstrates that the omission of the notice was inadvertent;

(iii) Establishes that the use of the proposed notice is authorized; and

(iv) Acknowledges that the Government has no liability with respect to the disclosure, use, or reproduction of any such data made prior to the addition of the notice or resulting from the omission of the notice.

(2) The Contracting Officer may also:

(i) Permit correction at the Recipient’s expense of incorrect notices if the Recipient identifies the data on which correction of the notice is to be made, and demonstrates that the correct notice is authorized; or

(ii) Correct any incorrect notices.

(g) Rights to Protected Data

(1) The Recipient may, with the concurrence of DOE, claim and mark as protected data, any data first produced in the performance of this award that would have been treated as a trade secret if developed at private expense. Any such claimed “protected data” will be clearly marked with the following Protected Rights Notice, and will be treated in accordance with such Notice, subject to the provisions of paragraphs (e) and (f) of this clause.

PROTECTED RIGHTS NOTICE

These protected data were produced under agreement no.      with the U.S. Department of Energy and may not be published, disseminated, or disclosed to others outside the Government until ( Note:) The period of protection of such data is fully negotiable, but cannot exceed the applicable statutorily authorized maximum), unless express written authorization is obtained from the recipient. Upon expiration of the period of protection set forth in this Notice, the Government shall have unlimited rights in this data. This Notice shall be marked on any reproduction of this data, in whole or in part.

(End of notice).

(2) Any such marked Protected Data may be disclosed under obligations of confidentiality for the following purposes:

(a) For evaluation purposes under the restriction that the “Protected Data” be retained in confidence and not be further disclosed; or

(b) To subcontractors or other team members performing work under the Government’s (insert name of program or other applicable activity) program of which this award is a part, for information or use in connection with the work performed under their activity, and under the restriction that the Protected Data be retained in confidence and not be further disclosed.

(3) The obligations of confidentiality and restrictions on publication and dissemination shall end for any Protected Data.

(a) At the end of the protected period;

(b) If the data becomes publicly known or available from other sources without a breach of the obligation of confidentiality with respect to the Protected Data;

(c) If the same data is independently developed by someone who did not have access to the Protected Data and such data is made available without obligations of confidentiality; or

(d) If the Recipient disseminates or authorizes another to disseminate such data without obligations of confidentiality.

(4) However, the Recipient agrees that the following types of data are not considered to be protected and shall be provided to the Government when required by this award without any claim that the data are Protected Data. The parties agree that notwithstanding the following lists of types of data, nothing precludes the Government from seeking delivery of additional data in accordance with this award, or from making publicly available additional non-protected data, nor does the following list constitute any admission by the Government that technical data not on the list is Protected Data. ( Note: It is expected that this paragraph will specify certain types of mutually agreed upon data that will be available to the public and will not be asserted by the recipient/contractor as limited rights or protected data).

(5) The Government’s sole obligation with respect to any protected data shall be as set forth in this paragraph (g).

(h) Protection of Limited Rights Data

When data other than that listed in subparagraphs (b)(1)(i), (ii), and (iii) of this clause are specified to be delivered under this agreement and such data qualify as either limited rights data or restricted computer software, the Recipient, if the Recipient desires to continue protection of such data, shall withhold such data and not furnish them to the Government under this agreement. As a condition to this withholding the Recipient shall identify the data being withheld and furnish form, fit, and function data in lieu thereof.

(i) Subaward/Contract

The Recipient has the responsibility to obtain from its subrecipients/contractors all data and rights therein necessary to fulfill the Recipient’s obligations to the Government under this agreement. If a subrecipient/contractor refuses to accept terms affording the Government such rights, the Recipient shall promptly bring such refusal to the attention of the Contracting Officer and not proceed with subaward/contract award without further authorization.

(j) Additional Data Requirements

In addition to the data specified elsewhere in this agreement to be delivered, the Contracting Officer may, at anytime during agreement performance or within a period of 3 years after acceptance of all items to be delivered under this agreement, order any data first produced or specifically used in the performance of this agreement. This clause is applicable to all data ordered under this subparagraph. Nothing contained in this subparagraph shall require the Recipient to deliver any data the withholding of which is authorized by this clause or data which are specifically identified in this agreement as not subject to this clause. When data are to be delivered under this subparagraph, the Recipient will be compensated for converting the data into the prescribed form, for reproduction, and for delivery.

(k) The Recipient agrees, except as may be otherwise specified in this agreement for specific data items listed as not subject to this paragraph, that the Contracting Officer or an authorized representative may, up to three years after acceptance of all items to be delivered under this contract, inspect at the Recipient’s facility any data withheld pursuant to paragraph (h) of this clause, for purposes of verifying the Recipient’s assertion pertaining to the limited rights or restricted rights status of the data or for evaluating work performance. Where the Recipient whose data are to be inspected demonstrates to the Contracting Officer that there would be a possible conflict of interest if the inspection were made by a particular representative, the Contracting Officer shall designate an alternate inspector.

As prescribed in 600.325(e)(2), the following Alternate I and/or II may be inserted in the clause in the award instrument.

Alternate I:

(h)(2) Notwithstanding subparagraph (h)(1) of this clause, the agreement may identify and specify the delivery of limited rights data, or the Contracting Officer may require by written request the delivery of limited rights data that has been withheld or would otherwise be withholdable. If delivery of such data is so required, the Recipient may affix the following “Limited Rights Notice” to the data and the Government will thereafter treat the data, in accordance with such Notice:

LIMITED RIGHTS NOTICE

(a) These data are submitted with limited rights under Government agreement No.      (and subaward/contract No.     , if appropriate). These data may be reproduced and used by the Government with the express limitation that they will not, without written permission of the Recipient, be used for purposes of manufacture nor disclosed outside the Government; except that the Government may disclose these data outside the Government for the following purposes, if any, provided that the Government makes such disclosure subject to prohibition against further use and disclosure:

(1) Use (except for manufacture) by Federal support services contractors within the scope of their contracts;

(2) This “limited rights data” may be disclosed for evaluation purposes under the restriction that the “limited rights data” be retained in confidence and not be further disclosed;

(3) This “limited rights data” may be disclosed to other contractors participating in the Government’s program of which this Recipient is a part for information or use (except for manufacture) in connection with the work performed under their awards and under the restriction that the “limited rights data” be retained in confidence and not be further disclosed;

(4) This “limited rights data” may be used by the Government or others on its behalf for emergency repair or overhaul work under the restriction that the “limited rights data” be retained in confidence and not be further disclosed; and

(5) Release to a foreign government, or instrumentality thereof, as the interests of the United States Government may require, for information or evaluation, or for emergency repair or overhaul work by such government. This Notice shall be marked on any reproduction of this data in whole or in part.

(b) This Notice shall be marked on any reproduction of these data, in whole or in part.

(End of notice)

Alternate II:

(h)(3)(i) Notwithstanding subparagraph (h)(1) of this clause, the agreement may identify and specify the delivery of restricted computer software, or the Contracting Officer may require by written request the delivery of restricted computer software that has been withheld or would otherwise be withholdable. If delivery of such computer software is so required, the Recipient may affix the following “Restricted Rights Notice” to the computer software and the Government will thereafter treat the computer software, subject to paragraphs (d) and (e) of this clause, in accordance with the Notice:

RESTRICTED RIGHTS NOTICE

(a) This computer software is submitted with restricted rights under Government Agreement No.      (and subaward/contract     , if appropriate). It may not be used, reproduced, or disclosed by the Government except as provided in paragraph (c) of this Notice or as otherwise expressly stated in the agreement.

(b) This computer software may be --

(1) Used or copied for use in or with the computer or computers for which it was acquired, including use at any Government installation to which such computer or computers may be transferred;

(2) Used or copies for use in a backup computer if any computer for which it was acquired is inoperative;

(3) Reproduced for safekeeping (archives) or backup purposes;

(4) Modified, adapted, or combined with other computer software, provided that the modified, combined, or adapted portions of the derivative software are made subject to the same restricted rights;

(5) Disclosed to and reproduced for use by Federal support service Contractors in accordance with subparagraphs (b)(1) through (4) of this clause, provided the Government makes such disclosure or reproduction subject to these restricted rights; and

(6) Used or copies for use in or transferred to a replacement computer.

(c) Notwithstanding the foregoing, if this computer software is published copyrighted computer software, it is licensed to the Government, without disclosure prohibitions, with the minimum rights set forth in paragraph (b) of this clause.

(d) Any other rights or limitations regarding the use, duplication, or disclosure of this computer software are to be expressly stated in, or incorporated in, the agreement.

(e) This Notice shall be marked on any reproduction of this computer software, in whole or in part.

(End of notice)

(ii) Where it is impractical to include the Restricted Rights Notice on restricted computer software, the following short-form Notice may be used in lieu thereof:

RESTRICTED RIGHTS NOTICE

Use, reproduction, or disclosure is subject to restrictions set forth in Agreement No.      (and subaward/contract     , if appropriate) with      (name of Recipient and subrecipient/contractor).

(End of notice)

(iii) If restricted computer software is delivered with the copyright notice of 17 U.S.C. 401, it will be presumed to be published copyrighted computer software licensed to the Government without disclosure prohibitions, with the minimum rights set forth in paragraph (b) of this clause, unless the Recipient includes the following statement with such copyright notice: “Unpublished -- rights reserved under the Copyright Laws of the United States.”

(End of clause)

APPENDIX B TO SUBPART D TO PART 600 -- CONTRACT PROVISIONS

All contracts awarded by a recipient, including those for amounts less than the simplified acquisition threshold, must contain the following provisions as applicable:

1. Equal Employment Opportunity -- All contracts must contain a provision requiring compliance with E.O. 11246 (3 CFR, 1964-1965 Comp., p. 339), “Equal Employment Opportunity,” as amended by E.O. 11375 (3 CFR, 1966-1970 Comp., p. 684), “Amending Executive Order 11246 Relating to Equal Employment Opportunity,” and as supplemented by regulations at 41 CFR chapter 60, “Office of Federal Contract Compliance Programs, Equal Employment Opportunity, Department of Labor.”

2. Copeland “Anti-Kickback” Act (18 U.S.C. 874 and 40 U.S.C. 276c) -- All contracts and subawards in excess of $2,000 for construction or repair awarded by recipients and subrecipients must include a provision for compliance with the Copeland “Anti-Kickback” Act (18 U.S.C. 874), as supplemented by Department of Labor regulations (29 CFR part 3, “Contractors and Subcontractors on Public Building or Public Work Financed in Whole or in Part by Loans or Grants from the United States”). The Act provides that each contractor or subrecipient must be prohibited from inducing, by any means, any person employed in the construction, completion, or repair of public work, to give up any part of the compensation to which he is otherwise entitled. The recipient must report all suspected or reported violations to the responsible DOE contracting officer.

3. Contact Work Hours and Safety Standards Act (40 U.S.C. 327-333) -- Where applicable, all contracts awarded by recipients in excess of $100,000 for construction and other purposes that involve the employment of mechanics or laborers must include a provision for compliance with Sections 102 and 107 of the Contract Work Hours and Safety Standards Act (40 U.S.C. 327-333), as supplemented by Department of Labor regulations (29 CFR part 5). Under Section 102 of the Act, each contractor is required to compute the wages of every mechanic and laborer on the basis of a standard work week of 40 hours. Work in excess of the standard work week is permissible provided that the worker is compensated at a rate of not less than 1 1/2 times the basic rate of pay for all hours worked in excess of 40 hours in the work week. Section 107 of the Act is applicable to construction work and provides that no laborer or mechanic is required to work in surroundings or under working conditions which are unsanitary, hazardous or dangerous. These requirements do not apply to the purchases of supplies or materials or articles ordinarily available on the open market, or contracts for transportation or transmission of intelligence.

4. Rights to Inventions and Data Made Under a Contract or Agreement -- Contracts or agreements for the performance of experimental, development, or research work must provide for the rights of the Federal Government and the recipient in any resulting invention in accordance with 10 CFR 600.325 and Appendix A -- Patent and Data Rights to Subpart D, Part 600.

5. Clean Air Act (42 U.S.C. 7401 et seq.) and the Federal Water Pollution Control Act (33 U.S.C. 1251 et seq.), as amended -- Contracts and subawards of amounts in excess of $100,000 must contain a provision that requires the recipient to agree to comply with all applicable standards, orders or regulations issued pursuant to the Clean Air Act (41 U.S.C. 7401 et seq.) and the Federal Water Pollution control act as amended (33 U.S.C. 1251 et seq.). Violations must be reported to the responsible DOE contracting officer and the Regional Office of the Environmental Protection Agency (EPA).

6. Byrd Anti-Lobbying Amendment (31 U.S.C. 1352) -- Contractors who apply or bid for an award of $100,000 or more must file the required certification. Each tier certifies to the tier above that it will not and has not used Federal appropriated funds to pay any person or organization for influencing or attempting to influence an officer or employee of any agency, a member of Congress, officer or employee of Congress, or an employee of a member of Congress in connection with obtaining any Federal contract, grant or any other award covered by 31 U.S.C.1352. Each tier must also disclose any lobbing with non-Federal funds that takes place in connection with obtaining any Federal award. Such disclosures are forwarded from tier to tier up to the recipient.

7. Debarment and Suspension (E.O.s 12549 and 12689 -- Contract awards that exceed the simplified acquisition threshold and certain other contract awards must not be made to parties listed on nonprocurement portion of the General Services Administration’s Lists of Parties Excluded from Federal Procurement and Nonprocurement Programs in accordance with E.O.s 12549 (3 CFR, 1986 Comp., p. 189) and 12689 (3 CFR, 1989 Comp., p. 235), “Debarment and Suspension.” This list contains the names of parties debarred, suspended, or otherwise excluded by agencies, and contractors declared ineligible under statutory or regulatory authority other than E.O. 12549. Contractors with awards that exceed the small purchase threshold must provide the required certification regarding its exclusion status and that of its principals.

8. Davis-Bacon Act (40 U.S.C. 276a) -- As a general rule, it is unlikely that the Davis-Bacon Act, which among other things requires payment of prevailing wages on projects for the construction of public works, would apply to financial assistance awards. However, the presence of certain factors ( e.g., requirement of particular program statues; title to a construction facility resting in the Government) might necessitate a closer analysis of the award, to determine if the Davis-Bacon Act would apply in the particular factual situation presented.

10 CFR 600--Subpart F – Eligibility Determination for Certain Financial Assistance Programs--General Statement of Policy

600.500	Purpose and scope.
600.501	Definitions.
600.502	What must DOE determine.
600.503	Determining the economic interest of the United States.
600.504	Information an applicant must submit.
600.505	Other information DOE may consider.

Subpart F--Eligibility Determination for Certain Financial Assistance Programs--General Statement of Policy

600.500 Purpose and scope.

This subpart implements section 2306 of the Energy Policy Act of 1992, 42 U.S.C. 13525, and sets forth a general statement of policy, including procedures and interpretations, for the guidance of implementing DOE officials in making mandatory pre-award determinations of eligibility for financial assistance under Titles XX through XXIII of that Act.

600.501 Definitions.

The definitions in Sec. 600.3 of this part, including the definition of the term “financial assistance,” are applicable to this subpart. In addition, as used in this subpart:

Act means the Energy Policy Act of 1992.

Company means any business entity other than an organization of the type described in section 501(c)(3) of the Internal Revenue Code of 1954 (26 U.S.C. Sec. 501 (c)(3)).

Covered program means a program under Titles XX through XXIII of the Act. (A list of covered programs, updated periodically as appropriate, is maintained and published by the Department of Energy.)

Parent company means a company that:

(1) Exercises ultimate ownership of the applicant company either directly, by ownership of a majority of that company’s voting securities, or indirectly, by control over a majority of that company’s voting securities through one or more intermediate subsidiary companies or otherwise, and

(2) Is not itself subject to the ultimate ownership control of another company.

United States means the several States, the District of Columbia, and all commonwealths, territories, and possessions of the United States.

United States-owned company means:

(1) A company that has majority ownership by individuals who are citizens of the United States, or

(2) A company organized under the laws of a State that either has no parent company or has a parent company organized under the laws of a State.

Voting security has the meaning given the term in the Public Utility Holding Company Act (15 U.S.C. 15b(17)).

600.502 What must DOE determine.

A company shall be eligible to receive an award of financial assistance under a covered program only if DOE finds that--

(a) Consistent with Sec. 600.503, the company’s participation in a covered program would be in the economic interest of the United States; and

(b) The company is either--

(1) A United States-owned company; or

(2) Incorporated or organized under the laws of any State and has a parent company which is incorporated or organized under the laws of a country which--

(i) Affords to the United States-owned companies opportunities, comparable to those afforded to any other company, to participate in any joint venture similar to those authorized under the Act;

(ii) Affords to United States-owned companies local investment opportunities comparable to those afforded to any other company; and

(iii) Affords adequate and effective protection for the intellectual property rights of United States-owned companies.

600.503 Determining the economic interest of the United States.

In determining whether participation of an applicant company in a covered program would be in the economic interest of the United States under Sec. 600.502(a), DOE may consider any evidence showing that a financial assistance award would be in the economic interest of the United States including, but not limited to--

(a) Investments by the applicant company and its affiliates in the United States in research, development, and manufacturing (including, for example, the manufacture of major components or subassemblies in the United States);

(b) Significant contributions to employment in the United States by the applicant company and its affiliates; and

(c) An agreement by the applicant company, with respect to any technology arising from the financial assistance being sought--

(1) To promote the manufacture within the United States of products resulting from that technology (taking into account the goals of promoting the competitiveness of United States industry); and

(2) To procure parts and materials from competitive suppliers.

600.504 Information an applicant must submit.

(a) Any applicant for financial assistance under a covered program shall submit with the application for financial assistance, or at such later time as may be specified by DOE, evidence for DOE to consider in making findings required under Sec. 600.502(a) and findings concerning ownership status under Sec. 600.502(b).

(b) If an applicant for financial assistance is submitting evidence relating to future undertakings, such as an agreement under Sec. 600.503(c) to promote manufacture in the United States of products resulting from a technology developed with financial assistance or to procure parts and materials from competitive suppliers, the applicant shall submit a representation affirming acceptance of these undertakings. The applicant should also briefly describe its plans, if any, for any manufacturing of products arising from the program-supported research and development, including the location where such manufacturing is expected to occur.

(c) If an applicant for financial assistance is claiming to be a United States-owned company, the applicant must submit a representation affirming that it falls within the definition of that term provided in Sec. 600.501.

(d) DOE may require submission of additional information deemed necessary to make any portion of the determination required by Sec. 600.502.

600.505 Other information DOE may consider.

In making the determination under Sec. 600.502(b)(2), DOE may--

(a) consider information on the relevant international and domestic law obligations of the country of incorporation of the parent company of an applicant;

(b) consider information relating to the policies and practices of the country of incorporation of the parent company of an applicant with respect to:

(1) The eligibility criteria for, and the experience of United States-owned company participation in, energy-related research and development programs;

(2) Local investment opportunities afforded to United States-owned companies; and

(3) Protection of intellectual property rights of United States-owned companies;

(c) seek and consider advice from other federal agencies, as appropriate; and

(d) consider any publicly available information in addition to the information provided by the applicant.

10 CFR 600-- Appendix A to Part 600 – Generally Applicable Requirements

Socioeconomic Policy Requirements

Administrative and Fiscal Policy Requirements

Appendix A to Part 600 -- Generally Applicable Requirements

Socioeconomic Policy Requirements

Nondiscrimination in Federally Assisted Programs, 10 CFR Part 1040 (45 FR 40514, June 13, 1980), as proposed to be amended by 46 FR 49546 (October 6, 1981).

Nondiscrimination Provisions in Federally Assisted Construction Contracts, Part III of Executive Order 11246 (September 24, 1965), 3 CFR 1964 -- 65 Comp., p. 345.

Comprehensive Alcohol Abuse and Alcoholism Prevention, Treatment and Rehabilitation Act of 1970, as amended (42 U.S.C. 4581).

Drug Abuse Office and Treatment Act of 1972, as amended (21 U.S.C. 1174).

Architectural Barriers Act of 1968, as amended (42 U.S.C. 4151 et seq.).

National Environmental Policy Act of 1969, as amended (42 U.S.C. 4321 et seq.), 40 CFR Part 1500, as implemented by (45 FR 20694, March 28, 1980).

Sec. 306, Clean Air Act, as amended (42 U.S.C. 7606c).

Sec. 508, Federal Water Pollution Control Act of 1972 (33 U.S.C. 1251 et seq.); Executive Order 11738, September 12, 1973.

Title XIV, Public Health Service Act, as amended (42 U.S.C. 300f -- et seq.).

Sec. 102(a), Flood Disaster Protection Act of 1973 (Pub. L. 93 - 234, 87 Stat. 975).

10 CFR part 1022, “Protection of Wetlands and Floodplains.”

Uniform Relocation Assistance and Land Acquisition Policies Act of 1970 (42 U.S.C. 4601 et seq.).

Coastal Zone Management Act of 1972, as amended (16 U.S.C. 1451 et seq.) (15 CFR Part 930).

Endangered Species Act of 1973, as amended (16 U.S.C. 1531 et seq.).

Fish and Wildlife Coordination Act (16 U.S.C. 661 et seq.).

Sec. 106, National Historic Preservation Act of 1966, as amended (16 U.S.C. 470f); Executive Order 11593, “Protection and Enhancement of the Cultural Environment,” May 13, 1971, 3 CFR 1971 Comp., p. 154; Archaeological and Historic Preservation Act of 1966 (16 U.S.C. 469 et seq.); Protection of Historic and Cultural Properties, 36 CFR part 800.

Wild and Scenic Rivers Act of 1968, as amended (16 U.S.C. 1271 et seq.).

Protection of Human Subjects, 10 CFR part 745.

Federal Laboratory Animal Welfare Act (7 U.S.C. 2131 et seq.) (9 CFR parts 1, 2, and 3).

Lead-Based Paint Prohibition (42 U.S.C. 4831(b)).

Sec. 7(b), Indian Self-Determination and Education Assistance Act (25 U.S.C. 450e(b)).

Cargo Preference Act of 1954 (46 U.S.C. 1241(b)) (46 CFR 381.7).

International Air Transportation Fair Competitive Practices Act of 1974 (49 U.S.C. 1517).

Executive Order 12138, “Creating a National Women’s Business Enterprise Policy and Prescribing Arrangements for Developing, Coordinating, and Implementing a National Program for Women’s Business Enterprise,” (May 18, 1979) 3 CFR 1979 Comp., p. 393.

Sec. 403(b), Power Plant and Industrial Fuel Use Act of 1978, (42 U.S.C. 8373(b)); Executive Order 12185 (December 17, 1979, 3 CFR 1979 Comp., p. 474).

Administrative and Fiscal Policy Requirements

The Hatch Act (5 U.S.C. 1501 - 1508).

Federal Reports Act, as amended by the Paperwork Reduction Act of 1980, Pub. L. 96 - 511 (44 U.S.C. 3501 et seq.).

OMB Circular A-111, Jointly Funded Assistance to State and Local Governments and Nonprofit Organizations -- Policies and Procedures.

Federal Claims Collection Act of 1966, Pub. L. 89 - 508, 89 Stat. 309 (31 U.S.C. 951 et seq.).

OMB Circular A-88, Coordinating Indirect Cost Rates and Audit at Educational Institutions.

OMB Circular A-73, Audit of Federal Operations and Programs.

Single Audit Act of 1984, Pub. L. 98 - 502.

OMB Circular A-128, Audits of State and Local Governments.

10 CFR 600-- Appendix B to Part 600 – Audit Report Distributees

Eastern Region

Western Region

Appendix B to Part 600 -- Audit Report Distributees

Distributee: Manager, Eastern Region, Office of Inspector General, U.S. Department of Energy, P.O. Box 1328, Oak Ridge, Tennessee 37831 - 1328.

For recipients in: Alabama, Arkansas, Connecticut, Delaware, District of Columbia, Florida, Georgia, Illinois, Indiana, Iowa, Kentucky, Louisiana, Maine, Maryland, Massachusetts, Michigan, Minnesota, Mississippi, Missouri, New Hampshire, New Jersey, New York, North Carolina, Ohio, Pennsylvania, Puerto Rico, Rhode Island, South Carolina, Tennessee, Vermont, Virgin Islands, Virginia, West Virginia, Wisconsin.

Distributee: Manager, Western Region, Office of Inspector General, U.S. Department of Energy, P.O. Box 5400, Albuquerque, New Mexico 87115.

For recipients in: Alaska, Arizona, California, Colorado, Hawaii, Idaho, Kansas, Montana, Nebraska, Nevada, New Mexico, North Dakota, Oklahoma, Oregon, South Dakota, Texas, Utah, Washington, Wyoming.